      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          PENTEGRA DENTAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

             DELAWARE                             8021                            76-0545043
 (State or Other Jurisdiction of      (Primary Standard Industrial              (IRS Employer
  Incorporation or Organization       Classification Code Number)            Identification No.)

                       2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
              (Address, Including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------
                          JAMES M. POWERS, JR., D.D.S.
                          PENTEGRA DENTAL GROUP, INC.
                       2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                            ------------------------
                                   copies to:

                JAMES S. RYAN, III                                    RICHARD S. ROTH
               JACKSON WALKER L.L.P.                               JACKSON WALKER L.L.P.
            901 MAIN STREET, SUITE 6000                         1100 LOUISIANA, SUITE 4200
                DALLAS, TEXAS 75202                                HOUSTON, TEXAS 77002
                  (214) 953-6000                                      (713) 752-4200

                            ------------------------
    Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Omega Orthodontics, Inc. as described in the Agreement and Plan of Merger dated as of March 15, 1999.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED
                                                                          MAXIMUM             AGGREGATE
            TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         OFFERING          REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED(1)           PER UNIT            PRICE(2)             FEE(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share......      1,800,000               N/A              $2,925,000             $585
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock, par value $0.001 per share, of the Registrant ("Pentegra Common Stock") to be issued in connection with the Merger in exchange for shares of Common Stock, par value $.01 per share, of Omega Orthodontics, Inc. ("Omega Common Stock"), determined on the basis of the common stock consideration applicable in the Merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of Pentegra Common Stock on May 11, 1999 on the American Stock Exchange, which was $1.625.

(3) This fee has been calculated pursuant to Rule 457(f) under the Securities Act as $585. Pursuant to Rule 457(b), the calculated fee of $585 is exceeded by the fee of $597 paid in connection with the Joint Proxy Statement and Prospectus of the Registrant and Omega Orthodontics, Inc. filed with the Securities and Exchange Commission on April 26, 1999. Therefore no fee is submitted herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PENTEGRA DENTAL GROUP, INC.                             OMEGA ORTHODONTICS, INC.

DEAR FELLOW STOCKHOLDERS:                                           MAY   , 1999

     The Boards of Directors of Pentegra Dental Group, Inc. and Omega Orthodontics, Inc. have unanimously approved a merger designed to create a leading dental practice management company. The combined company will be named Pentegra Dental Group, Inc. and will have approximately 158 affiliated dentists providing services to patients in 30 states.

     In the merger, Omega stockholders will receive 0.356 shares of Pentegra common stock for each share of Omega common stock they own. Pentegra stockholders will continue to hold their existing shares of common and convertible preferred stock. We estimate that the shares of Pentegra to be issued to Omega stockholders will represent approximately 16.5% of the outstanding stock of Pentegra after the merger. Likewise the shares of Pentegra held by Pentegra stockholders prior to the merger will represent approximately 83.5% of the outstanding stock of Pentegra after the merger.

     The Boards of Directors of Omega and Pentegra have determined that the merger is in the best interests of their stockholders, and each board unanimously recommends voting FOR approval of the merger agreement.

     The merger cannot be completed unless the stockholders of both companies approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT.

     You are cordially invited to attend. Whether or not you plan to attend your company's special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. Alternatively, you may vote your shares by telephone. If you sign, date and mail your proxy card or use telephonic voting without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

     The date, times and places of the special meetings are as follows:

For Pentegra stockholders:      For Omega stockholders:
Wednesday, June 30, 1999,       Wednesday, June 30, 1999,
10:00 a.m. (Phoenix time)       1:00 p.m. (Boston time)
2999 North 44th Street          374 Congress St.
Suite 650                       Suite 407
Phoenix, Arizona 85018          Boston, Massachusetts 02210

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

   /s/ JAMES M. POWERS, JR., D.D.S.        /s/ ROBERT J. SCHULHOF
     James M. Powers, Jr., D.D.S.              Robert J. Schulhof
Chairman of the Board, President and    President and Chief Executive Officer
      Chief Executive Officer               Omega Orthodontics, Inc.
    Pentegra Dental Group, Inc.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger described in this Joint Proxy Statement/Prospectus or the Pentegra common stock to be issued in the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

     This Joint Proxy Statement/Prospectus is dated May   , 1999, and is first
being mailed to stockholders on or about May   , 1999.

                          PENTEGRA DENTAL GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:  Wednesday, June 30, 1999
Time:  10:00 a.m. (Phoenix time)

Place:  2999 North 44th Street
        Suite 650
        Phoenix, Arizona 85018

     At the Special Meeting, the stockholders of Pentegra Dental Group, Inc. will vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999, among Pentegra Dental Group, Inc., Omega Orthodontics, Inc. and a wholly owned subsidiary of Pentegra (the "Merger Agreement"), and the transactions contemplated thereby (the "Merger").

     It is important that your shares be voted. Please vote as soon as possible by telephone or by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Stockholders of record at the close of business (5:00 p.m., Phoenix time) on May 14, 1999 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Secretary of Pentegra at 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018, and will also be available for inspection at the meeting itself.

     THE BOARD OF DIRECTORS OF PENTEGRA HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF PENTEGRA, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AT THE SPECIAL MEETING.

By order of the Board of Directors,

/s/ SAM H. CARR
Sam H. Carr
Senior Vice President, Chief Financial
  Officer and Secretary

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

          YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

             CONFIDENTIAL -- FOR USE OF THE SECURITIES AND EXCHANGE
                                COMMISSION ONLY
                            OMEGA ORTHODONTICS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:  Wednesday, June 30, 1999
Time:  1:00 p.m. (Boston time)

Place:  374 Congress St.
        Suite 407
        Boston, MA. 02210

     At the Special Meeting, the stockholders of Omega Orthodontics, Inc. will vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999, among Pentegra Dental Group, Inc., Omega Orthodontics, Inc. and a wholly owned subsidiary of Pentegra (the "Merger Agreement"), and the transactions contemplated thereby (the "Merger").

     It is important that your shares be voted. Please vote as soon as possible by telephone or by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Stockholders of record at the close of business (5:00 p.m., Boston time) on May 14, 1999 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Secretary of Omega at 374 Congress St., Suite 407, Boston, Massachusetts 02210, and will also be available for inspection at the meeting itself.

     THE BOARD OF DIRECTORS OF OMEGA HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF OMEGA, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AT THE SPECIAL MEETING.

By order of the Board of Directors,

/s/ EDWARD M. MULHERIN
Edward M. Mulherin
Senior Vice President, Chief Financial
  Officer and Secretary

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

          YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What do I need to do now?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. You should instruct your broker to vote your shares in accordance with your proxy card. You should follow the directions provided by your broker. Your failure to instruct your broker will be the equivalent of voting against the merger.

Q:  If I am an Omega stockholder, should I send in my stock certificates now?

A: No. Pentegra will send instructions to you on how to exchange your stock certificates for Pentegra stock certificates after the merger is completed.

Q:  Can I change my vote after submitting my proxy card?

A: Yes. Any person who submits a proxy in connection with this solicitation may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, or by appearing at the special meeting and voting in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You may find further details on how to revoke your proxy on pages 103 and 105.

Q:  When do you expect the merger to be completed?

A: We are working to complete the merger as soon as possible. We hope to complete the merger by July 31, 1999.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger or if you would like additional copies of this document, you should contact:

                          Pentegra Dental Group, Inc.
                       2999 North 44th Street, Suite 650
                             Phoenix, Arizona 85018
                         Attention: James L. Dunn, Jr.
                          Phone Number: (602) 952-1200

                                       or

                            Omega Orthodontics, Inc.
                          374 Congress St., Suite 407
                          Boston, Massachusetts 02210
                            Attention: Peter Wexler
                          Phone Number: (617) 523-5717

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    1
Selected Financial Data...............    6
Unaudited Summary Selected Pro Forma
  Combined Financial Data.............    8
Comparative Market Price
  Information.........................    9
RISK FACTORS..........................   10
  Potential Fluctuation in Value of
     Pentegra Common Shares to be
     Issued in the Merger.............   10
  Risks Relating to Interpretation of
     Pentegra and Omega Operations and
     Regulation of Anticipated Cost
     Savings..........................   10
  Forward-Looking Statements May Prove
     Inaccurate.......................   10
  Reliance on Affiliated Practices and
     Dentists.........................   11
  Dependence in Management Information
     Systems..........................   11
  Risks Associated with Expansion
     Strategy.........................   12
  Need for Additional Financing.......   12
  Government Regulation...............   12
  Corporate Practice of Dentistry and
     Fee Splitting Restrictions.......   13
  Fraud and Abuse Laws and
     Restrictions on Referrals and
     Self-Referrals...................   13
  Advertising Restrictions and
     Limitations on Delegation........   14
  Insurance Regulation................   14
  Health Care Reform..................   14
  Risks Associated with Cost
     Containment Initiatives..........   14
  Risks Associated with Managed Care
     Contracts; Capitated Fee
     Revenue..........................   14
  Board Composition...................   15
  Dependence on Key Personnel.........   15
  Competition.........................   15
  Malpractice Risks of Providing
     Dental Services..................   16

                                        PAGE
                                        ----
  Potential Effect of Shares Eligible
     for Future Sale on Price of
     Common Stock.....................   16
  Possible Volatility of Stock
     Price............................   17
  Certain Anti-Takeover Provisions....   17
THE MERGER............................   18
  General.............................   18
  Background of the Merger............   18
  Pentegra's Reasons for the Merger;
     Recommendation of the Pentegra
     Board............................   20
  Omega's Reasons for the Merger;
     Recommendations of the Omega
     Board............................   20
  Material Federal Income Tax
     Circumstances....................   21
  Accounting Treatment................   22
  No Appraisal Rights.................   22
  Stock Transfer Restrictions.........   23
  Opinions of Financial Advisors......   23
  Interests of Certain Persons in the
     Merger...........................   27
CERTAIN PROVISIONS OF THE MERGER
  AGREEMENT...........................   29
  General.............................   29
  Consideration to be Received in the
     Merger...........................   30
  Exchange of Shares..................   30
  Certain Representation and
     Warranties.......................   30
  Certain Covenants...................   31
  No Solicitation of Transactions.....   33
  Indemnification.....................   34
  Omega Stock Options.................   35
  Omega Warrants......................   35
  Other Covenants.....................   35
  Conditions to the Consummation of
     the Merger.......................   36
  Termination.........................   37
  Termination Fees Payable by Omega...   38
  Expenses............................   38

                                        PAGE
                                        ----
COMPARATIVE PER SHARE
  MARKET PRICE AND
  DIVIDEND INFORMATION................   39
INFORMATION ABOUT PENTEGRA............   39
  Recent Developments.................   39
  Dividend Policy.....................   40
  Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations............   41
  Business............................   46
  Management..........................   58
  Description of Capital Stock........   69
INFORMATION ABOUT OMEGA...............   72
  Description of Business.............   72
  Management's Discussion and
     Analysis.........................   82
  Management..........................   89
THE SPECIAL MEETINGS..................  100
  The Omega Special Meeting...........  100
  The Pentegra Special Meeting........  102

                                        PAGE
                                        ----
COMPARISON OF STOCKHOLDER RIGHTS......  104
LEGAL MATTERS.........................  109
EXPERTS...............................  109
FUTURE STOCKHOLDER PROPOSALS..........  109
WHERE YOU CAN FIND MORE INFORMATION...  109
INDEX TO FINANCIAL STATEMENTS.........  F-1
ANNEX A -- AGREEMENT AND PLAN OF
           MERGER.....................  A-1
ANNEX B -- OPINION OF EVEREN
           SECURITIES, INC. ..........  B-1
ANNEX C -- OPINION OF SPENCER TRASK
           SECURITIES INCORPORATED....  C-1
ANNEX D -- SECTION 262 OF THE DELAWARE
           GENERAL CORPORATION LAW....  D-1

                                    SUMMARY

     This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the documents to which we refer. A list of documents incorporated by reference appears below under the heading "Where You Can Find More Information" on page 113.

THE COMPANIES

Pentegra Dental Group, Inc.
2999 North 44th Street, Suite 650
Phoenix, Arizona 85018
Telephone: (602) 952-1200

     Pentegra Dental Group, Inc. provides management, administrative, development and other services to affiliated dental practices throughout the United States. Pentegra's approach to dental practice enhancement was developed by Dr. Omer K. Reed, the Clinical Officer and a director of Pentegra, and is designed to increase revenues and lower costs at affiliated dental practices while freeing the practicing dentists to focus on the delivery of high-quality care. Pentegra earns management service fees under long-term service agreements with affiliated dental practices. In most cases, service fees payable to Pentegra under its service agreements represent a share of the operating profits of the affiliated dental practices, thereby providing incentives for Pentegra and the affiliated dental practices to work together to maximize practice profitability.

Omega Orthodontics, Inc.
3621 Silver Spur Lane
Acton, California 93510
Telephone: (800) 266-5608

     Omega Orthodontics, Inc. provides management and marketing services primarily to orthodontic and endodontic practices in the United States. Omega offers its services primarily under an affiliate relationship whereby it purchases the equity interests in a management services organization that holds certain assets of and is associated with an orthodontic or other dental specialty practice that contractually affiliates with Omega and enters into a long-term management services agreement with the affiliated practice.

Special Omega Acquisition Corporation
2999 North 44th Street, Suite 650
Phoenix, Arizona 85018
Telephone: (602) 952-1200

     Special Omega Acquisition Corporation is a Delaware corporation recently formed by Pentegra for use in the merger. This is the only business of Special Omega Acquisition Corporation.

THE MERGER (SEE PAGE 18)

     In the merger, Special Omega Acquisition Corporation will be merged with and into Omega. Omega will be the surviving corporation and will become a wholly owned subsidiary of Pentegra. As a result of the merger, Omega stockholders will receive 0.356 Pentegra shares for each Omega share held, subject to reduction in the event that the amount of cash and cash equivalents of Omega on hand at the time of the consummation of the merger and the amount of Omega's liabilities to be assumed by Pentegra in the merger are not consistent with the amounts specified in the merger agreement. Instead of receiving fractional Pentegra shares, Omega stockholders will be paid cash.

Except for stock options held by certain of Omega's executive officers which will be terminated, each outstanding option to purchase Omega common stock will be assumed by Pentegra and amended to provide for, among other things, an exercise price of $6.125 per share of Pentegra common stock. Each outstanding option (other than the options held by certain of Omega's executive officers which will be terminated) and warrant to purchase Omega common stock will be converted into an option or warrant to purchase a number of shares of Pentegra common stock equal to the product of (i) the number of shares of Omega common stock issuable upon exercise of such option or warrant immediately prior to the consummation of the merger multiplied by (ii) the number of shares of Pentegra common stock issuable for a share of Omega common stock in the merger. The exercise price of each warrant to purchase Omega common stock will be equal to the result of (i) the exercise price per share of Omega common stock under the warrant immediately prior to the merger divided by (ii) the number of shares of Pentegra common stock issuable for a share of Omega common stock in the merger.

OUR REASONS FOR THE MERGER (SEE PAGE 20)

     We believe that the merger represents a unique strategic opportunity for Pentegra and Omega, two companies with similar philosophies and complementary geographic presence. We believe that the combined company will have greater financial strength, operational efficiencies, earnings power and growth potential than either Pentegra or Omega would have on its own.

RECOMMENDATIONS TO STOCKHOLDERS

     PENTEGRA. Pentegra's Board of Directors believes that the merger is in the best interests of Pentegra stockholders and unanimously recommends that Pentegra stockholders vote FOR the proposal to approve and adopt the merger agreement.

     See "Pentegra's Reasons for the Merger" on page 20 for the reasons Pentegra's board of directors approved the merger.

     OMEGA. Omega's Board of Directors believes that the merger is in the best interests of Omega stockholders and unanimously recommends that Omega stockholders vote FOR the proposal to approve and adopt the merger agreement.

     See "Omega's Reasons for the Merger" on page 20 for the reasons Omega's board of directors approved the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 23)

     PENTEGRA. In connection with the merger, Pentegra's board of directors received an opinion from its financial advisors, EVEREN Securities, Inc. The opinion discusses the fairness from a financial point of view of the merger to Pentegra's stockholders. We have attached the full text of this opinion as Annex B to this document. This opinion describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. We encourage you to read and consider the opinion in its entirety. The opinion is directed to Pentegra's board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposed merger.

     OMEGA. In connection with the merger, Omega's board of directors received an opinion from its financial advisors, Spencer Trask Securities Incorporated. This opinion discusses the fairness from a financial point of view of the merger to Omega's stockholders and of the consideration to be received by Omega's stockholders. We have attached the full text of this opinion as Annex C to this document. This opinion describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. We encourage you to read and consider the opinion in its entirety. The opinion is directed to Omega's board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposed merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 21)

     The receipt of Pentegra common shares in the merger generally will be tax free to Omega stockholders for United States federal income tax purposes, except with respect to cash received in lieu of fractional common shares of Pentegra. To review tax consequences of the merger in greater detail, see "Material Federal Income Tax Consequences" on page 21.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 39)

     Pentegra common stock is listed on AMEX under the symbol "PEN". Applications for listing the Pentegra common stock to be issued in connection with the merger have been made with the AMEX. Omega common stock was listed on the Nasdaq Small Cap Market, under the symbol "ORTH" until April 21, 1999, and has been traded on the OTC Bulletin Board since that date. On March 12, 1999, the last full trading day prior to the public announcement of the proposed merger, the last sale price per Pentegra common share was $1.75 and the last
sale price per Omega common share was $1.38. On May   , 1999, the most recent
date prior to the printing of this document, the last sale price per Pentegra
common share was $          and the last sale price per Omega common share was
$          . Neither Pentegra nor Omega has ever paid dividends nor does either company expect to pay dividends in the foreseeable future.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 27)

     A number of directors and executive officers of Pentegra and Omega have interests in the merger as employees and/or directors that are different from, or in addition to, yours as a stockholder. In exchange for their execution of a release of Omega from liabilities that Omega may otherwise have to them, certain of Omega's officers will receive one or more of the following upon the consummation of the merger: (i) an employment agreement with Pentegra; (ii) options to purchase shares of Pentegra common stock at $6.125 per share and
(iii) a cash payment. Also, directors' and officers' liability insurance for existing directors and officers of Omega will be continued by Pentegra. The boards of directors of Omega and Pentegra recognized these interests and determined that they did not affect the benefits of the merger to the Omega stockholders and the Pentegra stockholders, respectively. Please refer to page 27 for more information concerning these interests.

CONDITIONS TO THE MERGER (SEE PAGE 36)

     The consummation of the merger is subject to a number of conditions, including:

     - approval of the merger agreement by the Omega and Pentegra stockholders; and

     - receipt of certain third party consents.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 37)

     Omega and Pentegra can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

     - the merger is not completed by September 30, 1999;

     - a law or court order prohibits the merger; or

     - Omega's or Pentegra's stockholders fail to approve the merger.

     Omega can also terminate the merger agreement if Omega's board of directors has determined that an alternative transaction with a third party is superior to the merger and that Omega should enter into an agreement relating to that transaction. Pentegra can terminate the merger agreement if Omega recommends an alternative transaction to its stockholders.

TERMINATION FEES AND EXPENSES (SEE PAGE 38)

     Omega could be obligated to pay Pentegra a termination fee of $300,000 if the merger agreement is terminated under specified circumstances. See "Termination Fees Payable by Omega" on page 38 for a discussion of the circumstances in which the fees and expenses are payable.

THE STOCKHOLDERS' MEETINGS (SEE PAGE 100)

     The Pentegra Special Meeting will be held at 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018, at 10:00 a.m. on Wednesday, June 30, 1999. At the special meeting, Pentegra stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the issuance of Pentegra common stock pursuant to the merger of Omega with a subsidiary of Pentegra in accordance with the terms of the merger agreement.

     The Omega Special Meeting will be held at 374 Congress Street, Suite 407, Boston, Massachusetts 02210, at 1:00 p.m. on Wednesday, June 30, 1999. At the special meeting, Omega stockholders will be asked to approve the merger agreement and the transactions contemplated thereby.

RECORD DATE; VOTING POWER (SEE PAGES 100 AND 102)

     You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business (5:00 p.m. Eastern Standard time) on May 14, 1999, the Record Date.

     On the Record Date, there were           shares of Pentegra common stock.
Pentegra stockholders will be entitled to one vote at the special meeting for each share of Pentegra common stock held of record on the Record Date for the adoption of the merger agreement.

     On the Record Date, there were           shares of Omega common stock
entitled to vote at the special meeting. Omega stockholders will be entitled to one vote at the special meeting for each share of Omega common stock held of record on the Record Date for the adoption of the merger agreement.

VOTES REQUIRED (SEE PAGES 100 AND 102)

     Approval by Pentegra stockholders of the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Pentegra common stock pursuant to the merger of Omega with a subsidiary of Pentegra in accordance with the terms of the merger agreement, requires the approval of more than 50% of the shares of Pentegra common stock outstanding on the Record Date.

     Approval by Omega stockholders of the merger agreement and the transaction contemplated thereby will require the approval of more than 50% of the shares of Omega common stock outstanding on the Record Date.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (SEE PAGES 68 AND 95)

     On the Record Date, directors and executive officers of Pentegra may be deemed to be the beneficial owners of 1,038,273 shares of Pentegra common stock or approximately 11.3% of the shares of Pentegra common stock outstanding on the Record Date and directors and executive officers of Omega and their affiliates may be deemed to be the beneficial owners of 1,714,571 shares of Omega common stock or approximately 32.2% of the shares of Omega common stock outstanding on the Record Date.

     The directors and executive officers of Omega and Pentegra have indicated that they intend to vote the Omega common stock owned by them FOR the proposal to approve the merger agreement. The directors and executive officers of Pentegra and Omega have indicated that they intend to vote the Pentegra stock owned by them FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Pentegra common stock pursuant to the merger.

DIRECTORS AND EXECUTIVE OFFICERS OF PENTEGRA FOLLOWING THE MERGER (SEE PAGE 29)

     Following the merger, the directors and executive officers of Pentegra will continue to be the directors and executive officers of the combined company. Robert J. Schulhof will be appointed as Senior Vice President -- Orthodontic Division of the combined company following the merger.

APPRAISAL RIGHTS (SEE PAGE 22)

     Both of our companies are organized under Delaware law. Under Delaware law, stockholders have no right to an appraisal of the value of their shares in connection with the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGES 10 AND 86)

     Both of our companies have each made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Pentegra or Omega. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Pentegra and Omega and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this documents. These factors include the following:

     - operating, legal and regulatory risks; and

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                     SELECTED FINANCIAL DATA (IN THOUSANDS)

     The following tables show financial results actually achieved by each of Pentegra and Omega (the "historical" figures) and also show results as if the companies had been combined for the periods shown (the "pro forma combined" figures). Pro forma combined figures are simply arithmetical combinations of Pentegra's and Omega's separate historical results; you should not assume that Pentegra and Omega would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     Figures for Pentegra for the three-months ended March 31, 1998 and nine months ended December 31, 1998 are unaudited, however Pentegra believes that its three-months and nine-month figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods. You should not assume that the three-months ended March 31, 1998 and nine months ended December 31, 1998 results are indicative of results for any future period.

     Pentegra's historical figures from inception, February 21, 1997 through December 31, 1997 and Omega's historical figures for the years ended December 31, 1997 and 1998 are derived from audited financial statements.

                                                  FOR THE PERIOD
                                                  FROM INCEPTION
                                                  (FEBRUARY 21,                           NINE
                                                   1997 THROUGH      THREE MONTHS     MONTHS ENDED
                                                   DECEMBER 31,         ENDED         DECEMBER 31,
                                                      1997)         MARCH 31, 1998        1998
                                                  --------------    --------------    ------------
PENTEGRA -- HISTORICAL
STATEMENT OF OPERATIONS DATA:
Net revenues....................................     $    --           $    --          $26,039
Expenses
  Clinical salaries, wages and benefits.........          --                --            9,952
  Dental supplies and lab fees..................          --                --            4,836
  Rent..........................................          --                --            2,042
  Advertising and marketing.....................          --                --              468
  General and administrative....................         709               550            3,248
  Depreciation and amortization.................          --                --              689
  Other operating expenses......................         645             1,250            3,577
                                                     -------           -------          -------
     Total operating expenses...................       1,354             1,800           24,812
                                                     -------           -------          -------
Earnings (loss) from operations.................      (1,354)           (1,800)           1,227
  Interest income (expense).....................          --              (160)               2
                                                     -------           -------          -------
Income (loss) before income taxes...............      (1,354)           (1,960)           1,229
  Income taxes benefit..........................          --                --             (511)
                                                     -------           -------          -------
  Net income (loss).............................      (1,354)           (1,960)           1,740
  Preferred stock dividend......................          --            (1,070)              --
                                                     -------           -------          -------
  Earnings (loss) attributable to common
     stock......................................     $(1,354)          $(3,030)         $ 1,740
                                                     =======           =======          =======
Earnings per share..............................                                        $  0.23
                                                                                        =======
  Weighted average number of shares
     outstanding................................                                          7,457
                                                                                        =======

                                                                DECEMBER 31,
                                                                    1998
                                                                ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $ 4,717
Working capital.............................................         5,219
Total assets................................................        38,357
Long-term obligations, net of current.......................        12,779
Stockholders' equity........................................        20,073
Book value per common share.................................          2.28

                                                               YEAR ENDED           YEAR ENDED
                                                            DECEMBER 31, 1997    DECEMBER 31, 1998
                                                            -----------------    -----------------
OMEGA -- HISTORICAL
Net revenues..............................................       $   918              $7,366
Expenses
  Clinical salaries, wages and benefits...................           351               2,722
  Dental supplies and lab fees............................           173               1,136
  Rent....................................................            91                 763
  Advertising and marketing...............................            16                 167
  General and administrative..............................         3,703               1,951
  Depreciation and amortization...........................           116                 456
  Other operating expenses................................           148                 771
                                                                 -------              ------
     Total operating expenses.............................         4,598               7,966
                                                                 -------              ------
Earnings (loss) from operations...........................        (3,680)               (600)
  Interest income (expense)...............................           (12)                 43
  Other income............................................            58                  39
                                                                 -------              ------
Income (loss) before income taxes.........................        (3,643)               (518)
  Income taxes............................................            --                   7
                                                                 -------              ------
  Net income (loss).......................................       $(3,643)             $ (525)
                                                                 =======              ======
Loss per share............................................       $ (1.59)             $(0.11)
                                                                 =======              ======
  Weighted average number of shares
     outstanding..........................................         2,290               4,895
                                                                 =======              ======

BALANCE SHEET DATA:
Cash and cash equivalents...................................       $   982
Working capital.............................................         1,064
Total assets................................................        14,454
Stockholders' equity........................................        10,681
Book value per common share.................................          2.11

                      UNAUDITED SUMMARY SELECTED PRO FORMA
                            COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 NINE MONTHS
                                                                    ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
PRO FORMA COMBINED
Net revenues................................................       $31,886
Net income..................................................         1,975
Earnings per share..........................................          0.21
Dividend per common share...................................            --
Total assets................................................        45,986
Long-term obligations, net of current.......................        13,834
Stockholders' equity........................................        23,929
Book value per common share.................................          2.25
OMEGA EQUIVALENTS(1):
Earnings per share..........................................          0.08
Dividends per common share..................................            --
Book value per common share.................................          0.80

---------------
(1) Equivalent pro forma amounts have been calculated by multiplying the combined pro forma results by 0.356.

                      COMPARATIVE MARKET PRICE INFORMATION

     The following table presents trading information for Pentegra and Omega common stock on the AMEX and Nasdaq, respectively, on March 12, 1999 and
             , 1999. March 12, 1999 was the last full trading day prior to our
announcement of the signing of the merger agreement.              , 1999 was the
last practicable trading day for which information was available prior to the date of this Joint Proxy Statement/Prospectus.

                                                                                       PENTEGRA
                                           PENTEGRA                OMEGA             COMMON STOCK
                                         COMMON STOCK          COMMON STOCK          PRICE X 0.356
                                      (DOLLARS PER SHARE)   (DOLLARS PER SHARE)   (DOLLARS PER SHARE)
                                      -------------------   -------------------   -------------------
                                      HIGH   LOW    CLOSE   HIGH   LOW    CLOSE   HIGH   LOW    CLOSE
                                      ----   ----   -----   ----   ----   -----   ----   ----   -----
March 12, 1999......................  1.75   1.69   1.75    1.50   0.50   1.38    0.623  0.602  0.623
             , 1999.................

     On the Record Date, there were approximately                holders of
record of Pentegra common stock and                holders of record of Omega
common stock.

HISTORICAL MARKET PRICES AND DIVIDENDS

     The principal trading market for Pentegra and Omega common stock is the AMEX and OTC Bulletin Board respectively. Omega commenced trading on the Nasdaq Small Cap Market on October 1, 1997 and its shares were delisted from trading on that market on April 21, 1999. Since that date shares of Omega common stock have traded on the OTC Bulletin Board. Pentegra commenced trading on the AMEX on March 24, 1998. No cash dividends have been paid on the shares of Pentegra or Omega common stock. The following tables set forth, for the periods indicated, the high and low closing price per share on the AMEX and Nasdaq Small Cap Market, based on published financial sources.

                                                                PENTEGRA          OMEGA
                                                                 COMMON          COMMON
                                                                  STOCK           STOCK
                                                              MARKET PRICE    MARKET PRICE
                                                              -------------   -------------
                                                              HIGH     LOW    HIGH     LOW
                                                              -----   -----   -----   -----
1997
4th Quarter (ended 12/31/97)................................     --      --   $6.25   $2.87
1998
1st Quarter (ended 3/31/98).................................  $8.50   $8.00   $3.25   $2.88
2nd Quarter (ended 6/30/98).................................  $9.00   $6.25   $2.38   $1.69
3rd Quarter (ended 9/30/98).................................  $8.69   $3.87   $1.44   $0.50
4th Quarter (ended 12/31/98)................................  $3.81   $1.75   $0.94   $0.44
1999
First Quarter (ended 3/31/99)...............................  $2.81   $1.38   $1.88   $0.44
Second Quarter (through April 19, 1999).....................  $1.88   $1.31   $0.56   $0.41

     Additional market price information is contained on page 39 under the caption "Comparative Per Share Market Price and Dividend Information."

                                  RISK FACTORS

     Omega's and Pentegra's stockholders should consider the following matters in deciding whether to vote in favor of the merger agreement. Stockholders should consider these matters in conjunction with the other information included or incorporated by reference in this document.

RISKS RELATING TO THE MERGER

     POTENTIAL FLUCTUATION IN VALUE OF PENTEGRA COMMON SHARES TO BE ISSUED IN THE MERGER. The number of Pentegra common shares to be received in the aggregate by Omega's stockholders in the merger is fixed at 1,800,000, subject to reduction in accordance with the terms of the merger agreement. Therefore, because the market price of Pentegra shares fluctuates, the value at the time of the merger of the consideration to be received by Omega stockholders will depend on the market price of Pentegra shares at that time. There can be no assurance as to the market value at the time of the merger of the consideration to be received by Omega stockholders. For historical and current market prices of Pentegra shares, see "Comparative Per Share Market Price and Dividend Information" on page 39.

     RISKS RELATING TO INTEGRATION OF PENTEGRA AND OMEGA OPERATIONS AND REALIZATION OF ANTICIPATED COST SAVINGS. The merger involves the integration of two companies that have previously operated independently. The combined company (the "Combined Company") expects to realize increased revenues, together with cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when or the extent to which the Combined Company will be able to realize these benefits. There are numerous systems that the companies must integrate, including those involving management information, accounting and finance, employee benefits, payroll and regulatory compliance. The companies will have to integrate, or, in some cases, replace, these systems. Difficulties associated with integrating Pentegra and Omega could have an adverse effect on the ability of the Combined Company to realize the expected benefits of the merger.

     FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE. Certain statements in this document may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases "will result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in Pentegra's or Omega's public filings with the Securities and Exchange Commission (the "SEC") and specifically include: risks or uncertainties associated with Pentegra's or Omega's expectations with respect to timing, completion or tax status of the merger or with respect to the value of the merger consideration, growth prospects, market positions, earnings per share, cost savings, revenue enhancements and profitability resulting from the merger transaction; and, more generally, include general economic conditions including changes in domestic laws, regulations and taxes, the development of major Year 2000 liabilities, as well as general market conditions and competition.

RISKS INHERENT IN THE INDUSTRY OR PARTICULAR TO PENTEGRA AND OMEGA

     RELIANCE ON AFFILIATED PRACTICES AND DENTISTS. Following the merger, the Combined Company will continue to receive fees for management services provided to its affiliated practices under the management service agreements. It will not employ dentists or control the practice of dentistry by the dentists employed by the affiliated practices, and its management services revenue generally will depend on revenue generated by the affiliated practices. In some cases, the management fees will be based on the costs and expenses the Combined Company incurs in connection with providing management services. While the laws of some states permit Pentegra and Omega to participate in the affiliated practices negotiations of managed care contracts, preferred provider arrangements and other negotiated price agreements, the affiliated practices will be the contracting parties for those relationships, and the Combined Company will be dependent on its affiliated practices for the success of any such relationships. Accordingly, the profitability of those payor relationships, as well as the performance of the individual dentists employed by the affiliated practices, will affect the Combined Company's profitability.

     The revenue of the affiliated practices (and, therefore, the success of the Combined Company) is dependent on fees generated by the dentists employed by the affiliated practices. In connection with the service agreements, substantially all of the owners of the affiliated practices entered into five-year employment agreements with the professional corporation or other entity with which that owner is affiliated (and which is a party to a service agreement). The employment agreements provide that the employee will not compete with the affiliated practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area. In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. In addition, no judicial precedents have addressed whether a dental practice management company's interest under a management or service agreement will be viewed as the type of protectable business interest that would permit it to enforce such a covenant or to require an affiliated practice to enforce such covenants against an employee dentist.

     A substantial reduction in the number of dentists employed by or associated with the affiliated practices could have a material adverse effect on the financial performance of the Combined Company. Failure by the affiliated practices to employ a sufficient number of dentists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Combined Company.

     DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS. The success of the Combined Company's business strategy is dependent on, among other things, the successful implementation of management information systems and other operating systems to permit the effective integration of the administrative operations of newly acquired affiliated practices into the Combined Company's operations. For example, the Combined Company will be required to integrate its financial information system with existing practice management systems at the affiliated practices, which may be different from those used by the Combined Company. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by affiliated practices could have a material adverse effect on the successful implementation of the Combined

Company's expansion strategy. In addition, the Combined Company will have some systems that are decentralized, including cash collections. Accordingly, the Combined Company will rely on local staff for certain functions, including transferring cash from the affiliated practices to the Combined Company.

     RISKS ASSOCIATED WITH EXPANSION STRATEGY. The success of the Combined Company's expansion strategy is dependent on a number of factors, including the Combined Company's ability to

     - identify attractive and willing candidates to become affiliated practices in suitable markets and in suitable locations within those markets,

     - affiliate with acceptable affiliated practices on favorable terms,

     - adapt the Combined Company's structure to comply with present or future legal requirements affecting the Combined Company's arrangements with affiliated practices and comply with regulatory and licensing requirements applicable to dentists and facilities operated and services offered by dentists,

     - obtain suitable financing to facilitate its expansion program and

     - expand the Combined Company's infrastructure and management to accommodate expansion.

     A shortage of available dentists with the skills and experience sought by the Combined Company would have a material adverse effect on the Combined Company's expansion opportunities, and the Combined Company anticipates facing substantial competition from other companies to establish affiliations with additional practices. In addition, there can be no assurance that the Combined Company's expansion strategy will be successful, that modifications to the Combined Company's strategy will not be required or that the Combined Company will be able to manage effectively and enhance the profitability of additional affiliated practices. There can be no assurance that the Combined Company will be able to achieve planned growth, that the assets of dental practices will continue to be available for acquisition by the Combined Company, that the Combined Company will be able to realize expected operating and economic efficiencies from pending or future affiliations or that future affiliations with additional affiliated practices will be profitable.

     NEED FOR ADDITIONAL FINANCING. The Combined Company's expansion program will require substantial capital resources. Capital is needed not only for the acquisition of the assets of additional affiliated practices, but also for the effective integration, operation and expansion of the affiliated practices. The affiliated practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology, and there can be no assurance that an affiliated practice to which the Combined Company advances working capital loans for these purposes will be able to repay those loans in full. The Combined Company will require additional capital from outside financing sources in order to continue its expansion program. There can be no assurance that the Combined Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any significant limitation on the Combined Company's ability to obtain additional financing could have a material adverse effect on the Combined Company.

     GOVERNMENT REGULATION. Various federal and state laws regulate the dental services industry. Regulatory oversight includes, but is not limited to, considerations of fee splitting, corporate practice of dentistry, prohibitions on fraud and abuse, restrictions on referrals and self-referrals, advertising restrictions, restrictions on delegation and state insurance regulation.

     CORPORATE PRACTICE OF DENTISTRY AND FEE SPLITTING RESTRICTIONS. The laws of many states, prohibit business corporations such as the Combined Company from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as the Combined Company) from controlling the professional aspects of a practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants), or controlling the content of a dentist's advertising or professional practice. The laws of many states also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee, provided certain conditions are met. The Combined Company believes that its operations will not contravene any applicable restriction on the corporate practice of dentistry. There can be no assurance, however, that a review of the Combined Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Combined Company or that the regulatory environment will not change, requiring the Combined Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Combined Company's business or its relationship with the affiliated practices will not be successfully challenged or that the enforceability of the provisions of any service agreement will not be limited. In particular, recently proposed amendments to the laws restricting the practice of dentistry by non-dentists in the State of Texas and recently proposed amendments to the rules of the Board of Dental Examiners of the State of Texas interpreting whether a person or entity is engaging in the illegal practice of dentistry may make certain terms (including the provisions relating to the computation of the management fee) of the Combined Company's management services agreements with its affiliated practices in Texas unenforceable. A substantial portion of the Combined Company's revenues are expected to be derived from management fees earned from the provision of management services to affiliated practices in Texas and there can be no assurance that these proposed amendments, if adopted, will not have a material adverse effect on the Combined Company.

     FRAUD AND ABUSE LAWS AND RESTRICTIONS ON REFERRALS AND
SELF-REFERRALS. Many states in which the affiliated practices are located have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the affiliated practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most of the states in which the affiliated practices are located have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the affiliated practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist.

     ADVERTISING RESTRICTIONS AND LIMITATIONS ON DELEGATION. Some states prohibit the advertising of dental services under a trade or corporate name. Some states require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

     INSURANCE REGULATION. There are certain state insurance regulatory risks associated with the Combined Company's anticipated role in negotiating and administering managed care contracts on behalf of the affiliated practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that the Combined Company or the affiliated practices are engaged in the business of insurance because of the capitation features (or similar features under which an affiliated practice assumes financial risk) that may be contained in managed care contracts. In the event the Combined Company or an affiliated practice is determined to be engaged in the business of insurance, the Combined Company or the affiliated practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that the Combined Company's operations would not be adversely affected if the Combined Company or any of the affiliated practices were to become subject to state insurance regulations.

     HEALTH CARE REFORM. The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the Combined Company's relationships with dentists or the operation of affiliated practices.

     RISKS ASSOCIATED WITH COST CONTAINMENT INITIATIVES. The health care industry, including the dental services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates on providers. The Combined Company believes this trend will continue and will increasingly affect dental services. This may result in a reduction in per-patient and per-procedure revenue from historical levels. There can be no assurance that any reductions in revenues and operating margins could be offset through cost reductions, increased volume, introduction of new procedures or otherwise. Accordingly, significant reductions in payments to affiliated practices or other changes in reimbursement by third-party payors for dental services performed by affiliated practices may have a material adverse effect on the Combined Company.

     RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS; CAPITATED FEE
REVENUE. Pentegra and Omega believe that managed care arrangements are becoming more prevalent in certain sectors of the dental services industry. As an increasing percentage of the population is covered by managed care organizations that provide dental coverage, the Combined Company's future success may be dependent, in part, on its ability to assist the affiliated practices in negotiating contracts with dental health maintenance organizations, insurance companies, self insurance plans and other private third-party payors pursuant to which services will be provided on some type of fee-for-service or capitated basis by some of its affiliated practices. Under certain capitated contracts, the health care provider accepts a predetermined amount per patient per month as its sole payment in exchange for providing a specific schedule of services to enrollees. These contracts shift much of the risk of providing health care from the payor to the provider. To the extent that an affiliated practice enters into capitated managed care arrangements, it will be exposed to the risk that the cost of providing dental care required by these contracts exceeds the amount the affiliated practice receives for providing such care. If those costs exceed the revenues received for the service provided, the affiliated practice will remain responsible under its service agreement for reimbursing the Combined Company for all of the costs associated with providing those services, even if no service fee is due thereunder. To the extent an affiliated practice enters into additional managed care contracts, it may achieve greater predictability of revenues but greater unpredictability of expenses due to the fluctuating costs of the services provided. There can be no assurance that the Combined Company will be able to negotiate on behalf of the affiliated practices satisfactory arrangements on a capitated basis, regardless of the amount of risk sharing. In addition, to the extent that patients or enrollees covered by certain of these contracts require, in the aggregate, more frequent or extensive care than anticipated, operating margins may be reduced, or the revenues derived from these agreements may be insufficient to cover the costs of the services provided. As a result, affiliated practices would be at risk for additional costs which would reduce or eliminate any earnings for the affiliated practices under these contracts, with a corresponding reduction in or elimination of the service fee payable to the Combined Company in those cases where the service agreements provide for percentage-based service fees.

     BOARD COMPOSITION. The Combined Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists who are affiliated with affiliated practices. As a result, there is a limited group of persons from which candidates to fill these board positions may be selected, and it is not anticipated that many of these persons will have had prior experience as board members of publicly held companies. This provision could also discourage potential acquisition proposals, delay or prevent a change in control of the Combined Company or limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, each of Drs. Powers and Reed and the other board members who own an affiliated practice is a party to a service agreement with the Combined Company. In connection with the provision of management services by the Combined Company to the affiliated practices owned by those dentists, conflicts of interest may arise.

     DEPENDENCE ON KEY PERSONNEL. The Combined Company's future performance depends in significant part on the continued service of its senior management. There can be no assurance that these individuals will continue to work for the Combined Company. Loss of services of those persons could have a material adverse effect on the Combined Company. The success of the Combined Company's growth strategy will also depend on the Combined Company's ability to attract and retain additional high quality personnel.

     COMPETITION. The Combined Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. Pentegra and Omega are aware of several publicly traded dental practice management companies that have operations in jurisdictions where one or more of the affiliated practices conduct business and several companies pursuing similar strategies in other segments of the health care industry. Certain of these competitors have greater financial and other resources than the Combined Company will have and have operations in areas where the Combined Company may seek to expand in the future. Additional companies with similar objectives are expected to enter the Combined Company's markets and compete with the Combined Company. In addition, the business of providing dental services is highly competitive in each market in which the Combined Company will operate. Each of the affiliated practices faces local competition from other dentists some of whom have more established practices. There can be no assurance that the Combined Company or the affiliated practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Combined Company or the affiliated practices.

     MALPRACTICE RISKS OF PROVIDING DENTAL SERVICES. The affiliated practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits may involve large claims and significant defense costs. Any suits involving the Combined Company or dentists at the affiliated practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Combined Company will not control the practice of dentistry by the affiliated practices, it could be asserted that the Combined Company should be held liable for malpractice of a dentist employed by an affiliated practice. Each affiliated practice has undertaken to comply with all applicable regulations and legal requirements, and the Combined Company will maintain liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the affiliated practices (or their dentists) or the Combined Company may have a material adverse effect on the Combined Company.

     POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK. The market price of the common stock of the Combined Company could be adversely affected by the sale of substantial amounts of the common stock in the public market. Concurrently with the closing of Pentegra's initial public offering the owners of the affiliated practices received, in the aggregate, 3,094,468 shares of common stock as a portion of the consideration for the assets of their practices. Certain other stockholders of Pentegra hold, in the aggregate, an additional 673,763 shares of Common Stock. Those shares are not being offered and sold pursuant to this Joint Proxy Statement/Prospectus. All of those 3,768,231 shares were issued in transactions that have not been registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration.

     Except as noted below, the 1,800,000 shares of common stock issuable pursuant to this Joint Proxy Statement/Prospectus will generally be freely tradable by nonaffiliates after their issuance. The resale of shares issuable to affiliates of Omega will be subject to volume limitations and other requirements pursuant to the provisions of Rule 145 of the Securities Act. The resale of 943,132 of these shares, which will be issued to the owners of Omega's affiliated practices and Omega's officers and directors, will be contractually restricted for a one-year period following consummation of the merger.

     In April and October 1998, Pentegra registered an aggregate of 3,000,000 shares of its common stock for use by Pentegra as all or a portion of the consideration to be paid in future affiliation transactions. As of April 1, 1999, approximately 2,285,605 of these shares had been issued to the dentist owners of Pentegra's affiliated practices. These shares are, and the remaining approximately 714,395 of these shares will be, generally freely tradeable upon issuance; however, each party that has received these shares of common stock has contractually agreed with the Combined Company not to sell any of such shares for a period of one year from receipt. In addition, approximately $4.6 million aggregate principal amount of convertible promissory notes of Pentegra are outstanding, which are convertible into approximately 665,206 shares of Pentegra common stock. The shares of common stock issuable upon conversion of these notes will generally be freely tradeable, subject to contractual provisions restricting the transfer of the shares of common stock for a period of one year beginning on the date of issuance of the convertible promissory note. Pentegra anticipates that the agreements entered into in connection with future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

     Pentegra has outstanding under its 1997 Stock Compensation Plan options to purchase approximately 673,333 shares of common stock. Pentegra has registered the shares issuable upon exercise of options granted under its 1997 Stock Compensation Plan.

     POSSIBLE VOLATILITY OF STOCK PRICE. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of medical and dental practice management companies have in the past been, and can be expected to be, particularly volatile. The market price of Pentegra's common stock could be subject to significant fluctuations in response to numerous factors, including variations in financial results or announcements of material events by the Combined Company or its competitors. Regulatory changes, developments in the health care industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Combined Company's common stock.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of Pentegra's Restated Certificate of Incorporation and Bylaws and of the Delaware General Corporation Law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Combined Company or limit the price that certain investors might be willing to pay in the future for shares of the Combined Company's common stock. The certificate of incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval and provides for a "staggered" Board of Directors. In addition, certain provisions of Pentegra's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws, and the Bylaws require that at least a majority of the members of the Board of Directors be licensed dentists who are affiliated with affiliated practices. The Combined Company also is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. In addition, a "Change of Control" (as defined in Pentegra's credit facility) constitutes an event of default under the credit facility, which could impede or prevent a change of control or depress the price of the Combined Company's common stock.

                                   THE MERGER

GENERAL

     Omega and Pentegra are furnishing this document to holders of Omega common stock and Pentegra common stock in connection with the solicitation of proxies
(i) by Omega's board of directors in connection with a special meeting of its stockholders and (ii) by Pentegra's board of directors in connection with a special meeting of its stockholders, and at any adjournments or postponements of the meetings.

     At the special meetings, the Omega and Pentegra stockholders will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999, among Pentegra, Omega and Special Omega Acquisition Corporation, a wholly owned subsidiary of Pentegra (the "Merger Agreement"), and the transactions contemplated thereby.

     The Merger Agreement provides for the merger of the Pentegra subsidiary, Special Omega Acquisition Corporation, with and into Omega, with Omega surviving the merger as a wholly owned subsidiary of Pentegra. The merger will become effective in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the Merger Agreement has been satisfied or waived. We have attached a copy of the Merger Agreement as Annex A to this Joint Proxy Statement/Prospectus.

BACKGROUND OF THE MERGER

     In July 1998, James L. Dunn, Pentegra's Chief Development Officer, and Robert J. Schulhof, Omega's President and Chief Executive Officer met in Austin, Texas to discuss their respective companys' philosophies and management structure. They executed a confidentiality agreement and discussed the possible synergies and cost savings that might be possible if the two companies were to combine. Since Omega's affiliated orthodontists seek referrals from traditional general dentists, they discussed the resulting cross specialty referral opportunities presented by their respective geographic markets. They also discussed the roles of their respective management teams and the compatability of their management information and practice enhancement systems.

     In September 1998, a second meeting was held in Phoenix, Arizona between Mr. Dunn and Mr. Schulhof, who were joined by Dr. Omer Reed, Clinical Officer and a director of Pentegra, and Mr. Floyd V. Elliot, Omega's Director of Professional Relations and Staff Development. The benefits available to the affiliated dentists of the combined companies were discussed as well as the philosophical perspective of the companies' affiliated dentists.

     A third meeting was held in Boston in September 1998 at Omega's operational offices. Mr. Dunn and Mr. Schulhof were joined by Mr. Peter Wexler, Mr. Ed Mulherin, and Dr. Joel Glovsky, Omega's General Counsel, Chief Financial Officer and Chairman, respectively. They discussed the financial impact of the possible combination upon revenues and earnings per share. They discussed the structure of the resulting management team and the possibility of corporate overhead savings as a result of the merger. Omega's existing management fee structure was discussed as well as the necessity to modify the existing Omega management services agreements to conform to Pentegra's management services agreement.

     In November 1998 a fourth meeting was held in Phoenix, between Pentegra's and Omega's entire senior management teams. Joining in this meeting was Dr. James Powers, Pentegra's Chairman, President and Chief Executive Officer. In addition to a continuation of the discussion of the benefits of the merger, the parties discussed the consideration Pentegra was willing to pay as well as the form of consideration available to Omega. A presentation was made by both companies and each continued to gather documents and information as a part of the preliminary due diligence process. Financial models were exchanged and a discussion was held concerning the desired financial targets which were necessary for a successful merger.

     Several telephone conference calls were held in December 1998 and January 1999. Dr. Powers and Mr. Dunn described the financial models utilized and discussed the number of shares that would be offered to the Omega stockholders. Each discussed the management positions that would exist in the Combined Company. Severance amounts to be paid to departing Omega management were negotiated and incorporated into the financial model. Pentegra tendered a letter of understanding to Omega that described the financial terms to be offered to Omega's stockholders, with the letter of understanding being executed on January 14, 1999.

     In January 1999 at the regular meeting of the board of directors of Pentegra, a full discussion of the benefits and costs of the Omega acquisition was held, but no formal action was requested.

     A meeting of the dentists who were affiliated with Omega was held in Phoenix. Omega's management discussed with its dentists the possibility of a merger with Pentegra, followed by a presentation by Pentegra's management. The dentists informally voted unanimously for the merger with Pentegra.

     Beginning on January 14, 1999 and continuing thereafter through the execution of the merger agreement, the respective management and their respective legal and financial advisors negotiated the terms of the merger agreement.

     A telephone meeting of Omega's board of directors was held on March 11, 1999. Discussion of the financial terms and the consideration to be received by the Omega stockholders was discussed. Omega's board of directors then unanimously approved the transaction.

     A telephone meeting of Pentegra's board of directors was held on March 12, 1999. Pentegra's financial advisor, EVEREN Securities, Inc. presented its fairness opinion and discussed with the board members the basis for the favorable opinion. Mr. Dunn and Mr. Carr discussed the financial models used to arrive at the consideration proposed. Pentegra's board of directors then unanimously approved the transaction and Dr. Powers executed the merger agreement. Pentegra and Omega issued a press release the following day describing the nature of the transaction and the benefits to both companies.

     A telephone meeting of Omega's board of directors was held on April 23, 1999. Omega's board reviewed and discussed the written fairness opinion of Spencer Trask Securities, Inc. dated April 19, 1999. Copies of that fairness opinion had been submitted to Omega's board prior to the meeting. Following its review of the fairness opinion and its discussion of the fairness opinion and the terms of the Merger Agreement, Omega's board ratified its approval of the Merger Agreement and its recommendation that Omega stockholders vote to approve the Merger Agreement.

PENTEGRA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE PENTEGRA BOARD

     In reaching its conclusion to approve the Merger Agreement, the Pentegra board considered a number of factors, including the following:

     Pentegra's affiliated practices are the traditional fee-for-service dental practices in which a dentist practices either alone or with one other dentist. Omega has affiliated with orthodontists who are also focused on providing the fee-for-service treatments to patients, and who are either sole practitioners, or practice in small groups of orthodontists. Therefore, one opportunity presented by the merger is the integration of Omega's orthodontic practices with Pentegra's dental practices, all with a fee-for-service focus. Pentegra believes this integration can be accomplished with little disruption at the practice level and with little investment of additional capital or resources by Pentegra.

     Although Pentegra is employing certain of Omega's key personnel, it is anticipated that a material amount of the corporate overhead historically incurred by Omega will be eliminated by the combination. It is anticipated the combination will permit the addition of revenues to Pentegra without a proportionate increase in associated corporate overhead.

     It is also anticipated that the merger will enhance the capturing of cross specialty referrals. Pentegra has affiliated with both general dentists as well as specialists in order to capture the referrals among the general dentists and the specialists. In certain existing markets, Pentegra's affiliated dentists will be able to augment the referral base of the Omega orthodontic practices, providing opportunity for market expansion and increase the rate of new patient treatments.

     Another opportunity presented by the merger is the overlap of practice enhancement systems. The Pentegra Dental Program has application with all dental specialists, including orthodontists. See "Information about
Pentegra -- Business" for a description of the Pentegra Dental Program. Many of the systems utilized by Pentegra's affiliated dentists have direct application to Omega's affiliated orthodontic and endodontic practices. Additionally, the practice enhancement techniques utilized by Omega also have application in both the specialists and the general dentists affiliated with Pentegra.

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the Merger Agreement, the Pentegra board of directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

     The Pentegra board unanimously recommends that its stockholders vote "FOR" approval and adoption of the Merger Agreement.

OMEGA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE OMEGA BOARD

     In reaching its conclusion to approve the Merger Agreement and to recommend that stockholders vote for the merger agreement, the Omega board considered a number of factors, including the following:

     Although Omega completed its initial public offering in October 1997 and has consummated affiliations with 15 affiliated practices, Omega has not yet achieved a profitable level of operations. As of December 31, 1998, Omega had an accumulated deficit of approximately $4.5 million and had incurred an operating loss of $525,000 for the year ended on that date. It is anticipated that Omega will incur similar operating losses for the foreseeable future and there can be no assurances as to whether Omega will achieve profitability. This lack of profitability has adversely effected Omega's ability to raise the external financing necessary to continue its operations. Omega's management and board of directors believes that without the merger, Omega may not be able to meet its contractual commitments, including the services agreements with its affiliated practices.

     In light of the above, Omega, after exploring numerous alternatives, determined that a merger with Pentegra was in the best interests of the corporation and its stockholders. In Pentegra, Omega found a corporation with a similar corporate philosophy and strategic vision. Both Omega's and Pentegra's affiliated practices are traditional fee-for-service dental practices, with affiliated dentists who are either sole practitioners or who practice in small groups of dentists. These similarities will allow for a smooth transition and integration of the companies and will allow the companies to capitalize on their individual strengths while reducing associated costs.

     In order to support the Omega practices, Pentegra is retaining several of Omega's key personnel who have the ability to also provide services to both existing Pentegra practices. However, it is anticipated a material amount of the corporate overhead incurred by Omega will be eliminated by the combination. It is anticipated the combination will permit the addition of revenues to Pentegra without an associated proportionate increase in corporate overhead. Omega believes that the foregoing cost savings measures will result in increased value for its stockholders and that the shares of the Combined Company will be trading in a more liquid market because of higher public float and trading volume.

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the Merger Agreement, the Omega board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

     The Omega board unanimously recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that the material federal income tax consequences of the merger and the exchange of Omega common stock for Pentegra common shares will be as follows:

     - Pentegra, its subsidiaries and Omega will not recognize any gain or loss as a result of the merger.

     - Omega stockholders will not recognize any gain or loss upon the exchange of their Omega common stock solely for Pentegra common shares pursuant to the merger, except with respect to any cash they receive instead of fractional Pentegra common shares.

     - The aggregate tax basis of the shares of Pentegra common stock received solely in exchange for shares of Omega common stock pursuant to the merger, including fractional Pentegra common shares for which cash is received, will be the same as the aggregate tax basis of the Omega common stock exchanged for them.

     - Omega stockholders who receive cash instead of fractional Pentegra common shares should be treated as having received the fractional shares in the merger and then as having such fractional shares redeemed by Pentegra in a distribution under Section 302 of the Code. Accordingly, such stockholders will generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional shares and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the Omega stock exchanged have been held for more than one year.

     The foregoing discussion is a summary of the material United States federal income tax consequences of the merger to a United States stockholder who holds Omega common stock as a capital asset but does not purport to be a complete analysis or description of all potential tax effects of the merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the tax code (for example, insurance companies, financial institutions, dealers in securities, traders that mark to market, tax-exempt organizations, stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction stockholders who acquired the Omega common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States).

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the U.S. federal tax code, applicable Treasury regulations thereunder, and IRS rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger and the opinion of counsel as to the federal income tax consequences set forth above will not be binding on the IRS.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, OMEGA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     Pentegra will account for the merger using the "purchase" method of accounting. Pentegra will include Omega's revenues and expenses in its financial statements from the date of consummation of the merger.

NO APPRAISAL RIGHTS

     Omega stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because Omega's common stock is listed on Nasdaq on the record date for Omega's special meeting of stockholders, and the Pentegra common shares that the Omega stockholders will be entitled to receive in the merger will be listed on AMEX at the effective time of the merger.

STOCK TRANSFER RESTRICTIONS

     This document does not cover any resales of the Pentegra common shares to be received by Omega's stockholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

     All Pentegra common shares received by Omega stockholders in the merger will be freely transferable, with the exception of the Pentegra common shares received by persons who are deemed to be "affiliates" of Omega under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, at the time of the Omega special meeting. Such "affiliates" may only re-sell their Pentegra common shares in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Omega for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Omega and may include certain officers, directors and principal stockholders of Omega. Additionally, the resale of 943,132 of the shares of Pentegra common stock to be issued in the merger, which will be issued to the owners of Omega's affiliated practices and Omega's officers and directors, will be contractually restricted for a one-year period following consummation of the merger.

OPINIONS OF FINANCIAL ADVISORS

Opinion of Pentegra's Financial Advisor

     Pentegra retained EVEREN Securities, Inc. as its exclusive financial advisor and agent in connection with its merger with Omega to render an opinion as to whether the consideration to be paid by Pentegra in the merger was fair, from a financial point of view. EVEREN delivered its opinion to Pentegra on March 15, 1999; EVEREN based its opinion on a number of factors with the principal factor being the value of consideration to be paid by Pentegra in the Merger. For purposes of its opinion, EVEREN used Pentegra's and Omega's closing stock prices of $1.69 and $0.53 per share on March 8, 1999 respectively.

     EVEREN did not determine the consideration to be received in the merger. Pentegra and Omega made the determination through arms length negotiation. Pentegra engaged EVEREN to provide its recommendation regarding the consideration to be paid in the merger. Pentegra selected EVEREN as an advisor because of its expertise and reputation as a nationally recognized investment banking firm. EVEREN, as part of its investment banking business, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     On March 15, 1999, during a telephone meeting of the board of directors of Pentegra, EVEREN rendered its opinion that, as of the date of such opinion, the consideration to be paid to Omega stockholders in the merger was fair from a financial point of view to Pentegra and its stockholders.

     In formulating the Opinion, EVEREN:

       (i) reviewed the Letter of Understanding by and between Pentegra and Omega dated January 12, 1999;

      (ii) reviewed the draft Merger Agreement between Pentegra and Omega;

      (iii) reviewed Pentegra's Form 10-Q for the three-month period ended December 31, 1998;

      (iv) reviewed certain non-public operating and financial information, including projections relating to Pentegra's business prepared by the management of Pentegra;

       (v) interviewed certain members of Pentegra's management to discuss its operations, financial statements and future prospects;

      (vi) reviewed Omega's Form 10-K for the year ended December 31, 1997, Omega's Form 10-Q for the three month period ended September 30, 1998 and unaudited draft financial statements for the year ended December 31, 1998;

      (vii) reviewed certain non-public operating and financial information, including internal management reports and projections, relating to Omega's business prepared by the management of Omega and Pentegra;

     (viii) interviewed certain members of Omega's management to discuss its operations, financial statements and future prospects;

      (ix) reviewed publicly available financial data and stock market performance data of other dental practice management companies which EVEREN deemed comparable to Pentegra and Omega;

       (x) reviewed the terms of selected recent acquisitions of companies which EVEREN deemed generally comparable to Omega;

      (xi) reviewed the historical stock prices and reported traded volumes of Pentegra's and Omega's common shares; and

      (xii) conducted such other studies, analyses, inquiries and investigations as EVEREN deemed appropriate.

     In arriving at its opinion, EVEREN considered such factors as it deemed relevant including, but not limited to the following: (i) the historical stock price performance of Omega relative to the purchase price per share to be paid by Pentegra; (ii) the relative financial contributions of Pentegra and Omega, as well as the relative contribution of number of offices and dentists, as compared to the post-merger ownership interests of Pentegra and Omega stockholders; (iii) the purchase price of Omega as compared to the valuations and multiples of publicly traded dental practice management companies; (iv) the purchase price multiples and premiums of the merger as compared to the purchase price multiples and premiums of comparable healthcare services and business services merger transactions; and (v) the projected earnings per share of Pentegra on a stand-alone and pro forma combined basis.

     EVEREN did not conduct a physical inspection of any of the assets, properties or facilities of either Pentegra or Omega, and did not make or obtain, and was not furnished with, any independent evaluation or appraisal of any of such assets, properties, facilities, liabilities or contingencies of Pentegra or Omega. EVEREN assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information that was publicly available or provided to it by Pentegra and Omega senior management, and did not independently attempt to verify any of such information. EVEREN also assumed that all of the conditions to the merger would be satisfied and that the merger would be consummated on a timely basis. No limitations were imposed by

Pentegra upon EVEREN with respect to the scope of its investigation, nor were any specific instructions given to EVEREN in connection with its fairness opinion.

     In connection with its analyses, EVEREN assumed that the financial projections which it reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of Pentegra and Omega. EVEREN's opinion was based upon market, economic, financial and other conditions as they existed on the date of the opinion. Any subsequent material change in conditions would require a reevaluation of the opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF EVEREN DATED MARCH 15, 1999 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. PENTEGRA STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. EVEREN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION PAID BY PENTEGRA IN THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PENTEGRA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF EVEREN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all such analyses. No company or transaction used in the analyses as a comparison is directly comparable to Pentegra, Omega or to the contemplated merger. The analyses were prepared solely for purposes of EVEREN providing its opinion to Pentegra's board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Pentegra in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be purchased. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EVEREN.

     Previously, EVEREN acted as Pentegra's co-manager in connection with Pentegra's initial public offering in March 1998 for which it received customary compensation. EVEREN is serving as financial advisor to Pentegra in connection with the merger and will receive a success fee upon its completion. In the ordinary course of business, EVEREN provided research coverage on Pentegra. EVEREN also acts as a market maker and broker in Pentegra common stock for which it receives customary compensation for these activities. EVEREN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Pentegra or Omega for its own account and for the account of customers.

Opinion of Omega's Financial Advisor

     Spencer Trask Securities, Inc. was retained by Omega to evaluate the fairness, from a financial point of view, to Omega of the consideration to be paid by Pentegra in the merger. On April 19, 1999, Spencer Trask rendered a written opinion to the Omega board of directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Pentegra in the merger was fair, from a financial point of view, to Omega.

     In arriving at its opinion, Spencer Trask reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Omega and certain senior officers and other representatives and advisors of Pentegra concerning the businesses, operations and prospects of Omega and Pentegra. Spencer Trask examined certain publicly available business and financial information relating to Omega and Pentegra as well as certain financial forecasts and other data for Omega and Pentegra which were provided to Spencer Trask by or otherwise discussed with the respective managements of Omega and Pentegra, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Spencer Trask reviewed the financial terms of the merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Omega and Pentegra common stock; the historical and projected earnings and operating data of Omega and Pentegra; and the capitalization and financial condition of Omega and Pentegra. Spencer Trask considered, to the extent publicly available, the financial terms of similar transactions recently effected which Spencer Trask considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Spencer Trask considered relevant in evaluating those of Omega and Pentegra. In addition to the foregoing, Spencer Trask conducted such other analyses and examinations and considered such other financial, economic and market criteria as Spencer Trask deemed appropriate to arrive at its opinion. Spencer Trask noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Spencer Trask as of the date of its opinion.

     In rendering its opinion, Spencer Trask assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Spencer Trask. With respect to financial forecasts and other financial information and data provided to or otherwise reviewed by or discussed with Spencer Trask, the managements of Omega and Pentegra advised Spencer Trask that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Omega and Pentegra as to the future financial performance of Omega and Pentegra and the strategic implications and operational benefits anticipated from the merger. Spencer Trask's opinion relates to the relative values of Omega and Pentegra. Spencer Trask did not express any opinion as to what the value of the Pentegra common stock actually will be when issued to Omega stockholders pursuant to the merger or the price at which the Pentegra Common Stock will trade subsequent to the merger. In addition, Spencer Trask did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Omega or Pentegra. Spencer Trask was not asked to consider, and in its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Omega or the effect of any other transaction in which Omega might engage. In addition, although Spencer Trask evaluated the consideration to be paid by Pentegra in the merger from a financial point of view, Spencer Trask was not asked to and did not recommend the specific consideration payable in the merger, which was determined by Omega and Pentegra through negotiation. No limitations were imposed by Omega on Spencer Trask with respect to the investigations made or procedures followed by Spencer Trask in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SPENCER TRASK DATED APRIL 19, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. OMEGA STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SPENCER TRASK'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY PENTEGRA IN THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE OMEGA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SPENCER TRASK SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of Omega, Spencer Trask performed a variety of financial and comparative analyses, including those described above. The summary of such analyses does not purport to be a complete description of the analyses underlying Spencer Trask's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Spencer Trask believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Spencer Trask made numerous assumptions with respect to Pentegra, Omega, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pentegra and Omega. The estimates and other matters, many of which are beyond the control of Pentegra and Omega. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Omega's board of directors with respect to the Merger proposal, Omega stockholders should be aware that certain directors and members of management of Omega may be deemed to have interests in the Merger that are in addition to their interests as Omega stockholders generally. Omega's board of directors was aware of such interests and considered them, among other matters, in approving the Merger.

     Pursuant to the Merger Agreement, the Omega options held by Dean Bellavia, Floyd V. Elliott, Peter Wexler, Ed Mulherin, Steve DeAngelis, Steve Crisilieo, John Clarke, David Grove, Robert Daskal and George Bodiroga will be terminated.

     Each of Robert J. Schulhof, Dean Bellavia, Floyd V. Elliott, Joel Glovsky, Peter Wexler, Ed Mulherin, Steve DeAngelis, Steve Crisilieo and George Bodiroga will also resign their respective positions with Omega effective upon the consummation of the merger and release Omega from any and all claims based upon any Omega employee benefit plan, compensation plan, employment agreement or other contract, arrangement or understanding between such individual and Omega or any subsidiary of Omega. In connection with such release, the foregoing individuals will enter into the agreement or receive the amount of cash set forth opposite his name below:

      Robert J. Schulhof              --   Employment Agreement with Pentegra providing for
                                           an annual salary of $120,000 and an initial term
                                           of one year.
      Dean C. Bellavia, Ph.D.         --   Employment Agreement with Pentegra providing for
                                           an annual salary of $120,000 and an initial term
                                           of one year.
                                      --   Option Agreement providing for the purchase of
                                           35,625 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger.
      Floyd V. Elliot                 --   Employment Agreement with Pentegra providing for
                                           an annual salary of $120,000 and an initial term
                                           of one year.
                                      --   Option Agreement providing for the purchase of
                                           35,625 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger.
      C. Joel Glovsky, D.D.S.         --   Cash payment of $60,000, one-half of which shall
                                           be paid upon consummation of the merger and
                                           one-half of which shall be payable six months
                                           following consummation of the merger.
      Peter I. Wexler                 --   Option Agreement providing for the purchase of
                                           8,903 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger; and
                                      --   Cash payment of $90,000, one-half of which shall
                                           be paid upon consummation of the merger and
                                           one-half of which shall be payable six months
                                           following consummation of the merger.
      Edward M. Mulherin              --   Option Agreement providing for the purchase of
                                           53,417 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger.
                                      --   Cash payment of $120,000, one-half of which
                                           shall be paid upon consummation of the merger
                                           and one-half of which shall be payable six
                                           months following consummation of the merger.

      Steven DeAngelis                --   Option Agreement providing for the purchase of
                                           8,903 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger.
                                      --   Cash payment of $80,000, one-half of which shall
                                           be paid upon consummation of the merger and
                                           one-half of which shall be payable six months
                                           following consummation of the merger.
      Steve Crisilieo                 --   Option Agreement providing for the purchase of
                                           1,781 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation date of
                                           the merger.
                                      --   Cash payment of $60,000, one-half of which shall
                                           be paid upon consummation of the merger and
                                           one-half of which shall be payable six months
                                           following consummation of the merger.
      George Bodiroga                 --   Option Agreement providing for the purchase of
                                           3,462 shares of Pentegra common stock at an
                                           exercise price of $6.125 per share, vesting
                                           ratably over a five-year period beginning on the
                                           first anniversary of the consummation of the
                                           merger.
                                      --   Cash payment of $60,000, half of which shall be
                                           paid upon consummation of the merger and half of
                                           which shall be payable six months following
                                           consummation of the merger.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

GENERAL

     The Merger Agreement contemplates the merger of Special Omega Acquisition Corporation, a subsidiary of Pentegra ("Merger Sub"), with and into Omega, with Omega surviving the merger as a wholly-owned subsidiary of Pentegra. The merger will become effective in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the Merger Agreement, has been satisfied or waived. Following the merger, the directors and executive officers of Pentegra will continue to be the directors and executive officers of the combined company. Robert J. Schulhof will be appointed as Senior Vice
President -- Orthodontic Division of the combined company following the merger. The Merger Agreement obligates Pentegra to have the shares of Pentegra common stock to be issued in connection with the merger approved for listing on the AMEX, subject to official notice of issuance, prior to the consummation of the merger. If the merger is consummated Omega common stock will cease to be traded on the OTC Bulletin Board. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and a copy of which is attached hereto as Annex A.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the consummation of the merger,

     1. all of the issued and outstanding shares of Omega common stock, other than shares to be canceled pursuant to clause 2 immediately below, will be converted into the right to receive 1,800,000 shares of Pentegra common stock in the aggregate (subject to adjustment upon certain changes in the capital stock of Pentegra such as stock splits and subject to reduction in the event that the amount of cash and marketable securities held by Omega at the consummation of the merger or that the dollar amount of certain liabilities of Omega at the consummation of the merger are consistent with the amounts specified in the Merger Agreement),

     2. each share of Omega common stock held by Omega as treasury shares or owned by Pentegra or any Pentegra subsidiaries will be canceled and retired; and

     3. each outstanding option (other than options held by certain of Omega's officers) and warrant to acquire Omega common stock will be assumed by Pentegra as described below.

     Cash will be paid instead of any fractional shares of Pentegra common stock that would otherwise be issuable. The type and amount of consideration payable in the merger were determined through negotiations between Omega and Pentegra and were approved by the Omega and Pentegra boards.

EXCHANGE OF SHARES

     As promptly as practicable after the consummation of the merger, Pentegra will send to each holder of record of shares of Omega common stock a letter of transmittal and instructions. Thereafter, holders of Omega common stock may surrender their certificates to Pentegra, together with a duly executed letter of transmittal. In exchange for such share certificates, holders will receive Pentegra common stock certificates representing such number of shares as described under "Consideration to be Received in the Merger." Holders of shares of unexchanged Omega common stock will not be entitled to receive any dividends or other distributions payable by Pentegra until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain reciprocal representations and warranties of Pentegra and Omega as to, among other things, due organization and good standing, corporate authority to enter into the contemplated transactions, governmental authorization, absence of conflicts with organizational documents and material agreements, capitalization, recent reports filed with the SEC, financial statements, any changes or events, tax matters and finders' fees. In addition, Omega has made certain representations regarding, among other matters, ownership of subsidiaries, compliance with laws, undisclosed liabilities, litigation, labor matters, Year 2000 compliance, environmental matters, employee benefits matters and insurance matters.

     Many of these representations and warranties are qualified by the concept of "material adverse effect," that is to say, such representations and warranties are not intended to apply to facts or circumstances which would not have an adverse effect on the financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than effects caused by:

     - changes in general economic conditions; or

     - changes that affect the dental or orthodontic practice management industry in general.

     The representations and warranties contained in the Merger Agreement will survive until August 1, 2000, except for Omega's representations and warranties concerning tax matters which shall survive for the relevant statute of limitations applicable to the taxable year in which the consummation of the Merger occurs plus ninety days.

CERTAIN COVENANTS

     Pursuant to the Merger Agreement, Omega and Pentegra have agreed that from March 15, 1999 (the date of the Merger Agreement) until the consummation of the merger, Omega and Pentegra and each of their respective subsidiaries will conduct their business in the ordinary course and will use reasonable efforts to preserve intact their present and existing business relationships with material customers, suppliers and others and keep available their present offices and employees.

     Additionally, from the date of the Merger Agreement until the consummation of the merger, without the written consent of Pentegra, Omega may not, nor may it permit any Omega subsidiary to:

     - sell, lease or otherwise dispose of any of its material assets, except in the ordinary course of business;

     - mortgage, pledge or otherwise encumber, or permit to exist any new security interest, lien or encumbrance on, any of its assets, except in the ordinary course of business;

     - except in accordance with the ordinary course of its business, enter into, amend, modify or cancel any material contract;

     - incur any obligation or liability for borrowed money except in the ordinary course of business;

     - make any material investment in, purchase any material assets or securities of, or merge with any person or entity;

     - assume, guarantee, endorse or otherwise become responsible for the obligations of any person or entity, or make loans or advances to any person or entity, except in the ordinary course of business;

     - increase in any manner the compensation of any of the directors, officers or other employees of Omega or its subsidiaries other than increases in compensation of employees who are not officers or directors in the ordinary course of business;

     - pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any director, officer or employee, whether past or present, of Omega or its subsidiaries, or enter into or amend any employment agreement or any benefit plan or arrangement with or for the benefit of any of its directors, officers, employees or of any other person or entity, or approve or grant any stock options, stock appreciation rights or similar awards to any person or entity;

     - declare, set aside or pay any dividend in cash or property, repurchase or otherwise make any distribution, with respect to its capital stock other than in accordance with prior practice;

     - split, combine or otherwise similarly change its capital stock, or redeem any of its capital stock;

     - authorize the creation or issuance of, or issue or sell (other than upon the exercise of previously outstanding options or warrants), any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person or entity any right to acquire from it, any shares of its capital stock;

     - enter into any joint venture, partnership or other similar arrangement except in the ordinary course of business;

     - enter into any agreement or arrangement with an affiliate of Omega or any of its subsidiaries except in the ordinary course of business;

     - enter into any agreement which restricts in any way its ability to compete with any other person or entity;

     - amend its certificate of incorporation or bylaws;

     - cancel or compromise any indebtedness owed to it except in the ordinary course of business;

     - alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for tax or reporting purposes;

     - allow the stock options exercisable for Omega common stock held by certain of Omega's executive officers to be exercised, transferred or assigned; or

     - agree or commit to do any of the foregoing.

     Additionally, from the date of the merger agreement until the Consummation of the Merger, without the written consent of Omega, Pentegra may not, nor may it permit any Pentegra subsidiary to:

     - sell, lease or otherwise dispose of any of its material assets, except in the ordinary course of business;

     - alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for tax or reporting purposes;

     - make any material investment in, purchase any material assets or securities of, or merge with any person or entity that is a competitor of Omega;

     - make any investment in, purchase any material assets or securities of, or merge with any person or entity in a transaction in which Pentegra's investment or purchase or merger consideration is valued in excess of $10,000,000;

     - enter into any joint venture, partnership, or other similar agreement that would change materially the character of Pentegra's business; or

     - agree or commit to do any of the foregoing.

NO SOLICITATION OF TRANSACTIONS.

     Pursuant to the Merger Agreement, Omega has agreed that, subject to the fiduciary duties of Omega's board and applicable law, it will not, until the earlier to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement or (iii) September 30, 1999, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and use its reasonable efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal (as defined below). Omega further agreed that, subject to the fiduciary duties of Omega's board, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or accept an Acquisition Proposal.

     Notwithstanding the foregoing, Omega or its board is permitted to do any of the following: (i) comply, to the extent applicable, with certain federal securities laws requiring action by Omega with regard to certain Acquisition Proposals, (ii) in response to an unsolicited bona fide written Acquisition Proposal, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of Omega or withdraw or modify in any manner its recommendation of the merger if Omega's board concludes that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined below) or (iii) engage in any discussions or negotiations with, or provide any information to, any person or entity in response to an unsolicited bona fide written Acquisition Proposal by any such person or entity if Omega's board concludes that such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal.

     Omega also agreed that, except to the extent that the board of Omega determines, based upon the advice of Robinson & Cole LLP, Omega's outside legal counsel, that doing so would reasonably be expected to violate the fiduciary duties of the board of Omega under applicable law, prior to providing any information or data to any person or entity or entering into discussions or negotiations with any person or entity, the board of Omega shall notify Pentegra of any Acquisition Proposal. Finally, Omega also agreed that, as of the date it executed the Merger Agreement, it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal.

     "Acquisition Proposal" for purposes of the Merger Agreement means any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase (including, without limitation, by way of tender offer) or sale of, all or any significant portion of the assets or more than 19.9% of the outstanding shares of Omega common stock or the common stock of any of its subsidiaries.

     "Superior Proposal" for purposes of the Merger Agreement means a bona fide Acquisition Proposal which Omega's board concludes in good faith (after consultation with its financial advisors and legal counsel) would, if consummated, result in a transaction that is more favorable to Omega's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement; provided that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning assigned to such term set forth in the preceding paragraph except that the references to "19.9%" shall each be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving Omega, or with respect to assets (including the shares of any subsidiary of Omega) of Omega and its subsidiaries, taken as a whole, and not any of its subsidiaries alone.

INDEMNIFICATION

     Pursuant to the Merger Agreement, Omega and certain of its stockholders (the "Indemnifying Omega Stockholders") agree to jointly and severally indemnify and hold harmless Pentegra, its officers, directors, stockholders and subsidiaries (collectively, the "Indemnified Persons"), and reimburse the Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value whether or not involving a third-party claim, arising from, among other things:

     - any breach of any representation or warranty, covenant or agreement made by Omega or the Indemnifying Omega Stockholders in the Merger Agreement, or any other certificate or document delivered by Omega or any Indemnifying Omega Stockholder pursuant to the Merger Agreement;

     - all prorated taxes of Omega and each of its subsidiaries with respect to any taxable period ending on or before the date of the consummation of the Merger to the extent such taxes exceed the amount of the current liability accruals for taxes reflected in Omega's books and records as of the date of the consummation of the merger;

     - any liability of Omega, any Omega subsidiary, any stockholder of Omega, any affiliated practice or any affiliated provider of Omega for costs and expenses (including attorneys' fees) incurred in connection with the negotiation, preparation or closing of the transactions contemplated by the Merger Agreement or the other documents to be executed in connection therewith;

     - any untrue statement of a material fact or omission to state a material fact made by Pentegra in reliance upon and in conformity with written information concerning Omega or the Affiliated Practices furnished to Pentegra by Omega for use in this Joint Proxy Statement/Prospectus; and

     - any untrue statement of a material fact or omission to state a material fact made by Omega in any proxy statement or other stockholder communication related to the Omega Special Meeting.

The indemnity obligations of each Indemnifying Omega Stockholder is limited to the product of the number of shares of Pentegra common stock actually received by such individual Indemnifying Omega Stockholder pursuant to the merger multiplied by the average closing price for Pentegra common stock for the five
(5) trading days immediately preceding the date of the consummation of the merger. Any claim for indemnification pursuant to the Merger Agreement must be asserted by written notice to the party from whom indemnification is sought on or before August 1, 2000. If notice of a claim is not received by the above date, the Indemnifying Omega Stockholders are released from all further liability under the Merger Agreement. The Indemnifying Omega Stockholders have no liability for the first $100,000, in the aggregate, of indemnification payments under the

Merger Agreement; provided, however, that in the event that such $100,000 threshold of indemnification claims is exceeded in the aggregate, the Indemnifying Omega Stockholders are liable for the entire amount of such claims with no deduction for such $100,000 threshold.

OMEGA STOCK OPTIONS

     The Merger Agreement provides that at the consummation of the merger, each Omega option outstanding immediately prior to the consummation of the merger (except for Omega options held by certain Omega executive officers, which are discussed below), regardless of the extent vested and exercisable, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Omega stock option, the same number of shares of Pentegra common stock as the holder of such Omega option would have been entitled to receive pursuant to the Merger Agreement had such holder exercised such Omega option in full immediately prior to the consummation of the merger, rounded up to the nearest whole number. The exercise price will equal $6.125 per share of Pentegra common stock.

     Pentegra has agreed, at or prior to the consummation of the merger, to take all corporate action necessary to reserve for issuance a sufficient number of shares of Pentegra common stock for delivery upon exercise of these substitute options. Within thirty (30) days following the consummation of the merger, Pentegra will file a registration statement with respect to the shares of Pentegra common stock subject to such Pentegra options, and will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as such Pentegra options remain outstanding.

     Pursuant to the Merger Agreement, the Omega options held by Dean C. Bellavia, Floyd V. Elliott, Peter I. Wexler, Edward M. Mulherin, Steve DeAngelis, Steve Crisilieo, John Clarke, David Grove, Robert Daskal and George Bodiroga will be terminated. These arrangements are discussed in more detail under the "Interest of Certain Persons in the Merger."

OMEGA WARRANTS

     Pursuant to the merger, at the consummation of the merger each warrant to acquire shares of Omega common stock outstanding immediately prior to the consummation of the merger, regardless of the extent vested and exercisable, will be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Omega warrant, the same number of shares of Pentegra common stock as the holder of such Omega warrant would have been entitled to receive pursuant to the Merger Agreement had such holder exercised such Omega warrant in full immediately prior to the consummation of the merger, rounded up to the nearest whole number. The exercise price of each warrant to purchase Omega common stock will be equal to the result of (i) the exercise price per share of Omega common stock under the warrant immediately prior to the merger divided by (ii) the number of shares of Pentegra common stock issuable for a share of Omega common stock in the merger.

OTHER COVENANTS

     The Merger Agreement contains other covenants relating to the preparation and distribution of this document, expenses, access to information, public announcements and the listing of the shares of Pentegra common stock issuable in connection with the merger with AMEX and tax matters. In addition, the Merger Agreement contains a general covenant requiring the parties to use their reasonable best efforts to effect the consummation of the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to Each Party's Obligation to Effect the Merger. Each party's obligations to effect the merger are subject to the satisfaction of several conditions including:

     - The approval of Omega's and Pentegra's stockholders of the merger and the Merger Agreement;

     - The absence of any temporary or permanent restraining order or injunction or other order by any federal or state court or any law or regulation preventing consummation of the merger;

     - The receipt of all required statutory approvals; and

     - The registration under the Securities Act of the issuance of the shares of Pentegra common stock in connection with the merger.

     Conditions to Pentegra's and Merger Sub's Obligations to Effect the Merger. Pentegra and Merger Sub's obligations to effect the merger are subject to the satisfaction of several conditions including:

     - The absence of any uncured breach of any representation, warranty, covenant or agreement on the part of Omega having a material adverse effect on Omega or such that closing would put Pentegra or Merger Sub in conflict with federal securities laws;

     - The absence of any material adverse effect on Omega and its subsidiaries taken as a whole;

     - The receipt of all material third-party consents to Omega's participation in and the consummation of the merger;

     - The receipt of amendments to certain of Omega's management services agreements;

     - The receipt of a resignation of and release of liability by each director and executive officer of Omega and each of its subsidiaries;

     - The opinion from EVEREN to the effect that the merger is fair to the stockholders of Pentegra from a financial point of view shall not have been withdrawn prior to the consummation of the merger;

     - None of the Omega options held by Omega's executive officers that are to be terminated pursuant to the merger shall have been exercised, transferred or assigned;

     - The receipt of agreements by certain of Omega's stockholders restricting the sale, transfer or disposition of the shares of the Pentegra common stock for a period of one year after the consummation of the merger; and

     - The receipt of stock pledge agreements from Robert Schulhof and Floyd V. Elliot pursuant to which each of them pledges shares of Pentegra common stock received by him in connection with the merger as collateral for all indebtedness owed by such individual to Omega.

     Conditions to Omega's Obligations to Effect the Merger. Pentegra and Merger Sub's obligations to effect the merger are subject to the satisfaction of several conditions including:

     - The absence of any uncured breach of any representation, warranty, covenant or agreement on the part of Pentegra having a material adverse effect on Pentegra or such that closing would put Omega in conflict with federal securities laws;

     - The absence of any material adverse effect on Pentegra and its subsidiaries taken as a whole;

     - The receipt of all material third-party consents to Pentegra's participation in and the consummation of the merger, including the consent of Bank One, Texas, N.A., which consent had not been obtained by Pentegra as of the date of this Proxy Statement/Prospectus;

     - The opinion from Spencer Trask to the effect that each of the merger and the consideration to be received by Omega stockholders is fair to the stockholders of Omega from a financial point of view shall not have been withdrawn prior to the consummation of the merger; and

     - The listing of the shares of Pentegra common stock issuable to the stockholders of Omega pursuant to the Merger Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

TERMINATION

     The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger, whether before or after approval thereof by the stockholders of Omega and Pentegra:

     - by mutual written consent of the boards of Omega, Merger Sub and Pentegra;

     - by Pentegra or Omega if the consummation of the merger shall not have occurred or on before September 30, 1999; provided that the right to terminate the Merger Agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the consummation of the merger to occur on or before such date;

     - by Pentegra or Omega if any court of competent jurisdiction in the U.S. or other governmental authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and non-appealable;

     - by Pentegra or Omega if the approval of the merger and the Merger Agreement by Omega's stockholders is not obtained at the Omega Special Meeting (or any adjournment thereof);

     - by Pentegra or Omega if the approval of the merger and the Merger Agreement by Pentegra's stockholders is not obtained at the Pentegra Special Meeting (or any adjournment thereof);

     - by Omega if Omega receives a bona fide written Acquisition Proposal from any person or entity (other than Pentegra or its affiliates) which constitutes a Superior Proposal and Omega recommends the Superior Proposal to its stockholders; or

     - by Pentegra if the board of Omega, prior to Omega Special Meeting, (i) shall recommend a Superior Proposal to its stockholders.

TERMINATION FEES PAYABLE BY OMEGA

     If the Merger Agreement is terminated by either party after any person makes an Acquisition Proposal and Omega enters into a letter of intent, agreement in principle or definitive agreement regarding the Acquisition Proposal or another similar transaction, Omega will pay to Pentegra a termination fee of $300,000 in cash within two business days after Pentegra requests that such payment be made.

EXPENSES

     All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement other than termination fees payable upon termination under "Termination Fees Payable by Omega," will be paid by the party incurring such expenses, whether or not the merger is consummated.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The price per share of Pentegra common stock is quoted on AMEX under the symbol "PEN." The price per share of Omega common stock is quoted on the OTC Bulletin Board under the symbol "ORTH." Omega commenced trading on the Nasdaq Small Cap Market on October 1, 1997 and its shares were delisted from trading at that market on April 21, 1999. Since that date shares of Omega common stock have traded on the OTC Bulletin Board. Pentegra commenced trading on the AMEX on March 24, 1998. No cash dividends have been paid on the shares of Pentegra or Omega common stock.

     For the calendar quarters indicated, the table below sets forth the high and low sales prices per share of Pentegra common stock and Omega common stock, in each case as reported on AMEX or Nasdaq Small Cap Market.

                                                        PENTEGRA          OMEGA
                                                         COMMON          COMMON
                                                          STOCK           STOCK
                                                      MARKET PRICE    MARKET PRICE
                                                      -------------   -------------
                                                      HIGH     LOW    HIGH     LOW
                                                      -----   -----   -----   -----
1997
4th Quarter (ended 12/31/97)........................     --      --   $6.25   $2.87
1998
1st Quarter (ended 3/31/98).........................  $8.50   $8.00   $3.25   $2.88
2nd Quarter (ended 6/30/98).........................  $9.00   $6.25   $2.38   $1.69
3rd Quarter (ended 9/30/98).........................  $8.69   $3.87   $1.44   $0.50
4th Quarter (ended 12/31/98)........................  $3.81   $1.75   $0.94   $0.44
1999
First Quarter (ended 3/31/99).......................  $2.81   $1.38   $1.88   $0.44
Second Quarter (through April 19, 1999).............  $1.88   $1.31   $0.56   $0.41

     On March 12, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Pentegra common stock quoted on AMEX was $1.75 and the closing price per share of Omega
common stock reported on Nasdaq Small Cap Market was $1.38. On May   , 1999, the
most recent date prior to the printing of this document, the closing price per
share of Pentegra common stock reported on AMEX was $          and the closing
price per share of Omega common stock reported on the OTC bulletin board was
$          . Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

     Pentegra and Omega do not expect to change their dividend policies before the merger. Pentegra does not expect to declare dividends for the foreseeable future.

                           INFORMATION ABOUT PENTEGRA

     Pentegra's principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018, and its telephone number is (602) 952-1200.

RECENT DEVELOPMENTS

     In connection with its initial public offering in March 1998 (the "IPO"), Pentegra acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and entered into agreements to provide long-term management services to, 77 dentists operating in 63 offices located in 18 states (the "Founding Affiliated Practices"). From the date of the IPO through March 31, 1999, Pentegra has affiliated with an additional 35 practices and 65 dentists operating in 33 offices, increasing the total number of existing practices affiliated with Pentegra ("Affiliated Practices") to 85. During that period, Pentegra also funded six dental practice acquisitions by dentists party to a long-term management services agreement (a "Service Agreement") with Pentegra, which practices were "tucked-in" to an existing Affiliated Practice. These additional practices expand Pentegra's geographical base into nine additional states. In addition to these affiliations, Pentegra is negotiating and will continue to negotiate to affiliate with additional dental practices; however, although Pentegra intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated.

DIVIDEND POLICY

     It is Pentegra's current intention to retain earnings for the foreseeable future to support operations and finance expansion. The payment of any future dividends will be at the discretion of Pentegra's Board of Directors and will depend on, among other things, Pentegra's earnings, financial condition, cash flow from operations, capital requirements, expansion plans, the income tax laws then in effect, the requirements of Delaware law and restrictions that may be imposed by Pentegra's future financing arrangements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT PLANS AND EXPECTATIONS OF PENTEGRA AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THAT SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH AFFILIATIONS, FLUCTUATIONS IN OPERATING RESULTS BECAUSE OF AFFILIATIONS AND VARIATIONS IN STOCK PRICE, CHANGES IN GOVERNMENT REGULATIONS, COMPETITION, RISKS OF OPERATIONS AND GROWTH OF EXISTING AND NEW AFFILIATED DENTAL PRACTICES, AND RISKS DETAILED IN PENTEGRA'S SEC FILINGS.

Overview

     Pentegra provides practice management services to fee-for-service dental practices in the United States. On March 30, 1998, Pentegra acquired simultaneously with the closing of its IPO, substantially all of the tangible and intangible assets, and assumed the liabilities, of the 50 Founding Affiliated Practices. Pentegra also began to provide practice management services to professional corporations or associations owned by the dentist-owners of the Founding Affiliated Practices (one of which split into two separate dental practices immediately after the IPO) pursuant to long-term management service agreements entered into at the time of the IPO.

     The expenses incurred by Pentegra in fulfilling its obligations under the management service agreements will be generally of the same nature as the operating costs and expenses that would have otherwise been incurred by the affiliated practices, including salaries, wages and benefits of practice personnel (excluding dentists and certain other licensed dental care professionals), dental supplies and office supplies used in administering their practices and the office (general and administrative) expenses of their practices. In addition to the operating costs and expenses discussed above, Pentegra incurs personnel and administrative expenses in connection with maintaining a corporate office, which provides management, practice enhancements, administrative and business development services.

Results of Operations (unaudited)

     Following completion of the IPO on March 30, 1998, Pentegra began operations effective April 1, 1998. In May 1998, Pentegra changed its fiscal year from December 31 to March 31, effective for the year beginning April 1, 1998. Management service fee recognition and related expenses began April 1, 1998, and Pentegra began managing 50 dental practices in 18 states. At December 31, 1998, Pentegra managed 82 practices in 96 offices in 26 states.

Components of Revenues and Expenses

     Under the terms of the typical management services agreement with an Affiliated Practice, Pentegra becomes the exclusive manager and administrator of all non-dental services relating to the operation of an Affiliated Practice. The obligations of Pentegra include assuming responsibility for the operating expenses incurred in connection with managing the dental centers. These expenses include salaries, wages and related costs of non-dental personnel, dental supplies and laboratory fees, rental and lease expenses, promotion and marketing costs, management information systems and other operating expenses incurred at the Affiliated Practices. In addition, Pentegra incurs general and administrative expenses related to the financial and administrative management of dental operations, insurance, training and development and other typical corporate expenditures. As compensation for its services under the typical services agreement and subject to applicable law, Pentegra is paid a management fee comprised of two components: (1) a management fee either fixed in amount, an amount usually approximating 35% of the Affiliated Practice's operating profit, before dentist compensation or 15% of the Affiliated Practice's collected gross revenue ("Service Fee") and, (2) the costs incurred by Pentegra on behalf of the Affiliated Practice. Therefore, net revenues represent amounts earned by Pentegra under the terms of its management services agreements with the Affiliated Practices, which generally equate to the sum of the Service Fees and the operating expenses that the affiliated practices paid to Pentegra under the service agreements.

Net Revenue

     Net revenue generated for the nine months ended December 31, 1998 was approximately $26.0 million. During the nine months ended December 31, 1998, Pentegra affiliated with 32 additional dental practices. For the nine months ended December 31, 1998, dental center revenues aggregated to approximately $35.3 million.

Operating Expenses

     Pentegra incurred operating expenses of approximately $24.8 million for the nine months ended December 31, 1998. Operating expenses consisted primarily of salaries, wages and benefits, dental supplies and laboratory fees, rent, advertising and marketing, and general and administrative expenses.

     General and administrative expenses include primarily the corporate expenses of Pentegra. These corporate expenses include salaries, wages and benefits, rent, consulting fees, travel (primarily related to practice development), office costs and other general corporate expenses. For the nine months ended December 31, 1998, general and administrative expenses were approximately $3.2 million which represented 12.5% of net revenue. Included in general and administrative expenses for the nine months ended December 31, 1998 is a one time severance payment of $350,000 to the former Chief Executive Officer of Pentegra.

Income Tax Expense

     Pentegra recognized a tax asset of $817,000. Pentegra concluded that it was more likely than not it would utilize certain tax assets in future years. Pentegra expects the effective tax rate for income generated in fiscal 1999 will be approximately 25%.

Liquidity and Capital Resources

     At December 31, 1998, Pentegra had a working capital balance of approximately $5.2 million. Current assets included approximately $4.7 million in cash and $ 4.6 million in accounts receivable, due entirely from Affiliated Practices. Current liabilities consisted of approximately $3.2 million in accounts payable and accrued liabilities, mostly related to expenses of the Affiliated Practices and $2.3 million in short term notes payable used in the acquisition of certain Affiliated Practices. Pentegra believes that cash on hand, together with the availability under the revolving line of credit will be sufficient to continue execution of its affiliation strategy through 1999.

     On June 1, 1998 Pentegra closed a revolving bank credit facility with Bank One, Texas, N.A., which provides Pentegra with a revolving line of credit of up to $15.0 million, to be used for general corporate purposes including financing of acquisitions, capital expenditures and working capital. The credit facility is collateralized by liens on certain of Pentegra's assets, including its rights under the management service agreements and accounts receivable. The credit facility contains restrictions on the incurrence of additional indebtedness and payment of dividends on the common stock. Additionally, compliance with certain financial covenants is required and the lender has approval rights with respect with acquisitions exceeding certain limits. At December 31, 1998, $8.0 million was outstanding under the revolving line of credit.

     Cash used in investing activities for the nine months ended December 31, 1998 included $1.1 million for purchases of capital equipment, mostly for assets acquired in new practice affiliations, and $6.3 million for the purchase of intangibles associated with those new practice affiliations.

     Cash generated from financing activities for the nine-month period ended December 31, 1998 included draws on the revolving line of credit of approximately $8.0 million and the issuance of 375,000 shares of stock with the exercise of the over-allotment option that provided net proceeds to Pentegra of approximately $3.0 million. Uses of cash during the nine-month period ended December 31, 1998 by financing activities included the payment of costs related to the IPO totaling approximately $1.1 million, and the repayment of debt assumed in the IPO of $392,000. These payments related to liabilities recognized at March 31, 1998.

Year 2000 Issue

     A number of computer programs and other equipment with embedded chips or processors ("Systems") use two digits rather than four digits to define the applicable year. Any Systems that are date sensitive may recognize a date of "00" as the year 1900 rather than the year 2000. This could result in miscalculations or System failures causing disruptions of operations, as well as potentially exposing Pentegra to third party liability. This issue is commonly referred to as the year 2000 problem ("Y2K").

     Pentegra has initiated a Y2K compliance program to ensure that all of the critical Systems and processes that are under its direct control remain functional. Pentegra completed the installation of year 2000 compliant software for its operations prior to the IPO. Accordingly Pentegra does not expect the year 2000 issue to have a material adverse effect on its financial position, results of operations or cash flows.

     Although Pentegra's Y2K compliance program will attempt to determine the Y2K readiness of key third parties, there may be certain Systems or processes relied on by Pentegra that are outside of its control, and there can be no assurance that these Systems or processes will remain functional. Non-compliance by key third parties could have a material adverse effect on the operations of Pentegra. To date, the costs incurred by Pentegra that relate solely to the Y2K compliance program have been minimal. In the opinion of management, the costs to complete Pentegra's Y2K compliance program will not have a material adverse effect on Pentegra's consolidated financial position, results of operations or cash flows.

     Pentegra has received assurance that the systems implemented prior to the IPO are Y2K compliant. In addition, Pentegra has inventoried all hardware and software at the affiliated practices that process information related to practice management. Pentegra has estimated it will incur approximately $250,000 in computer upgrades for Y2K compliance. These upgrades are estimated to be completed by June 1999.

     The failure to correct a material year 2000 problem could possibly result in an interruption in or failure of, certain normal business activities operations. Such failure would materially and adversely affect Pentegra's financial position, results of operations and cash flows. Due to the general uncertainty inherent in the year 2000 problem, including uncertainty regarding the year 2000 readiness of third party suppliers and potential future acquisitions, Pentegra is unable to determine at this time whether the consequences of any possible year 2000 failures will have a material adverse impact on Pentegra's financial position, results or operations and cash flows. Pentegra believes that, with the scheduled completion of its computer system upgrades, the possibility of any material interruption to normal operations should be significantly reduced.

     Pentegra's plans to comply with year 2000 requirements and completion dates are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources and other factors. There can be no assurances, however, that the estimates will be achieved and actual results could differ from those estimates. Specific factors that might cause such material difference include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and correct potential problems and similar uncertainties.

Acquisition of Liberty Dental Alliance

     On November 13, 1998 Pentegra and Liberty Dental Alliance, Inc. ("Liberty") entered into an Agreement and Plan of Merger (the "Liberty Merger Agreement"), pursuant to which Liberty will become a wholly owned subsidiary of Pentegra, and James M. Powers, Jr., D.D.S. was named President of Pentegra, replacing Gary S. Glatter. The Liberty Merger Agreement provides Pentegra will pay (a) $0.01 per share for each outstanding share of Liberty common stock, par value $0.01 per share at closing and (b) up to $3.99 per share and options to purchase up to
0.25 shares of common stock of Pentegra with an exercise price of $6.125 per share for each share of Liberty common stock (collectively, the "Additional Common Merger Consideration") in accordance with the following:

     (i) One-third of the Additional Common Merger Consideration is payable upon completion of affiliations with dental practices under a letter of intent with Liberty ("Liberty Affiliations") that had collected revenues for the year ended December 31, 1997 ("1997 Practice Revenues") aggregating to at least $10,000,000;

     (ii) One-third of the Additional Common Merger Consideration is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $15,000,000; and

     (iii) One-third of the Additional Common Merger Consideration is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $15,000,000.

The holders of shares of Liberty common stock will forfeit any right to receive Additional Common Merger Consideration related to Liberty Affiliations not consummated by

June 30, 1999. As of November 13, 1998, there are 315,750 shares of Liberty common stock outstanding, which would result in Pentegra paying an aggregate of up to $1,263,000 cash and issuing options to acquire up to 78,938 shares of Pentegra common stock.

     The Liberty Merger Agreement also provides that Pentegra pay (a) $0.01 per share for each outstanding share of Liberty Class B common stock, par value $0.01 per share at closing and (b) up to one share of common stock for each outstanding share of Liberty class B common stock (the "Additional Class B Merger Consideration") in accordance with the following:

     (i) One-fifth of the Additional Class B Merger Consideration is payable upon completion of Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $10,000,000;

     (ii) Three-tenths of the Additional Class B Merger Consideration is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $10,000,000;

     (iii) Two-fifths of the Additional Class B Merger Consideration is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $20,000,000; and

     (iv) One-tenth of the Additional Class B Merger Consideration is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $10,000,000.

The holders of shares of Liberty class B common stock will forfeit any right to receive Additional Class B Merger Consideration related to Liberty Affiliations not consummated by June 30, 1999. As of November 13, 1998, there are 545,000 shares of Liberty class B common stock outstanding, which would result in Pentegra paying an aggregate of up to $5,450 cash and up to 545,000 shares of Pentegra common stock. Consummation of the Liberty Merger Agreement, which is anticipated to occur prior to June 30, 1999, is subject to, among other things, Pentegra obtaining the consent of its lenders.

     In connection with the Liberty Merger Agreement, Pentegra has agreed to pay investment banking fees of up to $600,000 to SunTrust Equitable Securities Corporation, $166,667 of which is payable upon completion of Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $10,000,000, $166,667 of which is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $15,000,000 and $266,666 of which is payable upon completion of additional Liberty Affiliations that had aggregate 1997 Practice Revenues of at least $15,000,000. Pentegra also agreed to issue an aggregate of 145,000 options to acquire Pentegra common stock to certain consultants of Pentegra with an exercise price of $6.125 per share, in the same proportions and upon completion of Liberty Affiliations as the Additional Common Merger Consideration is payable.

     As of March 31, 1999, Pentegra had completed Liberty Affiliations with 17 dental practices. These dental practices generated aggregate annual patient revenue of approximately $13 million during their most recently completed fiscal year, and include dentists treating patients in 17 dental offices. The aggregate consideration paid by Pentegra for these practices consisted of approximately $5.6 million in cash, 1,295,268 shares of Pentegra common stock and approximately $3.6 million aggregate principal amount of 6% Series A convertible subordinated notes, due November 2003, and $160,000 aggregate principal amount of 6% of Series B convertible subordinated notes due April 1, 2004.

BUSINESS

Overview

     Pentegra was formed to provide management, administrative, development and other services to dental practices throughout the United States. Pentegra's approach to dental practice management, the Pentegra Dental Program, was developed by Omer K. Reed, D.D.S. and is designed to increase revenues and lower costs at Affiliated Practices while freeing the practicing dentists to focus on the delivery of high-quality care. Pentegra will earn management service fees under long-term service agreements with Affiliated Practices. In most cases, service fees payable to Pentegra under the Service Agreements represent a share of the Affiliated Practices' operating profits, thereby providing incentives for Pentegra and the Affiliated Practices to work together to maximize practice profitability. Pentegra will also seek to grow by acquiring practice management companies and affiliating with additional dental practices.

     As of March 31, 1999, Pentegra has entered into Service Agreements with its Affiliated Practices, which include approximately 121 dentists and 99 dental offices located in 27 states (the "Affiliates"). In addition, Pentegra acquired from Dr. Reed the assets of a consulting firm, Pentegra, Ltd., which was founded in 1988, and a seminar company, Napili, which was founded in 1963. The clinical, administrative and marketing training developed and provided by these companies to practicing dentists and their teams are the foundation for the Pentegra Dental Program. The Pentegra Dental Program is available exclusively to Affiliated Practices.

     Pentegra believes it has several advantages that would lead dental practices to seek to affiliate with Pentegra: (i) Pentegra and the Founding Affiliated Practices focus on providing traditional fee-for-service dental care, which Pentegra believes is highly profitable and professionally rewarding for dentists; (ii) the Pentegra Dental Program offers proven techniques to increase practice profitability substantially; (iii) both Pentegra and the Affiliated Practices will have incentives to work together to maximize practice profitability; and (iv) affiliation with Pentegra will enable Affiliated Practices to benefit from professional management techniques, economies of scale in administrative and other functions, and enable affiliated dentists to dedicate more time and effort towards the growth of their practices.

Industry

     The Health Care Finance Administration ("HCFA") estimates that in 1995, approximately $43 billion was spent in the United States on dental services. HCFA projects annual dental expenditures to increase at an average annual rate of six percent per year, reaching $79 billion in the year 2005. Pentegra believes there are several factors that will drive growth in dental expenditures in the United States, including (i) the aging of the population, which increases the demand for restorative and maintenance procedures (e.g., crowns, bridges and implants) that tend to be more profitable than routine procedures (e.g., cleanings and fillings); (ii) the increasing attention to dental health and wellness, with greater emphasis on personal appearance, which increases the demand for general dentistry services and, in particular, cosmetic dental procedures (e.g., porcelain bonding and bleaching), which also tend to be more profitable than routine procedures; and (iii) the increasing percentage of the population covered by some form of dental insurance, which, according to the National Center for Health Statistics, makes patients more likely to seek treatment from their dentist.

     Payments for dental services are made either directly by patients or by third-party payors. Third-party payors primarily consist of private insurance indemnity plans, preferred provider organizations ("PPOs") and dental health maintenance organizations and other managed care programs ("DHMOs"). Private indemnity insurance companies typically pay for a patient's dental care on a fee-for-service basis, while PPO plans pay on a discounted fee-for-service basis. DHMO plans typically pay on a per-person, per-month basis regardless of the level of service provided to the patient. In the case of both PPOs and DHMOs, patients typically must pay on a fee-for-service basis for any services outside the limited range of dental procedures covered. According to the 1997 Mercer Consulting Group survey of Employer-Sponsored Health Plans, approximately 86% of the respondents in that survey reported that they offer their employees dental plans that pay for dental services on a fee-for-service basis, while approximately 22% of the plans surveyed are PPO and DHMO plans (i.e., discounted fee-for-service payments or capitated payments). According to HCFA, only approximately four percent of all payments for dental care are made under the Medicaid program (which provides limited coverage for indigent children), with no coverage being provided by the Medicare program.

     In a 1995 survey, the ADA reported that there were approximately 153,000 active dentists in the United States, approximately 88% of whom were practicing either alone or with only one other dentist. In recent years, dentists have begun to consolidate into affiliated groups and with practice management organizations. Dentists who affiliate with practice management companies gain several benefits, such as opportunities to achieve economies of scale, to implement cost management techniques and to gain access to capital for new equipment and other working capital needs.

Business Strategy

     Pentegra's objective is to become a leader in providing dental practice management services. In order to achieve this objective, Pentegra's strategy includes the following elements:

     - Focus on Traditional Fee-for-Service Dental Care. According to the 1997 Mercer Consulting Group Survey of Employer-Sponsored Health Plans, approximately 86% of the respondents in that survey reported that they offer their employees dental plans that pay for dental services on a fee-for-service basis. Pentegra believes that fee-for-service care is high-quality, highly profitable and professionally rewarding for dentists.

     - Increase Productivity and Profitability of Affiliated Practices by Implementing the Pentegra Dental Program. The Pentegra Dental Program involves implementing techniques designed to increase revenues and lower costs, as well as methods to make the dentist and his or her practice team more efficient in the delivery of dental care.

     - Lower Operating Costs by Achieving Economies of Scale. Pentegra believes that, as a result of its size and resources, it will be able to provide Affiliated Practices with certain management functions at lower cost than if the Affiliated Practices were to perform the services by themselves.

     - Free the Dentist to Focus More Time on the Practice of
       Dentistry. Pentegra will relieve practicing dentists of administrative tasks. Pentegra believes its management and administrative support will substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices.

     - Grow Through Acquisitions and Affiliations of Additional Dental Practices. Pentegra will generally seek to affiliate with practices that have high potential for future growth, particularly through implementation of the Pentegra Dental Program, an established reputation for high-quality care and a strategic fit either in an existing market or as an entry into a new market.

Services and Operations

The Pentegra Dental Program

     Pentegra intends to implement the Pentegra Dental Program at each Affiliated Practice. The Pentegra Dental Program was developed by Dr. Reed through Pentegra, Ltd. and Napili. Napili was founded in 1963 and has conducted technical and management seminars for over 15,000 practicing dentists, including many who have attended these seminars more than once. As a result of demand by attendees of Napili seminars, Dr. Reed established Pentegra, Ltd. in 1988 to provide hands-on, on-site training and services to small groups of dentists. Pentegra, Ltd. and Napili are wholly owned by Pentegra and their services are available exclusively to Affiliated Practices.

     Pentegra focuses on traditional fee-for-service practices, which generate revenue by providing care to their established patient bases and typically grow through patient referrals. Pentegra believes that the average dentist has the skills necessary to diagnose and provide appropriate care to patients, but many of them have not developed the skills needed to obtain patient acceptances of, and commitments to, the treatment plans. As a result, a significant amount of recommended care may not be completed, with correspondingly lower revenues to the dentists.

     The Pentegra Dental Program is based on a cooperative approach that emphasizes patient wellness and involves the dentist and his or her patient mutually agreeing on a program to achieve and maintain optimal oral health. Pentegra will provide seminars and on-site training and support to assist affiliated dentists (who will control the practice of dentistry at Affiliated Practices) and their teams to communicate effectively with each patient regarding the type and value of care needed, obtain the patient's commitment to a treatment plan and then implement the agreed-upon treatment plan. An initial on-site consulting and training session will be provided to Affiliated Practices lasting from one to three days, with subsequent sessions provided as necessary. At each initial session, Pentegra will perform an analysis that includes on-site observation of the dental practice, monitoring of the clinical staff and patient flow, as well as a review of the charting and record documentation of the care provided. The purpose of this analysis is to identify areas where improvements might be made in the day-to-day operations of the dental practice, including changes in personnel and facility utilization, patient scheduling and communication (both between the dentist and his or her staff and between all dental practice personnel and its patients). In addition, the dental practice's personnel, including its dentists, are introduced to techniques designed to (i) improve communication among them and (ii) sensitize them to becoming more confident and consistent in their communications with patients in order to ensure that each patient is fully informed and agrees with the dentist on a mutually acceptable treatment plan. Pentegra and the Affiliated Practices will monitor the patients' treatment plans by using active recall systems to ensure that scheduled treatments are actually performed. The Pentegra Dental Program stresses quality of care and personal attention, both of which Pentegra believes are highly valued by patients and help achieve treatment plan acceptance. Pentegra intends to develop and maintain a statistical database for each Affiliated Practice to define and measure the standard of care and assure that the desired standards are being achieved.

     The Pentegra Dental Program also analyzes and rationalizes fee structures to increase profitability. Pentegra believes that typical fee structures do not accurately reflect all direct and indirect costs of various procedures. In order to address this, Pentegra will use time-related cost allocation models to recommend fee structures for Affiliated Practices that are designed to reflect the true cost of procedures and, hence, increase profitability.

     In addition, the Pentegra Dental Program focuses on increasing the productivity of the dentist and his or her team. Pentegra will seek to increase the use of hygienists and production at the Affiliated Practices. A number of dental services can be provided by hygiene teams with only limited involvement by the dentist, thereby enabling dentists to use their extra time on higher margin procedures requiring greater expertise and skill. Pentegra will also monitor the Affiliated Practices' patient scheduling and time spent with patients, and will provide office design services, in order to increase utilization of existing dental equipment and personnel.

Management Information Systems

     Pentegra utilizes an integrated server-based information system to track important operational and financial data related to each Affiliated Practice's performance. Pentegra's management information system allows Pentegra to collect from each Affiliated Practice, on a daily basis, data on patients seen, number and type of procedures performed, billing and collections, and other data needed for financial reporting and analysis. Pentegra then compiles and analyzes this data in order to promote efficiency and assure high quality care at Affiliated Practices, as well as maintain necessary financial controls. Pentegra's management information system will also enable Pentegra to centralize certain functions, such as accounts payable and payroll processing, and achieve economies of scale.

     The centralized data repository of Pentegra's management information system has been completed. Pentegra's financial reporting system is operational at all of the Founding Affiliated Practices, and will be installed promptly at all future Affiliated Practices as they affiliate with Pentegra. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by Affiliated Practices could have a material adverse effect on the successful implementation of Pentegra's expansion strategy. In addition, Pentegra will have some systems that will remain decentralized for at least some time, such as cash collections. Accordingly, Pentegra will rely on local staff for certain functions.

Other Practice Management Services

     Pentegra provides other practice management services to the Affiliated Practices, including staffing, general business and professional dental education and training to affiliated dentists, dental hygienists and office staff, employee benefits administration, advertising and other marketing support and, where permitted by applicable law, dentist recruiting. This management and administrative support is designed to substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices. In addition, Pentegra has negotiated, on behalf of Affiliated Practices, discounts on, among other things, dental and office supplies, health and malpractice insurance and equipment. Pentegra does not currently intend to enter into any agreements with third-party payors. In certain markets, Pentegra may assist Affiliated Practices in securing reimbursement contracts from third-party payors. In those limited situations, Pentegra's role will be to negotiate and administer the contracts on behalf of the Affiliated Practices.

Locations

     As of April 22, 1999, Pentegra provides management services to Affiliated Practices with offices in the following states:

                                                                NUMBER OF
                                                     --------------------------------
STATE                                                PRACTICES    OFFICES    DENTISTS
-----                                                ---------    -------    --------
Alaska.............................................       1           1          1
Arizona............................................       6           6          7
Arkansas...........................................       1           2          1
California.........................................       2           2          3
Colorado...........................................       5           6          6
Florida............................................       4           4          5
Illinois...........................................       1           1          1
Kansas.............................................       1           1          2
Louisiana..........................................       4           4          5
Maine..............................................       1           1          1
Maryland...........................................       1           1          1
Massachusetts......................................       1           1          2
Michigan...........................................       1           1          1
Missouri...........................................       1           1          1
Nebraska...........................................       1           2          4
New Mexico.........................................       1           1          2
New York...........................................       5           5          5
North Dakota.......................................       2           2          2
Ohio...............................................       2           3          3
Oklahoma...........................................       6           7          8
Oregon.............................................       1           1          1
South Carolina.....................................       1           1          1
Tennessee..........................................       4           7          7
Texas..............................................      29          33         45
Virginia...........................................       1           2          2
Washington.........................................       2           2          2
Wisconsin..........................................       1           1          1
                                                        ---         ---        ---
Totals.............................................      86          99        120
                                                        ===         ===        ===

     Most office facilities are leased by Pentegra, in some cases from the owner of the Affiliated Practice using the facility. Pursuant to its Service Agreements, Pentegra will provide all the office facilities (which it intends to lease), dental equipment and furnishings to the Affiliated Practices.

Service Agreements

     Pentegra has entered into a Service Agreement with each Affiliated Practice under which Pentegra is the exclusive manager and administrator of non-dental services relating to the operation of the Affiliated Practices. The following is intended to be a brief summary of the typical form of Service Agreement Pentegra entered into with each Affiliated Practice. Pentegra expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Affiliated Practices and the requirements of applicable law and governmental regulations.

     The Service Fees payable under the Service Agreements to Pentegra by the professional corporations or associations formed by the dentist-owners of the Affiliated Practices were determined in arm's-length negotiations among the parties. Those Affiliated Practices that have revenues greater than the average amount of revenues generated by the Affiliated Practices will typically require more administrative and other services from Pentegra than those Affiliated Practices with lower than average revenues. Such fees, together with reimbursement for operating and non-operating expenses of each Affiliated Practice to be paid by Pentegra pursuant to the Service Agreements, are payable monthly and consist of various combinations of the following: (i) a percentage (ranging from 30% to 40%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice; (ii) a percentage (16%) of the Affiliated Practice's dental service revenues, not to exceed a percentage (35%) of the difference between those revenues and operating expenses associated with the operation of the Affiliated Practice; (iii) the greater of (a) a percentage (not to exceed 35%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a specified fixed fee or (iv) a percentage (15%) of the Affiliated Practice's net revenues. In addition, with respect to four of the Affiliated Practices, the Service Fees are based on fixed fees that are subject to renegotiation on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pursuant to each Service Agreement, Pentegra, among other things, (i) acts as the exclusive manager and administrator of non-dental services relating to the operation of the Affiliated Practice, subject to certain matters reserved to the Affiliated Practice, (ii) administers the billing of patients, insurance companies and other third-party payors and collect on behalf of the Founding Affiliated Practice the fees for professional dental and other services and products rendered or sold by the Affiliated Practice, (iii) provides, as necessary, clerical, accounting, payroll, legal, bookkeeping and computer services and personnel, information management, printing, postage and duplication services and transcribing services, (iv) supervises and maintain custody of substantially all files and records (other than patient records if prohibited by applicable law), (v) provides facilities, equipment and furnishings for the Affiliated Practice, (vi) orders and purchase inventory and supplies as reasonably requested by the Affiliated Practice and (vii) implements, in consultation with the Affiliated Practice, public relations or advertising programs.

     Pursuant to each Service Agreement, the respective Affiliated Practice retains the decision-making power and responsibility for, among other things,
(i) hiring, compensating and supervising dentist-employees and other licensed dental professionals, (ii) ensuring that dentists have the required licenses, credentials, approvals and other certifications appropriate for the performance of their duties and (iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of dentistry. In addition, the Affiliated Practice will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services.

     Each Service Agreement is for an initial term of 30 to 40 years, with automatic extensions (unless specified notice is given) of five years. The Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Service Agreement may be terminated by Pentegra (i) if the Affiliated Practice or a dental employee engages in conduct for which the dental employee's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he, she or it cannot engage in the practice of dentistry or (ii) upon a breach by the dentist of the employment agreement between the Affiliated Practice and the dentist.

     The Service Agreement requires the Affiliated Practice to enforce the employment agreements between the Founding Affiliated Practice and the dentists associated with the Affiliated Practice (the "Dentist Employment Agreements"). If the Affiliated Practice does not enforce such employment agreement, Pentegra may, at its option, require the Affiliated Practice to either assign (i) such employment agreement or (ii) the rights to enforce the covenant not to compete set forth therein to Pentegra or its designee.

     The Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Affiliated Practice and Pentegra is responsible for obtaining general liability and property insurance for the Affiliated Practice.

     Upon termination of a Service Agreement, the Affiliated Practice has the option to purchase and assume, and Pentegra has the option to require the Affiliated Practice to purchase and assume, the assets and liabilities related to the Affiliated Practice at the fair market value thereof, except in certain circumstances where the Affiliated Practice or Pentegra, as applicable, was in breach of the Service Agreement.

Dentist Agreement

     Substantially all of the dentist-owners of the Affiliated Practices entered into a dentist agreement, which provides Pentegra such dentist's guarantee (for the initial five years and for so long thereafter as he or she owns any interest in the Affiliated Practice) of the Affiliated Practice's obligations under the applicable Service Agreement. In addition, such agreement provides that the dentist may not sell his or her ownership interest during the dentist's five-year employment term without Pentegra's prior written consent. In the event of a default under the Service Agreement by the Affiliated Practice, the dentist agreement provides that Pentegra may, at its option, require the Affiliated Practice to convey its patient records and the capital stock of the Affiliated Practice to Pentegra's authorized designee, who, in any such case, Pentegra anticipates will be a dentist affiliated with an Affiliated Practice.

Dentist Employment Agreements

     Each Affiliated Practice will be a party to a Dentist Employment Agreement with each dentist owner. The Dentist Employment Agreements with substantially all of the dentists who received cash or Pentegra common stock in the Affiliations are for an initial term of five years and continue thereafter on a year-to-year basis until terminated under the terms of the agreements. The Dentist Employment Agreements provide that the employee dentist will not compete with the Affiliated Practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area (usually a 25 mile radius). If employment of a dentist is terminated during the initial five-year term without the consent of Pentegra for any reason other than the dentist's death or disability or the occurrence of certain events outside the dentist's control, an event of default will occur under the Service Agreement. In certain jurisdictions a covenant not to compete may not be enforceable under certain circumstances. See "Risk
Factors -- Reliance on Affiliated Practices and Dentists."

Competition

     Pentegra anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. Pentegra is aware of several publicly traded dental practice management companies that have operations in jurisdictions where one or more Founding Affiliated Practices conduct business and several companies pursuing similar strategies in other segments of the health care industry. Certain of these competitors have greater financial and other resources than Pentegra and have operations in areas where Pentegra may seek to expand in the future. Additional companies with similar objectives are expected to enter Pentegra's markets and compete with Pentegra. In addition, the business of providing dental services is highly competitive in each market in which Pentegra will operate. Each of the Affiliated Practices faces local competition from other dentists, some of whom have more established practices. There can be no assurance that Pentegra or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on Pentegra or the Affiliated Practices.

Employees

     As of March 31, 1999, Pentegra employed 34 persons at its corporate office and 602 persons at the offices of its Affiliated Practices. None of Pentegra's employees is represented by collective bargaining agreements. Pentegra considers its employee relations to be good.

Litigation and Insurance

     The Affiliated Practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits or claims involving Pentegra or dentists at the Affiliated Practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although Pentegra does not control the practice of dentistry by the Affiliated Practices, it could be asserted that Pentegra should be held liable for malpractice of a dentist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and Pentegra maintains liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

     Pentegra is currently not a party to any claims, suits or complaints. Pentegra may become subject to certain pending claims (each of which is an ordinary routine proceeding incidental to the business of the applicable Affiliated Practice) as the result of successor liability in connection with the Affiliations; however, it is management's opinion that the ultimate resolution of those claims will not have a material adverse effect on the financial position, operating results or cash flows of Pentegra.

     The Affiliated Practices have maintained professional liability insurance coverage, generally on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. Pentegra intends to acquire similar coverage after the closing of the Affiliations, since Pentegra, as a result of the Affiliations, will in some cases succeed to the liabilities of the Affiliated Practices. Therefore, claims may be asserted against Pentegra after the closing of Affiliations for events that occurred prior to such closing.

Government Regulation

     The dental services industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry, prohibitions on fraud and abuse, restrictions on referrals and self-referrals, advertising restrictions, restrictions on delegation and state insurance regulation.

Corporate Practice of Dentistry and Fee-splitting Restrictions

     The laws of many states permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, professional association, limited liability company or limited liability partnership. These laws prohibit business corporations such as Pentegra from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as Pentegra) from controlling the professional assets of a dental practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants) or controlling the content of a dentist's advertising or professional practice. The laws of many states also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee, provided certain conditions are met. Pentegra believes that its operations will not contravene any restriction on the corporate practice of dentistry. There can be no assurance, however, that a review of Pentegra's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of Pentegra or that the regulatory environment will not change, requiring Pentegra to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of Pentegra's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited. In particular, recently proposed amendments to the laws restricting the practice of dentistry by non-dentists in the State of Texas and recently proposed amendments to the rules of the Board of Dental Examiners of the State of Texas interpreting whether a person or entity is engaging in the illegal practice of dentistry may make certain terms (including the provisions relating to the computation of the management fee) of the Combined Company's management services agreements with its affiliated practices in Texas unenforceable. A substantial portion of the Combined

Company's revenues are expected to be derived from management fees earned from the provision of management services to affiliated practices in Texas and there can be no assurance that these proposed amendments, if adopted, will not have a material adverse effect on the Combined Company.

     In many states in which the Affiliated Practices are located, there is no case law or other authority interpreting the foregoing provisions. There are, however, interpretations in some states of analogous medical provisions. One recent example is in the State of Florida, where the Florida Board of Medicine recently considered the issue of whether a physician practice is permitted to enter into a management agreement pursuant to which the managing entity earns a management fee which includes a percentage of the practice's net income as consideration for providing certain management and operational services. The Florida Board of Medicine issued an opinion indicating that such a management agreement is prohibited by applicable fee-splitting statutes. However, that order has been stayed pending its appeal to the Florida courts. Although the Florida Board of Medicine's decision did not apply to dental practices, the court considering the appeal of the Board of Medicine's order could reach conclusions or make statements that affect the application of fee-splitting provisions applicable to dental management agreements. Pursuant to the terms of the Service Agreements, in the event such a Service Agreement were determined to be in violation of applicable law, the agreement would have to be amended in a manner that complies with applicable law and preserves, to the greatest extent possible, the economic interests of the parties thereto.

Fraud and Abuse Laws and Restrictions on Referrals and Self-Referrals

     Many states in which the Affiliated Practices are located have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the Affiliated Practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most states in which the Affiliated Practices are located have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the Affiliated Practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states, including Alaska, Florida and Maine, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist. The Service Agreements that will be entered into by Pentegra with respect to Affiliated Practices in Florida and Maine will provide that equipment and offices owned or leased by Pentegra and used at an Affiliated Practice will remain under the exclusive control of the dentists employed by that Affiliated Practice.

     Federal laws regulating the provision of dental care apply only to dental services which are reimbursed under the Medicare and Medicaid programs. Because none of the Affiliated Practices receive any revenue under Medicare or Medicaid, the impact of these laws on Pentegra is anticipated to be negligible.

     There can be no assurance, however, that Affiliated Practices will not have patients in the future covered by these laws, or that the scope of these laws will not be expanded in the future, and if expanded, such laws or interpretations thereunder could have a material adverse effect on Pentegra.

     The federal fraud and abuse statute prohibits, subject to certain safe harbors, the payment, offer, solicitation or receipt of any form of remuneration in return for, or in order to induce: (i) the referral of a person for service,
(ii) the furnishing or arranging to furnish items or services or (iii) the purchase, lease or order or the arrangement or recommendation of a purchase, lease or order of any item or service which is, in each case, reimbursable under Medicare or Medicaid. The statute reflects the federal government's policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Because dental services are covered under various government programs, including Medicare and Medicaid, this federal law applies to dentists and the provision of dental services under those programs.

     Significant prohibitions against dentist self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as Stark II, amended prior physician and dentist self-referral legislation known as Stark I (which applied only to clinical laboratory referrals) by dramatically enlarging the list of services and investment interests to which the self-referral prohibitions apply. Stark II prohibits a physician or dentist, or a member of his or her immediate family, from making referrals for certain "designated health services" to entities in which the physician or dentist has an ownership or investment interest, or with which the physician or dentist has a compensation arrangement. "Designated health services" include, among other things, clinical laboratory services, radiology and other diagnostic services, radiation therapy services, durable medical equipment, prosthetics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions include referrals within the physician's or dentist's own group practice (unless such practice satisfies the "group practice" exception) and referrals in connection with the physician's or dentist's employment arrangements with the practice (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicare or Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of, Stark II can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. Pentegra believes that its operations as presently conducted do not pose a material risk under Stark II, primarily because Pentegra does not provide "designated health services." Nevertheless, there can be no assurance that Stark II will not be interpreted or hereafter amended in a manner that has a material adverse effect on Pentegra's operations.

Other Federal Regulations

     Federal regulations also allow state licensing boards to revoke or restrict a dentist's license in the event such dentist defaults in the payment of a government-guaranteed student loan, and further allow the Medicare program to offset such overdue loan payments against Medicare income due to the defaulting dentist's employer. Pentegra cannot assure compliance by dentists with the payment terms of their student loans, if any.

     The operations of the Affiliated Practices are also subject to compliance with regulations promulgated by the Occupational Safety and Health Administration ("OSHA"), relating to such matters as heat sterilization of dental instruments and the use of barrier techniques such as masks, goggles and gloves.

Licensure, Advertising Restrictions and Limitations on Delegation

     The dentists associated with the Affiliated Practices must possess a license from the applicable state Board of Dental Examiners and a permit from the U.S. Drug Enforcement Agency. Additionally, to the extent required by applicable state laws, dentists associated with the Affiliated Practices must also possess a state controlled substance permit or certificate from their respective states.

     Some states prohibit the advertising of dental services under a trade or corporate name. Some states require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

Insurance Regulation

     There are certain state insurance regulatory risks associated with Pentegra's anticipated role in negotiating and administering managed care contracts on behalf of the Affiliated Practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that Pentegra or the Affiliated Practices are engaged in the business of insurance because of the capitation features (or similar features under which an Affiliated Practice assumes financial risk) that may be contained in managed care contracts. In the event that Pentegra or an Affiliated Practice is determined to be engaged in the business of insurance, Pentegra or the Affiliated Practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that Pentegra's operations would not be adversely affected if Pentegra or any of the Affiliated Practices were to become subject to state insurance regulations.

Health Care Reform

     The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect Pentegra's relationships with dentists or the operation of Affiliated Practices.

MANAGEMENT

Directors and Executive Officers

     As required by Pentegra's Bylaws, a majority of Pentegra's Board of Directors are dentists who are affiliated with Affiliated Practices. The following table sets forth certain information concerning Pentegra's directors and the executive officers of Pentegra (ages are as of March 31, 1999):

NAME                                  AGE                 POSITION
----                                  ---                 --------
James M. Powers, Jr., D.D.S. .......  41    Chairman, President and Chief
                                            Executive Officer
Omer K. Reed, D.D.S. ...............  67    Clinical Officer and Director
Sam H. Carr.........................  42    Senior Vice President, Chief
                                            Financial Officer, Secretary and
                                            Director
James L. Dunn, Jr. .................  37    Senior Vice President and Chief
                                            Development Officer
John G. Thayer......................  46    Senior Vice President and Chief
                                            Operating Officer
Ronnie L. Andress, D.D.S. ..........  44    Director
James H. Clarke, Jr., D.D.S. .......  51    Director
Ronald E. Geistfeld, D.D.S. ........  65    Director
Mack E. Greder, D.D.S. .............  55    Director
Roger Allen Kay, D.D.S. ............  55    Director
Gerald F. Mahoney...................  56    Director
Anthony P. Maris....................  65    Director
George M. Siegel....................  61    Director
Ronald M. Yaros, D.D.S. ............  53    Director

     JAMES M. POWERS, JR., D.D.S. has served as Pentegra's Chairman of the Board and Chief Executive Officer since November 1998. Dr. Powers served as Chairman of the Board and President of Liberty Dental Alliance, Inc. from September 1997, until November 1998, when Pentegra agreed to acquire Liberty Dental Alliance, Inc. Liberty Dental Alliance, Inc. was a Nashville, Tennessee based dental practice management company in its formative stages which had letters of intent to purchase the assets of 75 independent dental practices. Dr. Powers also has served as the Chairman of the Board of Directors of Clearridge, Inc., a Nashville based bottled water company since May 1993. He served as President of Clearridge, Inc., from May 1993 to January 1997. Dr. Powers was a co-founder and member of the Board of Directors of Barnhill's Country Buffet, Inc., a Memphis, Tennessee based 23 unit restaurant chain. Since his graduation from the University of Tennessee College of Dentistry in 1979 until November 1998, Dr. Powers practiced dentistry in a private practice in Waverly, Tennessee. He also received MBA from Vanderbuilt University.

     OMER K. REED, D.D.S. has served as Clinical Officer since May 1997 and served as Pentegra's Chairman of the Board from May 1997 to November 1998. He founded Pentegra, Ltd. in 1988 and Napili in 1963, and is a practicing dentist with one of the Founding Affiliated Practices. Since inception, Pentegra, Ltd. and Napili have provided comprehensive management and consulting services to dental practices around the nation.

In 1965, Dr. Reed founded the CeramDent Laboratory and he has maintained a private dental practice in Phoenix since 1959. He has held associate professorships in the Departments of Ecological Dentistry at the University of North Carolina, Chapel Hill (1978-1988) and the University of Minnesota (1982-1991), and has lectured extensively around the world on various subjects related to the practice of dentistry. Dr. Reed also serves on the Board of Directors of Century Companies of America, CUNA Mutual Insurance Group and the American Volunteer Medical Team.

     SAM H. CARR has served as Pentegra's Senior Vice President and Chief Financial Officer since September 1997. From September 1996 until August of 1997, Mr. Carr served as Vice President -- Finance and Corporate Development of Ankle & Foot Centers of America, LLP, a podiatry practice management company. From February 1995 until July 1996, Mr. Carr was a Senior Manager with Arthur Andersen LLP. Prior thereto, Mr. Carr was Chief Financial Officer of Columbia/HCA's Bellaire Hospital in Houston, Texas from January 1994 until January 1995, and Vice President of Finance of St. Vincent Hospital in Santa Fe, New Mexico from 1990 until 1994. From 1978 to 1990, Mr. Carr was an accountant with Arthur Andersen L.L.P. Mr. Carr is a certified public accountant.

     JAMES L. DUNN, JR. has served as Pentegra's Senior Vice President and Chief Development Officer since July 1997 and served as a Director from March 1997 to March 1998. Since 1987, Mr. Dunn has been an attorney practicing as a sole practitioner in Houston, Texas. His legal practice is focused on providing services to members of the dental community. He has been actively involved in the valuation and sale of dental practices over the past five years. In 1995, Mr. Dunn was appointed to the Texas Medical Disclosure Panel, the body that determines which dental procedures require informed consent. Mr. Dunn is a member of the American Society of Pension Actuaries and is a certified public accountant.

     JOHN G. THAYER has served as Pentegra's Senior Vice President and Chief Operating Officer since March 1997. Prior thereto, Mr. Thayer was Managing General Partner of England and Company, a public accounting firm he co-founded in 1983, which provides accounting and practice management counseling to health care professionals in the Texas Gulf Coast area. In 1994, he co-founded Medtek Management, Inc., a privately held management information company specializing in the data processing needs of health care professionals.

     RONNIE L. ANDRESS, D.D.S. has been engaged in the private practice of dentistry in Freeport, Texas since 1995 and is President of Ronnie L. Andress, D.D.S., Inc., one of the Founding Affiliated Practices. Prior to 1995, Dr. Andress was engaged in the private practice of dentistry in Houston, Texas for over 12 years.

     JAMES H. CLARKE, JR., D.D.S. has been engaged in the private practice of dentistry in Houston, Texas since 1974 and is President of James H. Clark, Jr., D.D.S., Inc., one of the Founding Affiliated Practices.

     RONALD E. GEISTFELD, D.D.S. is Professor Emeritus at the University of Minnesota School of Dentistry, where he has taught since 1982. Dr. Geistfeld also maintained a part-time dental practice in Minnesota from 1973 to 1992. He is a member of the Minnesota Dental Association, the Minneapolis District Dental Society, the American College of Dentists, the Academy of Operative Dentistry, the Minnesota Academy of Restorative Dentistry and the Minnesota Academy for Gnathological Research.

     MACK E. GREDER, D.D.S. has been engaged in the private practice of dentistry in Omaha, Nebraska since 1970 and is President of Mack E. Greder, D.D.S., P.C., one of the Founding Affiliated Practices.

     ROGER ALLEN KAY, D.D.S. has been engaged in the private practice of dentistry in Farmington and Livermore Falls, Maine since 1972 and is President of Roger Allen Kay, D.D.S., P.A., one of the Founding Affiliated Practices. He is a member of the Maine Dental Association, the American Dental Association, the Academy of General Dentistry and the American Society of Dentistry for Children.

     GERALD F. MAHONEY has been Chairman of the Board and Chief Executive Officer of Mail-Well, Inc., a public company engaged in printing and envelope manufacturing with over 50 printing offices throughout the United States, since 1994. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Pavey Envelope beginning in 1991. Mr. Mahoney is a certified public accountant.

     ANTHONY P. MARIS is a consultant to health care businesses. From 1987 to 1996, Mr. Maris was a Director, Vice President, Chief Financial Officer and Treasurer of Roberts Pharmaceutical Corporation, a public company engaged in pharmaceuticals manufacturing. Prior thereto, Mr. Maris was a Director and Chief Financial Officer of Hoffmann -- La Roche Inc., a pharmaceutical manufacturer.

     GEORGE M. SIEGEL was President and Chief Executive Officer of Parcelway Courier Systems, Inc., a publicly traded messenger and courier business with operations throughout North America, from 1990 to 1997. In 1993, Mr. Siegel co-founded U.S. Delivery Systems, a public company engaged in consolidating local messenger and delivery companies. Prior thereto, Mr. Siegel founded and was the President and Chief Executive Officer of U.S. Messenger & Delivery Service and Direct Dispatch Corporation, two messenger and courier service companies that he sold to Mayne Nickless Courier System, Inc.

     RONALD M. YAROS, D.D.S. has been engaged in the private practice of dentistry in Aurora, Colorado since 1973 and is President of Ronald M. Yaros, D.D.S., P.C., one of the Founding Affiliated Practices. He is a member of the American Dental Association, the Colorado Dental Association, the Metro Denver Dental Society and the Academy of General Dentistry.

Board of Directors

     The Board of Directors is divided into three classes with at least three directors in each class, with the term of one class expiring at the annual meeting of stockholders in each year, commencing in 1998. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. The first class, whose term of office will expire at the first annual meeting of stockholders, is comprised of Drs. Andress, Geistfeld and Kay; the second class, whose term will expire one year thereafter, is comprised of Drs. Clarke, Greder and Yaros and Mr. Carr; and the third class, whose term will expire two years thereafter, is comprised of Dr. Reed, Dr. Powers and Messrs, Mahoney, Maris and Siegel. Pentegra's Bylaws provide that a majority of the members of the Board of Directors must be licensed to practice dentistry and affiliated with one of the Affiliated Practices.

     There are five committees of the Board: Audit, Compensation, Acquisition, Nominating and Executive. The members of the Audit Committee are Messrs. Maris and Mahoney. The members of the Compensation Committee are Messrs. Maris and Siegel. The members of the Acquisition Committee are Dr. Powers and Mr. Carr, which committee has been delegated the authority to approve the terms of any business combination transaction involving the payment by Pentegra of consideration with a value of up to $3,000,000. The members of the Nominating Committee are Drs. Reed and Powers and Mr. Maris. The members of the Executive Committee are Drs. Reed and Powers and Mr. Siegel. The members of the Audit and Compensation Committees are not employees of Pentegra.

     Directors who are employees of Pentegra or an Affiliated Practice do not receive additional compensation for serving as directors. Each director who is not an employee of Pentegra or an Affiliated Practice will receive a fee of $1,500 for attendance at each Board of Directors meeting and $750 for each committee meeting (unless held on the same day as a Board of Directors meeting), and an initial grant of nonqualified options to purchase 10,000 shares of Pentegra common stock (except with respect to Mr. Siegel, who has waived his right to receive those options). Directors who are not employees of Pentegra will also receive annual grants of nonqualified options to purchase 5,000 shares on the first business day of the month following the date on which each annual meeting of Pentegra's stockholders is held. See "-- 1997 Stock Compensation Plan." All directors of Pentegra are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of Pentegra.

Executive Compensation

                           SUMMARY COMPENSATION TABLE

     The following table sets forth each component of compensation paid or awarded to, or earned by, each person who served as Chief Executive Officer of Pentegra during the fiscal year ended March 31, 1999 and the four other most highly compensated executive officers serving as of March 31, 1999 (collectively, the "Named Executive Officers") for the fiscal years indicated.

                                                                            SECURITIES
                                                                OTHER       UNDERLYING     ALL OTHER
                                 FISCAL   SALARY    BONUS    COMPENSATION   OPTIONS/SAR   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR       $        $           $             (#)          ($)(-)
  ---------------------------    ------   -------   ------   ------------   -----------   ------------
James M. Powers, Jr............   1999     53,974       --      14,256       300,000             --
  D.D.S.(1)(2)                    1998         --       --          --            --             --
  Chairman of the Board,
  President and Chief Executive
  Officer
Sam H. Carr(2).................   1999    175,000       --      38,326            --             --
  Sr. Vice President, Chief       1998     98,435       --          --        66,666             --
  Financial Officer and
  Secretary
John G. Thayer(2)..............   1999    125,000   25,000      14,204            --             --
  Sr. Vice President and Chief    1998     32,604   25,000          --        33,333             --
  Operating Officer
James L. Dunn, Jr.(2)..........   1999    125,000       --      23,292            --             --
  Sr. Vice President and Chief    1998     27,604       --          --        33,333             --
  Development Officer
Omer K. Reed, D.D.S.(3)........   1999     87,500       --     310,000            --             --
  Clinical Officer and Director   1998      1,823       --          --            --             --
  Member
Gary S. Glatter(4).............   1999    167,700       --          --            --        350,000
  Former President and Chief      1998    127,604       --          --       333,333
  Executive Officer

---------------
(1) Dr. Powers commenced his employment with Pentegra on November 13, 1998.

(2) The amount set forth as Other Compensation represents the expenses paid by Pentegra in connection with the Named Executive Officer's relocation to Phoenix, Arizona.

(3) Dr. Reed's employment agreement provides for bonus payments aggregating to $1,250,000 payable by Pentegra in installments of $10,000 on closing of each future dental practice affiliation subsequent to the IPO until the bonus has been paid in full, provided that the bonus must be paid in full by March 24, 2001. During the fiscal year ended March 31, 1999, Dr. Reed was paid $310,000 of this bonus.
(4) Mr. Glatter entered into a severance agreement with the Company effective November 13, 1998 pursuant to which he resigned as President, Chief Executive Officer and a director of Pentegra. Mr. Glatter was paid $350,000 by Pentegra pursuant to the agreement and forfeited all options to acquire shares of Pentegra common stock previously issued to him.

     The following table provides information on stock option grants to the Named Executive Officers in the fiscal year ended March 31, 1999 under the 1997 Stock Compensation Plan.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF     % OF TOTAL
                                  SECURITIES     OPTIONS
                                  UNDERLYING    GRANTED TO                                   GRANT
                                   OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION     PRESENT
                                  GRANTED(1)   FISCAL YEAR    PRICE($/SH.)      DATE      VALUE($)(2)
                                  ----------   ------------   ------------   ----------   -----------
James M. Powers, Jr., DDS.......   150,000         43.5%         $3.19        03/24/03     $256,185
                                   150,000         43.5%         $6.13        03/24/03     $172,607
Sam H. Carr.....................        --           --             --              --           --
John G. Thayer..................        --           --             --              --           --
James L. Dunn, Jr. .............        --           --             --              --           --
Omer K. Reed, DDS...............        --           --             --              --           --
Gary S. Glatter.................        --           --             --              --           --

---------------
(1) The options granted to Dr. Powers vest annually in 20% increments beginning on March 24, 1999. Additionally, Pentegra approved the grant of certain contingent options to Dr. Powers. See "-- Acquisition of Liberty Dental Alliance."

(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.50, risk-free interest rate of 5.62% and expected life of five years.

     The following table sets forth certain information with respect to unexercised options to purchase Common Stock held by the Named Executive Officers at March 31, 1999. None of the Named Executive Officers exercised options in 1998.

                          YEAR-END 1999 OPTION VALUES

                                NUMBER OF SHARES                VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                         OPTIONS HELD AT MARCH 31, 1999          MARCH 31, 1999(1)
                         -------------------------------   ------------------------------
                         EXERCISABLE    UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
                         ------------   ----------------   -----------   ----------------
James M. Powers, Jr.,
  D.D.S................     60,000          240,000            $0               $0
Sam H. Carr............     13,333           53,334             0                0
John G. Thayer.........      6,667           26,666             0                0
James L. Dunn, Jr. ....      6,667           26,666             0                0
Omer K. Reed, D.D.S....         --               --            --               --

---------------
(1) The closing price per share of Pentegra common stock as reported on the AMEX on March 31, 1998 was $1.6875. The exercise prices for the options previously granted to the Named Executive Officers range from $3.19 to $8.50 per share. Thus, no options held by the Named Executive Officers are in-the-money.

(2) All these options become immediately exercisable on a change in control of Pentegra.

Employment Agreements

     Pentegra has entered into employment agreements with Drs. Reed and Powers and Messrs. Carr, Dunn and Thayer. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all Pentegra's compensation plans in which other executive officers of Pentegra participate. Dr. Reed's employment agreement provides that he will serve as Pentegra's clinical officer and has a three-year term commencing on completion of the IPO. Dr. Reed's base salary under the employment agreement will be $87,500 per year, or as increased from time to time by the Board of Directors, and provides for bonus payments aggregating $1,250,000 payable by Pentegra in installments of $10,000 on closing of each future dental practice affiliation subsequent to the IPO until the bonus has been paid in full, provided that the bonus must be paid in full by March 24, 2001. Dr. Powers' employment agreement provides that he shall serve as the Chairman, President and Chief Executive Officer of Pentegra for a term of two years commencing on November 13, 1998 at a base annual salary of $200,000, plus bonus payments of up to 25% of the base salary upon achievement of certain earnings per share targets. Each of the agreements for Messrs. Carr, Dunn and Thayer has a continuous five-year term with an annual base salary of $175,000 for Mr. Carr and a base salary of $125,000 for each of the other officers, and is subject to the right of Pentegra to terminate the employee's employment at any time. For purposes of determining the applicable year's earnings per share change, the cash bonuses payable under all other employment agreements between Pentegra and its officers will be taken into account. Each of the other Named Executive Officers (except Drs. Reed and Powers) is eligible to receive an annual cash bonus in an amount equal to 5%, 10%, 15%, 20% or 25% of his or her base salary in the event that Pentegra experiences 20% to 22.5%, 22.5% to 25%, 25% to 27.5%, 27.5% to 30% or greater than 30%, respectively, growth in earnings per share on a year-to-year basis (calculated on a pro forma basis for the calendar year prior to Pentegra's first fiscal year of operations). For purposes of determining the applicable year's earnings per share change, the cash bonuses payable to the officer and under all other employment agreements between Pentegra and its officers will be taken into account.

     If the employee's employment is terminated by Pentegra without cause (as therein defined), Dr. Powers and Messrs. Carr, Dunn and Thayer will be entitled to a payment equal to 12 months' salary, and Dr. Reed will be entitled to a payment equal to the salary payable over the remaining term of his employment agreement. Each of the foregoing agreements also contains a covenant limiting competition with Pentegra for one year following termination of employment.

1997 Stock Compensation Plan

     In August 1997, the Board of Directors adopted, and the stockholders of Pentegra approved, the 1997 Stock Compensation Plan. The purpose of the 1997 Stock Compensation Plan is to provide Pentegra's employees, non-employee directors and advisors and employees and directors of Affiliated Practices with additional incentives by increasing their proprietary interest in Pentegra. The aggregate number of shares of common stock with respect to which options and awards may be granted under the 1997 Stock Compensation Plan may not exceed 2,000,000 shares.

     The 1997 Stock Compensation Plan provides for the grant of incentive stock options ("ISOs"), as defined in Section 422 of the Code, nonqualified stock options (collectively with ISOs, "Options") and restricted stock awards ("Awards"). The 1997 Stock Compensation Plan is administered by the Compensation Committee of the Board of Directors, which must be comprised of not less than two members of the Board of Directors (the "Committee"). Prior to the consummation of the IPO, the 1997 Stock Compensation Plan was administered by Pentegra's full Board of Directors. The Committee has, subject to the terms of the 1997 Stock Compensation Plan, the sole authority to grant Options and Awards under the 1997 Stock Compensation Plan, to interpret the 1997 Stock Compensation Plan and to make all other determinations necessary or advisable for the administration of the 1997 Stock Compensation Plan.

     All of Pentegra's employees, non-employee directors and advisors and employees and directors of Affiliated Practices are eligible to receive nonqualified stock options and Awards under the 1997 Stock Compensation Plan, but only employees of Pentegra are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of certain events including certain Merger or consolidation transactions and changes in control of Pentegra. No Option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the outstanding common stock). An Award grants the recipient the right to receive a specified number of shares of Common Stock, which shall become vested over a period of time, not exceeding 10 years, specified by the Committee. Restricted stock transferred to a recipient shall be forfeited upon the termination of the recipient's employment or service other than for death, permanent disability or retirement unless the Committee, in its sole discretion, waives the restrictions for all or any part of an Award.

     The exercise price for ISOs granted under the 1997 Stock Compensation Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees owning more than 10% of the common stock). The exercise price for nonqualified options granted under the 1997 Stock Compensation Plan may not be less than the fair market value of the Common Stock on the date of grant.

     Payment upon exercise of an Option may be made in cash or by check, by means of a "cashless exercise" involving the sale of shares by, or a loan from, a broker, or, in the discretion of the Committee, by delivery of shares of common stock, by payment of the par value of the shares subject to the Option plus a promissory note for the balance of the exercise price or in any other form of valid consideration permitted by the Committee.

     There are generally no federal income tax consequences upon the grant of an Option under the 1997 Stock Compensation Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price, and Pentegra is generally entitled to a corresponding deduction. When an optionee sells shares issued upon the exercise of a nonqualified stock option, the optionee generally recognizes capital gain or loss equal to the difference between the amount realized on the sale and the adjusted tax basis of the shares (generally, the exercise price plus the amount of ordinary income recognized by the optionee at the time of exercise). The capital gain or loss will be short-term or long-term capital gain or loss, depending on the length of the holding period of the shares. If the optionee holds the shares for more than one year, the capital gain or loss will be long-term capital gain or loss. Otherwise, the capital gain or loss will be short-term capital gain or loss. Pentegra is not entitled to any deduction in connection with such sale.

     An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1997 Stock Compensation Plan, and Pentegra will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the date of exercise or within two years after the date of grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in an amount equal to the difference between the amount realized on the sale and the exercise price, and Pentegra is not entitled to any deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the holding period of the shares. Pentegra generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

     For alternative minimum tax purposes, the difference between the fair market value, on the date of exercise, of Common Stock purchased upon the exercise of an ISO, and the exercise price increases alternative minimum taxable income. Additional rules apply if an optionee makes a disqualifying disposition of the Common Stock.

     Pentegra has (i) outstanding options to purchase a total of 673,333 shares of common stock under the 1997 Stock Compensation Plan and (ii) 1,326,667 additional shares available for future awards under the 1997 Stock Compensation Plan.

Certain Transactions

     In connection with the formation of Pentegra, in February 1997, Pentegra Investments, Inc., a Delaware corporation and, as of March 30, 1998, a wholly owned subsidiary of Pentegra ("PII"), issued common stock to J. Michael Casas, a former director of Pentegra (200,000 shares), James L. Dunn, Jr. (100,000 shares), John G. Thayer (66,667 shares) and Allen M. Gelwick, a former director of Pentegra, (66,667 shares), at a purchase price per share of $0.015. In May 1997, PII issued Class B Preferred to J. Michael Casas (66,667 shares) and James
L. Dunn, Jr. (33,334 shares), at a purchase price per share of $0.01. In May 1997, PII issued Common Stock to George M. Siegel (300,000 shares), Dr. Reed (150,000 shares), Kelly W. Reed (150,000 shares) and Stephen E. Stapleton (33,333 shares) at a purchase price per share of $0.015. In September 1997 and October 1997, PII repurchased 46,667 shares and 20,000 shares, respectively, of its common stock from George M. Siegel at a purchase price per share of $0.015. In September 1997, Pentegra issued 66,667 shares of common stock to Sam H. Carr at a purchase price per share of $0.015.

     In connection with the raising of $1,450,000 by PII in order to fund a portion of the expenses for the IPO in June 1997, PII issued capital stock to Dr. Reed (37,500 shares of preferred stock and 7,500 shares of common stock), Gary S. Glatter (37,500 shares of preferred stock and 7,500 shares of common stock), George M. Siegel (37,500 of preferred stock and 7,500 shares of common stock), Mack E. Greder, D.D.S. (25,000 shares of preferred stock and 5,000 shares of common stock) and Roger Allen Kay, D.D.S. (25,000 shares of preferred stock and 5,000 shares of common stock), at a purchase price per share of $1.00 for the preferred stock and of $0.015 for the common stock.

     In September 1997, (i) each owner of shares of common stock of PII agreed to exchange those shares for shares of common stock of Pentegra on a one-for-one basis and (ii) each of Dr. Reed and Messrs. Glatter, Dunn, Casas and Siegel agreed to sell to PII all shares of preferred stock he owns at a price per share equal to the subscription price he paid to PII for those shares, which transactions were consummated concurrently with the closing of the IPO. In addition, immediately after the completion of the repurchases described in the foregoing sentence, all outstanding shares of preferred stock of PII was redeemed by PII at a redemption price, as established by resolution of the board of directors of PII, of $1.50 per share, of which $1.15 per share was paid in cash from the proceeds of the IPO and $0.35 per share was paid in the form of a 6.0% promissory note that becomes due and payable by Pentegra on the earlier of the fifth anniversary of the date of the closing of the IPO or the date on which Pentegra offers and sells an amount of equity securities for gross proceeds equal to or greater than the gross proceeds from the IPO.

     In December 1997, the owners of the outstanding shares of common stock of PII agreed to sell to PII on a pro rata basis at a purchase price of $.015 per share, an aggregate of 909,237 shares (approximately 51.8% of each such stockholder's shares), which sale has been consummated in accordance with that agreement.

     Pentegra purchased substantially all the tangible and intangible assets of Pentegra, Ltd. and Napili for consideration of $200,000 upon completion of the IPO. Of the $200,000 in consideration, $100,000 was paid from the proceeds of the IPO and $100,000 was paid in the form of a 9.0% promissory note due April 1, 1999. This purchase price was negotiated by Mr. Glatter, on behalf of Pentegra, by Dr. Reed, on behalf of himself, and by the administrators of the Reed Family Trust, and was approved unanimously by Pentegra's Board of Directors, which Dr. Reed serves on as Chairman of the Board.

Dr. Reed beneficially owns approximately 51.0% of the capital stock of each of Pentegra, Ltd. and Napili and the Reed Family Trust (which is administered by, and whose beneficiaries are, the children of Dr. Reed) beneficially owns 49% of the capital stock of each of Pentegra, Ltd. and Napili. The assets that Pentegra acquired from Pentegra, Ltd. and Napili include office furniture and equipment, marketing systems, recall systems, telephone systems, customer/client lists, books and records and video tapes.

     From February 1997 to January 1998, Pentegra occupied and had access to the facilities, equipment and staff of James L. Dunn & Assoc., Inc., an affiliate of James L. Dunn, Jr. Beginning June 1, 1997, Pentegra agreed to compensate James
L. Dunn & Assoc., Inc. for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month. James L. Dunn & Assoc., Inc. also provided Pentegra monthly invoices for delivery, telephone, travel and other out-of-pocket expenses and obtained reimbursement for those expenses from Pentegra. Through March 31, 1998, Pentegra has reimbursed James L. Dunn & Assoc., Inc. for approximately $11,600 of such expenses. Pentegra believes that the compensation paid to James L. Dunn & Assoc., Inc. represents the fair market value of the services (which includes the shared use of two clerical employees, use of office furniture, copy machines, computers and other office equipment, and office supplies) provided to Pentegra.

     Pentegra has leased a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is wholly owned by Dr. Reed, beginning June 1, 1997. Pentegra has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month. Pentegra, Ltd. will also provide Pentegra a monthly invoice for delivery, postage, telephone, travel and other out-of-pocket expenses and obtain reimbursement for those expenses from Pentegra. Through March 31, 1998, Pentegra reimbursed Pentegra, Ltd. and Napili for approximately $8,000 of such expenses. Pentegra believes that the compensation to be paid to Pentegra, Ltd. represents the fair market value of the goods and services (which includes utilities, furniture, office equipment and clerical services) being provided to Pentegra under this arrangement.

     The following table provides certain information concerning the affiliations with the directors of Pentegra who own an Affiliated Practice:

                                                                          CONSIDERATION RECEIVED
                                                         DEBT AND     -------------------------------
                                           ASSETS       LIABILITIES   NUMBER OF   VALUE OF
    FOUNDING AFFILIATED PRACTICE       CONTRIBUTED(1)     ASSUMED      SHARES     SHARES(2)    CASH
    ----------------------------       --------------   -----------   ---------   ---------   -------
Ronnie L. Andress, D.D.S., Inc.......     111,690         181,623      101,801      865,308   216,326
James H. Clarke, Jr., D.D.S.,             148,515          54,000       70,632      600,372   150,092
  Inc. ..............................
Mack E. Greder, D.D.S., P.C. ........      48,067          37,505       67,380      572,730   143,183
Roger Allen Kay, D.D.S., P.A. .......       2,837           4,816       67,773      576,070   144,017
Omer K. Reed, D.D.S. ................       5,495               0       36,821      312,978        --
Ronald M. Yaros, D.D.S., P.C. .......     139,371          29,570      139,214    1,183,319   295,830

-------------------------
(1) Assets contributed reflects the historical book value of the nonmonetary assets of each practice transferred to Pentegra. These nonmonetary assets are reflected at historical cost in accordance with SAB No. 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the practices. The consideration paid by Pentegra for each of these Founding Affiliated Practices was determined by negotiations between executive officers of Pentegra not affiliated with any Founding Affiliated Practice and a representative of that Founding Affiliated

    Practice. Pentegra used the same valuation method to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the respective practices wholly owned by Drs. Reed, Andress, Clarke, Greder, Kay and Yaros, which method was based upon the Founding Affiliated Practice's gross revenue net of certain operating expenses, and Pentegra's assessment of growth potential.

(2) Based upon a price of $8.50 per share, the offering price in Pentegra's IPO.

     It is anticipated that future transactions with affiliates of Pentegra will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to Pentegra than could be obtained from unaffiliated third parties. Pentegra does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows, as of March 31, 1999 the "beneficial ownership" of the Pentegra common stock of (i) each director, (ii) each executive officer,
(iii) all executive officers and directors of Pentegra as a group and (iv) each person who owns more than 5% of the outstanding common stock. The address of each person in the table is c/o Pentegra Dental Group, Inc., 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018.

                                       SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                           OWNED BEFORE            OWNED AFTER
                                            CLOSING(1)              CLOSING(1)
                                       --------------------    --------------------
                                        NUMBER      PERCENT     NUMBER      PERCENT
                                       ---------    -------    ---------    -------
Omer K. Reed, D.D.S. ................    135,200(2)   1.5%       135,200(2)   1.2%
James M. Powers, Jr., D.D.S. ........    125,865(3)   1.4%       125,865(3)   1.1%
Sam H. Carr..........................     45,494(4)     *         45,494(4)     *
James L. Dunn, Jr. ..................     51,691(5)     *         51,691(5)     *
John G. Thayer.......................     38,827(5)     *         38,827(5)     *
Ronald M. Yaros, D.D.S. .............    152,214      1.7%       152,214      1.4%
George M. Siegel.....................    116,180      1.3%       116,180      1.1%
Ronnie L. Andress, D.D.S. ...........    102,101      1.1%       102,101        *
James H. Clarke, Jr., D.D.S. ........     70,632        *         70,632        *
Roger Allen Kay, D.D.S. .............     70,185        *         70,185        *
Mack E. Greder, D.D.S. ..............    114,884(6)   1.3%       114,884(6)   1.1%
Ronald E. Geistfeld, D.D.S. .........      1,000        *          1,000        *
Gerald F. Mahoney....................      5,000(7)     *          5,000(7)     *
Anthony P. Maris.....................      9,000(8)     *          9,000(8)     *
All executive officers and directors
  as a group (14 persons)............  1,038,273     11.3%     1,038,273      9.4%

-------------------------

 *  less than 1%.

(1) Shares shown in the above table do not include shares that could be acquired upon exercise of currently outstanding stock options which do not vest within 60 days of the date of this Joint Proxy Statement/Prospectus. All computations are based upon

    9,102,503 shares outstanding prior to the consummation of the Merger and 10,902,503 shares outstanding following the consummation of the Merger.

(2) Includes 2,400 shares owned by OMR Trust, of which Dr. Reed is the beneficiary. Excludes shares owned by Dr. Reed's adult children.

(3) Includes 60,000 shares that may be acquired upon the exercise of incentive and nonqualified stock options and 10,858 shares that may be acquired upon the conversion of a convertible promissory note.

(4) Includes 13,333 shares that may be acquired upon the exercise of an incentive stock option.

(5) Includes 6,666 shares that may be acquired upon the exercise of an incentive stock option.

(6) Includes 900 shares owned by Dr. Greder's IRA and 2,618 shares owned by Dr. Greder's spouse's IRA.

(7) Consists of shares that may be acquired upon the exercise of a nonqualified stock option.

(8) Includes 5,000 shares that may be acquired upon the exercise of a nonqualified stock option.

DESCRIPTION OF CAPITAL STOCK

     Pentegra's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At March 31, 1999, 9,102,503 shares of Common Stock were issued and outstanding and held of record by 157 stockholders. The following summary is qualified in its entirety by reference to Pentegra's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part.

COMMON STOCK

     Pentegra common stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. Pentegra common stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The common stock carries no preemptive rights, is not convertible, redeemable or assessable. The holders of Pentegra common stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding Pentegra's dividend policy.

PREFERRED STOCK

     Pentegra preferred stock may be issued from time to time by Pentegra's Board of Directors as shares of one or more series. Subject to the provisions of Pentegra's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional, exchange or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Pentegra preferred stock, in each case without any further action or vote by the holders of Pentegra common stock.

     Although Pentegra has no present intention to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Pentegra common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of Pentegra, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Pentegra's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

     Pentegra is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pentegra's Certificate of Incorporation limits the liability of directors of Pentegra to Pentegra or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Pentegra will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

     The inclusion of this provision in Pentegra's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Pentegra and its stockholders. Pentegra's Bylaws provide indemnification to Pentegra's officers and directors and certain other persons with respect to certain matters.

     The Bylaws provide that, from and after the first date that Pentegra has received funding from the sale of capital stock in an initial public offering, the stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors.

     The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. As a result, it is currently contemplated that approximately one-third of Pentegra's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of Pentegra from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling interest. In addition, Pentegra's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists affiliated with one of the Affiliated Practices. See "Management -- Directors and Executive Officers."

     The Certificate of Incorporation provides that the number of directors shall be as specified in the Bylaws. The Bylaws provide that the number of directors shall be determined by the Board of Directors from time to time, but shall be at least one and not more than nineteen. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

                            INFORMATION ABOUT OMEGA

DESCRIPTION OF BUSINESS

Introduction

     Omega provides management and marketing services primarily to Orthodontic and other specialty dental practices in the United States. Since its inception in August 1996, Omega has provided these services on a fee for services basis. Following its initial public offering on October 1, 1997, Omega has typically offered its services under an affiliate relationship with each practice. Under this arrangement, Omega purchases the equity interests in a management services organization ("MSO") that holds certain assets of and is associated with an affiliate of Omega ("Affiliated Practices" or "Orthodontic Affiliate(s)") and enters into a long-term management services agreement ("Management Services Agreement") with the Orthodontic Affiliate.

     As of December 31, 1998, Omega had 15 operating Orthodontic Affiliates, consisting of 18 doctors in 10 states. Of the 15 Orthodontic Affiliates, one is based on an interim management agreement with the practice under terms similar to its standard affiliation agreement.

Business Operations

     Pursuant to its Management Service Agreements, Omega receives a monthly management fee for providing facilities, support staff and supplies to its Affiliated Practices and institutes a program of systems, methods and procedures Omega refers to as the Omega Exceptional Practice Model (the "Model"). The Model is designed to increase the Orthodontic Affiliate's profitability by focusing on and improving customer service while simultaneously reducing costs and increasing operating efficiency.

     Since its inception, Omega has sought to affiliate with established orthodontic and other specialty dental practices that Omega believes have the potential for significant growth utilizing the Model. Omega considers financial and operational factors that include the practice's gross income, cost structure, existing treatment contracts, fees, schedules, referral rates and sources, health maintenance organization relationships, case starts, appointments per day and average treatment times. Omega also evaluates demographic factors that include the practice's location with respect to the average income levels and concentration of families with children in the area.

     Omega's strategy is to (i) enter into affiliation relationships and Management Service Agreements with established orthodontic practices that meet Omega's criteria and (ii) achieve operating efficiencies and increased profitability for each such practice through implementation of the Model. The Model is designed to permit the practice to meet or exceed patient expectations by (a) offering flexible payment plans, (b) scheduling convenient appointment times, (c) ensuring that treatment is delivered on time, (d) updating patients and their referring dentists regularly on treatment programs and (e) training staff to anticipate and address patient needs.

     To date, Omega has focused its marketing efforts on the practices of the approximately 4,500 orthodontists over the age of 47 who Omega believes are planning their transition to retirement. Omega believes it can generally place a higher value on a mature practice than other potential affiliates or buyers, many of whom are recent orthodontic graduates. Omega believes that this higher valuation, combined with consideration in the form of a combination of cash, notes and Omega's common stock and

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the opportunity to delegate managerial and marketing responsibilities to an experienced management team, generally makes affiliation with Omega an attractive alternative for orthodontists planning their transition to retirement. Omega also targets younger orthodontists who may want to merge their practices with the practice of an orthodontist in transition or take over such a practice.

The Orthodontic Industry

     General. Omega believes that the annual market for orthodontic treatment and services is approximately $3.6 billion. Based on U.S. census data that indicate that the number of children between the ages of 5 and 19 will increase by approximately 10.4 million by the year 2000, Omega expects that the growth in this population group will result in increased demand for orthodontic services. The orthodontic marketplace is highly fragmented and consists of approximately 9,000 practicing orthodontists, a significant majority of whom are sole practitioners. Omega believes that many of the orthodontists in practice today have excess patient capacity and lack the training and resources in management and marketing techniques to fill that capacity effectively. It is Omega's belief that less than 5% of the orthodontic practices in the United States are presently managed by independent, professional management service organizations and that an opportunity exists for Omega to market and sell its services to the orthodontic practices that are not currently managed by such organizations.

     The projected growth of the orthodontics market derives from several demographic and economic factors. Omega believes that the number of patients of prime orthodontic treatment age (12 years old) will likely remain at a level that is 15% higher in the 10 years ending in 2002 than in the prior 10-year period. Also, although orthodontic treatment has been historically viewed as an expensive elective, advances in practice methods and technologies have made it relatively more affordable. As a result, orthodontic treatment is being sought by a broadening segment of American society.

     Orthodontic Practice Dynamics. Although there exists a large and growing demand for orthodontic services in the United States, Omega believes that the orthodontic industry is presently ill-prepared to meet that demand. Orthodontists, the vast majority of whom are sole practitioners, are often highly skilled clinicians but generally are not trained in marketing themselves as professional service providers. Most rely on referrals from other dentists and from current or past patients. Accordingly, Omega believes that achieving sustainable growth through referrals requires both clinical excellence and a patient focus that emphasizes value, flexibility and efficiency.

     In order to increase profitability, Omega believes that orthodontists must improve their management and marketing techniques. Unlike many other medical and dental specialties, orthodontics involves treatment delivered over a period of two to three years for a fixed fee. Much of the treatment can be provided efficiently by the orthodontist delegating certain clinical and communications tasks to trained assistants. Omega believes that creative management and effective delegation will reduce per patient treatment costs. In addition, Omega believes that the well managed orthodontic practice will also be able to handle a larger patient base, and, with a patient centered emphasis on the quality and efficiency of the services it offers, will expand that base through professional and patient referrals. As a result, Omega believes that an orthodontic practice with a qualified and capable orthodontist operating under a well-designed efficient schedule and utilizing professional management and marketing practices is capable of enhancing its profitability.

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     Market for Orthodontic Practices. The value of orthodontic practices in the
United States has fallen for the past several years. The number of potential sellers, generally orthodontists approaching retirement age, is relatively large compared to the potential purchasers. This downward pressure on prices for orthodontic practices results primarily from the fact that approximately 4,500, or 50%, of the practicing orthodontists in the United States are over the age of
47. Omega believes that many are looking to make a transition out of active practice while realizing as much value as possible from the goodwill they have built up over their years in practice.

     State laws governing the practice of dentistry and its specialties and the shrinking number of orthodontic graduates intending to practice in the United States have combined to limit the number of potential purchasers of orthodontic practices. State dental practice statutes and professional codes generally provide that only orthodontists may own, operate or control an orthodontic practice. These restrictions have functioned to depress the market for orthodontic practices and have inhibited the development of professional management in the industry.

     Another major factor in limiting the value of orthodontic practices is the historic oversupply of orthodontists in the United States which has reduced the number of recent orthodontic graduates. In addition, many of the more recent graduates are foreign students who plan to return to their own countries. The orthodontic graduates who seek to buy a practice generally have student loans and limited financial resources. As a result, Omega believes that the average purchase price for an orthodontic practice has fallen from roughly one year's gross revenues to approximately 70% of that number. In addition, the selling orthodontists often must finance the purchase by accepting a note for a significant part of the purchase price and, in order to ensure that the practice performs well enough to service the debt, often must stay involved in the management and marketing of the practice.

Business Strategy

     Over the past year, Omega's strategy has been to seek out and affiliate with established orthodontic practices that it believes have potential for significant growth utilizing the Model. Upon the consummation of an affiliation, Omega implements the Model in an effort to achieve operating efficiencies and increase profitability for the practice.

     At the present time, Omega believes that due to its size and limited capital resources, the ability of the Company to continue external expansion will depend upon the availability of additional financing to fund additional affiliations, which may be obtained through the development of strategic alliances with other companies. Over the past year, the Company has evaluated and held discussions regarding such potential strategic alliances with other companies, which culminated on March 15, 1999 when Omega and Pentegra signed the Merger Agreement.

     The Company's future success will largely depend upon its ability to increase the internal rate of return from its current practices, as well as to lower current operating costs. Omega believes that the addition of nine new practices in the twelve months ended December 31, 1998, three of which were consummated in the third quarter of 1998, will contribute significantly to future revenues.

     In affiliating with the new practices and in searching for future affiliates, Omega will continue to conduct a comprehensive analysis of the prospective affiliate, including a

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thorough financial and operational review and evaluation of staff, facilities, equipment and systems. Initially, an estimate of the current value of the practice is calculated based on the practice's gross income, net profit and new treatment contracts written during the prior twelve months. Omega evaluates the practice's capacity for improvement under the Model by analyzing (i) the number of new patient exams, treatment starts, patients in active treatment and patients seen per day, (ii) the fees charged for different treatments, (iii) the costs incurred by the practice for employees, facilities, supplies and laboratory work and (iv) the number of treatment chairs and dental and clinical assistants and the square footage of office space employed by the practice. Also, current staff are interviewed to determine their suitability for and commitment to the practice, and facilities and equipment are reviewed to ensure that they will support a larger and growing practice without significant additional cost. Finally, Omega analyzes the prospective affiliate's current systems for starting new patients, reviewing treatment programs, scheduling, communicating with patients and referral sources, marketing and controlling expenses, and the cost of upgrading or replacing the systems.

     Omega seeks practices that have the capacity to increase their profitability initially through improved performance on existing patient bases rather than through immediately increasing new patient exams. Omega generally requires that practices demonstrate the potential to grow approximately 40% with a relatively small increase in new patient exams. Practices that have developed strong professional referral relationships and have attractive locations and facilities are preferred over those that rely on mass marketing techniques and health maintenance organization relationships to grow.

     Omega also evaluates demographic factors affecting the practice. Practices located where there are significant concentrations of families with young children are attractive, particularly when the families have higher incomes than the national average and these populations are stable or growing. To date, Omega has focused its efforts on locating practices in the South or far West of the United States. At year end 1998, Affiliated Practices were situated in the following locales: Goodyear and Bullhead City, Arizona; Huntington Beach, Acton, Hawthorne, Garden Grove, Woodland Hills, and Encino, California; Colorado Springs, Colorado; Champaign, Illinois; Elko and Reno, Nevada; Austin, Texas; Conyers, Georgia; Bend, Oregon; Glen Allen, Virginia; and Watertown, Brookings and Sisseton, South Dakota.

     If the practice satisfies Omega's criteria for an affiliation, an offer is made for the practice to become an Affiliated Practice. Omega outlines proposed financial terms of the affiliation, including Omega's valuation of the practice and the amount of cash, notes and shares of Omega's common stock that Omega proposes to pay to acquire the equity interests in the MSO associated with the practice. Once the basic business terms of the affiliation are agreed to, the parties proceed to execute an affiliation agreement and the related practice Management Services Agreement. Omega has paid, on average for each of its current Affiliated Practices, an aggregate purchase price per MSO of approximately $567,000, of which the cash portion was approximately $292,000 and, in certain cases, issued notes bearing interest ranging between 8.0% and 8.5% and ranging between $30,000 and $374,000.

     Implementing the Omega Exceptional Practice Model. The Model is patient centered and designed to promote customer service and increase the Orthodontic Affiliate's productivity while permitting the orthodontist practicing at the Orthodontic Affiliate (the "Affiliated Orthodontist") to continue to deliver quality orthodontic treatment. The Model focuses the orthodontic team on understanding patient expectations and provides the

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orthodontic team with the training, systems and other tools necessary to meet or exceed those expectations. The Model is generally implemented in the Affiliated Practice over a period of 12 months and involves the active participation of Omega's professional staff, the Affiliated Orthodontist and his or her staff, as well as a practice facilitator assigned by Omega to oversee the entire installation of the Model, monitor its progress and provide follow-up support.

     Customer service permeates all aspects of the Model. Omega provides a scheduling system that offers patients a wide choice of appointment times, including night and weekend appointments. The scheduling system also carefully plans the Affiliated Orthodontist's time so that the patient is seen on schedule and the treatment is performed within the allotted appointment time. The Model offers flexible payment plans that meet the varying financial situations of the patients and provides for the review of insurance benefits and credit issues with the patient in advance so that patients coming to a first exam will have sufficient information at the end of that exam to commit to the proposed plan of treatment.

     Omega believes that good communication between patients and the orthodontic team is essential to building successful relationship and developing customer satisfaction. Omega trains the Affiliated Orthodontist and his or her staff in interpersonal skills and communication techniques and carefully plans and scripts patient interactions so that the orthodontic team is attuned to patient needs and can handle their questions accurately and efficiently. The staff is instructed to make courtesy calls to patients after long or particularly difficult appointments to inquire about patient comfort and answer questions. In addition, the Model uses computerized analysis and video imaging to provide the patient with a clear understanding of the proposed treatment, including all planned tooth and jaw movements, and its intended results.

     In order to enhance the total dental care the patient receives and to improve the Orthodontic Affiliate's professional referral sources, the Model also encourages frequent communication between the orthodontic team and the referring dentist. Automated diagnostic letters that include a treatment status report and video images of the patient are periodically delivered to the referring dentist. Brief seminars on current orthodontic developments are planned from time to time at the Orthodontic Affiliate's office in order to keep referring dentists and their staffs informed and to promote opportunities for professional and staff interaction. By encouraging the close integration of orthodontic and general dental services, the Model promotes improved overall dental care for the patient and fosters strong relationships with the general dentists for future referrals.

     Omega believes that a more productive practice also serves the interest of the orthodontic patients. In order to increase the Orthodontic Affiliate's productivity, the Model requires the orthodontic team to establish operational goals, such as increasing the number of treatment starts, percentage of patients seen on time and the revenue generated per minute of chair time. The orthodontic team also sets financial and quality goals for the practice. In order to assist the orthodontic team in accomplishing these goals, the Model contains written policies and procedures for the orthodontic team to adopt and follow. In addition, the Model will generally require either an upgrade to the Orthodontic Affiliates present systems or the installation of a new, computerized operational and financial reporting system so that progress can be measured regularly.

     Omega believes that implementation of the Model generally should be accomplished over a 12-month period. The program is overseen by one of Omega's experienced practice facilitators who coordinates the efforts of the orthodontic team and Omega. The practice

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facilitator visits the Orthodontic Affiliate monthly during this period to train the orthodontic team, install systems and programs and audit and debug their performance. By the end of the first 12 months, the Orthodontic Affiliate generally will have completed the following tasks: (i) established a new staff organizational structure; (ii) installed a communication and marketing system;
(iii) installed a sophisticated scheduling system to increase treatment productivity; (iv) instituted a new, flexible fee and payment program; (v) installed a new or upgraded financial and operational reporting system; (vi) conducted staff relationship training; (vii) conducted initial and final patient surveys; and (viii) installed a patient communication and treatment completion review program.

Agreements with Affiliated Orthodontists

     Omega affiliates with orthodontic practices through a series of contractual arrangements. Initially, Omega and an Affiliated Orthodontist enter into an affiliation agreement through which Omega acquires the equity interests in the MSO associated with the Affiliated Orthodontist's practice. (Omega may cause a wholly owned subsidiary to acquire the equity interests in the MSO to reduce adverse tax consequences in certain cases.) The Affiliated Orthodontist, who generally practices through and holds the practice assets in a professional corporation, converts that entity into a general corporation (the MSO) and creates a new professional corporation through which the Affiliated Orthodontist continues to provide orthodontic care (the Orthodontic Affiliate). Omega acquires the equity interests in the MSO, and the Affiliated Orthodontist causes the Orthodontic Affiliate to enter into a long-term Management Services Agreement with Omega.

     Through the Management Services Agreement, Omega provides practice management and marketing services, facilities and non-professional personnel to the Orthodontic Affiliate for a monthly fee. In order to provide for an orderly transition in the event that the Management Services Agreement is terminated or expires or the Affiliated Orthodontist ceases practice with the Orthodontic Affiliate, the parties enter into a Stock Put/Call Option and Successor Designation Agreement (the "Put/Call Agreement"). This agreement creates for the Affiliated Orthodontist certain rights and obligations to repurchase the practice assets held by Omega in the event that the Management Services Agreement is terminated and grants Omega certain rights to designate a successor orthodontist to purchase the stock of the Orthodontic Affiliate when the Affiliated Orthodontist ceases practice through retirement, death, disability or in other enumerated cases.

     Affiliation Agreement. The affiliation agreement is the mechanism through which Omega acquires the equity interests in the MSO of the Orthodontic Affiliate, typically in exchange for a combination of cash, a promissory note and shares of common stock of Omega ("Affiliation Agreement"). The completion of the transaction under the Affiliation Agreement is subject to certain conditions, including, without limitation, that there has been no material adverse change to the Orthodontic Affiliate between the time the Affiliation Agreement is signed and the transaction is closed and that the Orthodontic Affiliate and Omega have entered into the Management Services Agreement and the Put/ Call Agreement.

     Management Services Agreement. Pursuant to the Management Services Agreement, Omega provides the Orthodontic Affiliate with comprehensive management, financial and marketing services and facilities, equipment (in the control of the Orthodontic Affiliate, where required by statute) and support personnel required by the Orthodontic Affiliate to operate its clinical orthodontic practice. Omega maintains existing orthodontic equipment

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at the offices of the Orthodontic Affiliate at Omega's expense and, after consultation with the Affiliated Orthodontist and agreement upon the equipment needs of the Orthodontic Affiliate, purchases new equipment for use by the Orthodontic Affiliate. Omega is appointed the sole and exclusive business manager of the Orthodontic Affiliate. In addition to providing facilities, equipment (in the control of the Orthodontic Affiliate, where required by statute) and support services, Omega undertakes all purchasing, payment, billing, collection and payroll functions for the Orthodontic Affiliate and facilitates the implementation of the Model.

     The Orthodontic Affiliate is solely responsible for and has complete control and supervision over the professional aspects of its practice, as well as the provision of all professional services, including, without limitation, the selection of the course of treatment for a patient, procedures or materials to be used as part of such treatment and the manner in which such treatment is carried out. The Orthodontic Affiliate has sole authority to direct the business, professional and ethical aspects of its practice. It makes all professional hiring decisions, renders patient care, and keeps all patient dental records. The Orthodontic Affiliate is also responsible for entering into an employment agreement, including non-competition provisions, with each orthodontist engaged by it, including the Affiliated Orthodontist, and paying all salaries for dental professionals, professional licensure and board certification fees and professional liability insurance premiums.

     The Management Services Agreement typically has an initial term of 20 years and is renewable for two successive 10-year periods. During the initial term and any renewal term, the Management Services Agreement may be terminated by Omega or the Orthodontic Affiliate only for "cause," which includes the bankruptcy of or a material default by the other party. In exchange for the performance of its duties and obligations under the Management Services Agreement, Omega receives a monthly management fee. The fee, which varies somewhat from practice to practice, is generally 65% to 75% of the Orthodontic Affiliate's gross collections for the period. From the monthly fee, Omega pays all of its expenses in providing services to the Orthodontic Affiliate, including, without limitation, the salaries and benefits of Omega's employees, the costs of any consultants, corporate overhead, lease obligations and taxes. In the event that the gross collections of an Orthodontic Affiliate in a given month are not sufficient to pay the entire amount of salaries, benefits and other direct costs payable by the Orthodontic Affiliate and Omega's monthly fee for such month, Omega anticipates making routine advances to the Orthodontic Affiliate to fund any shortfalls for such month. Such advances will generally be repaid by the Orthodontic Affiliate to Omega without interest as adequate funds are generated by the Orthodontic Affiliate in subsequent months.

     Put/Call Agreement. The Put/Call Agreement governs the dissolution of the affiliation between the Orthodontic Affiliate and Omega, whether caused by a termination or expiration of the Management Services Agreement or as a result of the cessation of practice by the Affiliated Orthodontist. In the case of a termination or expiration of the Management Services Agreement, the Orthodontic Affiliate may be required to repurchase the assets of the MSO utilized in the practice of the Affiliated Orthodontist as set forth on the MSO's balance sheet as of the end of the month immediately preceding the date of such termination (when the termination is initiated by Omega) or may have the right to repurchase such assets (when the termination is initiated by the Orthodontic Affiliate). Such assets typically will include leasehold improvements, fixtures, furniture, furnishings, equipment, inventory, supplies and intangibles. In the event that Omega initiates the termination, the Orthodontic Affiliate is typically required to pay book value for the assets as shown on the MSO's balance sheet, and, in the event the Orthodontic Affiliate initiates

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the termination, Omega is typically required to pay an amount equal to the sum of (a) the amount of cash paid to the Affiliated Orthodontist by Omega under the Affiliation Agreement, (b) the original principal amount of the Promissory Note (if any) issued by Omega to the Affiliated Orthodontist under the Affiliation Agreement, and (c) the value of that number of shares of Common Stock issued to the Affiliated Orthodontist under the Affiliation Agreement, such value to be determined by multiplying such number of shares by the average last sales (or closing) price for Omega's common stock for each of the 60 trading days immediately preceding the date the notice of the Orthodontic Affiliate's determination to repurchase such assets is delivered to Omega. When the Affiliated Orthodontist ceases practicing with the Orthodontic Affiliate, whether as a result of retirement, death, disability or other reason, Omega typically has the option to designate a successor orthodontist to purchase the Orthodontic Affiliate from the Affiliated Orthodontist in order to ensure that the Orthodontic Affiliate continues to operate and to perform its obligations under the Management Services Agreement. Omega may choose not to exercise this option where the Affiliated Orthodontist proposes to sell the Orthodontic Affiliate to another orthodontist previously approved by Omega to be the Affiliated Orthodontist's successor in the ownership of the Orthodontic Affiliate.

Competition

     The business of providing orthodontic services is highly competitive in each of the markets in which Omega operates. Each of Omega's Orthodontic Affiliates faces competition from orthodontists who maintain single offices or operate a single satellite office, as well as from orthodontists that maintain group practices or operate in multiple offices. The Orthodontic Affiliates also compete with dentists who provide certain orthodontic services. The provision of orthodontic services by such dentists has increased in recent years.

     At this time, Omega believes that there are four publicly traded companies actively competing in the orthodontic practice management market and that there are several other companies participating in the market. In addition, Omega believes that several general dental management services organization may be taking steps to enter the orthodontic management area and are establishing divisions to compete in Omega's target markets. Omega believes that of the above-mentioned competitors, most are significantly larger and have greater financial, marketing and other resources than Omega. Management still believes Omega appeals to a niche orthodontic market that relies primarily on traditional patient and general dentist referrals to generate new business rather than relying on mass marketing and low fees. However, given the disparity in resources, there can be no assurance that Omega will be able to compete effectively.

Government Regulation

     The field of orthodontics is highly regulated, and there can be no assurance that the regulatory environment in which Omega operates will not change significantly in the future. In general, regulation of health care companies in increasing.

     Every state imposes licensing requirements on orthodontics and on facilities operated and services provided by orthodontists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists may be providers. In connection with the entry into new markets, Omega and its Affiliated Orthodontists may become subject to compliance with additional regulations.

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     The operations of the Orthodontic Affiliates must meet federal, state and local regulatory standards in the areas of safety and health. Based on its familiarity with the operations of its current Affiliated practices and the activities of the Affiliated Orthodontists, Omega believes that its Orthodontic Affiliates are in compliance in all material respects with all applicable federal, state and local laws and regulations.

     The laws of many states prohibit orthodontists from splitting fees with non-orthodontists and prohibit non-orthodontic entities (such as Omega) from practicing dentistry, including orthodontics, and from employing orthodontists or, in certain circumstances, orthodontic assistants. The laws of some states prohibit advertising of orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement or orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-licensed orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the operations of its current Affiliated Practices, the activities of Omega's Affiliated Orthodontists and the applicable regulations, that Omega's current and planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of Omega's existing relationships with its Affiliated Orthodontists or the operation of the Orthodontic Affiliates. In addition, statutes in some states could restrict expansion of Company operations in those jurisdictions.

     Omega regularly monitors developments in laws and regulations relating to dentistry. Omega may be required to modify its agreements, operations and marketing from time to time in response to changes in the business and regulatory environment. Omega plans to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not affect operations or profitability.

Employees

     At December 31, 1998, Omega had approximately 160 employees and utilized a number of independent contractors to assist with certain corporate functions and to provide consulting services to orthodontic practices. None of Omega's employees are represented by a collective bargaining agreement. Omega considers its relationship with its employees to be satisfactory.

Insurance

     Providing orthodontic services entails an inherent risk of professional malpractice and other similar claims. Although Omega does not influence or control the practice of dentistry by the Affiliated Orthodontists or have responsibility for compliance with certain regulatory and other requirements directly applicable to Orthodontic Affiliates, the contractual relationship between Omega and the Orthodontic Affiliates may subject Omega to medical malpractice actions. There can be no assurance that claims, suits or complaints relating to services and products provided by Orthodontic Affiliates will not be asserted against Omega in the future. The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of Omega. The

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cost of such insurance to the Orthodontic Affiliates may have an adverse effect on the Company's operations.

     The Management Services Agreements will require the Orthodontic Affiliates to maintain, at their expense, professional liability insurance for themselves and each orthodontist employed by or otherwise providing orthodontic services on behalf of the Orthodontic Affiliate in the minimum amount of $500,000 per occurrence and $1,000,000 in the aggregate. In addition, each Orthodontic Affiliate will undertake to comply with all applicable regulations and requirements, and Omega will be indemnified under the Management Services Agreements for claims against Omega arising in connection with actions by the Orthodontic Affiliates. Omega has general liability insurance for itself and requires that it be named as an additional insured party on the professional liability insurance policies of the Orthodontic Affiliates pursuant to the Management Services Agreement. Omega does not maintain professional liability insurance for itself.

     Omega maintains other insurance coverages including property, workers' compensation and directors' and officers' liability insurance which Management considers to be adequate for the size of Omega and the nature of its business.

Description of Property

     Omega leases facilities for each of its current affiliates, under various operating leases which expire at various times through October 2017. Omega subleases office space and maintains its financial records in Boston, Massachusetts.

Legal Proceedings

     Omega is not a party to any material pending legal proceedings.

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MANAGEMENT'S DISCUSSION AND ANALYSIS

General

     Omega was incorporated in Delaware in August 1996. Following its initial public offering ("Omega IPO") on October 1, 1997, Omega began to offer its services primarily under an "affiliate" relationship whereby it purchases, pursuant to an affiliation agreement ("Affiliation Agreement"), the equity interests of a management services organization ("MSO") that holds certain assets and is associated with an orthodontic or other dental specialty practice ("Affiliated Practice") and enters into a long term management services agreement ("Management Services Agreement") with the Affiliated Practice of the selling orthodontist or other dental specialist ("Affiliated Practitioner"). Pursuant to the Management Services Agreement, Omega receives a monthly management fee for providing all of the Affiliated Practice's practice needs, including facilities, support staff and supplies, as well as a program of systems, methods and procedures designed to enhance the growth, efficiency and profitability of the Affiliated Practice.

     Pursuant to the Affiliation Agreement, the Affiliated Practitioner typically converts his or her existing professional corporation into a general corporation that will function as the MSO and creates a new professional corporation (the Affiliated Practice) through which the Affiliated Practitioner will continue to provide orthodontic or other dental specialty care. The MSO retains certain assets and liabilities which typically include the lease for the Affiliated Practice's office space, clinical supplies and equipment and office furniture, supplies and equipment. The Affiliated Practice retains certain other assets and liabilities (if any) which typically include all cash and cash equivalents, real property, automobiles, patient records, related patient information and notes payable unrelated to assets purchased. Omega generally acquires all of the equity interest of the MSO from the Affiliated Practitioner, the purchase price for which is determined through an assessment of immediate and future return on investment. The MSO typically is acquired for a combination of cash, 5-year notes and unregistered Common Stock or stock options. As of December 31, 1998, Omega had completed 17 affiliations with an average MSO purchase price of approximately $567,000, of which the cash portion was approximately $292,000.

     The Omega Management Services Agreement provides that the Affiliated Practice will utilize the facility and Omega's services for a period of 20 years, with two 10-year extensions. While each Omega Management Services Agreement is negotiated based on specific circumstances, the management fees charged typically range between 65% and 75% of the Affiliated Practice's gross income, which is expected to be sufficient to pay all of the MSO's expenses and provide a return on Omega's investment. If the Affiliated Practice's expenses payable by the MSO are less than an agreed target amount of expenses, the difference between the target amount and the actual expenses will typically be shared equally by the MSO and the Affiliated Practice. At the retirement, disability or death of the Affiliated Practitioner, Omega will identify a replacement Affiliated Practitioner to purchase the Affiliated Practice and assume the Management Services Agreement.

     Concurrent with the Omega IPO, Omega executed Affiliation Agreements with seven initial Affiliated Practices. In addition, between October and December 31, 1997 Omega entered into Affiliation Agreements with two additional Affiliated Practices. During the twelve months of 1998, Omega entered into Affiliation Agreements with nine additional practices (three of which merged with existing Affiliated Practices). Pursuant to those agreements, Omega acquired the equity interests in the MSOs. Each of the Affiliated Practices is typically operated with one practitioner, and a support staff of three dental

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

assistants and three office personnel. As of December 31, 1998, Omega had 15 operating Affiliated Practices, consisting of 18 doctors in 10 states. Included in the Affiliated Practices is an interim management agreement with one practice under terms similar to its standard Management Services Agreement.

     In consideration for acquiring the nine MSOs during the twelve months ended December 31, 1998, Omega paid an aggregate of approximately $2.7 million in cash, issued an aggregate of approximately $986,000 in notes bearing interest at 8.5%, assumed approximately $393,000 of liabilities and issued an aggregate of 707,511 shares of Common Stock.

     In light of current market conditions and the prevailing view of MSOs by the dental industry, Omega expects that its future internal growth will come from continuing to implement its Omega Exceptional Practice Model with Affiliated Practices and the reduction of internal expenses through the implementation of a comprehensive restructuring program.

     As a result of the affiliations consummated by Omega during the 12 months ended December 31, 1998, Omega has depleted its capital resources and is exploring avenues through which to improve its working capital and cash position. Omega believes that active recruitment of additional practice affiliations in the first half of 1999 will only serve to further deplete the capital resources of Omega. Accordingly, the ability of Omega to continue to pursue its business strategy will depend on obtaining additional outside financing.

Results of Operations

     For the year ended December 31, 1998, compared to the year ended December 31, 1997.

Revenues

     Net revenue increased approximately $6,412,000 to approximately $7,388,000 for 1998 from approximately $976,000 in 1997. This growth was attributable to a full year of operations for the seven affiliates purchased in 1997 and the addition of eight affiliates in 1998.

Costs and Expenses

     Costs and expenses increased approximately $3,344,000 to approximately $7,950,000 for 1998 from approximately $4,606,000 in 1997. Omega completed the Omega IPO on October 1, 1997 and simultaneously completed affiliations with seven practices. The increase in costs and expenses for 1998 was attributable to a full year of operations for the practices affiliated with in 1997 and the addition of eight affiliations in 1998.

     Omega's costs and expenses include:

     Employee Costs. Includes all salaries, payroll taxes and fringe benefits of the dental assistants, office staff and corporate office personnel and increased approximately $2,970,000 to approximately $3,715,000 for 1998 from approximately $745,000 in 1997.

     Other Direct Costs. Includes dental and office supplies, laboratory costs, facilities and equipment for the Affiliated Practices and corporate office and increased approximately $963,000 to approximately $1,136,000 for 1998 from approximately $174,000 in 1997.

     General Administrative. Includes all other operating expenses, including advertising, repairs and maintenance, computer support, telephone, utilities, taxes and licenses for the Affiliated Practices and corporate office, as well as the cost of consultants, professional fees and travel related to providing support to the Affiliated Practices and corporate office and increased approximately $1,664,000 to approximately $2,643,000 for 1998 from approximately $979,000 in 1997.

     Depreciation and Amortization. Includes depreciation of equipment and leasehold improvements of the Affiliated Practices and amortization of intangible assets related to the Omega Management Services Agreements and increased approximately $340,000 to approximately $456,000 for 1998 from approximately $116,000 in 1997.

     Non-recurring Consulting Expense. Relates to approximately $2.3 million value ascribed to stock and stock options issued to consultants of Omega in April 1997 and $305,000 relates to cash payments made in 1998 in connection with those stock grants.

Interest Expense

     Interest expense of approximately $107,000 for the year ended December 31, 1998, reflects the cost of borrowings under notes payable to Affiliated Practices issued as part of the purchase price for affiliating with those practices. Interest expense of approximately $91,000 for the year ended December 31, 1997, reflects the cost of borrowing under bridge financing outstanding at that time used to finance the cost of operations and Omega IPO costs as well as the cost of borrowing under notes payable to Affiliated Practices from the date of the Omega IPO until December 31, 1997. The bridge financing notes were paid in full with a portion of the proceeds of the IPO.

Interest Income

     Interest income was approximately $127,000 for the year ended December 31, 1998, and reflects interest earned on Omega's net proceeds from the Omega IPO and notes from related parties. Interest income was approximately $79,000. Interest income is derived from interest earned on the net proceeds of the bridge financing notes and net proceeds from the IPO from October, 1997 to December 31, 1997.

Net Loss

     As a result of the foregoing factors, Omega generated a net loss of approximately $525,000, or $.11 per share, for the year ended December 31, 1998, compared to a net loss of approximately $3.6 million, or $1.59 per share, for the year ended December 31, 1997.

Liquidity and Capital Resources

     Omega has financed its capital requirements to date with borrowings from bridge and interim notes and the issuance of equity securities.

     Omega has experienced operating losses, negative cash flows, a deficit in working capital and an accumulated deficit since its inception. Omega's accumulated deficit from inception (August 30, 1996) to October 1, 1997 (the closing date of the Omega IPO) was approximately $3.9 million. Omega reported a loss from operations for the year ended December 31, 1997 of approximately $3.6 million due primarily to the value ascribed to certain stock compensation earned by consultants in April 1997 and has reported a loss from operations for the year ended December 31, 1998 of approximately $525,000.

     Omega makes routine cash advances from time to time to its Affiliated Practices under its Management Services Agreements to fund any deficits in monthly cash flows of the Affiliated Practices. Such advances will generally be repaid by the Affiliated Practices to Omega without interest as adequate funds are generated by the Affiliated Practices. The balance of advances to Affiliated Practices as of December 31, 1998 was $300,000. Pursuit of Omega's business strategy requires substantial capital resources. Capital is needed not only for the affiliation with future Affiliated Practices, but also for the effective integration, operation and expansion of the existing and future Affiliated Practices. In addition, the Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology.

     Since consummation of the Omega IPO, Omega has funded its affiliations through use of a combination of cash, notes and shares of its common stock. During 1998, the ability of Omega to use shares of common stock for affiliations was adversely affected by the decrease in the market value of the common stock. The decrease, as well as the relatively low market value of the common stock in dollar terms, has affected the willingness of owners of potential Affiliated Practices to accept common stock as full or partial payment for their affiliations. Even if future affiliations could be funded with Omega's common stock, such a use would result in substantial dilution to existing shareholders. As a result, Omega has not consummated an affiliation since August 1998 and Omega does not expect to be able to consummate any future affiliations. During the year ended December 31, 1998, Omega paid approximately $2.7 million in cash and issued $986,000 in notes bearing interest at 8.0% to 8.5%, assumed approximately $393,000 of liabilities and issued approximately 707,511 shares of common stock in connection with affiliations with Affiliated Practices.

     Aside from cash flows derived from the investment of net proceeds from the Omega IPO, Omega has not realized positive cash flow from operations since its inception. Accordingly, Omega has had to use net proceeds from the Omega IPO for its working capital requirements for its operations. At the year ended December 31, 1998 Omega had approximately $1,064,000 of working capital consisting of cash and cash equivalents of approximately $982,000, all of which represented remaining net proceeds from the Omega IPO.

     In order for Omega to grow, it is likely that Omega will be required to seek additional financing for working capital and liquidity purposes. Further, any additional financing obtained by Omega could have a dilutive effect on existing stockholders. In the event Omega fully utilizes the remaining net proceeds from the Omega IPO to fund additional affiliations and/or working capital requirements, and in the event Omega is not able to thereafter continue to meet its working capital requirements or liquidity needs with bank borrowings (which to date have been unavailable to Omega), Omega will need to find other public or private debt or equity sources. The availability of these capital sources will depend on prevailing market conditions, interest rates and the financial condition of Omega. There can be no assurance, however, that Omega will be able to obtain additional financing for future affiliations or its working capital and liquidity needs. See "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- Doubt About Ability to Continue as a Going Concern."

Year 2000

     Like many other companies, the Year 2000 computer issue creates risk for Omega. If both information technology systems and embedded technology do not correctly recognize date information when the year changes to 2000, it could have an adverse impact on Omega's operations. Omega is currently confirming that its software and programming logic properly interprets Year 2000 dates and will review any embedded technology in its software and hardware to determine whether the technology is compliant. If necessary Omega will update and remediate any non-compliant technology. Omega believes that all of its software and hardware is currently compliant. Also, Omega does not anticipate difficulty in resolving issues relating to software or embedded technology in any programs or equipment provided by third-party vendors. In addition, Omega believes that certain software employed by the Affiliated Practices is not Year 2000 compliant. Omega is currently working with the Affiliated Practices to repair any non-compliant software. It is unknown what cost Omega will incur to correct any non-compliant software.

     Based on Omega's work to date and assuming that the software updating projects can be implemented as planned Omega believes that it will be Year 2000 compliant on a timely basis and that future costs relating to the Year 2000 issue will not have a material impact on Omega's financial position, results of operations or cash flows.

     Once the Year 2000 remediation process is substantially complete Omega intends to formulate a comprehensive contingency plan to address remaining material risks, if any.

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

     Forward-looking statements in this report, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Omega's plans and objectives are based on a successful execution of Omega's restructuring strategy and assumptions that the Orthodontic Affiliates will be profitable, that the orthodontic industry will not change materially or adversely, and that there will be no unanticipated material adverse change in Omega's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Omega. Although Omega believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Omega or any other person that the objectives and plans of Omega will be achieved.

     The following discussion identifies certain important factors that could affect Omega's actual results and actions and could cause results to differ materially from any forward-looking statement made by or on behalf of Omega. Other factors, which are not identified herein, could also have such an effect.

          Doubt About Ability to Continue as a Going Concern. Omega's independent public accountants have audited the attached financial statements and have prepared such financial statements assuming Omega will continue as a going concern. See Note 1 to the Omega financial statements.

          Risks Associated with Expansion. Omega has consummated Affiliation Agreements with the 15 Orthodontic Affiliates. The success of Omega's business strategy will depend on a number of factors, including (i) Omega's ability to attract orthodontists to affiliate with Omega, the availability of suitable markets and Omega's ability to obtain good locations within those markets; (ii) Omega's ability to locate existing practices for affiliation, affiliate with such practices on favorable terms and successfully integrate the affiliated operations into Omega's existing operations; (iii) the availability of additional adequate financing to affiliate with orthodontic practices, and (iv) regulatory constraints. There can be no assurance that Omega's business strategy will be successful, that additional modifications to Omega's strategy will not be required or that Omega will be able to manage effectively and enhance the profitability of its Orthodontic Affiliates.

          Dependence on Orthodontic Affiliates. Omega receives fees for management services provided to Orthodontic Affiliates under Management Services Agreements, but does not employ orthodontists or control practices of its Orthodontic Affiliates. Omega's revenue is dependent on revenue generated by Omega's Orthodontic Affiliates and, therefore, the performance and professional reputation of Affiliated Orthodontists (those orthodontists who practice through the Orthodontic Affiliates) and Orthodontic Affiliates are essential to Omega's success. The Management Services Agreements with the Orthodontic Affiliates are for terms of 20 years and are renewable at the election of Omega for two additional 10-year periods. The Management Services Agreements may only be terminated by either party for "cause," which includes a material default by or bankruptcy of the other party. Any material loss of revenue by the Orthodontic Affiliates would have a material adverse effect on Omega.

          Nasdaq Small Cap Market Delisting; Risk of Low-Priced Securities; Risk of Application of Penny Stock Rules. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on the Nasdaq Small Cap Market. The standards for initial listing require, among other things, that an issuer have net tangible assets of $4,000,000; that the minimum bid price for the listed securities be $4.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $5,000,000; and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have net tangible assets of at least $2,000,000; that the minimum bid price for the listed securities be $1.00 per share, that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. Omega was notified by Nasdaq that its common stock was delisted on April 21, 1999 for failure to maintain the minimum bid price. Because Omega's securities were delisted from the Nasdaq Small Cap Market, it may adversely affect the prices of such securities and the ability of holders to sell them, and Omega will be required to comply with the initial listing requirements to be relisted on the Nasdaq Small Cap Market. The Omega common stock now trades on the OTC Bulletin Board.

          Omega's securities are subject to certain penny stock rules promulgated by the SEC. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of further reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock. As a result of the Omega common stock becoming subject to the penny stock rules, stockholders may find it more difficult to sell their shares.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information with respect to the directors and executive officers of Omega.

                                                                                DIRECTOR
NAME                             AGE                  POSITION                   SINCE
----                             ---   --------------------------------------   --------
Robert J. Schulhof.............  57    President, Chief Executive Officer,      1996
                                       Treasurer and Director
Dean C. Bellavia, Ph.D.........  55    Director of Affiliate Programs and       1996
                                       Director
John J. Clarke, Jr. (1)(2).....  56    Director                                 1997
Floyd V. Elliott...............  56    Director of Professional Relations and   1996
                                       Staff Development and Director
C. Joel Glovsky, D.D.S.          66    Chairman of the Board                    1996
  (1)(2).......................
David T. Grove, D.D.S. (2).....  58    Director                                 1996

-------------------------
(1) Member of Omega's Audit Committee.

(2) Member of Omega's Compensation.

     Robert J. Schulhof, Omega's founder, has been the President and Chief Executive Officer of Omega since its formation in August 1996. In 1995, Mr. Schulhof founded OMEGA, LLC, a principal stockholder of Omega, and is the sole manager of OMEGA, LLC. From 1990 to 1994, Mr. Schulhof was the Chief Executive Officer of Solutions Providers, a California general partnership and a firm that offered integrated computer technology and practice management consulting services to the orthodontic industry, and from 1994 until he founded OMEGA, LLC in 1995, Mr. Schulhof was an officer, director and principal stockholder of Integrated Management Systems, Inc., a firm providing software and consulting services to the orthodontic industry. He holds a masters degree in Mathematical Statistics and Probability from the University of California at Los Angeles.

     Dean C. Bellavia is a co-founder of Omega and was employed as the Director of Affiliate Programs since its formation in August 1996 until December 31, 1997. As of January 1, 1998, Dr. Bellavia entered into a consulting agreement with Omega pursuant to which he continues to perform the services he was performing as the Director of Affiliate Programs. Dr. Bellavia is also the founder and President of The Bio Engineering Company, a consulting firm serving the orthodontic industry which he will continue to operate to the extent it does not adversely affect his duties for Omega. He holds a Ph.D. in Bio-Engineering from Carnegie Mellon University.

     John J. Clarke, Jr., was elected to the Board of Directors of Omega in March 1997. Since 1971, Mr. Clarke has been a principal in Baldwin & Clarke Companies, a diversified financial services organization that provides investment banking and other financial advisory services. He is a director of Centerpoint Bank, a wholly owned subsidiary of Community Bankshares, Inc., a bank holding company in Concord, New Hampshire. Mr. Clarke holds a B.A. from Northeastern University.

     Floyd V. ("Sonny") Elliott, joined Omega's Board of Directors in December 1996 and since October 1, 1997 has been Omega's Director of Professional Relations and Staff

Development. Mr. Elliott is the founder and President of Elliott Enterprises, a consulting firm serving the orthodontic industry which he will continue to operate to the extent it does not adversely affect his duties for Omega. Prior to founding Elliott Enterprises, Mr. Elliott was President of Paradigm Practice Management, a management consulting firm working primarily with orthodontic practices.

     C. Joel Glovsky, a co-founder of Omega, has served as the Chairman of the Board of Directors of Omega since its formation in August 1996. Dr. Glovsky has been engaged in the private practice of orthodontics since 1961. He is a graduate of the dental school of Tufts University and served as Assistant Clinical Professor there for 15 years. Dr. Glovsky is a diplomat of the American Board of Orthodontics. In October 1989, Dr. Glovsky co-founded The Standish Care Company, an assisted living company, and he served on the Board of Directors of Standish from 1989 to 1994.

     David T. Grove, has served on the Board of Directors of Omega since its inception in August 1996. Dr. Grove has been in the private practice of orthodontics in Nevada since 1971. Dr. Grove holds a dental degree from the University of Louisville, a Masters degree in Orthodontics from St. Louis University and a Masters degree in education from the University of South California. He served as Clinic Director for two years in the Orthodontics Department at the University of California at San Francisco. He is the Chairman of Omega's Clinical Advisory Board.

Meetings of the Board of Directors and Committees

     The Board of Directors of Omega held five meetings during 1998. The Board of Directors also acted on three occasions by unanimous written consent in lieu of special meetings. Each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during 1998.

Board Committees

     The Board of Directors has established an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee has the responsibility for reviewing and supervising the financial controls of Omega. The Audit Committee makes recommendations to the Board of Directors of Omega with respect to Omega's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with Omega's auditors concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of Omega. The Audit Committee consists of Dr. Glovsky and Mr. Clarke. The Audit Committee did not meet in 1998.

     Compensation Committee. The Compensation Committee has the responsibility for reviewing the performance of the officers of Omega and recommending to the Board of Directors of Omega salary and bonus amounts for all officers of Omega, subject to the terms of existing employment agreements. The Compensation Committee also has the responsibility for oversight and administration of Omega's stock and other compensatory plans. The Compensation Committee consists of Dr. Glovsky, Dr. Grove and Mr. Clarke. The Compensation Committee met twice in 1998.

Director Compensation

     Members of the Board who are not full-time employees of Omega (currently Dr. Grove and Mr. Clarke) receive a fee of $500 for each Board meeting attended and a fee of $250 for each committee meeting attended. Such Board members are reimbursed for their out-of-pocket expenses for each meeting attended.

Executive Officers and Compensation

     Executive officers of Omega hold their positions until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified. In addition to Mr. Schulhof (President, Chief Executive Officer and Treasurer) and Mr. Elliott (Director of Professional Relations and Staff Development), Mr. Edward M. Mulherin and Mr. Peter I. Wexler are executive officers of Omega.

     Edward M. Mulherin has provided consulting services as the Chief Financial Officer of Omega since October 1996. Such services have been provided through LMG, a firm in which Mr. Mulherin is a principal stockholder and with which he has been associated since 1991. Mr. Mulherin is a certified public accountant and holds a B.S. in Accounting from Boston College and a J.D. from Suffolk University Law School. Mr. Mulherin is 39.

     Peter I. Wexler has served as the General Counsel of Omega since March 1998. From 1995 to 1998, Mr. Wexler was Corporate Counsel and Commercial Manager for Stone and Webster Engineering Corporation, a global engineering and construction company, where he specialized in domestic and international transactions. Prior to Stone and Webster, Mr. Wexler was associated with the law firm Jackson Parton in London, England. Mr. Wexler is 31.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Omega's directors, executive officers and persons who beneficially own more than 10% of a registered class of Omega's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the Nasdaq Stock Market. Directors, executive officers and greater than 10% stockholders are required to furnish Omega with copies of all Forms 3, 4 and 5 they file.

     Based solely on Omega's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5, Omega believes that each person who was a director, executive officer or greater than 10% beneficial owner of any class of its equity securities during the year December 31, 1998 complied with all Section 16(a) filing requirements applicable to them.

Executive Compensation

     The following Summary Compensation Table sets forth compensation awarded to, earned by or paid to Robert J. Schulhof, Omega's Chief Executive Officer. No other executive officer or director earned a salary and bonus of more than $100,000 during either (a) the period from August 30, 1996 (inception) to December 31, 1996 or Omega entered into an employment agreement with Mr. Schulhof effective January 1, 1997. See "Employment Agreements." Omega did not grant any restricted stock awards, options or stock appreciation rights or make any long-term incentive plan payouts to any named executive officer during such periods, nor did any of the named executive officers own options or stock appreciation rights during such periods. Omega has no defined benefit or actuarial plans covering its employees.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                          NAME AND                            FISCAL YEAR                   ALL OTHER
                     PRINCIPAL POSITION                          ENDED       SALARY($)   COMPENSATION($)
                     ------------------                       -----------    ---------   ---------------
Robert J. Schulhof..........................................   12/31/98      $120,000(1)     $3,400(2)
  President, Chief                                             12/31/97      $120,000(1)     $3,500(2)
  Executive Officer                                            12/31/96      $ 49,200            --
Edward M. Mulherin..........................................   12/31/98      $120,000            --
  Chief Financial Officer
Dean C. Bellavia, Ph.D. ....................................   12/31/98      $120,000            --
  Director of Affiliate Programs and Director
Floyd V. Elliott............................................   12/31/98      $120,000            --
  Director of Professional Relations and Staff Development
  and Director

-------------------------

(1) Reflects amounts paid pursuant to an employment agreement between Omega and Mr. Schulhof which became effective January 1, 1997. See "Employment Agreements."

(2) Reflects amounts paid to Mr. Schulhof as an automobile allowance.

Employment Agreements

     Omega has entered into employment agreements (individually, an "Employment Agreement" and collectively, the "Employment Agreements") with each of Mr. Schulhof, Dr. Bellavia (whose agreement has been terminated and replaced with a consulting agreement -- see "Certain Relationships and Related Transactions") and Mr. Elliott (collectively, the "Executives"). Mr. Schulhof's Employment Agreement became effective January 1, 1997 and provides that he is employed as the President and Chief Executive Officer of Omega. The initial term of Mr. Schulhof's Employment Agreement is three years, and such term will be extended automatically on January 1, 2000 and on each January 1 thereafter for an additional year, unless Mr. Schulhof receives notice of termination prior to such extension. Mr. Schulhof is paid an annual base salary of $120,000, which amount is subject to annual review, and bonuses, the amounts of which are determined by the Compensation Committee. Mr. Schulhof also has the use of a company car or, at his election, will be paid an automobile allowance of $700 per month. During 1998, Mr. Schulhof received an automobile allowance of $8,400.

     Dr. Bellavia's Employment Agreement became effective upon the closing of the Omega IPO and provided that he was employed as the Director of Affiliate Programs of Omega. The initial term of Dr. Bellavia's Employment Agreement was three years. Dr. Bellavia was paid a monthly advance of $10,000, which advance was subject to review and reduction in the event that certain affiliation targets were not met by Omega. The Board of Directors of Omega determined that such targets had been met during 1997, and no reduction of Dr. Bellavia's advances was imposed. As of January 1, 1998, Dr. Bellavia and Omega terminated his Employment Agreement and replaced it with a consulting agreement on substantially the same terms. See "Certain Relationships and Related Transactions".

     Mr. Elliott's Employment Agreement became effective upon the closing of the Omega IPO and provides that he is employed as the Director of Professional Relations and Staff Development of Omega. The initial term of Mr. Elliott's Employment Agreement is three years, and such term will be extended automatically on the third anniversary date of the effectiveness and on each anniversary date thereafter for an additional year, unless either party receives notice of termination prior to such extension. Mr. Elliott was paid a monthly advance of $10,000, which advance was subject to review and reduction in the event that certain affiliation targets were not met by Omega. The Board of Directors of Omega determined that such targets had been met during 1997, and no reduction of Mr. Elliott's advances was imposed. Beginning in 1998 and thereafter, Mr. Elliott's Employment Agreement provides for a base salary of $10,000 per month, which amount is subject to annual review, and bonuses, the amounts of which are determined by the Compensation Committee.

     The Employment Agreements may be terminated by Omega or the respective Executives without cause with 90 days' prior written notice. If the Executive suffers a "termination other than for cause" (as defined in the Employment Agreements), including such termination within 24 months after a "change in control" (as defined in the Employment Agreements), the Executive is entitled to receive his accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan) and other benefits through the date of termination and severance payments of salary (at the rate payable at the time of such termination) for the longer of 12 months or the remaining term of the Employment Agreement. Each of the Executives may elect to receive from Omega a lump sum severance payment equal to the present value of the flow of cash flow from the severance payments of salary. In addition, each Executive is entitled to an accelerated vesting of any awards granted to the Executive under the Incentive Stock Plan. Notwithstanding the foregoing, Omega is not required to pay any amount which is not deductible for federal income tax purposes.

     If the Executive is terminated for "cause" (as defined in the Employment Agreements), he is entitled to receive his accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan) and other benefits through the date of termination, but shall receive no other severance benefits. Each of the Executives may also be terminated if he dies or becomes disabled for a period of 12 consecutive months. In the event of termination due to death or disability, the Executive (or his estate) shall receive the same payments, but no additional severance, except that, if the Executive becomes disabled, Omega will maintain his insurance benefits for the remaining term of his Employment Agreement.

Incentive Stock Plan

     Effective as of January 31, 1997, Omega adopted the Omega Orthodontics Incentive Stock Plan (the "Incentive Stock Plan"). Omega reserved 300,000 of the authorized shares of Common Stock for issuance under the Incentive Stock Plan. On April 28,1997, the Incentive Stock Plan was amended to increase the number of shares of Common Stock authorized for issuance under the Incentive Stock Plan to 450,000. On April 24, 1998, the Incentive Stock Plan was further amended to increase the number of shares of Common Stock authorized for issuance under such Plan to 700,000. Unless terminated earlier, the Incentive Stock Plan will terminate on January 30, 2007. The Incentive Stock Plan is administered by a committee consisting solely of two or more non-employee Directors (the "Committee").

     On April 28, 1997, the Committee granted options with respect to 350,000 shares of Common Stock to Dr. Bellavia, Mr. Elliott and LMG in the amounts of 50,000, 150,000 and 150,000 shares, respectively, at an exercise price of $6.00 per share. On December 24, 1997, the Committee granted options with respect to 20,000 shares of Common Stock to Mr. Clarke and Dr. Grove in the amounts of 10,000 shares each at an exercise price of $3.00 per share. On March 25, 1998, the Committee granted options with respect to 25,000 shares of Common Stock to Mr. Wexler and an aggregate of 30,000 shares of Common Stock to two employees at an exercise price of $3.0625 per share. On August 28, 1998, 10,000 options were granted to one employee and 10,000 options to Mr. Robert Daskal, an Observer Director appointed by National Securities. At March 15, 1999 255,000 shares of Common Stock were reserved for issuance pursuant to future grants under the Incentive Stock Plan.

     The options granted to Mr. Elliott, LMG, Mr. Wexler and the two employees vest in three equal installments on each of the first three anniversaries of the date of grant, the options granted to Dr. Bellavia vest fully on the first anniversary of the date of grant and the options granted to Mr. Clarke and Dr. Grove vest six months following the date of grant. On March 25, 1998, the Committee voted to accelerate the vesting of the options granted to LMG retroactively to December 31, 1997.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of March 15, 1999 with respect to the beneficial ownership of Omega's common stock by each director, each named executive officer in the Summary Compensation Table under "Executive Officers and Compensation" above, all directors and executive officers as a group, and each person known by Omega to be the beneficial owner of 5% or more of Omega's common stock. This information is based upon information received from or on behalf of the named individuals.

NAME AND ADDRESS OF                                    NUMBER OF SHARES
BENEFICIAL OWNER(1)                                   BENEFICIALLY OWNED   PERCENTAGE
-------------------                                   ------------------   ----------
The Orthodontic Management Effectiveness Group of
  America, LLC(2)...................................      1,050,000          20.8%
  3621 Silver Spur Lane
  Acton, CA 93510
Robert J. Schulhof(3)...............................      1,050,000          20.8%
  3621 Silver Spur Lane
  Acton, CA 93510
Putnam Investments, Inc.(4).........................        332,953           6.6%
  One Post Office Square
  Boston, MA 02109
C. Joel Glovsky, D.D.S.(5)..........................        231,000           4.6%
  44 Grey Lane
  Lynnfield, MA 01940
The Mayflower Group Ltd.(6).........................        225,000           4.4%
  393 Commonwealth Avenue
  Boston, MA 02115
David T. Grove(7)...................................        144,721           2.9%
  581 12th Street
  Elko, NV 89801
Dean C. Bellavia, Ph.D.(8)..........................         68,850           1.3%
  44 Capen Boulevard
  Buffalo, NY 14214
Edward M. Mulherin(9)...............................        160,000           3.1%
  63 Chatham Street
  Boston, MA 02109
Floyd V. Elliott(10)................................         50,000           *
  2555 Homeland Drive
  Elko, NV 89801

NAME AND ADDRESS OF                                    NUMBER OF SHARES
BENEFICIAL OWNER(1)                                   BENEFICIALLY OWNED   PERCENTAGE
-------------------                                   ------------------   ----------
John J. Clarke, Jr.(11).............................         10,000           *
  116 B South River Road
  Bedford, NH 03110
All directors and executive officers as a group (7
  persons)(12)......................................      1,714,571          32.2%

-------------------------

  *  Represents less than 1%.

 (1) Except as otherwise indicated, Omega believes that the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Amounts and percentages shown are based on calculations that, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), include shares issuable pursuant to stock options which may be exercised on or before March 15, 1999.

 (2) Omega has relied on information reported on a Statement on Schedule 13G dated February 24, 1999 filed jointly by The Orthodontic Management Effectiveness Group of America, LLC ("OMEGA, LLC") and Mr. Schulhof with the SEC. Mr. Schulhof holds 330 membership points in OMEGA, LLC, or 27.7% of the voting power of OMEGA, LLC, and is the sole manager of OMEGA, LLC with authority to vote and dispose of shares of the common stock of Omega held by OMEGA, LLC. Each of the following other directors of Omega holds more than five percent of the membership points of OMEGA, LLC, and the amount of such holdings is as set forth in the parenthetical following the holder's name: C. Joel Glovsky (75 points or 6.3%); David T. Grove (150 points or 12.6%); Dean C. Bellavia (100 points or 8.4%); and Floyd V. Elliott (20 points or 1.7%).

 (3) Omega has relied on information reported on a Statement on Schedule 13G dated February 24, 1999 filed jointly by OMEGA, LLC and Mr. Schulhof with the SEC. Includes the 1,050,000 shares held by OMEGA, LLC which Mr. Schulhof may be deemed to beneficially own as the principal membership point holder and the sole manager of OMEGA, LLC. In connection with that certain Underwriting Agreement dated as of October 1, 1997 between Omega and National Securities Corporation, as the representative of the several underwriters of Omega's initial public offering of securities (the "Underwriting Agreement"), Mr. Schulhof has agreed in his individual capacity and not as an officer or director of Omega, that for a period of two years after the date of the Underwriting Agreement, in any stockholder vote other than the election of the directors of the Omega, or security holder proposals presented for the vote of stockholders in accordance with Rule 14a-8 under the Exchange Act, he will vote all shares of common stock beneficially owned by him individually or in his capacity as the sole manager of OMEGA, LLC with authority to vote shares of the Common Stock of Omega held by such entity, but no other affiliates, in accordance with the vote of a majority of the holders of common stock of Omega which has been registered under the Securities Act, except if such action, in the opinion of legal counsel, would not be consistent with his fiduciary duties as a director or officer or principal stockholder of Omega.

 (4) Omega has relied on information reported on a Statement on Schedule 13G/A dated February 9, 1999 filed by Putnam Investments, Inc. with the SEC.

 (5) Omega has relied on information reported on a Statement on Schedule 13G dated February 12, 1998 filed by Dr. Glovsky with the Commission. Includes 5,000 shares held of record by Dr. Glovsky's Individual Retirement Account.

 (6) Omega has relied on information reported on a Statement on Schedule 13G dated February 12, 1998 filed by The Mayflower Group Ltd. with the SEC.

 (7) Includes 10,000 shares issuable upon the exercise of options held by Dr. Grove.

 (8) Includes 50,000 shares issuable upon the exercise of options held by Dr. Bellavia. Also includes 8,100 shares held by certain trusts for the benefit of Dr. Bellavia and 750 shares held by certain trusts for the benefit of Dr. Bellavia's spouse.

 (9) Includes 10,000 shares held of record by Leonard, Mulherin & Greene, P.C. ("LMG"), a public accounting firm that provides accounting services to Omega and makes Mr. Mulherin available to be Omega's Chief Financial Officer pursuant to a consulting agreement, and of which Mr. Mulherin is a principal stockholder. Also includes 150,000 shares issuable upon the exercise of options held by LMG.

(10) Includes 50,000 shares issuable upon the exercise of options held by Mr. Elliott.

(11) Includes 10,000 shares issuable upon the exercise of options held by Mr. Clarke.

(12) See Notes 3, 5, 7, 8, 9, 10 and 11.

Certain Relationships and Related Transactions

     On August 31, 1996, Omega acquired OMEGA, LLC's orthodontic practice management business and certain related assets, management contracts and practice affiliation agreements in exchange for 1,050,000 shares of Omega's common stock. The related assets, contracts and agreements included certain computer and other office equipment; non-binding letters of intent with orthodontic practices to affiliate with OMEGA, LLC, four of which were superseded by affiliation agreements that closed simultaneously with the Omega IPO; consulting services agreements which provided limited revenues to Omega pending the closing of the Omega IPO; consulting agreements with Dr. Bellavia and Mr. Elliott, both of which were superseded by Employment Agreements; and the consulting agreement (which is described below) with Dr. Glovsky and Mayflower. Mr. Schulhof and Drs. Glovsky and Bellavia, all of the then directors of the Omega, held 330 (27.7%), 75 (6.3%), 150 (12.6%) and 100 (8.4%) of the membership points of OMEGA, LLC, respectively, at the time of the transaction, and Mr. Schulhof was the sole manager of OMEGA, LLC.

     In connection with the acquisition by Omega of OMEGA, LLC's orthodontic practice management business, Omega assumed OMEGA, LLC's rights and obligations under an agreement with Dr. Glovsky and Mayflower, a private banking firm, whereby Dr. Glovsky and Mayflower (the "Consultants") agreed to provide certain consulting services to Omega regarding Omega's business plan, initial capital structure and private financing and orthodontic practice affiliation transactions and the identification and retention of Omega's Board of Directors, senior management team and professional advisors. Under the terms of the agreement, as amended and restated, 225,000 shares of Omega's Common Stock were issued to each of the Consultants to be held in escrow pending fulfillment of their consulting obligations. Following completion of the consulting services, all of such shares were released from the escrow on April 28, 1997 at an imputed value of approximately

$4.50 per share and delivered to the Consultants. In addition, Omega agreed to make cash payments to the Consultants aggregating $842,000 over three years beginning in January 1998. Omega is obligated to make quarterly payments to each of Dr. Glovsky and Mayflower on January 1, April 1, June 1 and September 1, 1998, 1999 and 2000 of $67,500, $27,000 and $10,800, respectively. Omega made payments under this agreement aggregating $305,000 to Dr. Glovsky and Mayflower during 1998. Mayflower is a stockholder of Omega and holds 75 membership points of OMEGA, LLC, Omega's principal stockholder. See "Security Ownership of Certain Beneficial Owners and Management."

     Omega has entered into another consulting agreement with Dr. Glovsky which became effective upon the closing of the IPO. The initial term of the agreement is three years, and Dr. Glovsky provides consulting services to Omega in connection with identifying orthodontic practices with potential to affiliate with Omega and negotiating and closing affiliation agreements with such practices. Dr. Glovsky was paid a monthly advance of $5,000, which advance was subject to review and reduction in the event that certain affiliation targets were not met by Omega. The Board of Directors of Omega determined that such targets had been met during 1997, and no reduction of Dr. Glovsky's advances was imposed. Beginning in 1998 and thereafter, Dr. Glovsky's consulting agreement provides for a maximum monthly fee of $5,000. In 1998, Omega paid Dr. Glovsky fees of $60,000 and expects to pay him fees of approximately $60,000 under this agreement in 1999.

     Omega entered into a consulting agreement with LMG which became effective on May 1, 1997 and provides that LMG shall make Mr. Mulherin, a principal stockholder of LMG, available to serve as Omega's Chief Financial Officer. The initial term of the agreement is three years. For the services of Mr. Mulherin as Chief Financial Officer, LMG was paid a monthly retainer fee of $5,000 prior to the closing of the Omega IPO and a monthly retainer fee of $10,000 thereafter and for the term of the agreement. In addition, in connection with work done by LMG in preparation for and completion of the Omega IPO, Omega paid LMG fees of $ 148,565 and issued LMG 10,000 shares of unregistered Common Stock. Omega granted LMG a non-qualified stock option under the Incentive Stock Plan to acquire 150,000 shares of Omega's Common Stock at an exercise price of $6.00 per share. Omega has also agreed to indemnify LMG against certain liabilities that may arise in connection with the services to be rendered by LMG under the agreement.

     During September 1996, Drs. Glovsky and Bellavia, both directors of Omega and more than 5% owners of OMEGA, LLC, Omega's principal stockholder, purchased $25,000 and $50,000, respectively, of certain 15% bridge financing notes issued prior to the Omega IPO (the "Bridge Notes") and received 5,000 and 10,000 shares, respectively, of Omega's Common Stock in connection therewith. In April, 1997, Dr. Glovsky and Dr. Grove, also a director of Omega, purchased an additional $5,000 and $25,000 of Bridge Notes, respectively, and received an additional 1,000 and 5,000 shares of the Common Stock, respectively, in connection therewith. In October 1997, Omega repaid all of its Bridge Notes (including interest accrued thereon) from the net proceeds of the Omega IPO, including the Bridge Notes held by Drs. Glovsky, Bellavia and Grove.

     In June, 1997, Dr. Glovsky and Dr. Grove purchased $25,000 each of certain 16% interim financing notes issued prior to the Omega IPO (the "Interim Notes"), and Dr. Glovsky subsequently purchased an additional $60,000 of Interim Notes. In October 1997, Omega repaid all of its Interim Notes (including interest accrued thereon) from the net proceeds of the Omega IPO, including the Interim Notes held by Dr. Glovsky and Dr. Grove.

     Omega entered into an affiliation agreement with Dr. Grove which Omega closed concurrently with the closing of the Omega IPO. Pursuant to its agreement with Dr. Grove, a director of Omega, Omega acquired certain assets of Dr. Grove's orthodontic practice in exchange for a cash payment of $333,567 and 129,721 shares of Omega's common stock.

     In December 1997, Omega loaned Mr. Schulhof $100,000 in exchange for his promissory note (the "Schulhof Note"). The Schulhof Note is a demand note which bears interest at the rate of prime (as published in The Wall Street Journal) plus two percent. Principal and interest are due upon demand, but if not sooner demanded, then in December 2000.

     Effective as of January 1, 1998, Omega and Dr. Bellavia terminated his Employment Agreement and entered into a consulting agreement. The initial term of the agreement is three years. Dr. Bellavia will provide services relating to the design, schedule of installation and follow up on the effectiveness of all managerial systems used by Omega's affiliated orthodontic practices and the management of the consultants used by Omega to optimize and maintain the affiliate practices' programs. Dr. Bellavia is paid a monthly retainer fee of $10,000, and Omega expects to pay Dr. Bellavia consulting fees in 1998 of approximately $120,000.

     Omega entered into a consulting agreement with Mr. Wexler which became effective on March 9, 1998 and provides that Mr. Wexler will serve as Omega's Chief Legal Officer. The initial term of the agreement is three years. Mr. Wexler is paid a monthly retainer fee of $7,350, and Omega has agreed to reimburse Mr. Wexler for certain bar association and professional liability expenses he incurs in connection with his services as Chief Legal Officer of Omega. Omega granted Mr. Wexler a non-qualified stock option under the Incentive Stock Plan to acquire 25,000 shares of Omega's Common Stock at an exercise price of $3.0625 per share. Omega has also agreed to indemnify Mr. Wexler against certain liabilities that may arise in connection with the services to be rendered under the agreement and to pay him in a lump sum the amount that he would be entitled to receive under the agreement in the event that his employment terminates within six months following a change in control of Omega.

     Omega has adopted a policy to the effect that transactions between it and its officers, directors, principal stockholders and the affiliates of the foregoing persons be on terms no less favorable to Omega than could reasonably be obtained in arms-length transactions with independent third parties, and that any such transactions also be approved by a majority of Omega's outside independent directors disinterested in the transaction.

                              THE SPECIAL MEETINGS

     This document is furnished in connection with the solicitation of proxies from the holders of Omega common stock by Omega's board of directors for use at the special meeting of Omega's stockholders (the "Omega Special Meeting"). This document and accompanying form of proxy are first being mailed to the Omega
stockholders on or about May   , 1999.

     This document is also furnished in connection with the solicitation of proxies from the holders of Pentegra common stock by Pentegra's board of directors for use at the special meeting of Pentegra's stockholders (the "Pentegra Special Meeting"). This document and accompanying form of proxy are
first being mailed to the Pentegra stockholders on or about May   , 1999.

THE OMEGA SPECIAL MEETING

TIME AND PLACE; PURPOSE

     The Omega special meeting will be held at Omega's offices in Boston, Massachusetts on June 30, 1999, starting at 1:00 p.m., local time. At the special meeting, the Omega stockholders will be asked to consider and vote upon the Merger Agreement proposal.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     Omega's board of directors has fixed the close of business on May 14, 1999 as the record date for Omega stockholders entitled to notice of and to vote at the special meeting.

     Currently, the only outstanding voting securities of Omega are the Omega common stock. Only holders of record of Omega common stock on the Omega record date are entitled to notice of the Omega Special Meeting, and to vote at the Omega Special Meeting. Each holder of record, as of the record date, of Omega common stock is entitled to cast one vote per share on the Merger Agreement proposal.

     On the record date, there were approximately                shares of Omega
common stock outstanding and entitled to vote at the Omega Special Meeting, held
by approximately        stockholders of record.

     The favorable vote of a majority of all outstanding shares of Omega common stock outstanding on the record date is required to approve the Merger Agreement.

     On the record date, the directors and executive officers of Omega and their
affiliates beneficially owned and were entitled to vote                shares of
Omega common stock, or approximately      % of the shares of Omega common stock
outstanding on the Omega record date.

VOTING OF PROXIES

     All shares of Omega common stock represented by proxies properly received prior to or at the Omega Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Merger Agreement.

     If a proposal to adjourn the Omega Special Meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the Merger Agreement, in favor of the adjournment proposal. Omega is not aware of any matters expected to be presented at its meeting other than as described in its notice of special meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     1. filing, including by telecopy, with the Secretary of Omega, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

     2. attending the relevant meeting and voting in person.

     In order to vote in person at the Omega Special Meeting, Omega stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

     - to Omega Orthodontics, Inc., 374 Congress Street, Suite 407, Boston, Massachusetts 02210

     Omega stockholders who require assistance in changing or revoking a proxy should contact Peter Wexler at (617) 523-5717.

     Abstentions may be specified on the Merger Agreement proposal. Because the favorable vote of holders of a majority of the outstanding shares of Omega common stock on the Merger Agreement proposal is required to approve such proposal, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. In addition, the failure of an Omega stockholder in connection with the Merger Agreement proposal to return a proxy will have the effect of a vote against the Merger Agreement proposal.

     Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger Agreement proposal and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of such proposal (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the Merger Agreement proposal, a "broker non-vote" with respect to such proposal will have the effect of a vote against such proposal.

     It is the policy of Omega to keep proxy cards, ballots and voting tabulations that identify individual stockholders confidential, except where disclosure is mandated by law and in other limited circumstances.

     Omega expects the cost of solicitation to be approximately $2,000. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners and Omega will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Omega has retained Continental Stock and Transfer Company to aid in the solicitation of proxies and to verify certain records related to the solicitations. Continental Stock and Transfer Company will receive customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at its meeting, Omega may request by telephone or telecopy the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

     Omega stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing Omega common stock will be mailed by Pentegra to former Omega stockholders as soon as practicable after the consummation of the Merger.

THE PENTEGRA SPECIAL MEETING

TIME AND PLACE; PURPOSE

     The Pentegra special meeting will be held at Pentegra's offices at 2999 North 44th Street, Suite 650, Phoenix, Arizona on June 30, 1999, starting at 10:00 a.m., local time. At the special meeting, the Pentegra stockholders will be asked to consider and vote upon the Merger agreement proposal.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Pentegra special meeting, where they will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     Pentegra's board of directors has fixed the close of business on May 14, 1999 as the record date for Pentegra stockholders entitled to notice of and to vote at the special meeting.

     Currently, the only outstanding voting securities of Pentegra is the Pentegra common stock. Only holders of record of Pentegra common stock on the Pentegra record date are entitled to notice of the Pentegra Special Meeting, and to vote at the Pentegra Special Meeting. Each holder of record, as of the record date, of Pentegra common stock is entitled to cast one vote per share on the Merger Agreement proposal.

     On the record date, there were approximately      shares of Pentegra common
stock outstanding and entitled to vote at the Pentegra Special Meeting, held by
approximately      stockholders of record.

     The presence in person or by proxy of a majority of all shares of Pentegra common stock outstanding on the record date is required for a quorum. A majority of all votes cast at the Pentegra Special Meeting is required to approve the Merger Agreement.

     On the record date, the directors and executive officers of Pentegra and
their affiliates beneficially owned and were entitled to vote           shares
of Pentegra common stock, or approximately      % of the shares of Pentegra
common stock outstanding on the Pentegra record date.

VOTING OF PROXIES

     All shares of Pentegra common stock represented by proxies properly received prior to or at the Pentegra Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Merger Agreement. Abstentions may be specified on the Merger Agreement proposal.

     If a proposal to adjourn the Pentegra Special Meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the Merger Agreement, in favor of the adjournment proposal. Pentegra is not aware of any matters expected to be presented at its meeting other than as described in its notice of special meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     1. filing, including by telecopy, with the Secretary of Pentegra, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

     2. attending the relevant meeting and voting in person.

     In order to vote in person at the Pentegra Special Meeting, Pentegra stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

     - to Pentegra Dental Group, Inc., 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018

     Pentegra stockholders who require assistance in changing or revoking a
proxy should contact                at                .

     Under AMEX rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Amex rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger Agreement proposal and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of such proposal (i.e., "broker non-votes").

     It is the policy of Pentegra to keep proxy cards, ballots and voting tabulations that identify individual stockholders confidential, except where disclosure is mandated by law and in other limited circumstances.

     Pentegra expects the cost of solicitation to be approximately $          .
In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners and Pentegra will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing.
Pentegra has retained                to aid in the solicitation of proxies and
to verify certain records related to the solicitations.                will
receive customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at its meeting, Pentegra may request by telephone or telecopy the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Holders of shares of Omega common stock will, upon the exchange of their shares pursuant to the merger, become holders of shares of Pentegra common stock, and their rights as such will be governed by Delaware law and Pentegra's charter and by-laws. The material differences between the rights of holders of shares of Omega common stock and the rights of holders of shares of Pentegra common stock, which result from differences in their governing corporate documents, are summarized below.

                    PENTEGRA                                           OMEGA
                    --------                                           -----
                                             GENERAL

Pentegra is a Delaware corporation subject to     Omega is a Delaware corporation subject to the
  the provisions of the General Corporation Law   provisions of the General Corporation Law of the
of the State of Delaware.                         State of Delaware.
The rights of Pentegra stockholders are governed  The rights of Omega stockholders are governed by
by Pentegra's charter and by-laws, in addition    Omega's charter and by-laws, in addition to
to Delaware law.                                  Delaware law.
                                                  Omega stockholders will, upon consummation of
                                                  the Merger, become Pentegra stockholders.

                                        AUTHORIZED CAPITAL

The authorized and outstanding capital stock of   The authorized and outstanding capital stock of
  Pentegra consists of:                           Omega consists of:
40,000,000 Pentegra common shares, $0.001 par     9,500,000 Omega common stock $0.01 par value, of
value, of which 5,052,584 shares are outstanding  which 5,052,584 shares are outstanding as of the
as of the Pentegra record date;                   Omega record date; and
10,000,000 shares of preferred stock, with a par  500,000 shares of preferred stock, with a par
value of $0.001 per share. There are no shares    value of $0.01 per share. There are no shares of
of Pentegra preferred stock outstanding as of     Omega preferred stock outstanding as of the
the Pentegra record date.                         Omega record date.
                                 AMENDMENT OF GOVERNING DOCUMENTS
                                             CHARTER
The following is required to amend the Pentegra   The following is required to amend the Omega
  charter:                                        charter:
the board shall first approve a proposed          the board shall first approve a proposed
amendment and submit it to the stockholders; and  amendment and submit it to the stockholders; and
the approval of a majority of the votes cast by   the approval of a majority of the votes cast by
stockholders entitled to vote is required.        stockholders entitled to vote is required.

                    PENTEGRA                                           OMEGA
                    --------                                           -----
                                 AMENDMENT OF GOVERNING DOCUMENTS
                                             BY-LAWS
The Pentegra by-laws may be amended, adopted or   The Omega by-laws may be amended by:
  repealed by:
                                                  a majority of the votes cast by stockholders
a majority of the votes cast by stockholders      entitled to vote; or
entitled to vote; or
                                                  a majority vote of the board of directors.
a majority vote of the board of directors.
                                            DIRECTORS
                                             NUMBERS
The number of directors must be between 1 and     The number of directors must be between 1 and 9,
  19, with the actual number to be determined by  with the actual number to be determined by the
the board of directors.                           board of directors.
The current number of directors is 13.            The current number of directors is 6.
                                          CLASSIFICATION
The Pentegra board of directors is divided into   One class.
  three classes, each as nearly equal in number
as possible, with one class being elected
annually to a three year term.
                                            VACANCIES
Any vacancy which occurs during the year or       A vacancy occurring on the Omega board of
  which occurs as a result of an increase in the  directors, including a vacancy resulting from an
size of the Pentegra board of directors may be    increase in the number of directors, may be
filled for the balance of the term by (i) a       filled by the vote of a majority of the
majority vote of the directors then in office,    remaining Omega directors (whether or not a
even if less than a quorum, or (ii) a majority    quorum). Directors chosen in this manner shall
of the votes cast by stockholders entitled to     remain in office for the unexpired term and
vote.                                             until his or her successor is elected and
                                                  qualified or until his or her earlier
                                                  resignation or removal.

                    PENTEGRA                                           OMEGA
                    --------                                           -----
                                            DIRECTORS
                                         INDEMNIFICATION
As permitted by Delaware law, the Pentegra        As permitted by Delaware law, the Omega charter
  charter contains a provision that eliminates    contains a provision that eliminates the
the personal liability of directors or officers   personal liability of directors to the
to the corporation or to its stockholders for     corporation or to its stockholders for damages
damages for breaches of any duty, except where a  for breaches of duty, except where the judgment or other final adjudication establishes  director's acts or omissions:
that the director's acts or omissions:
                                                  were in breach of such person's duty of loyalty
were in breach of such director's or officer's    to Omega and its stockholders;
duty of loyalty to Pentegra or its stockholders;
                                                  were in bad faith or involved intentional
were not in good faith or involving a knowing     misconduct or a knowing violation of the law;
violation of law;
                                                  involved transactions from which such director
resulted in receipt by such director or officer   derived an improper personal benefit; or
of an improper personal benefit.
                                                  resulted in a violation of a statute prohibiting
The Pentegra charter provides that the            certain dividend declarations, certain payments
corporation shall indemnify its officers,         to stockholders, and particular types of loans.
directors, employees and certain corporate
agents for any expenses and liabilities incurred  Omega is required by its by-laws to indemnify a in their official capacity to the maximum extent  director, officer, employee, or agent of Omega
permissible under Delaware law.                   who is or was made a party to any proceeding by
                                                  reason of the fact that he is or was such a
Under Delaware law, a corporation may indemnify   director, officer, employee or agent or is or
any director, officer, employee and corporate     was serving any other corporation, partnership,
agent made, or threatened to be made, a party to  joint venture, trust, employee benefit plan or
any action or proceeding by reason of his         other enterprise, at the request of Omega if he
position in the corporation. In order to be       acted:
indemnified, the director, officer, employee or
corporate agent must have acted:                  in good faith;
in good faith;                                    in a manner which he reasonably believed to be
                                                  in or not opposed to the best interests of the
in a manner which he reasonably believed to be    corporation; and
in or not opposed to the best interests of the
corporation; and                                  with respect to any criminal proceeding, with no
                                                  reasonable cause to believe that his conduct was
with respect to any criminal proceeding, with no  unlawful.
reasonable cause to believe that his conduct was
unlawful.                                         Furthermore, the Omega by-laws provide that each
                                                  director, officer, employee or agent of Omega
Under Delaware Law, the expenses incurred by a    shall be indemnified against all costs and
director, officer, employee or corporate agent    expenses reasonably incurred by or imposed upon
in connection with any such proceeding may be     him in connection with or resulting from any
paid by Pentegra                                  action, suit or proceeding to which he may be
                                                  made a party by reason of his being or having
                                                  been a director, officer, employee

                    PENTEGRA                                           OMEGA
                    --------                                           -----
                                            DIRECTORS
                                         INDEMNIFICATION
in advance of its final disposition upon the      or agent of Omega (whether or not he continues
receipt of an undertaking by or on behalf of the  to be such at the time of incurring such cost or
director, officer, employee or corporate agent    expense), provided that payment of expenses by a
to repay such amount if it shall be determined    director or officer in advance of the final
that he is not entitled to be indemnified as      disposition of the proceeding shall be made only
provided under Delaware law.                      upon delivery to Omega of an undertaking that
                                                  the director or officer will repay all amounts
                                                  if it is determined that he is not entitled to
                                                  be indemnified.

                            ANTI-TAKEOVER PROVISIONS

               PENTEGRA                                     OMEGA
               --------                                     -----
Certain provisions of Pentegra's           Omega is subject to Section 203 of the
Restated Certificate of Incorporation      Delaware General Corporation Law
(the "Certificate of Incorporation")       ("Section 203"). In general, Section
and Bylaws and of the DGCL could,          203 prohibits a publicly held Delaware
together or separately, discourage         corporation from engaging in a
potential acquisition proposals, delay     "business combination" with an
or prevent a change in control of          "interested stockholder" for a period
Pentegra or limit the price that           of three years following the date that
certain investors might be willing to      such stockholder became an interested
pay in the future for shares of the        stockholder, unless (i) prior to such
Common Stock. The Certificate of           date either the business combination or
Incorporation provides for "blank          the transaction which resulted in the
check" preferred stock, which may be       stockholder becoming an interested
issued without stockholder approval and    stockholder is approved by the board of
provides for a "staggered" Board of        directors of the corporation, (ii) upon
Directors. In addition, certain            consummation of the transaction which
provisions of Pentegra's Bylaws            resulted in the stockholder becoming an
restrict the right of the stockholders     interested stockholder, the interested
to call a special meeting of               stockholder owns at least 85 percent of
stockholders, to nominate directors, to    the voting stock of the corporation
submit proposals to be considered at       outstanding at the time the transaction
stockholders' meetings and to adopt        commenced (excluding for purposes of
amendments to the Bylaws, and the          determining the number of shares
Bylaws require that at least a majority    outstanding, shares owned by (A)
of the members of the Board of             persons who are both directors and
Directors be licensed dentists who are     officers and (B) employee stock plans
affiliated with Affiliated Practices.      in certain circumstances), or (iii) on
Pentegra is subject to Section 203 of      or after such date the business
the DGCL, which, subject to certain        combination is approved by the board
exceptions, prohibits a Delaware           and authorized at an annual or special
corporation from engaging in any of a      meeting of stockholders, and not by
broad range of business acquisitions       written consent, by the affirmative
with an "interested stockholder" for a     vote of at least 66 2/3 percent of the
period of three years following the        outstanding voting stock which is not
date such stockholder became an            owned by the interested stockholder. A
interested stockholder.                    "business combination" includes a
                                           Merger, consolidation, asset sale, or
                                           other transaction resulting in a
                                           financial benefit to the interested
                                           stockholder. An "interested
                                           stockholder" is a person who, together
                                           with affiliates and associates, owns
                                           (or within three years, did own) 15
                                           percent or more of the corporation's
                                           voting stock. The restrictions imposed
                                           by Section 203 will not apply to a
                                           corporation if, among other things, (i)
                                           the corporation's original charter
                                           contains a provision expressly electing
                                           not to be governed by Section 203 or
                                           (ii) 12 months have passed after the
                                           corporation, by action of its
                                           stockholders holding a majority of the
                                           outstanding stock, adopts an amendment
                                           to its charter or by-laws expressly
                                           electing not to be governed by Section
                                           203. Omega has not elected not to be
                                           governed by Section 203 and, therefore,
                                           the restrictions imposed by Section 203
                                           apply to Omega.

                                 LEGAL MATTERS

     The validity of the Pentegra common shares to be issued to Omega stockholders pursuant to the Merger will be passed upon by Jackson Walker LLP, special counsel to Pentegra.

                                    EXPERTS

     The consolidated financial statements of Omega Orthodontics, Inc. incorporated by reference into this Joint Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen L.L.P., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon authority of said firm as experts in accounting and auditing.

     The financial statements of Pentegra Dental Group, Inc. as of December 31, 1997 and for the period from inception, February 21, 1997, through December 31, 1997, as detailed in the index on page F-1, included in this Joint Proxy Statement/Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

     Omega does not intend to hold an 1999 Annual Meeting of Stockholders because of the merger. As such, it will not deliver proxy materials for such a meeting. If proxy materials are required to be delivered and completion of the merger does not occur, however, stockholder proposals intended to be presented at the 2000 Annual Meeting of stockholders of Omega must be received by the Secretary of Omega by December 24, 1999 for inclusion in the proxy materials for such meeting.

     Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of Pentegra must be received by the Secretary of Pentegra by March 31, 2000 for inclusion in the proxy materials for such meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pentegra and Omega file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Pentegra's and Omega's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Pentegra filed a Registration Statement on Form S-4 to register with the SEC the shares at Pentegra common stock to be issued to Omega stockholders in the merger. This document is a part of that Registration Statement and constitutes a Joint Proxy Statement/Prospectus of Pentegra in addition to being a proxy statement of Omega and Pentegra for their special meetings. As permitted by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Pentegra and Omega to "incorporate by reference" information into this document, which means that Pentegra and Omega can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Pentegra and Omega have previously filed with the SEC. These documents contain important information about Pentegra and Omega and their financial performance.

PENTEGRA SEC FILINGS
(FILE NO. 1-13725)                                      PERIOD
--------------------                     -------------------------------------
Quarterly Reports on Form 10-Q.......    Quarters ended June 30, 1998,
                                         September 30, 1998 and December 31,
                                         1998
Registration Statement on Form S-4...    Filed on November 17, 1998 (amended
                                         on January 25, 1999) and September
                                         10, 1998
Registration Statement on Form S-8...    Filed on November 16, 1998 and June
                                         30, 1998

     Pentegra is also incorporating by reference additional documents that Pentegra files with the SEC between the date of this document and the date of the Pentegra special meeting.

OMEGA'S SEC FILINGS
(FILE NO. 1-4001)                                       PERIOD
-------------------                      -------------------------------------
Annual Report on Form 10-K...........    Fiscal year ended December 31, 1998
Quarterly Reports on Form 10-K.......    Quarters ended March 31, 1998, June
                                         30, 1998 and September 30, 1998
Current Reports on Form 8-K..........    Filed on February 9, 1999

     Omega is also incorporating by reference additional documents that Omega files with the SEC between the date of this document and the date of the Omega special meeting.

     Pentegra has supplied all information contained or incorporated by reference in this document relating to Pentegra, and Omega has supplied all such information contained or incorporated by reference in this document relating to Omega.

     You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Pentegra or Omega, as appropriate, or the SEC. Documents incorporated by reference are available from Pentegra or Omega, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Pentegra by requesting them in writing or by telephone at the following address:

                          Pentegra Dental Group, Inc.
                       2999 North 44th Street, Suite 650
                             Phoenix, Arizona 85018
                                 (602) 952-1200

     Stockholders may obtain documents incorporated by reference in this document by Omega by requesting them in writing or by telephone at the following address:

                            Omega Orthodontics, Inc.
                          374 Congress St., Suite 407
                               Boston, MA. 02210
                            Attention: Peter Wexler
                          Phone Number: (617) 523-5717

     If you would like to request documents from Pentegra or Omega, please do so
by           , 1999 to receive them before the Omega stockholder meeting.
Pentegra or Omega will send such documents by first-class mail within one business day of receiving any such request.

     You should rely only on the information contained or incorporated by reference in this document to vote on the Merger Agreement proposal. We have not authorized anyone to provide you with information that is different from what is
contained in this document. This document is dated May   , 1999. You should not
assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders nor the issuance of Pentegra common shares in the Merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              -------
PENTEGRA DENTAL GROUP, INC. AND OMEGA ORTHODONTICS, INC.
  Unaudited Pro Forma Combined Statements...................      F-2
  Unaudited Pro Forma Combined Balance Sheet................      F-3
  Unaudited Pro Forma Combined Statement of Operations......      F-4
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................      F-5
PENTEGRA DENTAL GROUP, INC.
AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................      F-7
  Balance Sheet as of December 31, 1997.....................      F-8
  Statement of Operations for the period from inception,
     February 21, 1997, through December 31, 1997...........      F-9
  Statement of Changes in Stockholders' Deficit for the
     period from inception, February 21, 1997, through
     December 31, 1997......................................     F-10
  Statement of Cash Flows for the period from inception,
     February 21, 1997, through December 31, 1997...........     F-11
  Notes to Financial Statements.............................  F-12-22
UNAUDITED FINANCIAL STATEMENTS
  Balance Sheets -- December 31, 1997 and March 31, 1998....     F-23
  Statements of Operations for the period from inception,
     February 21, 1997 through March 31, 1997 and for the
     Three Months ended March 31, 1998......................     F-24
  Statement of Changes in Stockholders' Equity for the
     period from inception, February 21, 1997 through
     December 31, 1997 and for the Three Months ended March
     31, 1998...............................................     F-25
  Statement of Cash Flows for the period from inception
     February 21, 1997, through March 31, 1997 and for the
     Three Months ended March 31, 1998......................     F-26
  Notes to Financial Statements.............................  F-27-30
  Balance Sheets -- March 31 and December 31, 1998..........     F-31
  Statements of Operations for the Nine Months Ended
     December 31, 1997 and 1998.............................     F-32
  Statement of Changes in Stockholders' Equity for the Nine
     Month Period Ended December 31, 1998...................     F-33
  Statements of Cash Flows for the Nine Months Ended
     December 31, 1997 and 1998.............................     F-34
  Notes to Unaudited Financial Statements...................  F-35-38
OMEGA ORTHODONTICS, INC.
Consolidated Financial Statements:
  Report of Independent Public Accountants..................     F-39
  Consolidated Balance Sheets...............................     F-40
  Consolidated Statements of Operations.....................     F-41
  Consolidated Statements of Stockholders' Equity...........     F-42
  Consolidated Statements of Cash Flows.....................  F-43-44
  Notes to Consolidated Financial Statements................  F-45-58

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the acquisition of all the outstanding capital stock of Omega. The pro forma combination of Pentegra and Omega has been accounted for under the purchase method of accounting.

     The Unaudited Pro Forma Combined Condensed Balance Sheet is derived from the unaudited condensed consolidated balance sheets of Pentegra and Omega and is presented as if the merger had been consummated on the balance sheet date. The Unaudited Pro Forma Combined Statements of Operations for the nine months ended December 31, 1998 are presented as if the merger had been consummated on April 1, 1998. Omega results have been recast to conform to the presentation of the nine months ended December 31, 1998 by adjusting Omega's audited results for the year ended December 31, 1998 to exclude the unaudited results for the three months ended March 31, 1998.

     The Unaudited Pro Forma Combined Financial Statements do not purport to indicate what the combined results of operations of Pentegra and Omega would have been had the merger occurred as of the dates indicated of the results of operations that may be obtained in the future. The Unaudited Pro Forma Combined Statements of Operations do not reflect the anticipated cost savings resulting from integration of the operations of Pentegra and Omega. The pro forma adjustments described in the accompanying notes are based on estimates derived from information currently available.

     The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes of Pentegra and Omega contained in the Annual Report on Form 10-K of Omega for the period ended December 31, 1998, and Pentegra's Quarterly Report on Form 10-Q for the nine month period ended December 31, 1998, which are also included elsewhere in this Proxy Statement/Prospectus.

            PENTEGRA DENTAL GROUP, INC. AND OMEGA ORTHODONTICS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                              PENTEGRA    OMEGA    ADJUSTMENTS        PROFORMA
                                              --------   -------   -----------        --------
ASSETS
Current assets:
  Cash and cash equivalents.................  $ 4,717    $   982    $   (330)(B)      $ 5,369
  Receivables from affiliated practices.....    4,632      2,486          --            7,118
  Deferred tax asset........................      342         --          --              342
  Prepaid and other current assets..........    1,033        314          --            1,347
                                              -------    -------    --------          -------
     Total current assets...................   10,724      3,782        (330)          14,176
Property and equipment, net.................    4,698        908         100(B)         5,706
Intangible assets, net......................   21,028      9,721      (6,595)(B)       24,154
Notes receivables from affiliated
  practices.................................    1,168         --          --            1,168
Deferred tax asset..........................      475         --          --              475
Other assets, net...........................      264         43          --              307
                                              -------    -------    --------          -------
     Total assets...........................  $38,357    $14,454    $ (6,825)         $45,986
                                              =======    =======    ========          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities............................  $ 2,118    $   388    $     --          $ 2,506
  Accrued employment agreement..............    1,050         --          --            1,050
  Patient prepayments.......................       --      1,813          --            1,813
  Notes payable.............................    2,337        517          --            2,854
                                              -------    -------    --------          -------
     Total current liabilities..............    5,505      2,718          --            8,223
Line of credit..............................    8,000         --          --            8,000
Subordinated Notes -- Series A..............    4,211         --          --            4,211
Long-term debt..............................      568      1,055          --            1,623
Shareholders' equity
  Common stock..............................        9         51         (49)(A),(B)       11
  Additional paid-in capital................   21,638     15,031     (11,177)(A),(B)   25,492
  Retained earnings (deficit)...............   (1,574)    (4,401)      4,401(B)        (1,574)
                                              -------    -------    --------          -------
     Total shareholders' equity.............   20,073     10,681      (6,825)          23,929
                                              -------    -------    --------          -------
     Total liabilities and shareholders'
       equity...............................  $38,357    $14,454    $ (6,825)         $45,986
                                              =======    =======    ========          =======

See accompanying notes to the unaudited merger pro forma combined financial statements

            PENTEGRA DENTAL GROUP, INC. AND OMEGA ORTHODONTICS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDING DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                     PENTEGRA     OMEGA     ADJUSTMENTS     PROFORMA
                                                    ----------    ------    -----------    ----------
Net revenue.......................................  $   26,039    $5,747      $  100(C)    $   31,886
Operating expenses:
  Clinical salaries, wages and benefits...........       9,952     2,172          --           12,124
  Dental supplies and lab fees....................       4,836       887          --            5,723
  Rent............................................       2,042       586          --            2,628
  Advertising and marketing.......................         468       137          --              605
  General and administrative......................       3,248     1,528        (479)(D)        4,297
  Other operating expenses........................       3,577       645          --            4,222
  Depreciation and amortization...................         689       359        (200)(E)          848
                                                    ----------    ------      ------       ----------
     Total operating expenses.....................      24,812     6,314        (679)          30,447
Earnings (loss) from operations...................       1,227      (567)        779            1,439
  Interest income (expense), net..................           2        12          --               14
  Other income....................................                    21                           21
                                                    ----------    ------      ------       ----------
Income (loss) before income taxes.................       1,229      (534)        779            1,474
  Income taxes expense (benefit)..................        (511)       --          10(F)          (501)
                                                    ----------    ------      ------       ----------
Net income (loss).................................  $    1,740    $ (534)     $  769       $    1,975
                                                    ==========    ======      ======       ==========
Basic and diluted earnings per share..............  $     0.23                             $     0.21
                                                    ==========                             ==========
Weighted average number of shares outstanding:
  Basic and diluted...............................       7,457                      (G)         9,257
                                                    ==========                             ==========

See accompanying notes to the unaudited merger pro forma combined financial statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following is a summary of the significant assumptions and adjustments used in preparing the Unaudited Pro Forma Combined Balance Sheet as of December 31, 1998 and the Unaudited Pro Forma Combined Statements of Operations for the nine months ended December 31, 1998.

     (A) To reflect the purchase of Omega for 1,800,000 shares of Pentegra common stock in exchange for 100% of the issued and outstanding shares of Omega plus assumed liabilities of $3.8 million. These amounts represent the conversion of each Omega share into 0.356 of a share of Pentegra common stock. Pentegra common stock was valued at $1.87 per share, which represents the average market price of Pentegra common stock for the five-day period prior to the agreement as to the final merger terms. Additionally, the purchase price reflects the issuance by Pentegra of 188,000 options and 866,000 warrants to purchase 866,000 shares of Pentegra commons stock, which were valued at their estimated fair market value in exchange for the outstanding options and warrants of Omega.

         The purchase prices has been calculated as follows:

                                                                    (IN THOUSANDS)
        Common stock, valued at 1.87 per share....................      $3,366
        Options and warrants......................................          90
        Estimated acquisition costs...............................         400
                                                                        ------
          Purchase price, including acquisition costs.............      $3,856
                                                                        ======

     (B) The purchase price, including estimated acquisition costs, has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The excess purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed has been assigned to intangible assets.

         The allocation of the purchase price of Omega is as follows:

                                                              PURCHASE
                                               HISTORICAL      PRICE        PRO FORMA
                                                 AMOUNT      ALLOCATION    ADJUSTMENTS
                                               ----------    ----------    -----------
                                                           (IN THOUSANDS)
        Current assets.......................   $  3,782      $ 3,452       $   (330)
        Property and equipment...............        908        1,008            100
        Other long-term assets...............      9,764        3,169         (6,595)
        Current liabilities..................     (2,718)      (2,718)            --
        Long-term obligations, excluding
          current maturities.................     (1,055)      (1,055)            --
        Common stock.........................        (51)          --             51
        Capital in excess of par value.......    (15,031)          --         15,031
        Accumulated deficit..................      4,401           --         (4,401)
                                                --------      -------       --------
                                                $     --      $ 3,856       $  3,856
                                                ========      =======       ========

     (C) Reflects the increase in management fee revenue recognition for Omega's affiliated practices resulting from the amendments to service agreements agreed to in connection with the merger.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (D) Reflects the reduction in salaries and benefits previously paid pursuant to certain Omega employee agreements that will terminate upon completion of the merger.

     (E) Reflects the net effect of the reduction in amortization of intangible assets and increase in depreciation of property and equipment.

     (F) Income tax expense is adjusted to reflect the tax effect of the pro forma adjustments, as well as to reflect the combined tax position of the pro forma combined companies and utilization of net operating losses.

     (G) Weighted average shares of common stock outstanding is summarized below:

        Pentegra historical weighted average common stock
          equivalents basic and diluted.............................  7,457,000
        Pentegra shares issued for the acquisition of Omega.........  1,800,000
                                                                      ---------
          Total number of shares used in net income per share
             calculation basic and diluted..........................  9,257,000
                                                                      =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pentegra Dental Group, Inc.:

     We have audited the accompanying balance sheet of Pentegra Dental Group, Inc. as of December 31, 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from inception, February 21, 1997, through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pentegra Dental Group, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from inception, February 21, 1997, through December 31, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
March 24, 1998,
except for the second and
third paragraphs of Note 8,
as to which the
date is May 5, 1998

                          PENTEGRA DENTAL GROUP, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $   100
                                                              -------
     Total current assets...................................      100
                                                              -------
Property and equipment......................................      409
Deferred offering costs.....................................    2,743
Organizational costs........................................        5
                                                              -------
     Total assets...........................................  $ 3,257
                                                              =======
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 2,095
  Notes payable, net of discount of $135....................      215
                                                              -------
     Total current liabilities..............................    2,310
                                                              -------
Commitments and contingencies (See Notes)
Class A redeemable preferred stock, $0.01 par value,
  5,000,000 shares authorized, 900,000 shares issued and
  outstanding (liquidation preference
  of $900)..................................................      675
Class B redeemable preferred stock, $0.01 par value,
  5,000,000 shares authorized, 683,335 shares issued and
  outstanding (liquidation preference
  of $683)..................................................      414
Stockholders' deficit:
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, 1,756,667 shares issued and outstanding....       18
Additional paid-in capital..................................    1,194
Accumulated deficit.........................................   (1,354)
                                                              -------
     Total stockholders' deficit............................     (142)
                                                              -------
     Total liabilities and stockholders' deficit............  $ 3,257
                                                              =======

The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF OPERATIONS
  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenue.....................................................  $    --
Expenses:
  General and administrative expenses.......................      709
  Compensation expense in connection with issuance of common
     stock..................................................      645
                                                              -------
     Total expenses.........................................    1,354
                                                              -------
     Net loss...............................................  $(1,354)
                                                              =======

The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   COMMON STOCK         ADDITIONAL                                 TOTAL
                                  ---------------        PAID-IN             ACCUMULATED       STOCKHOLDERS'
                                  SHARES   AMOUNT        CAPITAL               DEFICIT            DEFICIT
                                  ------   ------       ----------           -----------       -------------
Balance at February 21, 1997....     --    $  --          $   --               $    --            $    --
Issuance of common stock ($0.015
  per share cash on February 21,
  1997).........................    667        7               3                    --                 10
Issuance of common stock ($0.015
  per share cash and $0.14 per
  share compensation on May 22,
  1997).........................    767        8             107                    --                115
Issuance of common stock ($1.27
  per share cash on
  June 13, 1997)................    290        3             365                    --                368
Issuance of common stock ($0.015
  per share cash and $1.26 per
  share compensation on June 13,
  1997).........................     33       --              42                    --                 42
Purchases of common stock.......    (87)      (1)             --                    --                 (1)
Issuance of common stock ($0.015
  per share cash and $7.46 per
  share compensation on
  September 1, 1997)............     67        1             497                    --                498
Issuance of common stock with
  promissory notes ($9.00 per
  share discount on promissory
  notes on October 8, 1997).....     20       --             180                    --                180
Net loss........................     --       --              --                (1,354)            (1,354)
                                  -----    -----          ------               -------            -------
Balance at December 31, 1997....  1,757    $  18          $1,194               $(1,354)           $  (142)
                                  =====    =====          ======               =======            =======

The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss..................................................  $(1,354)
  Accretion of discount on notes payable....................       45
  Compensation associated with issuance of common stock.....      645
  Increase in accounts payable and accrued liabilities......       57
                                                              -------
     Net cash used by operating activities..................     (607)
                                                              -------
Net cash used in investing activities -- additions to
  property and equipment....................................     (166)
                                                              -------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock......    1,476
  Proceeds from issuance of notes payable...................      350
  Offering costs............................................     (948)
  Organizational costs......................................       (5)
                                                              -------
     Net cash provided by financing activities..............      873
                                                              -------
Net increase in cash and cash equivalents...................      100
Balance at inception, February 21, 1997.....................       --
                                                              -------
Balance at December 31, 1997................................  $   100
                                                              =======
Non-cash activities:
  Offering costs accrued....................................  $ 1,795
                                                              =======
  Acquisition of property and equipment accrued.............  $   243
                                                              =======
  Discount on notes payable.................................  $   180
                                                              =======

The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Pentegra Dental Group, Inc. (the "Company") was organized as a Delaware corporation on February 21, 1997, for the purpose of creating a dental practice management company.

     In July 1997, the Company changed its name to Pentegra Investments, Inc. and formed a new wholly owned subsidiary named Pentegra Dental Group, Inc. ("Pentegra Dental"). Pentegra Dental's operations to date have consisted primarily of seeking affiliations with dental practices, negotiating to acquire the tangible assets of those practices, and negotiating agreements to provide management services to those practices. Pentegra Dental plans to complete an initial public offering of its common stock, par value $0.001 per share (the "Offering") and simultaneously exchange cash and shares of its common stock for selected assets and liabilities (the "Affiliations") of 50 dental practices (the "Founding Affiliated Practices" and, together with dental practices with which the Company may enter into similar transactions in the future, the "Affiliated Practices") (see Note 4). In December 1997, the owners of the outstanding shares of the Company's common stock agreed that, in the event the initial public offering price is less than $12.04 per share, it will repurchase (the "Share Repurchase") from those stockholders, on a pro rata basis, at a purchase price of $0.015 per share, that number of shares as will be necessary so that the aggregate number of shares of Pentegra Dental common stock issuable in connection with the Affiliations and the Share Exchange (as defined below) will not exceed 3,941,898 shares. Pursuant to that agreement, the Company will repurchase approximately 51.8% of each such stockholder's shares of the Company common stock, or an aggregate of 909,237 shares. The current shareholders will exchange on a share-for-share basis, their remaining shares of the Company's common stock, par value $0.015 per share, for shares of common stock of Pentegra Dental (the "Share Exchange"). It is contemplated that 245,835 shares of Class B preferred stock held by affiliates of the Company will be repurchased at their original issuance prices ranging from $0.01 to $1.00 per share and 1,337,500 shares of Class A and Class B preferred stock held by nonaffiliates will be redeemed at a price of $1.50 per share (see Note 5). Pentegra Dental has also entered into an agreement to acquire substantially all the assets and operations of a dental management consulting firm, Pentegra, Ltd., and a dental management seminar company, Napili, International (the "Pentegra/Napili Transaction") (see
Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are defined as highly liquid financial instruments with maturities of three months or less at the date of purchase.

DEFERRED IPO COSTS

     Deferred IPO costs include legal, accounting and other costs directly related to the IPO. All deferred IPO costs will be charged against the proceeds of the IPO upon its completion. Such costs would be charged to expense if the IPO were not completed.

                          PENTEGRA DENTAL GROUP, INC.

ORGANIZATIONAL COSTS

     Organizational costs are being amortized on a straight-line basis over a five-year period.

STOCK OPTION PLAN

     In September 1997, the board of directors of Pentegra Dental adopted the 1997 Stock Compensation Plan (the "Plan"). Employees, non-employee directors and advisors and directors will be eligible to receive awards under the Plan and only employees of the Company will be eligible to receive incentive stock options. The aggregate number of options to purchase shares of common stock and other awards of shares of common stock that may be granted under the Plan may not exceed 2,000,000 shares. As of December 31, 1997, Pentegra Dental had authorized for issuance options to acquire approximately 672,000 shares to employees, practice employees and directors on the date the initial public offering price is determined. The exercise price of these options will be the initial public offering price per share. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which establishes accounting and reporting standards for stock-based compensation plans. The Company will account for options issued to employees and non-employee directors under the Plan in accordance with APB Opinion No. 25 and provide disclosure of the pro forma effect of using the fair value of options granted to employees to measure compensation. Of the amounts authorized as of December 31, 1997, options to purchase approximately 58,000 shares will be issued to owners of Founding Affiliated Practices, practice employees and other advisors. The fair value of such options will be charged to operations over their vesting period.

EARNINGS PER SHARE

     Earnings per share has been excluded from the financial statements because the Company has limited historical operations and does not have a significant operating history. Additionally, the historical operations do not reflect the planned distribution to promoters in connection with the Affiliations, which will be paid with a portion of the proceeds of the IPO (See Note 4).

USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may in some instances differ from previously estimated amounts.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting

                          PENTEGRA DENTAL GROUP, INC.

and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

     As reflected in the accompanying statement of operations, the Company incurred a net loss of $1,354,000 during the period from inception, February 21, 1997, through December 31, 1997. The Company has recognized no tax benefit from this net loss. Due to the limited operations of the Company since its inception, a valuation allowance has been established to offset the deferred tax asset related to these net losses that have been capitalized for tax purposes. There is no other significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

RECENT PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully diluted earnings per share. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 establishes standards for reporting segment information by public enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. Both these statements are effective for fiscal years beginning after December 15, 1997. The Company believes implementation of SFAS Nos. 130 and 131 will not have a material effect on its financial position, results of operations or cash flows.

     In November 1997, the Emerging Issues Task Force of the FASB (the "EITF") reached a consensus relating to the conditions under which a physician or dental practice management company would consolidate the accounts of an affiliated physician or dental practice. The Company believes that its accounting policies conform to the EITF consensus.

3.  RELATED PARTY TRANSACTIONS:

     Pentegra Dental has entered into an agreement with the Chairman of its Board of Directors effective at the date the IPO closes, to purchase substantially all the assets and the operations of Pentegra, Ltd. and Napili, International for total consideration of $200,000, consisting of an aggregate of $100,000 in cash from the proceeds of the IPO and a $100,000 principal amount 9.0% promissory note due April 1999. Pentegra Dental will

                          PENTEGRA DENTAL GROUP, INC.

enter into an employment agreement effective at the date the IPO closes, that provides for the payment to the Chairman of the Board of Directors of an employment bonus of $1,250,000. The bonus is due in installments of $10,000 on the closing of each future dental practice affiliation subsequent to the Affiliations. However, the bonus must be paid in full within three years. The employment bonus will be charged to operations at its effective date because its payment is not contingent on any future services to be provided by the Chairman.

     Since the Company's inception, it has occupied and had access to the facilities, equipment and staff of a relative of an executive officer and director of the Company. Prior to June 1, 1997, that use was insignificant. From June 1, 1997 through January 31, 1998, the Company compensated the affiliate for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month.

     The Company has agreed to lease a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is owned by the Company's Chairman of the Board, members of his family and other related entities. The Company has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month until the Pentegra/Napili Transaction is completed, whereupon the entire lease of those facilities will be assumed by Pentegra Dental.

     The Company believes that the compensation being paid to these related parties represents the fair market value of the services that are being provided to the Company.

4.  PLANNED TRANSACTIONS:

     Pentegra Dental plans to complete the Affiliations through a series of mergers and asset transfers. Owners of the Founding Affiliated Practices (the "Promoters") will receive 3,094,468 shares of Common Stock and approximately $6,400,000 in cash. In December 1997, the owners of the outstanding shares of common stock of PII agreed that, in the event the initial public offering price is less than $12.04 per share, PII will repurchase from those stockholders, on a pro rata basis, at a purchase price of $0.015 per share, that number of shares as will be necessary so that the aggregate number of shares of Common Stock issuable in connection with the Affiliations and the Share Exchange will not exceed 3,941,898 shares. Pursuant to that agreement, PII will repurchase approximately 51.8% of each such stockholder's shares of PII common stock, or an aggregate of 909,237 shares. Each Founding Affiliated Practice transaction was individually negotiated between the Company and the Founding Affiliated Practice as to all material terms, including, but not limited to, valuation. The shares to be issued were based on a common allocation method that considered each Founding Affiliated Practice's gross revenue, net of certain operating expenses, and the Company's assessment of growth potential. No independent appraisals of the Founding Affiliated Practices were obtained. Of the total consideration for each transaction, each Founding Affiliated Practice could elect to receive up to 20% in cash and the balance in shares of Common Stock. The assets to be transferred in the Affiliations include supplies inventory, equipment and certain other current and non-current assets. The liabilities to be transferred primarily consist of long-term debt. In connection with the Affiliations, the Promoters and their professional corporations, professional associations or other entities (collectively, the "PCs") will enter into long-term service agreements with Pentegra Dental (the "Service Agreements").

                          PENTEGRA DENTAL GROUP, INC.

Additionally, those Promoters will enter into employment and noncompete agreements with their respective PCs.

     As of December 31, 1997, officers and directors of the Company, those who will become officers and directors of the Company in connection with the IPO and certain Promoters held common and preferred stock that was issued in connection with the funding of a portion of the expenses for the IPO, as follows (in thousands):

                                               COMMON STOCK        PREFERRED STOCK
                                            ------------------    ------------------
                                                      CARRYING              CARRYING
                                            SHARES     AMOUNT     SHARES     AMOUNT
                                            ------    --------    ------    --------
Officers and directors....................  1,049       $303         263      $123
Promoters and affiliates who are not
  officers and directors..................     80        101         400       300
                                            -----       ----      ------      ----
                                            1,129       $404         663      $423
                                            =====       ====      ======      ====

     All of the preferred stock will be repurchased or redeemed upon completion of the IPO as described in Note 5.

     Pentegra Dental will not employ dentists or control the practice of dentistry by the dentists employed by the PCs. As Pentegra Dental will be executing management service agreements and will not hold any equity ownership in the PCs, the Affiliations are deemed not to be business combinations. Because each of the owners of the Founding Affiliated Practices is a promoter of the IPO, Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders" requires (i) the transferred nonmonetary assets to be accounted for at the historical cost basis of the Founding Affiliated Practices, (ii) any monetary assets and assumed monetary liabilities included in the Affiliations to be recorded at fair value and (iii) cash consideration paid and assumed liabilities in excess of net assets transferred, to be reflected as a dividend paid by Pentegra Dental.

     The information set forth below assumes all the Founding Affiliated Practices will participate in the Affiliations. Although management expects that all the practices will participate, there is no assurance that will be the case.

     The net assets to be transferred and liabilities to be assumed from the Founding Affiliated Practices are summarized, on a combined basis, in the following table (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1996            1997
                                                      ------------    ------------
Property, equipment and improvements, net...........    $ 2,912         $ 2,841
                                                        -------         -------
  Assets transferred................................      2,912           2,841
Current portion of notes payable....................     (1,078)           (624)
Long-term portion of notes payable..................     (1,411)         (1,997)
                                                        -------         -------
  Net assets transferred, net of liabilities
     assumed........................................    $   423         $   220
                                                        =======         =======

                          PENTEGRA DENTAL GROUP, INC.

     The Company will also purchase certain net monetary assets from the founding Affiliated Practices for a cash amount of $276,000. The net assets purchased will be recorded at their fair value as of December 31, 1997. The fair value of the net monetary assets to be acquired as of December 31, 1997 was as follows (in thousands):

Accounts receivable, net....................................    $306
Less accounts payable.......................................     (30)
                                                                ----
  Net monetary assets to be acquired........................    $276
                                                                ====

     Upon consummation of the Affiliations, Pentegra Dental will enter into a Service Agreement with each Founding Affiliated Practice under which Pentegra Dental will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.

     The management service revenues that will be earned by Pentegra Dental subsequent to the closing of the Affiliations and the execution of the Service Agreements will be based on various arrangements. In general, the resulting fee will be based primarily on the patient revenues less operating expenses associated with each PC, excluding dentists' salaries and depreciation. Patient revenues are determined based on net patient revenues, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, less an adjustment for uncollectable accounts. The Company will pay all operating expenses incurred by each Affiliated Practice that are required to operate a dental office, and the Affiliated Practice will be responsible for reimbursing the Company for such expenses. These expenses will include the following:

     - Salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of all employees of the Company at each location of the Affiliated Practice, excluding those costs associated with the dentists and any other classification of employee which the Company is prohibited from employing by law;

     - Direct costs of all employees or consultants that provide services to each location of the Affiliated Practice;

     - Dental and office supplies, as permitted by law;

     - Lease or rent payments, as permitted by law, and utilities, telephone and maintenance expenses for practice facilities;

     - Property taxes on the Company's assets located at the Affiliated Practice's offices;

     - Property, casualty, liability and malpractice insurance premiums relating to the operations of the Affiliated Practice;

     - Dentist recruiting expenses relating to the operations of the Affiliated Practice; and

     - Advertising and other marketing costs attributable to the promotion of the Affiliated Practice's offices.

                          PENTEGRA DENTAL GROUP, INC.

     All of the above expenses will be incurred and paid by the Company directly to the third-party provider of the goods or services indicated. In exchange for incurring these expenses and providing management services, the Company will record revenues in amounts equal to those incurred expenses, which the Affiliated Practice will reimburse to the Company, together with a service fee based on the type of Service Agreement entered into by the Affiliated Practice.

     The Founding Affiliated Practices will retain responsibility for the payment of any and all direct employment expenses, including benefits, for any dentist or other employee that the Company is prohibited from employing by law.

     The management service fees (the "Service Fees") payable to the Company by the Founding Affiliated Practices under the Service Agreements, together with operating and non-operating expenses of each Affiliated Practice to be paid to the Company pursuant to the Service Agreements, are payable monthly and consist of various combinations of the following: (i) "Standard Service Agreement", which provides for (a) a percentage (ranging from 30% to 40%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a percentage (16%) of the Affiliated Practice's dental service revenues, not to exceed a percentage (35%) of the difference between those revenues and operating expenses associated with the operation of the Affiliated Practice; or (ii) "Alternative Service Agreement," which provides for the greater of (a) a percentage (35%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a specified fixed Service Fee (ranging from $54,000 to $305,000 annually). In addition, with respect to four of the Founding Affiliated Practices, the Service Fees are based on fixed fees that are subject to renegotiation on an annual basis.

     Service Fees payable to the Company under clause (i)(a) above are payable by 37 of the Founding Affiliated Practices, located in each state in which the Founding Affiliated Practices are located other than New York and California, and are calculated by subtracting the operating expenses of the Founding Affiliated Practice (including non-dental salaries, insurance, rent and other non-dentist costs) from the net revenues of the Founding Affiliated Practice and multiplying the resulting amount by 30%, 35% or 40%, depending on the terms of the particular Service Agreement. One Founding Affiliated Practice located in California will pay its Service Fee according to the formula set forth in clause
(i)(b) above, equal to the greater of 16% of its net revenues or 35% of the difference between its net revenues and operating expenses. Service Fees to be received by the Company under clause (ii)(b) above are payable by eight of the Founding Affiliated Practices in Texas and will result in a minimum service fee being received by the Company (ranging from $54,000 to $305,000 annually). The annual fixed fees payable by the four Founding Affiliated Practices in New York are $66,009, $115,251, $83,579 and $140,127 and will be subject to renegotiation each year based on the fair value of the services to be received by those Founding Affiliated Practices from the Company. On a monthly basis, the Company will calculate the Service Fee due from each Founding Affiliated Practice pursuant to the terms of each Service Agreement. In addition, if the costs related to providing dental services pursuant to capitated managed care arrangements exceed the revenues received for those services, the Affiliated Practice will remain

                          PENTEGRA DENTAL GROUP, INC.

responsible for reimbursing the Company for all of the costs associated with providing those services, even if no Service Fee is due to the Company under its Service Agreement. The patient revenues and operating expenses (excluding depreciation and dentists' salaries) of the Founding Affiliated Practices are summarized, on a combined basis, in the following tables for the years ended December 31, 1996 and 1997 (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                               1996                     1997
                                       ---------------------    ---------------------
                                                   OPERATING
                                       PATIENT     EXPENSES     PATIENT     OPERATING
                                       REVENUES      1996       REVENUES    EXPENSES
                                       --------    ---------    --------    ---------
Practices participating under the
  Standard Service Agreement.........  $28,371      $16,913     $29,156      $17,071
Practices participating under the
  Alternative Service Agreement......    6,921        4,776       6,602        4,470
Practices participating under
  fixed-fee agreements...............    2,599        1,393       2,519        1,408
                                       -------      -------     -------      -------
          Totals for Founding
             Affiliated Practices....  $37,891      $23,082     $38,277      $22,949
                                       =======      =======     =======      =======

     Subsequent to the Affiliations, substantially all the operating expenses of the Founding Affiliated Practices (excluding dentists' salaries) will be paid by Pentegra Dental and billed to the PCs. The historical operating expenses of the Founding Affiliated Practices for the years ended December 31, 1996 and 1997, excluding those employment expenses for any dentist or other employee that the Company is prohibited from employing by law, are summarized, on a combined basis, in the following table (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              1996       1997
                                                             -------    -------
Salaries, wages and benefits of employees, excluding the
  dentists.................................................  $ 8,495    $ 8,214
Dental supplies............................................    5,680      5,572
Rent.......................................................    1,884      2,055
Advertising and marketing expenses.........................      567        567
General and administrative expenses........................    5,716      5,790
Other expenses.............................................      740        751
                                                             -------    -------
          Total operating expenses.........................   23,082     22,949
Depreciation and amortization..............................      879        833
                                                             -------    -------
          Total expenses...................................  $23,961    $23,782
                                                             =======    =======

     The Company will continue to recognize depreciation and amortization on assets transferred in connection with the Affiliations. However, such charges are not considered

                          PENTEGRA DENTAL GROUP, INC.

operating expenses under the Service Agreements and will not enter into the calculation of the service fees.

     The combined historical financial information of the Founding Affiliated Practices presented herein does not represent the financial position or results of operations of Pentegra Dental or the Company. Because of the significant relationship that will exist among the Company and the Founding Affiliated Practices upon completion of the IPO, this information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which Pentegra Dental will be contracting to provide future services. The Founding Affiliated Practices were not operated under common control or management during the fiscal years ended December 31, 1996 or 1997. However, combined financial information has been presented because entering into the Service Agreements with all of the Founding Affiliated Practices is contingent upon a single event, the completion of the IPO.

5. REDEEMABLE PREFERRED STOCK

     In May 1997, the Company authorized the designation, out of the authorized and unissued preferred stock, of two classes of 5,000,000 shares each, designated as "Class A" and "Class B." In May 1997, the Company issued 133,335 shares of Class B nonvoting preferred stock for cash of approximately $1,000. In June 1997, the Company issued 900,000 shares of Class A nonvoting preferred stock, 550,000 shares of Class B nonvoting preferred stock and 435,000 shares of common stock for $1,457,000. The Company allocated $675,000 of the proceeds to the Class A preferred stock, $413,000 to the Class B preferred stock and $369,000 to the common stock based on the value of $0.75, $0.75 and $0.85 per share, respectively, as determined by an independent valuation of the fair value of those shares as of the date of issuance. The proceeds from these stock issuances were reserved for legal and accounting costs associated with the IPO, as well as operating costs. Holders of both classes of preferred stock are entitled to per share dividends equivalent to any dividends that may be declared on the common stock, but not to cumulative dividends. The preferred stock entitles the holders thereof to preference in liquidation over the common stock.

     The terms of the Class A and B preferred stock provide for it to be redeemed for $1.00 to $3.00 per share, as determined by the Company's Board of Directors, upon completion of an initial public offering. The Board of Directors has established the redemption price at $1.50 per share. In connection with negotiating the IPO and the Affiliations, certain officers and directors agreed that the Company may repurchase their shares of Class B Preferred Stock at the subscription price. Accordingly, the Company will use a portion of the net proceeds of the IPO to repurchase 245,835 shares of its Class B preferred stock held by those officers and directors at repurchase prices equal to the subscription prices, which ranged from $0.01 to $1.00 per share (aggregating to $114,000). The remaining 1,337,500 shares of Class A and B preferred stock outstanding will be redeemed at a price of $1.50 per share (aggregating to $2,006,000), of which $1.15 per share will be paid in cash and $0.35 per share will be paid in the form of a 6.0% promissory note that becomes due and payable by the Company on the earlier of the fifth anniversary of the date of the closing of the IPO or the date on which the Company offers and sells an amount of equity securities with gross proceeds equal to or greater than the

                          PENTEGRA DENTAL GROUP, INC.

gross proceeds of the IPO. The Company will recognize a dividend on the preferred stock for the difference between the redemption amount and the recorded value at the date of redemption. That difference has not been accreted to the redemption amount during the current period because the date of the IPO is not determinable.

6. COMMON STOCK

     All share information in the accompanying financial statements has been retroactively restated to reflect a two-for-three share reverse stock split of the Company's common stock, which was effected in October 1997.

     In February 1997, the Company issued 666,667 shares of common stock for cash at a price of $0.015 per share. The Company issued an additional 766,667 shares of common stock to members of management during May 1997 for cash at a price of $0.015 per share. The Company valued these shares at $0.15 per share, based on an independent valuation of the fair value of those shares as of the date of issuance. In June 1997, in addition to the 290,000 shares of common stock issued in connection with the issuance of the Class A and Class B preferred stock, described in Note 5 above, the Company issued 33,333 shares of common stock for cash at a price of $0.015 per share. Those shares were valued at $1.27 per share, based on an independent valuation of the fair value of those shares as of the date of issuance.

     In September 1997, the Company repurchased 66,667 shares of its common stock at a purchase price of $0.01 per share, of which 46,667 shares were repurchased from a director of the Company. The Company issued 66,667 shares of common stock to an officer of the Company at a purchase price of $0.015 per share. Those shares were valued at the number of shares to be received by that officer in the Share Exchange at the IPO price. The differences between the cash received for shares of common stock and the fair value of those shares as of the respective dates of issuance have been recognized as compensation expense.

7. NOTES PAYABLE

     In October 1997, the Company repurchased an additional 20,000 shares of its common stock from a director at a purchase price per share of $0.015, and issued
(i) 20,000 shares of common stock and (ii) $300,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the IPO or October 1998. The Company allocated the $300,000 proceeds between the promissory notes and the common stock based on their relative fair values, with the value of the shares based on $8.50 per share. The amount of the proceeds allocated to those shares of common stock was recorded as a discount on the promissory notes of approximately $180,000. The Company is accreting the discount over the term of the promissory notes.

     In November 1997, the Company issued an additional $50,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the IPO or July 1998.

                          PENTEGRA DENTAL GROUP, INC.

8. SUBSEQUENT EVENTS

     In February 1998, the Company issued $486,000 of 15% promissory notes due on the earlier of three days after the closing of the IPO or eight months from the date the notes were issued.

     In March 1998, the Company completed the IPO, issuing 2,500,000 shares at $8.50 per share, and closed the related transactions under the terms described in the Notes above.

     In April 1998, the Company's underwriters exercised their option for the overallotment of 375,000 shares at $8.50 per share, net of underwriters discount.

                   PENTEGRA DENTAL GROUP, INC. AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          PENTEGRA DENTAL GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     (000S)

                                                         DECEMBER 31,    MARCH 31,
                                                             1997          1998
                                                         ------------    ---------
                                      ASSETS
Current Assets:
  Cash and Cash Equivalents............................     $  100        $ 6,708
  Prepaids and Other Current Assets....................         --            101
                                                            ------        -------
          Total Current Assets.........................        100          6,809
Property and Equipment, Net............................        409          3,577
Goodwill, Net..........................................         --            183
Other Assets, Net......................................      2,748             64
                                                            ------        -------
          Total Assets.................................     $3,257        $10,633
                                                            ======        =======
                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts Payable and Accrued Liabilities.............     $2,095        $ 1,313
  Accrued Employment Agreement.........................         --          1,250
                                                            ------        -------
          Total Current Liabilities....................      2,095          2,563
Long Term Debt.........................................        215          1,074
Preferred Stock -- Class A.............................        675             --
Preferred Stock -- Class B.............................        414             --
Shareholders' Equity (Deficit)
  Common Stock.........................................         18              6
  Additional Paid in Capital...........................      1,194         10,304
  Accumulated Deficit..................................     (1,354)        (3,314)
                                                            ------        -------
          Total Shareholders' Equity (Deficit).........       (142)         6,996
                                                            ------        -------
          Total Liabilities and Shareholders' Equity...     $3,257        $10,633
                                                            ======        =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                     (000S)

                                                    FOR THE PERIOD
                                                   FROM INCEPTION,
                                                     FEBRUARY 21,
                                                         1997          FOR THE THREE
                                                       THROUGH          MONTHS ENDED
                                                      MARCH 31,          MARCH 31,
                                                         1997               1998
                                                   ----------------    --------------
Revenue..........................................        $ --             $    --
Expenses:
  General and administrative expenses............          11                 550
  Employment agreement...........................          --               1,250
  Interest expense...............................          --                 160
                                                         ----             -------
Net loss.........................................        $(11)            $(1,960)
                                                         ----             -------
Preferred stock dividend.........................          --              (1,070)
                                                         ----             -------
Loss attributable to common stock................        $(11)            $(3,030)
                                                         ====             =======

The accompanying notes are an integral part of these financial statements.

                           PENTEGRA DENTAL GROUP, INC

             CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                            CLASS A
                                          COMMON STOCK      ADDITIONAL
                                       ------------------    PAID IN       ACCUMULATED
                                        SHARES     AMOUNT    CAPITAL     EQUITY (DEFICIT)
                                       ---------   ------   ----------   ----------------
Balance at February 21, 1997.........         --      --          --              --
Issuance of common stock ($0.015 per
  share cash on February 21, 1997)...    666,667    $  7     $     3              --
Issuance of common stock ($0.015 per
  share cash and $0.14 per share
  Compensation on May 22, 1997)......    766,667       8         107              --
Issuance of common stock ($1.27 per
  share on June 13, 1997)............    290,000       3         365              --
Issuance of common stock ($0.015 per
  share cash and $1.26 per share
  Compensation on June 13, 1997).....     33,333      --          42              --
Purchases of common stock............    (86,667)     (1)         --              --
Issuance of common stock ($0.015 per
  share cash and $7.46 per share
  compensation on September 1,
  1997)..............................     66,667       1         497              --
Issuance of common stock with
  promissory notes ($9.00 per share
  discount on promissory notes on
  October 8, 1997)...................     20,000      --         180              --
Net Loss from inception through
  December 31, 1997..................         --      --          --          (1,354)
                                       ---------    ----     -------         -------
Balance at December 31, 1997.........  1,756,667    $ 18     $ 1,194         $(1,354)
                                       ---------    ----     -------         -------
Issuance of common stock.............  2,500,000       3      16,357              --
Transfers of certain assets and
  liabilities From Founding
  Affiliated Practices...............  3,094,468       3      (6,180)             --
Dividend to Preferred Shareholders...         --      --      (1,070)             --
Repurchase of Common Stock and Share
  exchange...........................   (909,237)    (18)          3              --
Net loss.............................         --      --          --          (1,960)
                                       ---------    ----     -------         -------
Balance at March 31, 1998............  6,441,898    $  6     $10,304         $(3,314)
                                       =========    ====     =======         =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.
                            STATEMENTS OF CASH FLOW
                           FOR THE THREE MONTHS ENDED
                                     (000S)

                                                  FOR THE PERIOD
                                                  FROM INCEPTION,
                                                 FEBRUARY 21, 1997    FOR THE THREE
                                                      THROUGH          MONTHS ENDED
                                                  MARCH 31, 1997      MARCH 31, 1998
                                                 -----------------    --------------
Cash flows from operating activities:
  Net loss.....................................         (11)             $(1,960)
  Increase in accounts payable and
     accrued expenses..........................           4                1,476
  Changes in operating assets and
     liabilities...............................                              (49)
  Amortization of loan discount................          --                  135
                                                        ---              -------
     Net cash used in operating activities.....          (7)                (398)
                                                        ---              -------
Cash used in investing activities
  Capital expenditures.........................          (2)                (310)
  Acquisition..................................          --                 (100)
  Dividend to Founding Affiliated Practices....          --               (6,492)
                                                        ---              -------
     Net cash used in investing activities.....          (2)              (6,902)
                                                        ---              -------
Cash flows provided by financing activities:
  Issuance of common stock.....................          10               19,762
  Redemption of preferred stock................          --               (1,691)
  Repurchase of common stock...................          --                  (14)
  Proceeds from issuance of debt...............          --                  486
  Repayment of long-term debt..................          --               (3,129)
  Offering costs...............................          --               (1,447)
  Organization costs...........................          --                  (59)
                                                        ---              -------
     Net cash provided by financing
       activities..............................          10               13,908
                                                        ---              -------
Net increase in cash and cash equivalents......           1                6,608
                                                        ===              =======
Balance at inception, February 21, 1997 and
  January 1, 1998, respectively................          --                  100
Balance at end of period.......................         $ 1                6,708
                                                        ===              =======
Non-Cash Activities
  Offering cost accrued........................                          $ 1,008
                                                                         =======
  Share exchange...............................                          $    17
                                                                         =======
  Issuance of notes payable for prepaid assets
     and acquisitions..........................                          $   373
                                                                         =======
  Issuance of notes payable for redemption of
     preferred stock...........................                          $   468
                                                                         =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Pentegra Dental Group, Inc. together with its wholly owned subsidiary, Pentegra Investments, Inc. ("Pentegra" or the "Company"), provides practice management services to dental practices in the United States. In July 1997, the Company changed its name to Pentegra Investments, Inc. ("PII") and formed a new wholly owned subsidiary named Pentegra Dental Group, Inc. ("Pentegra Dental"). On March 30, 1998, simultaneously with the initial public offering, PII repurchased (the "Share Repurchase") from the stockholders of PII, on a pro rata basis, at a purchase price of $0.015 per share, that number of shares as was necessary so that the aggregate number of shares of Pentegra Dental common stock issued in connection with the Affiliations (as defined below) and the Share Exchange (as defined below) would not exceed 3,941,898 shares. Pursuant to that agreement, PII repurchased 909,237 shares for approximately $14,000. The shareholders exchanged on a share-for-share basis, shares of PII common stock, par value $0.015 per share, for 1,756,667 shares of common stock of Pentegra Dental (the "Share Exchange"). On March 30, 1998, Pentegra Dental acquired (the "Affiliations") simultaneously with the closing of its initial public offering (the "Offering" or "IPO") of its common stock, par value $.001 per share (the "Common Stock"), substantially all of the tangible and intangible assets, and assumed the liabilities, of 50 dental practices (collectively, the "Founding Affiliated Practices") in exchange for 3.1 million shares of Common Stock, $6.5 million in cash and net assets assumed of approximately $300,000. The net proceeds of the 2.5 million shares of Common Stock issued in the IPO (after deducting the underwriting discounts and commissions) were $19.8 million. Total related offering costs were $3.4 million. The acquisitions of the Founding Affiliated Practices have been accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48.

     In accordance with Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders", published by the SEC, the acquisition of the assets and assumption of certain liabilities for all of the Founding Affiliated Practices pursuant to the Acquisitions has been accounted for by the Company at the transferors' historical cost basis, with the shares of common stock issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration of $6.5 million, paid at closing on March 30, 1998, less net assets acquired of approximately $300,000, is reflected as a dividend by Pentegra to the owners of the Founding Affiliated Practices in the quarter ended March 31, 1998. SAB No. 48 is not applicable to any acquisitions made by the Company subsequent to the IPO. It is currently anticipated that the Company's future acquisitions of certain of the assets and liabilities of Affiliated Practices may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations.

     In May 1998, the Board of Directors approved the change of Pentegra's fiscal year from December 31 to March 31, effective for the year beginning April 1, 1998.

     The unaudited condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting and disclosures, but do not purport to be a complete presentation inasmuch as all note disclosures required are not included. In the opinion of management, the financial statements reflect all elimination entries and normal adjustments that are necessary for a fair presentation of the results for the interim period ended March 31, 1998.

     Operating results for interim periods are not necessarily indicative of the results for full years. It is suggested that these consolidated financial statements be read in conjunction with the Financial Statements of Pentegra and related notes thereto, and management's discussion and analysis related thereto, all of which are included in the Company's Registration Statement on Form S-1 (No. 333-37633), as amended (the "Registration Statement"), filed with the SEC in connection with the Offering.

2.  SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

     As reflected in the accompanying balance sheets, the Company incurred a deficit of $3,314,000 during the period from inception, February 21, 1997, through March 31, 1998. The Company has recognized no tax benefit from this net loss. Due to the limited operations of the Company since its inception, a valuation allowance has been established to offset the deferred tax asset related to these net losses that have been capitalized for tax purposes. There is no other significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

EARNINGS PER SHARE

     Earnings per share has been excluded from the financial statements because the Company has limited historical operations and does not have a significant operating history.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3.  REDEEMABLE PREFERRED STOCK

     Prior to the IPO, certain officers and directors agreed to permit PII to repurchase their shares of Class B Preferred Stock at the subscription price. Accordingly, the Company used a portion of the net proceeds of the IPO to repurchase 245,835 shares of PII Class B Preferred Stock held by those officers and directors at repurchase prices equal to the subscription prices, which ranged from $0.01 to $1.00 per share. The remaining 1,337,500 shares of Class A and B preferred stock outstanding were redeemed at a price of $1.50 per share, of which $1.15 per share was paid in cash and $0.35 per share was paid in the form of 6.0% promissory note that becomes due and payable by the Company on the earlier of the fifth anniversary of the date of the closing of the IPO or the date on which the Company offers and sells an amount of equity securities with gross proceeds equal to or greater than the gross proceeds of the IPO. The Company recognized a dividend on the preferred stock for the difference between the redemption amount and the recorded value at the date of the IPO of approximately $1,070,000.

4.  NOTES PAYABLE

     In October 1997, the Company repurchased an additional 20,000 shares of its common stock from a director at a purchase price per share of $0.015, and issued
(i) 20,000 shares of common stock and (ii) $300,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the IPO or October 1998. The Company allocated the $300,000 proceeds between the promissory notes and the common stock based on their relative fair values, with the value of the shares based on $8.50 per share. The amount of the proceeds allocated to those shares of common stock was recorded as a discount on the promissory notes of approximately $180,000. The notes and interest were repaid in March 1998. The Company recognized the remaining unamortized discount of $135,000 in interest expense during the three-month period ending March 31, 1998.

     In November 1997, the Company issued an additional $50,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the IPO or July 1998. The notes and interest were repaid in March 1998.

     In February 1998, the Company issued $486,000 of 15% promissory notes due on the earlier of three days after the closing of the IPO or eight months from the date the notes were issued. The notes and interest were repaid on March 30, 1998.

     In connection with the IPO, the Company issued approximately $468,000 notes payable to certain shareholders formerly owning preferred stock. The notes bear 6% interest and are payable on the earlier of the fifth anniversary of the IPO, or the date upon which the Company offers and sells an amount of equity securities equal or greater to the gross proceeds of the IPO.

5.  ACCUMULATED DEFICIT

     The Company's accumulated deficit at March 31, 1998 is primarily attributable to compensation costs and other costs of managing the Company prior to its IPO. On March 30, 1998, an employment bonus of $1,250,000 to the Chairman of the Board of Directors (the "Chairman") was recorded, and therefore is included in the Company's accumulated deficit. Payment of the bonus will be made in increments of $10,000 on the closing of each future dental practice affiliation until the bonus has been paid in full. Pursuant to the terms of the Company's employment agreement with the Chairman, the employment bonus must be paid in full within three years of the Offering.

6.  YEAR 2000

     The year 2000 issue is the result of computer programs using two digits to define the applicable year rather than four. Any programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. A computer system that is not year 2000 compliant would not be able to correctly process certain data, or, in extreme situations, system failure could result.

     The Company has recently completed the purchase and installation of year 2000 compliant software for its operations. Accordingly the Company does not expect the year 2000 issue to have a material effect on its financial position, results of operations or cash flows.

7.  SUBSEQUENT EVENTS

     In April 1998, the underwriters of the IPO exercised their option to sell an additional 375,000 shares of common stock for $8.50 per share. The net proceeds after commissions provided an additional $3 million in cash to the Company.

     Also in April 1998, the Company filed a Form S-4, registering an additional
1.5 million shares of Common Stock in the Company. The shares will be issued by the Company as consideration for the affiliation of practices.

                          PENTEGRA DENTAL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                    (000'S)

                                                         MARCH 31,    DECEMBER 31,
                                                           1998           1998
                                                         ---------    ------------
ASSETS
Current assets:
  Cash and cash equivalents............................   $ 6,708       $ 4,717
  Receivables from affiliated practices................                   4,632
  Deferred tax asset...................................                     342
  Prepaid and other current assets.....................       101         1,033
                                                          -------       -------
          Total current assets.........................     6,809        10,724
Property and equipment, net............................     3,577         4,698
Intangible assets, net.................................       183        21,028
Notes receivables from affiliated practices............                   1,168
Deferred tax asset.....................................                     475
Other assets, net......................................        64           264
                                                          -------       -------
          Total assets.................................   $10,633       $38,357
                                                          =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............   $ 1,313       $ 2,118
  Accrued employment agreement.........................     1,250         1,050
  Notes payable........................................                   2,337
                                                          -------       -------
          Total current liabilities....................     2,563         5,505
  Line of credit.......................................                   8,000
  Subordinated Notes -- Series A.......................                   4,211
  Long-term debt.......................................     1,074           568
Shareholders' equity
  Common stock.........................................         6             9
  Additional paid-in capital...........................    10,304        21,638
  Retained earnings (deficit)..........................    (3,314)       (1,574)
                                                          -------       -------
          Total shareholders' equity...................     6,996        20,073
                                                          -------       -------
          Total liabilities and shareholders' equity...   $10,633       $38,357
                                                          =======       =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  FOR THE THREE   FOR THE THREE   FOR THE NINE    FOR THE NINE
                                     MONTHS          MONTHS          MONTHS          MONTHS
                                      ENDED           ENDED           ENDED           ENDED
                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      1997            1998            1997            1998
                                  -------------   -------------   -------------   -------------
Net revenue.....................      $  --        $    9,851        $    --       $   26,039
  Operating expenses:
  Clinical salaries, wages and
     benefits...................         --             3,583             --            9,952
  Dental supplies and lab
     fees.......................         --             2,030             --            4,836
  Rent..........................         --               788             --            2,042
  Advertising and marketing.....         --               188             --              468
  General and administrative....        298             1,411            698            3,248
  Compensation expense in
     connection with issuance of
     common stock...............        306                --            645               --
  Other operating expenses......         --             1,595             --            3,577
  Depreciation and
     amortization...............         --               293             --              689
                                      -----        ----------        -------       ----------
     Total operating expenses...        604             9,888          1,343           24,812
Earnings (loss) from
  operations....................       (604)              (37)        (1,343)           1,227
  Interest income (expense),
     net........................         --               (78)            --                2
                                      -----        ----------        -------       ----------
Income (loss) before income
  taxes.........................       (604)             (115)        (1,343)           1,229
  Income taxes benefit..........         --              (885)            --             (511)
                                      -----        ----------        -------       ----------
Net income (loss)...............      $(604)       $      770        $(1,343)      $    1,740
                                      =====        ==========        =======       ==========
Basic and diluted earnings per
  share.........................                   $     0.10                      $     0.23
                                                   ==========                      ==========
Weighted average number of
  shares outstanding:
  Basic.........................                    7,961,000                       7,457,000
                                                   ==========                      ==========
  Diluted.......................                    7,961,000                       7,457,000
                                                   ==========                      ==========

   The accompanying notes are an integral part of these financial statements.

                           PENTEGRA DENTAL GROUP, INC
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               COMMON STOCK      ADDITIONAL   RETAINED        TOTAL
                            ------------------    PAID-IN     EARNINGS    SHAREHOLDERS'
                             SHARES     AMOUNT    CAPITAL     (DEFICIT)      EQUITY
                            ---------   ------   ----------   ---------   -------------
Balance at April 1,
  1998....................  6,441,898     $6      $10,304      $(3,314)      $ 6,996
Issuance of common
  stock...................    375,000               2,929                      2,929
Issuance of common stock
  to affiliated
  practices...............  2,000,474      3        8,405                      8,408
Net income................                                       1,740         1,740
                            ---------     --      -------      -------       -------
Balance at December 31,
  1998....................  8,817,372     $9      $21,638      $(1,574)      $20,073
                            =========     ==      =======      =======       =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                    (000'S)

                                                         FOR THE NINE    FOR THE NINE
                                                         MONTHS ENDED    MONTHS ENDED
                                                         DECEMBER 31,    DECEMBER 31,
                                                             1997            1998
                                                         -------------   -------------
Net cash used by operating activities..................      $(600)         $(2,880)
                                                             -----          -------
Cash used by investing activities:
  Capital expenditures.................................       (164)          (1,063)
  Acquisition of intangible assets.....................                      (6,314)
  Issuance of notes receivable to affiliated
     practices.........................................                      (1,168)
                                                             -----          -------
     Net cash used by investing activities.............       (164)          (8,545)
                                                             -----          -------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred
     stock.............................................      1,466            2,964
  Proceeds from line of credit.........................                       8,000
  Proceeds from issuance of notes payable..............        350
  Payment of indebtedness..............................                        (392)
  Payment of offering costs............................       (948)          (1,088)
  Payment of organization costs........................         (5)
  Payment of financing costs...........................                         (50)
                                                             -----          -------
     Net cash provided by financing activities.........        863            9,434
                                                             -----          -------
Net increase (decrease) in cash and cash equivalents...         99           (1,991)
Balance at beginning of period.........................          1            6,708
                                                             -----          -------
Balance at end of period...............................      $ 100          $ 4,717
                                                             =====          =======

The accompanying notes are an integral part of these financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Pentegra Dental Group, Inc. (the "Company") together with its wholly owned subsidiary, Pentegra Investments, Inc. ("PII"), provides practice management services to dental practices throughout the United States. In July 1997, Pentegra Dental Group, Inc., changed its name to Pentegra Investments, Inc. and formed a new wholly owned subsidiary named Pentegra Dental Group, Inc. ("Pentegra Dental" or "the Company"). On March 30, 1998, simultaneously with the Company's initial public offering, PII repurchased (the "Share Repurchase") from the stockholders of PII, on a pro rata basis, at a purchase price of $0.015 per share, that number of shares as was necessary so that the aggregate number of shares of Pentegra Dental common stock, par value $.001 per share (the "Common Stock"), issued in connection with the Affiliations (as defined below) and the Share Exchange (as defined below) would not exceed 3,941,898 shares. Pursuant to that agreement, PII repurchased 909,237 shares for approximately $14,000. The PII shareholders exchanged on a share-for-share basis, shares of PII common stock, par value $0.015 per share, for 1,756,667 shares of Common Stock (the "Share Exchange"). On March 30, 1998, Pentegra Dental acquired (the "Affiliations") simultaneously with the closing of its initial public offering (the "Offering" or "IPO"), substantially all of the tangible and intangible assets, and assumed the liabilities, of 50 dental practices (collectively, the "Founding Affiliated Practices") in exchange for 3.1 million shares of Common Stock, $6.5 million in cash and net assets assumed of approximately $300,000. The net proceeds of the 2.5 million shares of Common Stock issued in the IPO (after deducting the underwriting discounts and commissions) were $19.8 million. Total related offering costs were $3.4 million.

     The acquisitions of the Founding Affiliated Practices have been accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders". In accordance with SAB No. 48, the acquisition of the assets and assumption of certain liabilities for all of the Founding Affiliated Practices pursuant to the Affiliations has been accounted for by the Company at the transferors' historical cost basis, with the shares of Common Stock issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration of approximately $6.5 million, paid at closing on March 30, 1998, less net assets acquired of approximately $300,000, is reflected as a dividend by the Company to the owners of the Founding Affiliated Practices in the quarter ended March 31, 1998. SAB No. 48 is not applicable to any acquisitions made by the Company subsequent to the IPO. Acquisitions of certain of the assets and liabilities of practices that affiliate with the Company after the IPO will generally be accounted for as purchases, and may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations.

     In April, 1998, the over allotment option to sell 375,000 shares of Common Stock was exercised at a price of $8.50 per share, yielding additional net proceeds to the Company of approximately $2.9 million.

     On April 17, 1998, the Company filed a registration statement on Form S-4 for 1,500,000 shares of Common Stock, which the Company may issue from time to time in

                          PENTEGRA DENTAL GROUP, INC.

connection with the direct and indirect acquisitions of other businesses, properties or securities in business combination transactions. On September 29, 1998, the Company filed a registration statement on Form S-4 for 1,500,000 shares of Common Stock, and $50,000,000 in Convertible Subordinated Debt Securities, which the Company may issue from time to time in connection with the direct and indirect acquisitions of other businesses, properties or securities in business combination transactions. The terms upon which it issues the shares and convertible subordinated debt securities are determined through negotiations of the businesses whose securities or assets are to be acquired. The shares of Common Stock that are issued are valued at prices reasonably related to prevailing market prices for the Common Stock. Persons receiving Common Stock in connection with such acquisitions may be contractually required to hold all or some portion of the Common Stock for varying periods of time. The convertible subordinated debt securities will be convertible in whole or in part into shares of Common Stock, at any time on or after their convertibility commencement date, and at or before maturity, unless previously redeemed at their conversion price. The convertible subordinated debt securities will be (i) unsecured and (ii) subordinate to all present and future senior indebtedness of Pentegra and (iii) effectively subordinated to all indebtedness and other liabilities of subsidiaries of Pentegra. The convertible subordinated debt securities issued will be valued at prices reasonably related to their principal amount. As of December 31, 1998, 2,000,474 shares and $4,211,000 aggregate principal amount of Series A Convertible Subordinated Notes registered under these filings had been issued

     In May 1998, the Company changed its fiscal year from December 31 to March 31, effective for the year beginning April 1, 1998. The unaudited consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the presentation and disclosures herein are adequate to make the information not misleading, but do not purport to be a complete presentation inasmuch as all note disclosures required by generally accepted accounting principles are not included. In the opinion of management, the consolidated financial statements reflect all elimination entries and normal adjustments that are necessary for a fair presentation of the results for the interim period ended December 31, 1998.

     Operating results for interim periods are not necessarily indicative of the results for full years. It is suggested that these consolidated financial statements be read in conjunction with the Financial Statements of Pentegra Dental Group, Inc., and related notes thereto, and management's discussion and analysis related thereto, all of which are included in the Company's Registration Statement on Form S-1 (No. 333-37633), as amended (the "Registration Statement"), filed with the SEC in connection with the Offering.

                          PENTEGRA DENTAL GROUP, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES

INTANGIBLE ASSETS

     Intangible assets consist primarily of management service fee intangibles that are amortized over a 25-year period. The Company's management periodically evaluates the realizability of the intangible assets on a practice by practice basis considering such factors as profitability and net cash flow. Should this evaluation result in an assessment that the value of the intangible asset is impaired, a loss will be recorded in the period that the impairment is identified. If it is determined that the estimated amortization period requires revision, that revision will be made on a prospective basis.

NOTES RECEIVABLE FROM AFFILIATED PRACTICES

     Notes receivable are with Affiliated Practices and are generally due over a five-year period. The notes earn interest at 9% with principal and interest payment due monthly.

NOTES PAYABLE

     Notes payable relate to amounts due in connection with the acquisition of certain Affiliated Practices that occurred in November and December 1998. The notes are non-interest bearing. All notes payable were paid in early January 1999.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

     The Company recognized a deferred tax asset of $817,000 during the three months ended December 31, 1998. The Company concluded that it was more likely than not it would utilize certain tax assets in future years. The Company expects the effective tax rate for income generated in fiscal 1999 will be 25%.

EARNINGS PER SHARE

     Earnings per share are computed based upon the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during each period. Diluted earnings per share are not separately presented because such amounts would be the same as amounts computed for basic earnings per share.

     Outstanding options to purchase approximately 546,000 shares of Common Stock at exercise prices above the market value of Common Stock were excluded from the calculation of earnings per share for the three and nine months ended December 31, 1998 because their effect would have been antidilutive.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of liabilities and disclosures of contingent assets and

                          PENTEGRA DENTAL GROUP, INC.

liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3.  LINE OF CREDIT

     On June 1, 1998, the Company closed a revolving bank credit facility with Bank One, Texas, N.A., which provides the Company with a revolving line of credit of up to $15.0 million, to be used for general corporate purposes including financing of acquisitions, capital expenditures and working capital. The credit facility is collateralized by liens on certain of the Company's assets, including its rights under the management service agreements and accounts receivable. The credit facility contains restrictions on the incurrence of additional indebtedness and payment of dividends on the Common Stock. At December 31, 1998, $8,000,000 was outstanding under the revolving line of credit.

4.  RETAINED EARNINGS (DEFICIT)

     The Company's retained earnings (deficit) at December 31, 1998 is primarily attributable to compensation costs and other costs of managing the Company prior to its IPO. On March 30, 1998, an employment bonus of $1,250,000 to the Chairman of the Board of Directors (the "Chairman") was recorded, and therefore is included in the Company's retained earnings (deficit). Payments of the bonus have been and will continue to be made in increments of $10,000 on the closing of each future dental practice affiliation until the bonus has been paid in full. Pursuant to the terms of the Company's employment agreement with the Chairman, the employment bonus must be paid in full within three years of the IPO. At December 31, 1998, a bonus payable of $1,050,000 remained outstanding.

5.  NEW DENTIST AFFILIATIONS

     For the nine-month period ended December 31, 1998, the Company completed new dentist affiliations with 31 practices representing 43 dentists and 32 office locations. Total consideration paid by the Company for the new affiliations consisted of 2,000,474 shares of Common Stock, $4,211,000 aggregate principal amount of Convertible Subordinated Debt Securities and $9,136,000 of cash.

     The cost of each of the above new dental practice affiliations has been allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed, resulting in intangibles aggregating to $21,028,000.

6.  LIBERTY DENTAL ALLIANCE MERGER

     On November 13, 1998 the Company and Liberty Dental Alliance, Inc. entered into an Agreement and Plan of, pursuant to which Liberty will become a wholly owned subsidiary of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Omega Orthodontics, Inc.:

     We have audited the accompanying consolidated balance sheets of Omega Orthodontics, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Orthodontics, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 16, 1999
(except for the matter
discussed in Note 12,
as to which is March 15, 1999)

                            OMEGA ORTHODONTICS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1998           1997
                                                      -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents (includes restricted
     cash of $150,000)..............................  $   982,157    $ 5,421,721
  Receivable from affiliated practices, net of
     allowance for doubtful accounts of $121,583 in
     1998...........................................    2,485,991        836,189
  Notes and interest receivable from affiliated
     practices......................................       74,824         50,348
  Notes and interest receivable from related
     parties........................................      129,259        120,859
  Prepaid expenses and other current assets.........      109,464         55,791
                                                      -----------    -----------
     Total current assets...........................    3,781,695      6,484,908
Property and equipment, at cost, net................      908,484        503,339
Intangible assets, net of accumulated amortization
  of $337,059 and $35,145 in 1998 and 1997,
  respectively......................................    9,721,133      5,099,043
Other assets........................................       42,985         80,303
                                                      -----------    -----------
     Total assets...................................  $14,454,297    $12,167,593
                                                      ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand line of credit.............................  $   149,772    $        --
  Current portion of long-term debt.................      366,585         76,130
  Accounts payable..................................      158,537        155,671
  Accrued expenses..................................      229,602        359,540
  Patient prepayments...............................    1,813,433        775,699
  Due to related parties............................           --        305,000
                                                      -----------    -----------
     Total current liabilities......................    2,717,929      1,672,040
Long-term debt, less current portion................    1,055,206        468,551
                                                      -----------    -----------
     Total liabilities..............................    3,773,135      2,140,591
                                                      -----------    -----------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Preferred stock, $.01 par value; 500,000 shares
     authorized; no shares issued...................           --             --
  Common stock, $.01 par value; 9,500,000 shares
     authorized; 5,052,584 and 4,338,823 shares
     outstanding at December 31, 1998 and 1997,
     respectively...................................       50,526         43,388
Additional paid-in capital..........................   15,031,372     13,858,851
Accumulated deficit.................................   (4,400,736)    (3,875,237)
                                                      -----------    -----------
     Total stockholders' equity.....................   10,681,162     10,027,002
                                                      -----------    -----------
     Total liabilities and stockholders' equity.....  $14,454,297    $12,167,593
                                                      ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            OMEGA ORTHODONTICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED           YEAR ENDED
                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                              -----------------    -----------------
Revenues:
  Service fees..............................     $7,366,192           $   918,312
  Consulting fees...........................         21,393                57,606
                                                 ----------           -----------
     Total revenues.........................      7,387,585               975,918
                                                 ----------           -----------
Costs and expenses:
  Employee costs............................      3,715,246               744,731
  General and administrative................      2,643,084               979,247
  Other direct costs........................      1,136,270               173,538
  Depreciation and amortization.............        455,583               116,203
  Non-recurring consulting expense..........             --             2,592,500
                                                 ----------           -----------
     Total costs and expenses...............      7,950,183             4,606,219
                                                 ----------           -----------
Loss from operations........................       (562,598)           (3,630,301)
Interest expense............................       (106,800)              (91,489)
Interest income.............................        126,564                78,665
Other income................................         17,335                    --
                                                 ----------           -----------
     Net loss...............................     $ (525,499)          $(3,643,125)
                                                 ==========           ===========
Basic and diluted net loss per share........     $    (0.11)          $     (1.59)
                                                 ==========           ===========
Weighted average number of common shares
  outstanding...............................      4,895,394             2,289,623
                                                 ==========           ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            OMEGA ORTHODONTICS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK                                                       TOTAL
                          ---------------------   ADDITIONAL                                 STOCKHOLDERS'
                          NUMBER OF     $.01        PAID-IN     ACCUMULATED     DEFERRED        EQUITY
                           SHARES     PAR VALUE     CAPITAL       DEFICIT     COMPENSATION     (DEFICIT)
                          ---------   ---------   -----------   -----------   ------------   -------------
Balance, December 31,
  1996..................  1,615,000    $16,150             --   $  (232,112)    $(4,500)      $  (220,462)
Issuance of common stock
  in connection with
  debt offering.........     60,000        600             --            --          --               600
Release from escrow of
  common stock
  previously issued to
  advisors..............         --         --      2,020,500            --       4,500         2,025,000
Issuance of common stock
  to consultants........     10,000        100             --            --          --               100
Initial public offering
  of common stock and
  warrants, net of
  issuance costs of
  $3,101,831............  2,070,000     20,700      9,504,487            --          --         9,525,187
Issuance of common stock
  and stock options to
  new affiliated
  practices.............    583,823      5,838      2,071,364            --          --         2,077,202
Issuance of stock
  options to
  non-employee..........         --         --        262,500            --          --           262,500
Net loss................         --         --             --    (3,643,125)         --        (3,643,125)
                          ---------    -------    -----------   -----------     -------       -----------
Balance, December 31,
  1997..................  4,338,823     43,388     13,858,851    (3,875,237)         --        10,027,002
Issuance of common stock
  to new affiliated
  practices.............    707,511      7,076      1,164,146            --          --         1,171,222
Issuance of common stock
  to non-employee.......      6,250         62          8,375            --          --             8,437
Net loss................         --         --             --      (525,499)         --          (525,499)
                          ---------    -------    -----------   -----------     -------       -----------
Balance, December 31,
  1998..................  5,052,584    $50,526    $15,031,372   $(4,400,736)         --       $10,681,162
                          =========    =======    ===========   ===========     =======       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            OMEGA ORTHODONTICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED           YEAR ENDED
                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                              -----------------    -----------------
Cash flows from operating activities:
  Net loss..................................     $  (525,499)         $(3,643,125)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Provision for bad debts...................         121,583                   --
  Depreciation and amortization.............         455,583              116,203
  Stock compensation........................           8,437            2,288,200
Changes in assets and liabilities, excluding
  the effects of acquisitions:
  Receivable from affiliated practices......      (1,520,063)            (661,125)
  Prepaid expenses and other current
     assets.................................         (53,673)             (51,791)
  Accounts payable..........................           2,866              134,437
  Accrued expenses..........................        (374,813)            (260,890)
  Patient prepayments.......................         982,423              436,782
  Due to related parties....................        (305,000)             277,964
                                                 -----------          -----------
     Net cash used in operating
       activities...........................      (1,208,156)          (1,363,345)
                                                 -----------          -----------
Cash flows from investing activities:
  Purchases of property and equipment,
     net....................................        (377,972)             (93,716)
  Decrease (increase) in other assets.......          27,721              (80,648)
  Acquisition of management services
     agreements and related assets..........      (2,749,355)          (2,216,134)
  Notes receivable..........................         (82,876)            (170,859)
                                                 -----------          -----------
     Net cash used in investing
       activities...........................      (3,182,482)          (2,561,357)
                                                 -----------          -----------
Cash flows from financing activities:
  Debt financing costs......................              --              (22,049)
  Repayment of borrowings...................        (198,926)          (1,089,000)
  Proceeds from issuance of notes payable...              --              510,000
  Proceeds from line of credit..............         150,000                   --
  Net proceeds from issuance of common stock
     and warrants...........................              --            9,626,415
                                                 -----------          -----------
     Net cash (used in) provided by
       financing activities.................         (48,926)           9,025,366
                                                 -----------          -----------
     Net increase (decrease) in cash and
       cash equivalents.....................      (4,439,564)           5,100,664
Cash and cash equivalents, beginning of
  period....................................       5,421,721              321,057
                                                 -----------          -----------

                                                 YEAR ENDED           YEAR ENDED
                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                              -----------------    -----------------
Cash and cash equivalents, end of period....     $   982,157          $ 5,421,721
                                                 ===========          ===========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for interest....     $   103,387          $    97,607
                                                 ===========          ===========
Supplemental disclosure of cash flows
  related to acquisitions:
  Fair value of assets acquired, excluding
     cash...................................     $ 5,355,008          $ 5,708,177
  Issuance of common stock..................      (1,171,222)          (2,077,202)
  Issuance of notes payable.................        (986,435)            (440,868)
  Payments in connection with acquisitions,
     net of
     cash acquired..........................      (2,749,355)          (2,216,134)
                                                 -----------          -----------
     Liabilities assumed....................     $   447,996          $   973,973
                                                 ===========          ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            OMEGA ORTHODONTICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     Omega Orthodontics, Inc. (the Company) was incorporated in Delaware in August 1996 and subsequently acquired the assets and certain consulting contracts held by The Orthodontic Management Effectiveness Group of America, LLC (Omega, LLC), a California-based orthodontic practice management and consulting firm, in exchange for 1,050,000 shares of the Company's common stock.

     The Company provides management and marketing services to orthodontic and other dental specialty practices in the United States. The Company offers its services primarily under an "affiliate" relationship whereby it purchases the equity interests of the management services organization (MSO) that holds certain assets of and is associated with an orthodontic or other dental specialty practice (Affiliated Practice) and enters into a long-term management services agreement (Management Services Agreement) with the Affiliated Practice of the selling orthodontist or other dental specialist (Affiliated Practitioner). Pursuant to that agreement, the Company receives a monthly management fee, based on the revenue of the Affiliated Practice, for providing all of the Affiliated Practice's needs, including facility, staff and supplies, as well as a program of systems, methods and procedures designed to enhance the growth, efficiency and profitability of the Affiliated Practices.

     On October 1, 1997, the Company completed its initial public offering of securities pursuant to which the Company sold 2,070,000 shares of common stock and 2,070,000 common stock purchase warrants. The Company received proceeds from the offering, net of the underwriter's discount, fees and expenses, of approximately $9.5 million. From the net proceeds, the Company paid in full the notes payable used to finance operations prior to the offering and paid the cash portion of the affiliations with seven orthodontists.

     The Company is subject to a number of risks associated with emerging, growth companies. Principal among these are the risks associated with managing growth, marketing the Company's services and the need to obtain adequate additional financing to fund future operations and acquisitions. Management's financial plans indicate that additional financing and/or strategic alliances and partnerships will be required in future periods to meet the Company's strategic business plan; therefore, management is exploring various alternatives.

     The Company has incurred cumulative losses of $4,400,736 from inception through December 31, 1998. Information subsequent to December 31, 1998 indicates that losses are continuing. The Company has funded those losses primarily through the sale of common stock. The Company is dependent on the proceeds from additional financing, finding strategic alliances and/or restructuring its operations to achieve its business plan. Management has entered into a merger agreement as discussed in Note 12 and will implement as necessary a restructuring plan to reduce operating expenses.

                            OMEGA ORTHODONTICS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     During 1997, the Emerging Issues Task Force (EITF) of the FASB issued EITF 97-02 Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements which provides guidance regarding the accounting treatment of contractual management relationships. The EITF established specific criteria to be met for consolidating physician practices. The criteria include the existence by the Physician Practice Management Entity of a controlling financial interest in the physician's practice based on terms of the agreement, control of the non-medical operating decisions, and financial interest. Based on its most recent analysis, management believes the Company does not have a controlling financial interest in the orthodontic practices with which it contracts.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. Cash equivalents consist primarily of a money market account at December 31, 1998 and commercial paper at December 31, 1997 and are carried at cost, which approximates market value. In addition, the Company has collateralized $150,000 of cash for a line of credit. (See Note 5)

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Equipment under capital lease is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation and amortization expense is provided using the straight-line method over the estimated useful lives of the assets, three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the assets.

INTANGIBLE ASSETS

     Intangible assets consist primarily of the value ascribed to Management Services Agreements which are amortized over the life of the Management Services Agreements (ranging from 25 to 40 years) with the respective Affiliated Practices. The Company's management periodically evaluates the realizability of the intangible assets on a practice by

                            OMEGA ORTHODONTICS, INC.

practice basis considering such factors as profitability and net cash flow. Should this evaluation result in an assessment that the value of the intangible asset is overstated, an adjustment will be made in the period that the adjustment is identified. If it is determined that the estimated remaining service period requires revision, that revision will be made on a prospective basis. Based on its most recent analysis, management believes that no impairment of intangible assets exists.

RECLASSIFICATIONS

     Certain amounts in the prior year have been reclassified to conform with the current year presentation.

REVENUE RECOGNITION

     The Company's services are provided under Management Services Agreements and an interim management agreement with an Affiliated Practice (Management Agreements). Net revenue earned by the Company under the Management Agreements is equal to approximately 25% of new patient contract balances in the first month of new patient contracts plus a portion of existing contract balances, less amounts retained by the Affiliated Practices. The Company provides practice management and marketing services, facilities and non-professional personnel and receives 65% to 75% of the Affiliated Practices' gross patient fee collections as a management fee. The Affiliated Practices retain all revenue not paid to the Company as the management fee. The amounts retained by the Affiliated Practices are dependent on their financial performance, based in significant part on their cash receipts and disbursements. If total expenses of an Affiliated Practice are below prescribed percentages, the Affiliate Practice is entitled to retain 50% of the difference. Under the terms of the Management Agreements, the Affiliated Practices assign their receivables to the Company in payment of their management fees. The Company is responsible for collections. The Company also assumes its portion of patient prepayments, deposits from patients for dental care to be performed in future periods.

LOSS PER SHARE

     The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share and Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98 (SAB
98).

     Basic loss per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted loss per share is the same as basic loss per share as the effects of the Company's potential common stock are antidilutive. During the period preceding the Company's initial public offering, the Company issued 185,000 shares of common stock that have been treated as "nominal issuances" in accordance with SAB 98 in the calculation of net loss per share. Basic and diluted loss per share do not include options and warrants to purchase 2,323,333 shares of common stock in 1998 and 2,303,333 shares of common stock in 1997 because the effects are antidilutive.

                            OMEGA ORTHODONTICS, INC.

CONCENTRATION OF CREDIT RISK

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosures of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet risk and credit risk concentrations. The Company maintains the majority of its cash balances with one financial institution. The Company maintains reserves for the potential write-off of accounts receivable. The Company's accounts receivable credit risk is concentrated within the United States, and no customer represents a significant credit risk to the Company.

FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure about fair value of financial instruments. The Company's financial instruments consist of cash, cash equivalents, receivables, accounts payable, patient prepayments and debt instruments. The estimated fair value of these financial instruments approximate their carrying value.

SEGMENT REPORTING

     The Company has adopted SFAS No. 131, Disclosures about Segments of and Enterprise and Related Information in the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker as defined under SFAS No. 131 is the Senior Management Team. To date, the Company has viewed its operations and manages its business as principally one operating segment.

POST-RETIREMENT BENEFITS

     The Company has no obligations for post-retirement benefits.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for the fiscal years beginning after December 15, 1997 because there were no items of comprehensive income, other than the Company's net loss.

                            OMEGA ORTHODONTICS, INC.

NEW ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Instruments. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Based upon the current structure and operations, the Company does not anticipate that adoption of SFAS No. 133 will have any effect on the financial statements.

NOTE 3 -- ORTHODONTIC AFFILIATIONS

     On October 1, 1997, the Company entered into Management Services Agreements with seven Affiliated Practices in the United States, simultaneously with the closing of its initial public offering (see Note 1). During the period from the initial public offering, October 1, 1997 through December 31, 1997, the Company completed affiliations with two additional practices. For the year ended December 31, 1998, the Company completed affiliations with nine practices, three of which merged with existing affiliated practices.

     Total consideration related to the affiliated practices for the years ended December 31, 1998 and 1997 are summarized as follows:

                                                           1998          1997
                                                        ----------    ----------
Value of common stock and options issued..............  $1,171,222    $2,077,202
Cash paid.............................................   2,749,355     2,216,134
Notes payable.........................................     986,435       440,868
                                                        ----------    ----------
Total.................................................  $4,907,012    $4,734,204
                                                        ==========    ==========

     The cost of each MSO has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed, resulting in management service contract intangibles of approximately $4.9 million and $5.1 million for 1998 and 1997, respectively. These allocations may be adjusted to the extent that management becomes aware of additional information within one reporting year of the affiliation date, which results in a material change in the amount of any contingency or changes in the estimated fair value of assets acquired and liabilities assumed.

                            OMEGA ORTHODONTICS, INC.

     The allocation of the purchase price of the MSO, including acquisition costs of approximately $192,000 and $67,000 for 1998 and 1997, respectively, is as follows:

                                                           1998          1997
                                                        ----------    ----------
Patient receivables...................................  $  234,910    $  152,090
Property and equipment................................     196,094       421,900
Management service contract intangibles...............   4,924,004     5,134,187
Patient prepayments...................................     (55,311)     (338,916)
Assumed liabilities...................................    (392,685)     (635,057)
                                                        ----------    ----------
                                                        $4,907,012    $4,734,204
                                                        ==========    ==========

     Concurrent with the affiliation with the MSOs, the Company and each MSO entered into a 20-year Management Services Agreement, renewable for two additional 10-year periods, with each Affiliated Practice. The agreement stipulates that the MSO provide practice management and marketing services, facilities and non-clinical personnel to the Affiliated Practices for a monthly fee, generally equal to 65% to 75% of the Affiliated Practice's gross patient fee collections. If the total expenses of each Affiliated Practice are below prescribed percentages, the Affiliated Practice is entitled to receive 50% of the difference. The Affiliated Practice has sole authority to direct the business, professional and ethical aspects of the practice, make all professional hiring decisions, render patient care, and keep all patient records. Each Affiliated Practice has also entered into an employment agreement, including non-competition provisions, with each orthodontist employed and has agreed to pay all salaries for dental professionals, professional licensure and board certification fees and professional liability insurance premiums.

     Each Affiliated Practitioner has certain rights and obligations to repurchase, and each MSO has the right to require the Affiliated Practitioner to repurchase, the non-clinical practice assets held by such MSO in the event that the Management Services Agreement is terminated. Such purchases will generally require payment of the book value of the net assets of the MSO. The MSO also has certain rights to designate a successor orthodontist to acquire the practice of the Affiliated Practitioner when the Affiliated Practitioner ceases practice.

     In addition, during 1998, the Company entered into an interim management agreement with a separate orthodontic practice, pursuant to which the Company provides management services under essentially the same terms as its Management Services Agreement.

                            OMEGA ORTHODONTICS, INC.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                             1998         1997
                                                          ----------    --------
Leasehold improvements..................................  $  399,935    $163,138
Office equipment........................................     324,530      45,072
Dental equipment........................................     253,756     272,486
Furniture and fixtures..................................      90,648      46,132
                                                          ----------    --------
                                                           1,068,869     526,828
Less: accumulated depreciation and amortization.........     160,385      23,489
                                                          ----------    --------
                                                          $908,484...   $503,339
                                                          ==========    ========

NOTE 5 -- DEBT

LONG TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                             1998         1997
                                                          ----------    --------
Notes payable of affiliate practices assumed by the
  Company, due in monthly installments ranging from $100
  to $1,213 through December, 2003, with interest
  ranging from 4% to 13.2% and secured by the personal
  guarantees of the
  affiliated orthodontists..............................  $  192,441    $ 51,948
Unsecured notes payable to affiliate practices, issued
  in connection with affiliation agreement (see Note 3)
  due in monthly installments ranging from $630 to
  $4,860 through January, 2003, with interest ranging
  from 8% to 8.5%.......................................   1,219,068     436,868
Capitalized lease obligations, due in monthly
  installments ranging from $652 to $1,646 through
  December, 2003, with interest ranging from 13% to 23%
  and secured by certain equipment. Paid in full in
  1999..................................................      10,282      55,865
                                                          ----------    --------
                                                           1,421,791     544,681
Less: current portion...................................     366,585      76,130
                                                          ----------    --------
                                                          $1,055,206    $468,551
                                                          ==========    ========

                            OMEGA ORTHODONTICS, INC.

     Maturities of long-term debt at December 31, 1998 are as follows:

1999...............................................  $  366,585
2000...............................................     346,522
2001...............................................     361,135
2002...............................................     242,173
2003...............................................      33,142
Thereafter.........................................      72,234
                                                     ----------
                                                     $1,421,791
                                                     ==========

LINE OF CREDIT

     The Company has a demand line of credit with a bank that provides for borrowing up to $200,000 and expires on demand. Borrowings under the line of credit bear interest at the bank's prime rate plus .5% (7.75% at December 31, 1998). The line of credit is collateralized by $150,000 of cash held by the bank. As of December 31, 1998, $149,772 was outstanding under the line of credit.

NOTE 6 -- STOCK OPTION PLAN

     The Company has adopted an Incentive Stock Plan (the Plan) pursuant to which 700,000 shares of common stock have been reserved for under the plan. Awards in the form of stock options, stock appreciation rights, restricted stock and stock grants may be issued to employees, consultants and advisors of the Company at prices to be determined by a committee of the Board of Directors. The Plan will terminate on January 31, 2007.

     The Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to designate participants, determine the number and type of options to be granted, the time at which options are exercisable, the method of payment and any other terms or conditions of the options. Options generally vest annually over a three-year period and generally expire 10 years from the date of grant.

     While the Compensation Committee determines the price at which options may be exercised under the Plan, the exercise price of an incentive stock option shall be at least 100% (110% for incentive stock options granted to a 10% stockholder) of the fair value of the Company's common stock on the date of grant.

                            OMEGA ORTHODONTICS, INC.

     The following table summarizes option activity under the Plan:

                                                                  1997
                                                       ---------------------------
                                                                  WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                       -------    ----------------
Outstanding, December 31, 1996.......................       --            --
  Granted............................................  370,000          5.84
  Exercised..........................................       --            --
  Terminated.........................................       --            --
                                                       -------         -----
Outstanding, December 31, 1997.......................  370,000          5.84
                                                       =======         =====
Exercisable, December 31, 1997.......................  150,000         $6.00
                                                       =======         =====

                                                                  1998
                                                       ---------------------------
                                                                  WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                       -------    ----------------
Outstanding, December 31, 1997.......................  370,000          5.84
  Granted............................................   75,000          3.00
  Exercised..........................................       --            --
  Terminated.........................................       --            --
                                                       -------         -----
Outstanding, December 31, 1998.......................  445,000          5.36
                                                       =======         =====
Exercisable, December 31, 1998.......................  270,000         $5.78
                                                       =======         =====

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                 OPTIONS EXERCISABLE
                                       WEIGHTED
--------------------------------------------------------------------------------------
                      NUMBER          AVERAGE     WEIGHTED       NUMBER       WEIGHTED
                  OUTSTANDING AS     REMAINING    AVERAGE     EXERCISABLE     AVERAGE
EXERCISE/PRICE    OF DECEMBER 31,   CONTRACTUAL   EXERCISE   AT DECEMBER 31   EXERCISE
RANGE OF PRICES        1998            LIFE        PRICE          1998         PRICE
---------------   ---------------   -----------   --------   --------------   --------
$3.00                  95,000          9.25        $3.00         20,000        $3.00
$6.00                 350,000          8.32        $6.00        250,000        $6.00
 -------------        -------          ----        -----        -------        -----
$3.00 - $6.00         445,000          8.52        $5.36        270,000        $5.78
 =============        =======          ====        =====        =======        =====

     Options available for future grant under the Plan as of December 31, 1998 were 255,000.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for

                            OMEGA ORTHODONTICS, INC.

stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and will elect the disclosure-only alternative under SFAS No. 123.

     The Company has computed the compensation expense required under SFAS No. 123 for options granted in 1997 and 1998 using the Black-Scholes option pricing model prescribed by SFAS No. 123, using the following assumptions:

                                              DECEMBER 31, 1998    DECEMBER 31, 1997
                                              -----------------    -----------------
Risk-free interest rate.....................    5.39% - 5.65%            6.61%
Expected dividend yield.....................         --                   --
Expected lives..............................       7 years              7 years
Expected volatility.........................        108%                  48%
Weighted average fair value of options
  granted...................................        $2.21                $3.37
Weighted average remaining contractual
  life......................................     8.52 years           9.36 years

     Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per common share would have been the following:

                                                                1998
                                                              --------
Net loss available to common stockholders
  As reported...............................................  (525,499)
  Proforma..................................................  (913,899)
Basic and diluted net loss per common share
  As reported...............................................     (0.11)
  Proforma..................................................     (0.19)

     As of December 31, 1997, none of the options granted to employees under the plan had vested, and therefore, no proforma disclosure of compensation expense is necessary. As of December 31, 1997, the Company granted 150,000 nonqualified stock options exercisable at $6.00, which are fully vested, to a consultant as payment for services performed. The Company recorded $262,500 of non-recurring consulting expense in the accompanying consolidated statements of operations for the year ended December 31, 1997 related to this transaction, which represents the estimated fair value of the services received. The options are fully exercisable and expire ten years from the date of grant.

NOTE 7 -- STOCKHOLDERS' EQUITY

(A) PREFERRED STOCK

     The Company is authorized to issue 500,000 shares of preferred stock. The preferred stock will be issuable in one or more series, each such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. At December 31, 1998, there are no shares of preferred stock outstanding.

                            OMEGA ORTHODONTICS, INC.

(B) INITIAL PUBLIC OFFERING

     Pursuant to the Company's initial public offering (see Note 1), the Company issued 2,070,000 warrants. Each warrant entitles the registered holder thereof to purchase one share of common stock at an initial exercise price of $6.60 per share, at any time during the period commencing April 1, 1998 and terminating September 30, 2002. The warrant exercise price is subject to adjustment under certain circumstances. Commencing April 1, 1999, the Company may redeem the warrants, in whole but not in part, at $.10 per warrant, provided the average closing bid price of the common stock equals or exceeds $12.00 per share for a period of time.

     In addition, the Company issued 180,000 warrants to its underwriter. These warrants entitle the holder to purchase up to 180,000 shares of common stock and/or 180,000 warrants at an initial exercise price of $9.90 per share of common stock and $0.165 per warrant, commencing after October 1, 1998 and expiring October 1, 2001.

(C) RESERVED COMMON STOCK

     The Company has reserved common stock for the following:

Options to purchase common stock....................    783,333
Warrants to purchase common stock...................  2,070,000
Underwriter's warrants..............................    360,000
                                                      ---------
                                                      3,213,333
                                                      =========

NOTE 8 -- INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rates. Deferred income tax expense or credits are based on changes in the asset or liability from period to period.

     As of December 31, 1998, the Company had available net operating loss carryforwards of approximately $2,940,000 available to reduce future federal income taxes, if any. These carryforwards expire through 2013 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 limits a corporation's ability to utilize certain net operating loss carryforwards in the event of a cumulative change in ownership in excess of 50%, as defined.

                            OMEGA ORTHODONTICS, INC.

     The approximate income tax effect of each type of temporary difference and carryforward and valuation allowance is summarized as follows:

                                         1998           1997
                                      -----------    -----------
Net operating losses................  $ 1,177,000    $ 1,084,000
Other temporary differences.........       44,000         (1,000)
Less: valuation allowance...........   (1,221,000)    (1,083,000)
                                      -----------    -----------
                                      $        --    $        --
                                      ===========    ===========

     Due to the uncertainty relating to the timing of realizing the benefits of its favorable tax attributes in future income tax returns, the Company has placed a full valuation allowance against its net deferred tax asset.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Company has an agreement with a private merchant bank and the Chairman of the Board of Directors (the Consultants), whereby the Consultants have agreed to provide certain consulting services to the Company. In August 1996, as consideration for such services, the Company contingently issued 450,000 shares of common stock to the Consultants at no cost and simultaneously placed such shares in escrow.

     In April 1997, following the completion of the consulting services, all of the shares were released from escrow at an imputed aggregate value of $2,025,000. In addition, the Company paid additional cash payments to the Consultants aggregating $305,000 in 1998. Total expense of $2,330,000 was recorded as non-recurring consulting expense in the accompanying consolidated statements of operations in 1997.

     During 1997, three directors of the Company loaned an aggregate of $140,000 to the Company and received 6,000 shares of the Company's common stock in connection therewith. In addition, the three directors performed consulting services for the Company, for which they were paid an aggregate of approximately $166,000 in 1997.

     The Company has employment contracts with two directors and a consulting contract with one director, which became effective upon the completion of the Company's initial public offering. The Company paid $360,000 and $75,000 in 1998 and 1997, respectively, in connection with these employment and consulting contracts. In addition, during 1997, the Company granted two directors an aggregate of 200,000 stock options exercisable at $6.00 per share (see Note 6). In December 1997, the Company granted two directors non-qualified stock options under the Incentive Stock Option Plan to each acquire 10,000 shares of the Company's common stock at an exercise price of $3.00 per share. In 1998, the Company granted options to purchase 10,000 shares of common stock to its Director Observer at an exercise price of $3.00 per share.

     During 1997, the Company entered into a consulting agreement with an accounting firm for services relating to the Company's initial public offering and for the services of the Company's Chief Financial Officer who is also a principal stockholder of the accounting firm. The Company paid consulting fees of $120,000 and $203,565 in 1998 and 1997, respectively in connection with the above services. In addition, in 1998 the Company paid

                            OMEGA ORTHODONTICS, INC.

the accounting firm $63,244 for additional accounting and computer consulting services and $38,944 for reimbursed expenses The Company also granted the accounting firm 10,000 shares of common stock and non-qualified stock options under the Stock Incentive Option Plan to acquire 150,000 shares of the Company's common stock at an exercise price of $6.00 per share in 1997 (see Note 6).

     The Company entered into an affiliation agreement with a director, which became effective concurrently with the closing of the Company's initial public offering. Pursuant to the affiliation agreement, the Company acquired certain assets of the Director's orthodontic practice in exchange for a cash payment of $333,567, issuance of 129,721 shares of the Company's common stock and the assumption of certain liabilities.

     During 1997, the Company loaned its President and CEO $100,000 and a director $20,000 in exchange for demand promissory notes, which bear interest at the prime rate (7.75% at December 31, 1998) plus 2%. Principal and interest are due upon demand, but not later than December, 2000.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases facilities under various operating leases which expire through October 2017. Future minimum lease payments at December 31, 1998 are approximately as follows:

1999...............................................  $  631,000
2000...............................................     585,000
2001...............................................     580,000
2002...............................................     541,000
2003...............................................     290,000
Thereafter.........................................     807,000
                                                     ----------
                                                     $3,434,000
                                                     ==========

Rent expense for all operating leases was approximately $648,000 and $86,100 for the years ended December 31, 1998 and 1997, respectively.

LITIGATION

     In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims, and, in its opinion, all litigation currently pending or threatened will not have a material effect on the Company's financial position or results of operations.

OTHER

     The Company is contingently liable for any increase in the purchase price to an Affiliated Practitioner for an Affiliation completed in April 1998. Under the terms of the agreement, the Company agreed to pay additional cash and stock if certain operating criteria were met for the year ending March 31, 1999; the one year anniversary of the the

                            OMEGA ORTHODONTICS, INC.

affiliation. Any additional consideration payable to the Affiliated Practitioner will be charged to operations when determined.

NOTE 11 -- ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31:

                                             1998        1997
                                           --------    --------
Salary and related.......................  $117,155    $ 18,403
Professional fees........................   105,000     327,721
Rents....................................     3,000      13,416
Other....................................     4,447          --
                                           --------    --------
                                           $229,602    $359,540
                                           ========    ========

NOTE 12 -- SUBSEQUENT EVENT

     On March 15, 1999, the Company entered into an Agreement and Plan of Merger with Pentegra Dental Group, Inc. ("Pentegra"), a multi-specialty dental practice management company located in Arizona. The Company has agreed to exchange all of its outstanding common stock for 1,800,000 shares of Pentegra's common stock. The transaction requires shareholder approval of both companies.

                           -------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          PENTEGRA DENTAL GROUP, INC.,
                                   ("PARENT")

                     SPECIAL OMEGA ACQUISITION CORPORATION,
                                 ("MERGER SUB")

                            OMEGA ORTHODONTICS, INC.
                                (THE "COMPANY")

                                      AND

                            CERTAIN STOCKHOLDERS OF
                            OMEGA ORTHODONTICS, INC.

                           DATED AS OF MARCH 15, 1999
                           -------------------------

                               TABLE OF CONTENTS

ARTICLE I...........................   A-1
  DEFINITIONS.......................   A-1
     1.1  DEFINITIONS...............   A-1
ARTICLE II..........................   A-7
  THE MERGER........................   A-6
     2.1  THE MERGER................   A-6
     2.2  CONSUMMATION OF THE          A-6
          MERGER....................
     2.3  EFFECTS OF THE MERGER.....   A-6
     2.4  CERTIFICATES OF              A-6
          INCORPORATION AND
          BYLAWS....................
     2.5  DIRECTORS.................   A-6
     2.6  OFFICERS..................   A-6
     2.7  CONVERSION OF SHARES OF      A-6
          COMPANY COMMON STOCK......
     2.8  CERTIFICATES FOR PARENT      A-7
          COMMON STOCK; DIVIDENDS;
          TRANSFER TAXES............
     2.9  NO FRACTIONAL                A-7
          SECURITIES................
          ADJUSTMENTS...............
    2.10                               A-8
          CLOSING OF COMPANY
    2.11  TRANSFER BOOKS............   A-8
          STOCKHOLDERS' APPROVAL....
    2.12                               A-8
          COMPANY OPTIONS...........
    2.13                               A-8
          CLOSING...................
    2.14                               A-9
ARTICLE III.........................   A-9
  REPRESENTATIONS AND WARRANTIES OF
     THE COMPANY AND THE SUBSTANTIAL
     STOCKHOLDERS...................
                                       A-9
     3.1  ORGANIZATION AND             A-9
          QUALIFICATION.............
     3.2  CAPITALIZATION............   A-9
     3.3  AUTHORITY RELATIVE TO THIS  A-10
          AGREEMENT.................
     3.4  SUBSIDIARIES..............  A-10
     3.5  STATUTORY APPROVALS.......  A-11
     3.6  NON-CONTRAVENTION.........  A-11
     3.7  AUTHORIZATIONS............  A-11
     3.8  COMPLIANCE WITH LAWS......  A-12
     3.9  COMPANY SEC DOCUMENTS AND   A-13
          COMPANY FINANCIAL
          STATEMENTS................
          ABSENCE OF CHANGES........
    3.10                              A-14
          NO UNDISCLOSED
    3.11  LIABILITIES...............  A-14
          LITIGATION................
    3.12                              A-14
          LABOR MATTERS.............
    3.13                              A-14
          ENVIRONMENTAL
    3.14  COMPLIANCE................  A-14
          EMPLOYEE BENEFIT PLANS....
    3.15                              A-15
          TAX MATTERS...............
    3.16                              A-16
          AFFILIATED PRACTICES AND
    3.17  PROVIDERS.................  A-18
          CONTRACTS; NO DEFAULT.....
    3.18                              A-19
          LEASE AGREEMENTS..........
    3.19                              A-20
          INSURANCE.................
    3.20                              A-20
          ACCOUNTS RECEIVABLE.......
    3.21                              A-21
          TARGET PRACTICES..........
    3.22                              A-22
          YEAR 2000.................
    3.23                              A-22
          BROKERS...................
    3.24                              A-22
          NO MATERIAL ADVERSE
    3.25  EFFECT....................  A-22
          INFORMATION...............
    3.26                              A-22
ARTICLE IV..........................  A-23
  REPRESENTATIONS AND WARRANTIES OF
     PARENT AND MERGER SUB..........
                                      A-23
     4.1  ORGANIZATION AND            A-23
          QUALIFICATION.............
     4.2  CAPITALIZATION............  A-23
     4.3  AUTHORITY RELATIVE TO THIS  A-23
          AGREEMENT.................
     4.4  STATUTORY APPROVALS.......  A-24
     4.5  NON-CONTRAVENTION.........  A-24
     4.6  PARENT SEC DOCUMENTS AND    A-24
          PARENT FINANCIAL
          STATEMENTS................
     4.7  ABSENCE OF CHANGES........  A-25
     4.8  TAX MATTERS...............  A-25
     4.9  BROKERS...................  A-26
ARTICLE V...........................  A-26
  ADDITIONAL AGREEMENTS.............  A-26
     5.1  INTERIM CONDUCT...........  A-26
     5.2  FORBEARANCES..............  A-26

     5.3  INVESTIGATION OF BUSINESS   A-28
          AND PROPERTIES............
     5.4  EXPENSES..................  A-28
     5.5  PUBLIC ANNOUNCEMENTS......  A-28
     5.6  SUBSEQUENT EVENTS.........  A-28
     5.7  EFFORTS TO CONSUMMATE.....  A-28
     5.8  SOLICITATION..............  A-29
     5.9  LISTING OF PARENT COMMON    A-30
          STOCK.....................
          TAX MATTERS...............
    5.10                              A-30
          PROXY STATEMENT AND FORM
    5.11  S-4 REGISTRATION STATEMENT  A-30
          INFORMATION...............
ARTICLE VI..........................  A-31
  CONDITIONS........................  A-31
     6.1  CONDITIONS TO EACH PARTY'S  A-31
          OBLIGATION TO EFFECT THE
          MERGER....................
     6.2  CONDITIONS TO PARENT'S AND  A-31
          MERGER SUB'S OBLIGATIONS
          TO EFFECT THE MERGER......
     6.3  CONDITIONS TO THE           A-33
          COMPANY'S OBLIGATIONS TO
          EFFECT THE MERGER.........
ARTICLE VII.........................  A-34
  TERMINATION.......................  A-34
     7.1  TERMINATION...............  A-34
     7.2  EFFECT OF TERMINATION.....  A-35
ARTICLE VIII........................  A-36
  INDEMNITY.........................  A-36
     8.1  INDEMNIFICATION BY THE      A-36
          COMPANY AND THE
          SUBSTANTIAL
          STOCKHOLDERS..............
     8.2  PROCEDURE FOR               A-37
          INDEMNIFICATION -- THIRD
          PARTY CLAIMS..............
     8.3  PROCEDURE FOR               A-38
          INDEMNIFICATION -- OTHER
          CLAIMS....................
     8.4  EXCLUSIVE REMEDIES AND      A-39
          APPLICABILITY OF LIABILITY
          LIMITATIONS...............
ARTICLE IX..........................  A-39
  GENERAL PROVISIONS................  A-39
     9.1  NOTICES...................  A-39
     9.2  INTERPRETATION............  A-39
     9.3  ENTIRE AGREEMENT..........  A-40
     9.4  SUCCESSORS AND ASSIGNS....  A-40
     9.5  SEVERABILITY..............  A-40
     9.6  EXTENSION; WAIVER.........  A-40
     9.7  SPECIFIC PERFORMANCE......  A-40
     9.8  NONSURVIVAL OF              A-40
          REPRESENTATIONS,
          WARRANTIES AND
          AGREEMENTS................
     9.9  AMENDMENTS................  A-41
          COUNTERPARTS..............
    9.10                              A-41
          GOVERNING LAW.............
    9.11                              A-41

EXHIBIT LIST
2.13      Form of Amended Company
          Option Agreement
6.2(f)    Amendments to Management
          Services Agreement
6.2(g)    Form of Release
6.2(j)    Form of Lock-Up Agreement
6.2(l)    Form of Opinion of Counsel
          to Company
6.3(g)    Form of Opinion of Counsel
          to Parent

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 15, 1999, is among PENTEGRA DENTAL GROUP, INC., a Delaware corporation ("Parent"), SPECIAL OMEGA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), OMEGA ORTHODONTICS, INC., a Delaware corporation (the "Company"), The Orthodontic Management Effectiveness Group of America, LLC, Robert J. Schulhof, C. Joel Glovsky, David T. Grove, Dean C. Bellavia and Floyd V. Elliott (the foregoing individuals and entities (other than Parent, the Company and Merger Sub) collectively referred to in this Agreement as the "Substantial Stockholders").

RECITALS

     A. This Agreement provides for the merger (the "Merger") of Merger Sub into the Company, with the Company as the surviving corporation in such Merger, all in accordance with the provisions of this Agreement.

     B. The respective Boards of Directors of Parent, Merger Sub and the Company each have determined that the Merger is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth herein. The Company intends to submit promptly to its stockholders the approval of the Merger and the approval and adoption of this Agreement.

     C. It is intended for Federal income tax purposes that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     "Acquisition Proposal" has the meaning set forth in SECTION 5.8.

     "Action" means (i) any complaint, claim, prosecution, indictment, action, suit, arbitration or investigation or (ii) any proceeding by or before any Governmental Authority.

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

     "Affiliated Practice" means any entity (including sole proprietorships) with which the Company or a Company Subsidiary has entered into a management services agreement or similar agreement requiring the Company or a Company Subsidiary to provide practice management or similar services.

     "Affiliated Provider" means any (i) orthodontist, (ii) dentist or (iii) other licensed professional providing healthcare-related services employed by or affiliated with any Affiliated Practice.

     "AMEX" means the American Stock Exchange or its successor entity.

     "Board" means the board of directors or similar governing body of a Person.

     "Business Day" means any day other than a Saturday or Sunday on which national banks are open for business in Phoenix, Arizona.

     "Capitalization Date" has the meaning set forth in SECTION 3.2.

     "Cash and Cash Equivalents" means cash and marketable securities owned by the Company.

     "Cash Closing Payments" has the meaning set forth in SECTION 6.2(I).

     "Certificates" has the meaning set forth in SECTION 2.8(A).

     "Certificate of Merger" has the meaning set forth in SECTION 2.2.

     "Closing" has the meaning set forth in SECTION 2.14.

     "Closing Date" has the meaning set forth in SECTION 2.14.

     "Closing Liabilities" means the difference between (i) the sum of (a) all liabilities of the Company evidenced by notes payable or capital leases, (b) legal, accounting and printing fees and expenses incurred by the Company in connection with the consummation of the transactions contemplated by this Agreement and (c) all other accrued but unpaid liabilities of the Company and
(ii) the sum of (a) amounts (other than management services fees) contractually owed to the Company by Affiliated Practices or Affiliated Providers pursuant to the terms of management services agreement and (b) all accrued accounts payable for goods or services obtained by the Company in the ordinary course of business not to exceed $387,000.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the introductory paragraph of this Agreement.

     "Company Authorizations" has the meaning set forth in SECTION 3.7.

     "Company Business" means the business conducted by the Company and its Subsidiaries taken as a whole.

     "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

     "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

     "Company Employee Benefit Plans" has the meaning set forth in SECTION 3.15(A).

     "Company Financial Statements" has the meaning set forth in SECTION 3.9.

     "Company Material Adverse Effect" means any condition, circumstance or development having an adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole, excluding any such condition, circumstance or development which affects the U.S. economy or the dental or orthodontic practice management industry generally.

     "Company Material Contracts" has the meaning set forth in SECTION 3.18.

     "Company Options" means all options granted and outstanding under the Company Stock Plan and related option agreements.

     "Company Pension Plan" has the meaning set forth in SECTION 3.15(D).

     "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

     "Company Reports" has the meaning set forth in SECTION 3.9.

     "Company Required Consents" has the meaning set forth in SECTION 3.6.

     "Company Required Statutory Approvals" has the meaning set forth in SECTION 3.5.

     "Company SEC Documents" has the meaning set forth in SECTION 3.9.

     "Company Securities" has the meaning set forth in SECTION 3.2.

     "Company Special Meeting" has the meaning set forth in SECTION 2.12.

     "Company Stockholder Approval" has the meaning set forth in SECTION 2.12.

     "Company Stock Plan" means the Omega Orthodontics Incentive Stock Plan.

     "Company Subsidiaries" means the Subsidiaries of the Company.

     "Company Subsidiary Securities" has the meaning set forth in SECTION 3.4.

     "Company Warrants" means the (i) warrants to purchase 2,070,000 shares of Company Common Stock issued pursuant to the Warrant Agreement dated October 1, 1997 between the Company and Continental Stock Transfer Trust Company and (ii) warrants to purchase (x) 180,000 shares of Company Common Stock and/or (y) redeemable warrants to purchase 180,000 shares of Company Common Stock issued to National Securities Corporation acting in its capacity as representative (the "Representative") under the Underwriting Agreement dated as of October 1, 1997 by and among the Company, the Representative and the several underwriters named therein.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Consummation of the Merger" has the meaning set forth in SECTION 2.2.

     "Environmental Law" means any law, regulation, decree, judgment, permit or authorization relating to the environment, including pollution, contamination, cleanup and protection of the environment.

     "Environmental Liabilities and Costs" means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with the Company and its Subsidiaries would be deemed a "single-employer" within the meaning of Section 4001 of ERISA.

     "Exchange Agent" means Continental Stock Transfer & Trust Company.

     "Exchange Ratio" has the meaning set forth in SECTION 2.7(B).

     "GAAP" means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     "Governmental Authority" means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel.

     "Indebtedness" has the meaning set forth in SECTION 3.18(A).

     "Indemnified Persons" has the meaning set forth in SECTION 8.1.

     "IRS" means the Internal Revenue Service.

     "Lease Agreements" has the meaning set forth in SECTION 3.19.

     "Management Options" means all Company Options held by Robert Schulhof, Dean Bellavia, Sonny Elliott, Joel Glovsky, Peter Wexler, Ed Mulherin, Steve DeAngelis, Steve Crisilieo, John Clarke, David Grove, Robert Daskal and George Bodiroga.

     "Merger" has the meaning set forth in the Recitals of this Agreement.

     "Merger Sub" has the meaning set forth in the introductory paragraph of this Agreement.

     "Parent" has the meaning set forth in the introductory paragraph of this Agreement.

     "Parent Business" means the business conducted by Parent and the Parent Subsidiaries taken as a whole.

     "Parent Common Stock" means the common stock, par value $0.001 per share, of Parent.

     "Parent Disclosure Letter" means the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

     "Parent Employment Agreements" has the meaning set forth in SECTION 6.2(I).

     "Parent Financial Statements" has the meaning set forth in SECTION 4.6.

     "Parent Material Adverse Effect" means any condition, circumstance or development having an adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries that is material to Parent and its Subsidiaries taken as a whole, excluding any such condition, circumstance or development which affects the U.S. economy or the dental or orthodontic practice management industry generally.

     "Parent Option Agreements" has the meaning set forth in SECTION 6.2(I).

     "Parent Preferred Stock" means the preferred stock, par value $0.001 per share, of Parent.

     "Parent Reports" has the meaning set forth in SECTION 4.6.

     "Parent Required Consents" has the meaning set forth in SECTION 4.5.

     "Parent Required Statutory Approvals" has the meaning set forth in SECTION 4.4.

     "Parent SEC Documents" has the meaning set forth in SECTION 4.6.

     "Parent Securities" has the meaning set forth in SECTION 4.2.

     "Parent Special Meeting" has the meaning set forth in SECTION 2.12.

     "Parent Stockholder Approval" has the meaning set forth in SECTION 2.12.

     "Parent Subsidiaries" means the Subsidiaries of Parent.

     "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable;
(ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or its Subsidiaries, provided that the same shall be fully discharged of record before the Closing;
(iii) exceptions shown on the surveys furnished by the Company to Parent on or before the date hereof and which do not materially affect the use or occupancy of the real property covered thereby; and (iv) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of such real property.

     "Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     "Proceeding" has the meaning set forth in SECTION 8.2(A).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     "Stockholders" means the holders of outstanding shares of Company Common Stock.

     "Subsidiary" means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     "Substantial Stockholders" has the meaning set forth in the introductory paragraph to this Agreement.

     "Superior Proposal" means a bona fide Acquisition Proposal which the Board of the Company concludes in good faith (after consultation with its financial advisors and legal counsel) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement; provided that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning assigned to such term in
SECTION 5.8 except that the references to "19.9%" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

     "Surviving Corporation" has the meaning set forth in SECTION 2.1.

     "Target Practice" has the meaning set forth in SECTION 3.22.

     "Taxes" means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

     "Tax Returns" means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     "Transfer Taxes" has the meaning set forth in SECTION 5.10.

     "U.S." means the United States of America.

     "Year 2000" has the meaning set forth in SECTION 3.23.

                                   ARTICLE II

                                   THE MERGER

     2.1 THE MERGER. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions of this Agreement, and in accordance with
Section 251 of the DGCL, at the Consummation of the Merger, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the State of Delaware.

     2.2 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver, if permissible, of all the conditions to the Merger, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time (the "Consummation of the Merger") as the Secretary of State of the State of Delaware shall, upon such filing of the Certificate of Merger, issue a certificate of merger in respect of the Merger.

     2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

     2.4 CERTIFICATES OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub, as amended and in effect immediately prior to the Consummation of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Consummation of the Merger, shall be the Bylaws of the Surviving Corporation until duly amended.

     2.5 DIRECTORS. Until changed pursuant to the Certificate of Incorporation and Bylaws of the Surviving Corporation, the directors of Merger Sub immediately prior to the Consummation of the Merger shall be the directors of the Surviving Corporation.

     2.6 OFFICERS. Until changed pursuant to the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers of Merger Sub immediately prior to the Consummation of the Merger shall be the officers of the Surviving Corporation.

     2.7  CONVERSION OF SHARES OF COMPANY COMMON STOCK.

     As of the Consummation of the Merger, by virtue of the Merger and without any further action on the part of any Stockholder of the Company:

          (a) All shares of Company Common Stock which are held in the treasury of the Company, and any Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent, shall be canceled and shall cease to exist.

          (b) Each remaining issued and outstanding share of Company Common Stock, shall be converted into the right to receive such number of share(s) (subject to SECTION 2.10) of validly issued, fully paid and nonassessable Parent Common Stock equal to the quotient (such quotient, the "Exchange Ratio") obtained by dividing (i) 1,800,000 by (ii) such number of remaining issued and outstanding shares of Company Common Stock.

     2.8  CERTIFICATES FOR PARENT COMMON STOCK; DIVIDENDS; TRANSFER TAXES.

     (a) As soon as practicable after the Consummation of the Merger, each holder of shares of Company Common Stock converted into shares of Parent Common Stock pursuant to SECTION 2.7 upon surrender to the Exchange Agent of one or more certificates for such shares of Company Common Stock ("Certificates") for cancellation, will be entitled to receive certificates representing the number of shares of Parent Common Stock into which such shares have been converted pursuant to SECTION 2.7. No dividends or other distributions that are declared with respect to Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued, any dividends which shall have become payable with respect to such Parent Common Stock between the Consummation of the Merger and the time of such surrender, without interest.

     (b) If any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

     (c) All shares, dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Consummation of the Merger pursuant to this SECTION 2.8 shall be returned by the Exchange Agent to Parent which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates hereunder. Notwithstanding the foregoing, none of Parent, Merger Sub, the Exchange Agent nor any other party hereto shall be liable to a holder of Company Common Stock for any Parent Common Stock, or dividends or distributions thereon, delivered to a public official pursuant to applicable escheat laws.

     2.9 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this
ARTICLE II and no Parent dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this ARTICLE II will be entitled to receive cash upon such surrender in an amount equal to such fraction multiplied by the closing price of Parent Common Stock as reported on the AMEX on the Business Day immediately preceding the Closing Date. Following the Consummation of the Merger, Parent shall, upon the request of the Exchange Agent, provide the Exchange Agent with sufficient cash (in immediately available funds) to allow for cash payments in lieu of fractional shares pursuant to this SECTION 2.9.

     2.10 ADJUSTMENTS. If, between the date hereof and the Consummation of the Merger, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of Parent Common Stock to be issued and delivered in the Merger for each outstanding share of Company Common Stock as provided in this Agreement shall be correspondingly adjusted and any new conversion ratio resulting from any such adjustment shall be rounded to three decimal places.

     2.11 CLOSING OF COMPANY TRANSFER BOOKS. Upon the Consummation of the Merger, the Company Common Stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Consummation of the Merger, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and/or certificates representing Parent Common Stock.

     2.12  STOCKHOLDERS' APPROVAL.

     (a) Subject to applicable law and the terms and conditions of this Agreement, the Company, acting through its Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "Company Special Meeting") of its Stockholders as soon as practicable for the purpose of approving the plan of merger (within the meaning and in accordance with the provisions of Section 251 of the DGCL) set forth in this Agreement (the "Company Stockholder Approval"); and, subject to the terms and conditions of this Agreement, include in the proxy statement related to the Company Special Meeting the recommendation of the Company's Board that the Company's Stockholders vote in favor of the plan of merger set forth in this Agreement.

     (b) Subject to applicable law and the terms and conditions of this Agreement, Parent, acting through its Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "Parent Special Meeting") of its stockholders as soon as practicable for the purpose of approving the plan of merger (within the meaning and in accordance with the provisions of Section 251 of the DGCL) set forth in this Agreement (the "Parent Stockholder Approval"); and, subject to the terms and conditions of this Agreement, include in the proxy statement related to the Parent Special Meeting the recommendation of Parent's Board that Parent's stockholders vote in favor of the plan of merger set forth in this Agreement.

     2.13 COMPANY OPTIONS. All Company Options (other than the Management Options, which shall be terminated) shall remain outstanding following the Consummation of the Merger and shall remain exercisable pursuant to their terms except as hereinafter provided. At the Consummation of the Merger, all Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any such Company Options, be assumed by Parent in such manner that Parent, except as hereinafter provided, (x) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (y) to the extent that
Section 424(a) of the Code does not apply to any such Company Option, would be such a corporation were Section 424(a) applicable to such Company Option.

Each Company Option assumed by Parent shall be amended and restated as set forth in EXHIBIT 2.13 and each such amended and restated Company Option shall be exercisable (at an exercise price of $6.125 per share of Parent Common Stock) for that whole number of shares of Parent Common Stock (rounded to the next whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Consummation of the Merger multiplied by (ii) 0.3561084. From and after the date of this Agreement, no additional options shall be granted by the Company or the Company's Subsidiaries under the Company Stock Plan or otherwise. In respect each Company Option assumed by Parent, and the shares of Parent Common Stock underlying such Company Option, Parent shall file within thirty (30) days after the Consummation of the Merger a Form S-8 or other appropriate Registration Statement with respect to the assumption by Parent of the Company Options referred to in this SECTION 2.13 and with respect to the issuance of Parent Common Stock upon exercise of such Company Options. Parent shall use commercially reasonable efforts to keep such Registration Statement effective for as long as the Company Options remain outstanding.

     2.14 CLOSING. On the date which is the third Business Day after the satisfaction of the conditions set forth in ARTICLE VI hereof (or such other time as the parties may mutually agree), a closing (the "Closing") will be held at the Dallas, Texas offices of Jackson Walker L.L.P., (or such other place as the parties may agree) for the purpose of confirming all of the foregoing; provided, that nothing herein shall be deemed to affect the conditions to the respective parties' obligations hereunder contained in ARTICLE VI hereof. Notwithstanding the foregoing, the date and time at which such Closing actually occurs are herein referred to as the "Closing Date." As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
ARTICLE VI hereof, the Company and Merger Sub shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified Certificate of Merger and the parties shall take such other and further actions as may be required by law to make the Merger effective.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE SUBSTANTIAL STOCKHOLDERS

     The Company and the Substantial Stockholders jointly and severally represent and warrant to Parent and Merger Sub the following:

     3.1 ORGANIZATION AND QUALIFICATION. Each of the Company and the Company Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of the Company and the Company Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

     3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 9,500,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock. As of the close of business on February 28, 1999 (the "Capitalization Date"):

5,052,584 shares of Company Common Stock were issued and outstanding; no shares of Company Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company's treasury; there were outstanding Company Options (excluding the Management Options) with respect to 83,333 shares of Company Common Stock and there were outstanding Company Warrants with respect to 2,430,000 shares of Company Common Stock. Since the Capitalization Date, the Company (i) has not issued any shares of Company Common Stock other than upon the exercise or vesting of Company Options outstanding on such date; (ii) has not granted any options or rights to purchase or acquire shares of Company Common Stock under the Company Stock Plan or otherwise; (iii) has not split, combined or reclassified any of its shares of capital stock and (iv) has not issued any shares of Company Preferred Stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except as disclosed in this Section or in Section 3.2 of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as "Company Securities"). Except as disclosed in Section 3.2 of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, the Company Required Statutory Approvals and the Company Required Consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     3.4 SUBSIDIARIES. Except as disclosed in Section 3.4 of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock or other ownership interests of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as disclosed in this Section or in Section 3.4 of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of the Company, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     3.5 STATUTORY APPROVALS. Except as set forth in Section 3.5 of the Company Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     3.6 NON-CONTRAVENTION. Subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, result in any violation by the Company or any of its Subsidiaries under any provisions of:

          (a) the Certificates of Incorporation, Bylaws or similar governing documents of the Company or any of its Subsidiaries,

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets,

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 3.6 of the Company Disclosure Letter (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses
     (ii) and (iii) such violations as would not, in the aggregate, reasonably likely have a Company Material Adverse Effect; or

          (d) the Company Warrants.

     3.7 AUTHORIZATIONS. Except as described in Section 3.7 of the Company Disclosure Letter, the Company, each of the Company Subsidiaries, each of the Affiliated Practices and each of the Affiliated Providers have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business or dental or orthodontic practice (as the case may be) as currently conducted (collectively, the "Company Authorizations"). All Company Authorizations are valid and in full force and effect. No notice that the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers is in violation of any such Company Authorization has been received by the Company or any of the Company Subsidiaries, or to the knowledge of the Company, recorded or published, and no proceeding is pending or, to the knowledge of the Company threatened, to revoke or limit any of them. Neither the Company nor any of the Substantial Stockholders has any knowledge that the Company Authorizations in effect on the date hereof will not be renewed.

     3.8  COMPLIANCE WITH LAWS.

     (a) Except as expressly set forth in Section 3.8 of the Company Disclosure Letter, none of the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider has been or shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales, referral or pricing practices (including Titles 18 and 19 of the Social Security Act and all applicable zoning and use laws), excluding such violations as would not, in the aggregate, have a Company Material Adverse Effect.

     (b) BILLING PRACTICES/REGULATORY COMPLIANCE.

          (i) BILLING PRACTICES GENERALLY.  Except as expressly set forth in
     Section 3.8 of the Company Disclosure Letter, all billing practices by the Company, all Company Subsidiaries, all Affiliated Practices and all Affiliated Providers to all third party payors, including, but not limited to, the federal Medicare program, state Medicaid programs and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and none of the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider have billed for or received any payment or reimbursement in excess of amounts allowed by law.

          (ii) FRAUD AND ABUSE. None of the Company, any Company Subsidiary, any Affiliated Practice, their respective officers and directors, any Affiliated Provider and any other person and entity providing professional services for any of the Affiliated Practices have engaged in any activities which are prohibited under the federal Fraud and Abuse Statute, 42 U.S.C. sec.1320 a-7b and Regulations contained in 42 CFR sec.1001 et seq. (the "Fraud and Abuse Statute"), or 42 U.S.C. sec.1395 nn and Regulations contained in 42 CFR sec. 411 et seq. ("Stark I and Stark II"), or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited, to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (2) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; and (d) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any person to induce such person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid or (2) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under Medicare or Medicaid.

     (c) TRANSACTIONS WITH REFERRAL SOURCES. None of the Company, any Company Subsidiary, any Affiliated Practice, their respective officers and directors, any of the Affiliated Providers and any other persons and entities providing professional services for any of the Affiliated Practices is a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any dentist, orthodontist, physician, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for any Affiliated Practice or Affiliated Provider to provide services, lease space, lease equipment or engage in any other venture or activity.

     3.9 COMPANY SEC DOCUMENTS AND COMPANY FINANCIAL STATEMENTS. Except as set forth in Section 3.9 of the Company Disclosure Letter or as would not be reasonably likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1996 with the SEC (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Company Reports"). The Company has or will have made available to the Parent prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement or information statement filed by it with the SEC with respect to periods since January 1, 1997 through the date of this Agreement and will promptly provide each such registration statement, offering circular, report, definitive proxy statement or information statement filed or circulated after the date hereof (collectively, the "Company SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Company SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the Company SEC Documents filed after the date of this Agreement, will comply) in all material respects as to form with applicable federal securities laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of the Company's consolidated statements of condition or balance sheets included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of the Company and the Company Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into Company

SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Company Financial Statements"), fairly presented the consolidated results of operations, cash flows and stockholders' equity, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP (except as may be noted therein and except that such unaudited statements include no notes).

     3.10 ABSENCE OF CHANGES. Except as contemplated by this Agreement or as set forth in Section 3.10 of the Company Disclosure Letter, since September 30, 1998, the Company Business and the orthodontic or dental practice of each Affiliated Practice has been operated in the ordinary and usual course and none of the Company, any of any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers have entered into any agreement that would require the Company, any of the Company Subsidiaries or any of the Affiliated Practices to operate the Company Business (or the orthodontic or dental practice of the Affiliated Practices, as the case may be) other than in the ordinary and usual course.

     3.11 NO UNDISCLOSED LIABILITIES. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth or contemplated in the Company SEC Documents or Company Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business, (iii) as would not have a Company Material Adverse Effect or (iv) as set forth in Section 3.11 of the Company Disclosure Letter.

     3.12 LITIGATION. Except as set forth in Section 3.12 of the Company Disclosure Letter, there are no Actions pending or, to the knowledge of the Company or the Substantial Stockholders, threatened, against the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers which (i) have, or, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect or (ii) seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement. Except as set forth in Section 3.12 of the Company Disclosure Letter, there are no judgments, decrees or orders of any Governmental Authority outstanding against the Company, any of its Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers except for such orders, writs, injunctions and decrees as would not individually or in the aggregate have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     3.13  LABOR MATTERS.

     (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company, the Company Subsidiaries or the Affiliated Practices.

     (b) Except as set forth in Section 3.13 of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company or the Substantial Stockholders, threatened, between the Company, any of the Company Subsidiaries or any of the Affiliated Practices, on the one hand, and any of their respective employees, on the other hand.

     3.14 ENVIRONMENTAL COMPLIANCE. Except as disclosed in Section 3.14 of the Company Disclosure Letter or in the Company SEC Documents, (i) the assets, properties, businesses and operations of the Company, the Company Subsidiaries and the Affiliated Practices are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a Company Material Adverse Effect; (ii) the Company, the Company Subsidiaries and the Affiliated Practices have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of the Company, the Company Subsidiaries and the Affiliated Practices in the manner now conducted, except for such instances of non-compliance as would not individually or in the aggregate have a Company Material Adverse Effect; and (iii) none of the Company, any of the Company Subsidiaries, any of the Affiliated Practices nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that the Company, any of the Company Subsidiaries or any of the Affiliated Practices is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a Company Material Adverse Effect.

     3.15  EMPLOYEE BENEFIT PLANS.

     (a) Section 3.15 of the Company Disclosure Letter includes a complete list of all material employee benefit plans, programs, policies, practices and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries contribute or are obligated to contribute (collectively, "Company Employee Benefit Plans"). "Company Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company or the Company Subsidiaries may amend or terminate any Company Employee Benefit Plan without incurring any material liability thereunder.

     (b) With respect to each Company Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to Parent a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements related to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial statements for each Company Employee Benefit Plan have been prepared in accordance with GAAP.

     (c) All Company Employee Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate Company Financial Statements except where the failure to do so could not reasonably be expected to have a Company Material Adverse Effect.

     (d) Section 3.15 of the Company Disclosure Letter identifies each Company Employee Benefit Plan that is intended to be a "qualified plan" satisfying the requirements of Section 401(a) of the Code (a "Company Pension Plan"). A favorable IRS determination letter as to the qualification of each Company Pension Plan under

Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such Company Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such Company Pension Plan. No issue concerning qualification of any Company Pension Plan is pending before or, to the knowledge of Company, threatened by, the IRS. Each Company Pension Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Company Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither the Company or the Company Subsidiaries, nor any fiduciary of any Company Pension Plan has done anything which would adversely affect the qualified status of any Company Pension Plan or related trust. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the Company Employee Benefit Plans in any manner that could reasonably be expected to have a Company Material Adverse Effect. None of the Company or the Company Subsidiaries or any other "disqualified person" (as defined in Section 4975 of the Code) or "party-in-interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Employee Benefit Plan (or its related trust), the Company or the Company Subsidiaries or any officer, director or employee of the Company or the Company Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or
Section 502(i) of ERISA; and all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Company Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

     (e) None of the Company Employee Benefit Plans are subject to Section 412 of the Code. None of the Company, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a Company Pension Plan that is subject to Title IV of ERISA.

     (f) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to the Company or its Subsidiaries.

     (g) Except as set forth on Section 3.15(g) of the Company Disclosure Letter, no compensation or benefit that is or will be payable in connection with the execution and delivery of this Agreement or in connection with the transactions contemplated under this Agreement will be characterized as an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Code.

     3.16  TAX MATTERS.

     (a) All Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account duly granted extensions) and are true, correct and complete in all respects. Except as disclosed in Section 3.16(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (ii) no claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (b) All Taxes of the Company or any of its Subsidiaries which have become due (without regard to any extension of the time for payment and whether or not shown on any Tax Return) have been paid. The Company and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over and has complied with all information reporting and back-up withholding requirements relating to Taxes. There are no liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

          (c) The unpaid Taxes of the Company and each of its Subsidiaries for all periods ending on or before December 31, 1998 did not exceed the amount of the current liability accruals for Taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected on the Company's consolidated balance sheet as of December 31, 1998, and the unpaid Taxes of the Company and each of its Subsidiaries for all periods ending on or before the Closing Date will not exceed the amount of such current liability accruals reflected in the Company's books and records as of the Closing Date.

          (d) To the knowledge of the Company, no deficiencies exist or have been asserted or are expected to be asserted (verbally or in writing) with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice or expects to receive notice (verbally or in writing) that it has not filed a Tax Return or paid any Taxes required to be filed or paid by it. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of the Company or any of its Subsidiaries is currently in process, pending or threatened (verbally or in writing). Except as disclosed in Section 3.16(d) of the Company Disclosure Letter, no waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of the Company or any of its Subsidiaries is in effect. None of the consolidated federal income Tax Returns of the Company and its Subsidiaries have been examined by the IRS. There are no outstanding requests for rulings with any Tax authority relating to Taxes of the Company or any of its Subsidiaries.

          (e) Except as disclosed in Section 3.16(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is or ever has been
     (i) a party to any Tax sharing agreement or arrangement (formal or informal, verbal or in writing), or (ii) a member of an affiliated group of corporations (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return, or any similar group under analogous provisions of other law, other than the affiliated group of which the Company is presently the common parent. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other person pursuant to Treasury regulations Section 1.1502-6 or other law, as a transferee or successor, by contract or otherwise, other than for the Taxes of another member of the affiliated group of which the Company is presently the common parent.

          (f) Neither the Company nor any of its Subsidiaries (i) has filed a consent under Code Section 341(f) concerning collapsible corporations; (ii) has made any payments, obligated itself to make any payments or become a party to any agreement that under any circumstance could obligate it or any successor or assignee of it to make any payments that are not or will not be deductible under Code Section 280G, or that would be subject to excise Tax under Code Section 4999; (iii) is a "foreign person" as defined in Code
     Section 1445(f)(3); (iv) has participated in any

     "international boycott" within the meaning of Code Section 999; (v) is or ever has been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
     Section 897(c)(1)(A)(ii); (vi) owns or ever has owned any interest in any "controlled foreign corporation" as defined in Code Section 957 or "passive foreign investment company" as defined in Code Section 1296; (vii) is not and has not been a party to any agreement or arrangement for which partnership Tax Returns are required to be filed; (viii) owns any asset that is subject to a "safe harbor lease" within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (ix) owns any "tax-exempt use property" within the meaning of Code Section 168(h) or "tax exempt bond financed property" within the meaning of Code Section 168(g)(5); (x) has agreed to or is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise; or (xi) has made any election under Section 13261(g)(2) or (3) of the Omnibus Budget Reconciliation Act of 1993, as amended, relating to Code Section 197.

          (g) Section 3.16(g) of the Company Disclosure Letter sets forth the following information with respect to the Company and each of its Subsidiaries as of the most recent practicable date: (i) the federal income Tax adjusted basis of each of its assets; (ii) the federal income Tax adjusted basis of the stock of each Company Subsidiary (or the amount of any excess loss account); (iii) its current and accumulated earnings and profits, (iv) the amount (for both regular and alternative minimum Tax purposes) of all federal income Tax attribute carryovers; and (v) a schedule of any deferred gain or loss arising out of any intercompany transactions between the Company and its Subsidiaries.

          (h) The Company and its Subsidiaries have no net operating losses or other federal income Tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the consolidated return regulations issued pursuant to the Code.

          (i) Neither the Company nor any of its Subsidiaries (i) has filed and pending (nor will they have filed prior to the Closing, except with the prior written consent of Parent) any claim for refund of any Taxes attributable to any net operating or other loss or credit carryover or carryback, or (ii) has made or prior to the Closing Date will make any election under Code Section 172(b)(3).

     3.17 AFFILIATED PRACTICES AND PROVIDERS. Section 3.17 of the Company Disclosure Letter lists the following:

          (a) Each Affiliated Practice;

          (b) with respect to each Affiliated Practice, the type of entity that comprises the Affiliated Practice, its jurisdiction of organization or formation, all locations at which the Affiliated Practice conducts business and the nature of the Affiliated Practice's business;

          (c) with respect to each Affiliated Practice, the name of each Affiliated Provider, an indication of whether such Affiliated Provider has a written or oral employment, engagement or similar agreement with such Affiliated Practice or otherwise and the expiration date of the term of such employment, engagement or similar agreement, if any; and

          (d) with respect to each Affiliated Practice and Affiliated Provider, a description of any alleged actions or failures to act on the part of any party to any management services agreement (or similar agreement) or any employment agreement (or similar agreement) to which such Affiliated Practice or Affiliated Provider is a party which, to the knowledge of the Company, is or was at any time alleged to constitute a breach under such management services agreement (or similar agreement) or employment agreement (or similar agreement).

     To the knowledge of the Company, each Affiliated Provider is in good health and there is no presently existing condition with respect to any Affiliated Provider that would cause or enable such Affiliated Provider to terminate his or her employment agreement on the basis of disability or otherwise restrict such Affiliated Provider from the practice of orthodontics or dentistry, as the case may be. Each employment, engagement or similar agreement to which an Affiliated Provider is a party is in full force and effect and is a legal, valid and binding agreement and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by any party thereunder in the timely performance of any obligation to be performed or paid under any such employment agreement, except where the failure to be in full force and effect or to be valid and binding, or where such default, individually or in the aggregate, could not reasonably be expected to result in a cost or loss of income to the Company or any Company Subsidiary in excess of $50,000. True, correct and complete copies of each such employment, engagement or similar agreement to which an Affiliated Provider is a party have been delivered to Parent.

     3.18  CONTRACTS; NO DEFAULT.

     (a) Section 3.18 of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each contract (other than the Lease Agreements, defined below) of the Company or the Company Subsidiaries (each, a "Company Material Contract"):

          (i) involving an aggregate payment or commitment per Company Material Contract on the part of any party of more than $50,000 during the 12-month period ending on the Closing Date;

          (ii) with an individual or entity rendering services as an employee of or contractor to the Company or any Company Subsidiary under which, during the last 12 months, the Company or one of the Company Subsidiaries was obligated or became committed to pay in excess of $50,000 or under which, during the next 12 months, the Company or one of the Company Subsidiaries is reasonably expected to pay or to become obligated to pay in excess of $50,000;

          (iii) concerning a partnership or joint venture with another person;

          (iv) concerning employment arrangements with their respective directors, officers or employees (which arrangements, in the case of employees other than the officers or directors of the Company, provide for annual compensation in excess of $50,000 to such persons), or providing for severance payments to any such directors, officers or employees;

          (v) involving the provision by the Company or any Company Subsidiary of medical practice management or similar services;

          (vi) involving an acquisition of assets or securities, which acquisition has not yet been consummated or has been consummated during the 24 months immediately preceding the date of this Agreement; or

          (vii) evidencing Indebtedness of the Company or any Company Subsidiary in an amount greater than $50,000. "Indebtedness" means any liability in respect of (w) borrowed money, (x) capitalized lease obligations, (y) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (z) guarantees of any of the foregoing incurred by any other person other than the Company or any of its Subsidiaries, except that Indebtedness shall not include short term credit facilities entered into in the ordinary course of business.

     (b) Section 3.18 of the Company Disclosure Letter lists each Company Material Contract to which the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers is a party limiting the right of the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers.

     (c) Each Company Material Contract, and each other contract or agreement of the Company or the Company Subsidiaries which would have been required to be disclosed in the Company Disclosure Letter had such contract or agreement been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding contract and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party, in the timely performance of any obligation to be performed or paid under any Company Material Contracts or any such other contract or agreement, except where the failure to be in full force and effect or to be valid and binding, or where such default, individually or in the aggregate could not reasonably be expected to result in a cost to the Company or any Company Subsidiaries in excess of $50,000.

     3.19 LEASE AGREEMENTS. Section 3.19 of the Company Disclosure Letter contains a current list of all the lease agreements and license agreements to which the Company, any Company Subsidiary or any Affiliated Practice is a party and pursuant to which the Company, any Company Subsidiary or any Affiliated Practice lease (whether as lessor or lessee) or license (whether as licensor or licensee) any real or personal property (the "Lease Agreements"). The Company has delivered to Parent true and complete copies of all of the Lease Agreements. Each of the Lease Agreements is valid and effective in accordance with its terms, and there is not under any of such Lease Agreements (a) any change in control provision that will be triggered by the transactions contemplated hereby, (b) any existing or claimed default by the Company, any Company Subsidiary, or any Affiliated Practice or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, any Company Subsidiary or any Affiliated Practice, or (c) any existing default by any other party under any of the Lease Agreements or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such party.

     3.20  INSURANCE.

     (a) The Company and the Company Subsidiaries have (i) property, fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles), sufficient to allow them to replace any of their properties that might be damaged or destroyed, and (ii) except for professional liability insurance which is specifically covered in

SECTION 3.20(B) below, have liability, workers compensation insurance and bond and surety arrangements reasonably adequate, in light of the business in which they are engaged, to protect them and their financial condition against the risks involved in the business conducted by them. Section 3.20 of the Company Disclosure Letter sets forth a list of all such policies.

     (b) Section 3.20 of the Company Disclosure Letter contains a list of each policy of professional liability insurance and errors and omissions insurance, and all amendments and endorsements thereto currently in effect, which provide insurance for the Company, any of the Company Subsidiaries, any of the Affiliated Practices or any of the Affiliated Providers, including the name of each insurer, the amount of coverage provided under the policy, all persons, groups and entities that are afforded coverage under the policies, the term of the policy and type of coverage (whether "claims made" or otherwise and whether such policies include "tail" coverage) and whether the policy is in effect as of the date hereof. The Company, the Company Subsidiaries, the Affiliated Practices and the Affiliated Providers have been covered by one or more policies of professional liability insurance continuously for all services provided pursuant to all management services or other professional activities of the Company, the Company Subsidiaries and the Affiliated Practices, and any of their predecessors or affiliates, whether currently in effect or previously in effect, with limits at least as great as those set forth in Section 3.20 of the Company Disclosure Letter.

     (c) Section 3.20 of the Company Disclosure Letter sets forth any pending claims under each of the policies listed therein, and there are no other pending claims under any of such policies, and no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

     (d) Neither the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider is in default under any insurance policy or bond described in SECTION 3.20(A) or (B), and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider or, to the Company's knowledge, the insurer thereunder, has occurred, or, to the Company's knowledge, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider under any insurance policy or bond insofar as such policy or bond relates to or covers incidents that give rise to claims for incidents taking place prior to the Closing Date. Neither the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider have done anything by way of action or inaction which might invalidate or diminish coverage under any of such policies in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider which require or recommend any changes to the conduct of the business of the Company, any Company Subsidiary, any Affiliated Practice or any Affiliated Provider, or any repair or other work with respect to any of its or their respective properties.

     3.21 ACCOUNTS RECEIVABLE. Except as set forth in Section 3.21 of the Company Disclosure Letter, the accounts receivable of the Company and the Company Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and the Company Subsidiaries, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not have a Company Material Adverse Effect.

     3.22 TARGET PRACTICES. Section 3.22 of the Company Disclosure Letter lists:

          (a) Each person or entity with which the Company has entered into a letter of intent (true and correct copies of which have been delivered to Parent) with respect to an affiliation or acquisition (each such person or entity is referred to herein as a "Target Practice" and collectively such entities are referred to herein as the "Target Practices"); and

          (b) to the extent available to the Company, with respect to each Target Practice, the type of entity that comprises the Target Practice and its jurisdiction of organization or formation.

     3.23 YEAR 2000. Date sensitive computer applications that currently record years in two-digit, rather than four-digit, format may be unable to properly categorize and process dates occurring after December 31, 1999 (the "Year 2000" problem). The Company has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the Year 2000 problem, (ii) developed a plan and timeline for addressing the Year 2000 problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. The Company reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Company Material Adverse Effect. The Company will promptly notify Parent in the event the Company discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Company Material Adverse Effect.

     3.24 BROKERS. Except as set forth in Section 3.24 of the Company Disclosure Letter, no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of the Company Subsidiaries.

     3.25 NO MATERIAL ADVERSE EFFECT. Except as disclosed in Section 3.25 of the Company Disclosure Letter, none of the Company or any Substantial Stockholder is aware of any fact which, alone or together with another fact, is likely to result in a Company Material Adverse Effect.

     3.26 INFORMATION. No representation or warranty made by the Company or any Substantial Stockholder contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including the Company Disclosure Letter, contains any untrue statement of a material fact or omits or

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will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company the following:

     4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of Parent and the Parent Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

     4.2 CAPITALIZATION. The authorized capital stock of the Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the close of business on the Capitalization Date:
8,680,298 shares of Parent Common Stock were issued and outstanding; no shares of Parent Preferred Stock were issued and outstanding; no shares of Parent Common Stock were held in the Parent's treasury; and no shares of Parent Common Stock were reserved for issuance except that 2,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1997 Stock Compensation Plan. Since the Capitalization Date, the Parent (i) has not split, combined or reclassified any of its shares of capital stock and (ii) has not issued any shares of Parent Preferred Stock. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in this Section, there are no outstanding (i) shares of capital stock or other voting securities of the Parent; (ii) securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent; or (iii) options, warrants, rights or other agreements or commitments to acquire from the Parent, or obligations of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent, or to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as "Parent Securities"). Except as disclosed in Section 4.2 of the Parent Disclosure Letter, there are no outstanding obligations of the Parent or any Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

     4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals, the Parent Required Consents and the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Parent Stockholder Approval, the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of Parent and Merger Sub,

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enforceable against Parent and Merger Sub in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     4.4 STATUTORY APPROVALS. Except as set forth in Section 4.4 of the Parent Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     4.5 NON-CONTRAVENTION. Subject to obtaining the Parent Required Statutory Approvals and the Parent Stockholder Approval, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, result in any violation by Parent or any of its Subsidiaries under any provisions of:

          (a) the Certificates of Incorporation, Bylaws or similar governing documents of the Parent or any of its Subsidiaries,

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 4.5 of the Parent Disclosure Letter (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations as would not, in the aggregate, reasonably likely have a Parent Material Adverse Effect.

     4.6 PARENT SEC DOCUMENTS AND PARENT FINANCIAL STATEMENTS. Except as set forth in Section 4.6 of the Parent Disclosure Letter or as would not be reasonably likely to have a Parent Material Adverse Effect, the Parent and its Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since March 31, 1997 with the SEC (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Parent Reports"). Each of the Parent Reports, when filed, complied (or will comply) as to form with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed. The Parent has or will have made available to the Company prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement or information statement filed by it with the SEC with respect to periods since January 1, 1997 through the date of this Agreement and will promptly provide each such

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

registration statement, offering circular, report, definitive proxy statement or information statement filed or circulated after the date hereof (collectively, the "Parent SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Parent SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the Parent SEC Documents filed after the date of this Agreement, will comply) in all material respects as to form with applicable federal securities laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of the Parent's consolidated statements of condition or balance sheets included in or incorporated by reference into the Parent SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of the Parent and the Parent Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into Parent SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Parent Financial Statements"), fairly presented the consolidated results of operations, cash flows and stockholders' equity, as the case may be, of the Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP (except as may be noted therein and except that such unaudited statements include no notes).

     4.7 ABSENCE OF CHANGES. Except as contemplated by this Agreement or as set forth in Section 4.7 of the Parent Disclosure Letter or in the Parent SEC Documents, since December 31, 1998, the Parent Business has been operated in the ordinary and usual course and neither the Parent nor any of any of its Subsidiaries has entered into any agreement that would require the Parent or any of its Subsidiaries to operate the Parent Business other than in the ordinary and usual course.

     4.8 TAX MATTERS. The Parent and each of the Parent Subsidiaries has filed all Tax Returns required to be filed, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a Parent Material Adverse Effect. The Parent and each of the Parent Subsidiaries has paid (or the Parent has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent Parent Financial Statements contained in the Parent SEC Documents reflect adequate reserves for all Taxes payable by the Parent and the Parent Subsidiaries for all taxable periods and portions thereof accrued through the date of such Parent Financial Statements. To the best knowledge of the Parent, no deficiencies exist or have been asserted with respect to Taxes of the Parent or any of the Parent Subsidiaries and to the knowledge of the Parent, neither the Parent nor any of the Parent Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or

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

collection of any Tax of the Parent or any of the Parent Subsidiaries is currently in process or pending. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of the Parent or any of the Parent Subsidiaries is in effect.

     4.9 BROKERS. Except as set forth in Section 4.9 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any fee or commission from Parent or Merger Sub for services rendered on behalf of Parent or Merger Sub in connection with transactions contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 INTERIM CONDUCT. From the date hereof until the Closing, Parent, the Company and their respective Subsidiaries will (i) conduct their business only in the ordinary course and (ii) use reasonable efforts to preserve intact their relationships with customers, suppliers and others having business relationships with them (including, in the case of the Company and its Subsidiaries, the Affiliated Practices and the Affiliated Providers) and keep available their present officers and employees. The management of the Company will meet with Parent on a regular and frequent basis to discuss the general status of the ongoing operations of the Company and its Subsidiaries and any problems relating to the conduct of the Business.

     5.2  FORBEARANCES.

     (a) BY THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.2 of the Company Disclosure Letter, the Company and its Subsidiaries will not, from the date hereof until the Closing, without the written consent of Parent:

          (i) sell, lease or otherwise dispose of any of its material assets, except in the ordinary course of business;

          (ii) mortgage, pledge or otherwise encumber, or permit to exist any new security interest, lien or encumbrance on, any of its assets, except in the ordinary course of business;

          (iii) except in accordance with the ordinary course of its business, enter into, amend, modify or cancel any Company Material Contract;

          (iv) incur any obligation or liability for borrowed money except in the ordinary course of business;

          (v) make any material investment in, purchase any material assets or securities of, or merge with any Person;

          (vi) assume, guarantee, endorse or otherwise become responsible for the obligations of any Person, or make loans or advances to any Person, except in the ordinary course of business;

          (vii) increase in any manner the compensation of any of the directors, officers or other employees of the Company or its Subsidiaries other than increases in compensation of employees who are not officers or directors in the ordinary course of business;

          (viii) pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any director, officer or employee, whether past or present, of the Company or its Subsidiaries, or enter into or amend any employment

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

     agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, severance, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its directors, officers, employees or of any other Person, or approve or grant any stock options, stock appreciation rights or similar awards to any Person;

          (ix) declare, set aside or pay any dividend in cash or property, repurchase or otherwise make any distribution, with respect to its capital stock other than in accordance with prior practice;

          (x) split, combine or otherwise similarly change its capital stock, or redeem any of its capital stock;

          (xi) authorize the creation or issuance of, or issue or sell (other than upon the exercise of Company Options or the Company Warrants), any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any shares of its capital stock;

          (xii) enter into any joint venture, partnership or other similar arrangement except in the ordinary course of business;

          (xiii) enter into any agreement or arrangement with an Affiliate of the Company or any of its Subsidiaries except in the ordinary course of business;

          (xiv) enter into any agreement which restricts in any way its ability to compete with any other Person;

          (xv) amend its Certificate of Incorporation or Bylaws;

          (xvi) cancel or compromise any indebtedness owed to it except in the ordinary course of business;

          (xvii) alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for tax or reporting purposes;

          (xviii) allow any of the Management Options to be exercised, transferred or assigned; or

          (xix) agree or commit to do any of the things described in clauses (i) through (xviii) above;

provided, however, that the foregoing does not restrict any transactions between or among the Company or any of its Subsidiaries.

     (b) By Parent. Except as contemplated by this Agreement or as set forth in
Section 5.2 of the Parent Disclosure Letter, the Parent and its Subsidiaries will not, from the date hereof until the Closing, without the written consent of
Company:

          (i) sell, lease or otherwise dispose of any of its material assets, except in the ordinary course of business;

          (ii) alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for tax or reporting purposes;

          (iii) make any material investment in, purchase any material assets or securities of, or merge with any Person that is a competitor of the Company;

          (iv) make any investment in, purchase any material assets or securities of, or merge with any Person in a transaction in which the Parent's investment or purchase or merger consideration is valued in excess of $10,000,000;

          (v) enter into any joint venture, partnership, or other similar agreement that would change materially the character of Parent's business; or

          (vi) agree or commit to do any of the things described in clauses (i) through (iv) above;

provided, however, that the foregoing does not restrict any transactions between Parent and any of its Subsidiaries.

     5.3 INVESTIGATION OF BUSINESS AND PROPERTIES. From the date hereof until the Closing, the Company, on the one hand, and Parent, on the other hand, each will afford the other and its attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to its officers, employees, properties, contracts, and books and records. In addition, the Company, on the one hand, and Parent, on the other hand, each will furnish the other with such financial, operating and additional data as the other may reasonably request concerning the business, operations, properties and personnel of the Company or Parent, as the case may be.

     5.4 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

     5.5 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, the Company and Parent will issue a joint press release or mutually acceptable conforming separate press releases concerning this Agreement and the transactions contemplated hereby. Prior to Closing, except for filings and public statements required by law, neither party will issue any further press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without having first obtained the approval of the other party, which approval shall not be unreasonably withheld.

     5.6 SUBSEQUENT EVENTS. At all times prior to the Closing, each party shall promptly notify the other party in writing of any fact, condition, event or occurrence, whether or not existing on the date hereof, that will or may result in the failure of any of the conditions set forth in ARTICLE VI, including the failure of the representations and warranties set forth in ARTICLES III AND IV to be true and correct.

     5.7 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section and to take such steps as may be necessary to remove any liens (other than Permitted Encumbrances) which affect the assets of itself and its Subsidiaries Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval, and if, despite such efforts, either party is unable to obtain any consent, waiver, authorization, or order of approval, the other party may terminate this Agreement and shall have no liability therefor.

     5.8  SOLICITATION.

     (a) Until the earlier to occur of (i) the consummation of the Merger, (ii) the termination of this Agreement or (iii) September 30, 1999, the Company agrees that, subject to the fiduciary duties of the Company's Board set out below and under applicable law, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase (including, without limitation, by way of tender offer) or sale of, all or any significant portion of the assets or more than 19.9% of the outstanding shares of Company Common Stock or the common stock of any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Parent or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal").

     (b) Subject to the fiduciary duties set forth in (a) above, the Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or accept an Acquisition Proposal.

     (c) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company or its Board shall be permitted to do any of the following: (i) comply, to the extent applicable, with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) in response to an unsolicited bona fide written Acquisition Proposal, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or withdraw or modify in any manner its recommendation of the plan of merger set forth in this Agreement or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii) or (iii), the following condition is met: the Board of the Company concludes that such Acquisition Proposal (1) in the case of clause (ii) above would, if consummated, may constitute a Superior Proposal or (2) in the case of clause (iii) above could reasonably be expected to constitute a Superior Proposal.

     (d) Except to the extent that the Board of the Company determines, based upon the advice of Robinson & Cole, L.L.P., the Company's outside legal counsel, that doing so would reasonably be expected to violate the fiduciary duties of the Board of the Company under applicable law, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of the Company shall notify the Parent of any Acquisition Proposal.

     (e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

     5.9 LISTING OF PARENT COMMON STOCK. Prior to the time of issuance, Parent shall prepare and submit to the AMEX (or its successor entity) a listing application covering Parent Common Stock to be issued pursuant to the Merger and shall use its best efforts to obtain approval for the listing of such Parent Common Stock upon official notice of issuance.

     5.10  TAX MATTERS.

     (a) The Company shall duly, accurately and timely (with regard to any duly granted extensions) file all Tax Returns required to be filed, and pay all Taxes required to be paid, by it and each of its Subsidiaries on or before the Closing Date.

     (b) Except with the prior written consent of Parent, the Company will not
(i) make, adopt or change any material Tax election or Tax accounting method,
(ii) enter into any closing agreement with respect to Taxes of the Company or any of its Subsidiaries or settle any asserted Tax claim or assessment, or (iii) consent to any Tax claim or assessment or to any waiver or extension of the statute of limitations for any Tax claim or assessment.

     (c) The Company shall be responsible for payment of all sales, use, excise, documentary, registration, stamp, stock transfer and other Transfer Taxes and fees (including any related interest, penalties or other additions to Tax) (collectively, "Transfer Taxes") arising from the consummation of the transactions contemplated by this Agreement, and for the costs and expenses related to the filing of all required Tax Returns relating to such Transfer Taxes. The party regularly required by applicable law to file any such Tax Return shall prepare and file the Tax Return and pay all Taxes required in respect thereof. Within fifteen (15) days after the payment of any Transfer Tax by the Parent or Merger Sub, the Company shall reimburse the Parent or Merger Sub for the amount of such Tax and the cost and expense of preparing and filing any such Tax Return.

     (d) Parent will file and will cause Merger Sub and Parent's other Subsidiaries to file its and their Tax Returns for all periods beginning after or including the Closing Date on a basis consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise (i) provided by order of court or (ii) determined in any administrative or judicial proceeding that has become final and non-appealable.

     (e) The Company, Parent and Merger Sub shall reasonably cooperate with each other in connection with the filing of Tax Returns pursuant to this SECTION 5.10 and any audit, litigation, or other proceeding with respect to Taxes of the Company or any of its Subsidiaries. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     5.11  PROXY STATEMENT AND FORM S-4 REGISTRATION STATEMENT INFORMATION.

     (a) Parent shall furnish the Company with a correct and complete copy of the audited December 31, 1998 Parent Financial Statements and the notes and schedules thereto prepared in accordance with GAAP, together with other written information, including additional quarterly financial statements that may be required under applicable securities laws, relating to Parent for inclusion in the Company Proxy Statement. Such Parent Financial Statements and other information relating to Parent furnished in writing by Parent to the Company for inclusion in the Company Proxy Statement, at the time of the mailing of the Company Proxy Statement to the Company Stockholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact concerning Parent or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning Parent, in light of the circumstances under which they were made, not misleading.

     (b) The Company shall furnish Parent with a correct and complete copy of the audited December 31, 1998 Company Financial Statements and the notes and schedules thereto prepared in accordance with GAAP, together with other written information, including additional quarterly financial statements that may be required under applicable securities laws, relating to the Company for inclusion in the Form S-4 Registration Statement. Such Company Financial Statements and other information relating to the Company furnished in writing by the Company to Parent for inclusion in the Form S-4 Registration Statement, at the time of its effectiveness, will not contain any untrue statement of a material fact or omit to state a material fact concerning the Company or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning the Company, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger or cause the Merger to be effected shall be subject to the satisfaction at or prior to the Consummation of the Merger of the following conditions:

          (a) The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b) No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Consummation of the Merger.

          (d) The issuance of the shares of Parent Common Stock in connection with the Merger shall have been registered under the Securities Act.

     6.2 CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of the Parent and Merger Sub to effect the Merger or cause the Merger to be

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

effected shall be further subject to the satisfaction, at or prior to the Consummation of the Merger, of the following conditions:

          (a) There shall be no breach (which breach is not cured prior to the Consummation of the Merger) of any covenant or agreement on the part of the Company (i) having a Company Material Adverse Effect or (ii) such that closing would put Parent or Merger Sub in conflict with federal securities laws.

          (b) There shall be no breach (which breach is not cured prior to the Consummation of the Merger) of any representation or warranty on the part of the Company (i) having a Company Material Adverse Effect or (ii) such that closing would put Parent or Merger Sub in conflict with federal securities laws.

          (c) The Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in SECTIONS 6.2(A) and (B) have been satisfied.

          (d) No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Company Material Adverse Effect.

          (e) The Company Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

          (f) The Amendments to Management Services Agreement attached hereto as
     EXHIBIT 6.2(F) shall have been fully executed and remain in full force and effect.

          (g) Parent shall have received the resignation of all directors and executive officers of each of the Company and the Company Subsidiaries or such directors and executive officers shall have been removed, and shall have received a release substantially in the form of EXHIBIT 6.2(G) from each of Robert Schulhof, Dean Bellavia, Sonny Elliott, Joel Glovsky, Peter Wexler, Ed Mulherin, Steve DeAngelis, Steve Crisilieo and George Bodiroga in form and substance reasonably acceptable to Parent from any and all claims based upon any Company Employee Benefit Plan, compensation plan, employment agreement or other contract, arrangement or understanding between such executive officer and the Company or any Company Subsidiary. Each of the foregoing individuals shall receive as consideration for such release one or more of the following (all as more particularly set forth in Section 6.2(g) of the Parent Disclosure Letter: (i) an Employment Agreement with Parent or one of its Subsidiaries (to the extent specified in Section 6.2(g) of the Parent Disclosure Letter, the "Parent Employment Agreements"); (ii) an Option Agreement with respect to Parent Common Stock (the "Parent Option Agreements") or (iii) a cash payment not to exceed the amounts set forth in Section 6.2(g) of the Parent Disclosure Letter, half of which shall be payable at the Consummation of the Merger by the Company (such cash payments due at the Consummation of the Merger, the "Cash Closing Payments") and half of which shall be payable by the Company without interest on the sixth (6th) monthly anniversary of the Closing Date or such other cash payment, pay-out and structure as may be mutually agreed between the parties.

          (h) The Board of Parent shall have received an opinion from Everen Securities to the effect that the Merger is fair to the stockholders of Parent from a financial point of view, and such opinion shall not have been withdrawn prior to the Consummation of the Merger.

          (i) None of the Management Options shall have been exercised, transferred or assigned.

          (j) Fully executed agreements in the form of EXHIBIT 6.2(J) restricting the sale, transfer or disposition of the shares of Parent Common Stock received by the Substantial Stockholders in the Merger for a period of one (1) year after issuance shall have been delivered to Parent.

          (k) Parent shall have received evidence reasonably satisfactory to Parent that at the Consummation of the Merger (i) Closing Liabilities do not exceed $1,474,000 and (ii) the Cash and Cash Equivalents of the Company are at least $346,500 less the amount by which the Company's cash severance obligations within one year following the Consummation of the Merger are less than $410,000. It is agreed that to the extent the actual Closing Liabilities are less than $1,474,000, then a corresponding dollar for dollar credit shall be allocated to Cash and Cash Equivalents to the extent the Cash and Cash Equivalents are below $346,500. In the event that at the Consummation of the Merger Parent determines that Closing Liabilities exceed $1,474,000 or Cash and Cash Equivalents as adjusted as provided in the immediately preceding sentence (increased by the positive difference if any between $1,474,000 and Closing Liabilities at the Consummation of the Merger) are less than $346,500, then the aggregate number of shares of Parent Common Stock issuable in the Merger (1,800,000 Shares) shall be reduced by a number of shares determined by dividing (i) the difference between (a) the difference between Closing Liabilities and Cash and Cash Equivalents at the Consummation of the Merger and (b) $1,127,500 by (ii) the average closing price for Parent Common Stock for the ten trading days ending three (3) trading days immediately prior to the Consummation of the Merger. In the event that such an adjustment is required, the number "1,800,000" in SECTION 2.7(B)(I) of this Agreement shall be reduced by the number determined in accordance with the immediately preceding sentence in this SECTION 6.2(K) and the Exchange Ratio shall be adjusted correspondingly. The foregoing represents the Company's sole obligation and Parent's sole remedy in the event the Company's Closing Liabilities at the Consummation of the Merger exceed $1,474,000 or Cash and Cash Equivalents at the Consummation of the Merger are less than $346,500.

     At the Consummation of the Merger, the Company will present to Parent (i) final statements of Arthur Andersen L.L.P. and Robinson & Cole LLP, (ii) a statement of all other liabilities for which the Company is responsible for payment in connection with the transactions contemplated by this Agreement.

          (l) Parent shall have received an opinion of Robinson & Cole LLP, counsel to the Company, substantially in the form of EXHIBIT 6.2(L).

          (m) Robert Schulhof and F.V. Elliot shall have delivered to Parent and the Company stock pledge agreements in form and substance reasonably satisfactory to Parent, pursuant to which each of them pledges shares of Parent Common Stock received by him in connection with the Merger as collateral for all indebtedness owed by such individual to the Company.

     6.3 CONDITIONS TO THE COMPANY'S OBLIGATIONS TO EFFECT THE MERGER. The obligation of the Company to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, at or prior to the Consummation of the Merger, of the following conditions:

          (a) There shall be no breach (which breach is not cured prior to the Consummation of the Merger) of any covenant or agreement on the part of Parent or Merger Sub (i) having a Parent Material Adverse Effect or (ii) such that closing would put the Company in conflict with federal securities laws.

          (b) There shall be no breach (which breach is not cured prior to the Consummation of the Merger) of any representation or warranty on the part of Parent or Merger Sub (i) having a Parent Material Adverse Effect or (ii) such that closing would put the Company in conflict with federal securities laws.

          (c) The Company shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of the Parent and Merger Sub, respectively, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in SECTIONS 6.3(A) and (B) have been satisfied.

          (d) The Parent Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Parent Material Adverse Effect.

          (e) The Board of the Company shall have received an opinion from Richard Geist of Financial Strategies and Investing, Inc., Spencer Trask Securities Incorporated or another investment banking firm reasonably acceptable to Parent to the effect that the Merger and the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, and such opinion shall not have been withdrawn prior to the Consummation of the Merger.

          (f) The shares of Parent Common Stock issuable to the Stockholders pursuant to this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

          (g) The Company shall have received an opinion of Jackson Walker L.L.P., counsel to Parent, substantially in the form of EXHIBIT 6.3(G).

          (h) The individuals set forth in SECTION 6.2(G) of the Parent Disclosure Letter shall receive the Parent Employment Agreements, the Parent Option Agreements and/or the Cash Closing Payments to the extent set forth in SECTION 6.2(G) of the Parent Disclosure Letter.

          (i) Options to purchase Parent Common Stock shall have been granted by Parent in accordance with the provisions of SECTION 2.13 hereof.

                                  ARTICLE VII

                                  TERMINATION

     7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time upon written notice to the other parties hereto notwithstanding approval thereof by the stockholders of the Company and the Parent, but prior to the Consummation of the Merger:

          (a) by mutual written consent of the Board of the Company, Merger Sub and Parent;

          (b) by Parent or the Company if the Closing shall not have occurred or on before September 30, 1999; provided that the right to terminate this Agreement under this Subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c) by Parent or the Company if any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by Parent or the Company if the Company Stockholder Approval required for consummation of the Merger shall not have been obtained at the Company Special Meeting (or any adjournment thereof);

          (e) by Parent or the Company if the Parent Stockholder Approval required for consummation of the Merger shall not have been obtained at the Parent Special Meeting (or any adjustment thereof);

          (f) by Parent or the Company if the Preliminary Company Proxy Statement or the Form S-4 Registration Statement shall not have been filed with the SEC within 75 days after the date hereof; provided, however, that neither party may terminate this Agreement or abandon the Merger pursuant to this SECTION 7.1(F) if such party's actions or failure to act is the proximate cause of such delay in filing of the Preliminary Company Proxy Statement or the Form S-4 Registration Statement;

          (g) by Parent if Parent determines, in its sole discretion for any reason or for no reason, at any time on or prior to March 31, 1999, that Parent is not completely satisfied by that date with the results of its investigation of the business and properties of the Company described in
     SECTION 5.3;

          (h) by the Company if the Company receives a bona fide written Acquisition Proposal from any Person (other than Parent or its Affiliates) which constitutes a Superior Proposal and the Company recommends the Superior Proposal to its stockholders; or

          (i) by Parent if the Board of the Company, prior to the Company Special Meeting, (i) shall recommend a Superior Proposal pursuant to
     Section 5.8 or (ii) shall resolve to take any of the actions specified in clause (i) of this SECTION 7.1(I).

     7.2  EFFECT OF TERMINATION.

     (a) If this Agreement is terminated and the Merger is abandoned pursuant to
SECTION 7.1, this Agreement, except for the provisions of this Section and of
ARTICLE IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section shall relieve any party to this Agreement of liability for breach of this Agreement. In the event that any person shall have made an Acquisition Proposal for the Company and thereafter this Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Parent) then the Company, if requested by Parent, shall, subject to the provisions set forth below, promptly, but in no event later than two days after the date of such request, pay Parent $300,000, which amount shall be payable by wire transfer of same day funds; provided that no fee shall be payable to Parent pursuant to this Section unless and until (i) any person (other than Parent or an Affiliate of Parent) has entered into a letter of intent, agreement in principle or definitive agreement reflecting the Acquisition Proposal or otherwise providing for or contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase (including by way of tender offer) or sale of, all or any significant portion of the assets of the Company or any Company Subsidiary or more than 19.9% of the outstanding shares of Company Common Stock or the common stock of any of the Company Subsidiaries.

     (b) Each of the Parent and the Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section, the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank One, N.A. in effect on the date such payment was required to be made.

                                  ARTICLE VIII

                                   INDEMNITY

     8.1  INDEMNIFICATION BY THE COMPANY AND THE SUBSTANTIAL STOCKHOLDERS.

     (a) The Company and the Substantial Stockholders, jointly and severally, will indemnify and hold harmless Parent, and its officers, directors, stockholders and subsidiaries (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value (collectively, "LOSSES"), whether or not involving a third-party claim, arising from: (i) any breach of any representation or warranty, covenant or agreement made by the Company or the Substantial Stockholders in this Agreement, or any other certificate or document delivered by the Company or any Substantial Stockholder pursuant to this Agreement; (ii) all Taxes of the Company and each of its Subsidiaries with respect to any taxable period ending on or before the Closing Date (or for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) to the extent such Taxes exceed the amount of the current liability accruals for Taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected in the Company's books and records as of the Closing Date; provided, that for purposes of this subsection
(ii), the portion of any Tax attributable to a taxable year or period beginning before and ending after the Closing Date shall be determined by apportioning the Tax for the entire year or period based upon the number of days in the year or period, except that any such Tax measured by income or receipts shall be apportioned based upon actual results of operations through the end of the Closing Date; (iii) all Transfer Taxes arising from or as a result of the transactions contemplated by this Agreement; (iv) any liability of the Company, any Company Subsidiary, any Stockholder of the Company, any Affiliated Practice or any Affiliated Provider for costs and expenses (including, attorneys' fees) incurred in connection with the negotiation, preparation of closing of the transactions contemplated by this Agreement or the other documents to be executed in connection herewith; (v) any untrue statement of a material fact or omission to state a material fact made by Parent in reliance upon and in conformity with written information concerning the Company or the Affiliated Practices furnished to Parent by the Company for use in (A) any proxy statement or other stockholder communication related to the Parent Special Meeting or (B) any prospectus relating to the issuance of Parent Common Stock pursuant to the Merger and (vi) any untrue statement of a material fact or omission to state a material fact made by the Company in any proxy statement or other stockholder communication related to the Company Special Meeting.

     (b) Notwithstanding anything in this Agreement to the contrary, the indemnity obligations of any Substantial Stockholder under this Agreement shall not exceed the product of the number of shares of Parent Common Stock actually received by such individual Substantial Stockholder pursuant to the Merger multiplied by the average closing price for Parent Common Stock as quoted on the AMEX for the five (5) trading days immediately preceding the Consummation of the Merger.

     (c) Notwithstanding any provision of this Agreement to the contrary, any claim for indemnification pursuant to this Agreement must be asserted by written notice to the party from whom indemnification is sought on or before August 1, 2000. If notice of a claim is not received by the above date, the Substantial Stockholders shall be released from all further liability under the Agreement.

     (d) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, its Substantial Stockholders, officers directors or employees be liable for any form of indirect, special or consequential damages, including but not limited to loss of profit, arising out of this Agreement, whether such loss or damage arise in contract tort or otherwise, irrespective of fault, negligence or strict liability.

     (e) All payments pursuant to the indemnification provisions of this Agreement by a Substantial Stockholder shall be treated for tax purposes as a reduction in the amount of Merger Consideration received by such Substantial Stockholder pursuant to the provisions of this Agreement.

     8.2  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an Indemnified Person under SECTION 8.1 of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, public or private) commenced, brought, conducted or heard by or before or otherwise involving any governmental body or arbitrator (a "Proceeding") against it, such Indemnified Persons will, if a claim is to be made against an indemnifying party under this
ARTICLE VIII, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Persons, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in SECTION 8.2 is brought against an Indemnified Persons and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Persons determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Persons of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such

Proceeding with counsel satisfactory to the Indemnified Persons and, after notice from the indemnifying party to the Indemnified Persons of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Persons under this ARTICLE VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Persons in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Persons' consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Persons, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Persons's notice is given, give notice to the Indemnified Persons of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Persons.

     (c) Notwithstanding the foregoing, if an Indemnified Persons determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates or advisors other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Persons may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld).

     (d) With respect to any Proceeding subject to indemnification under this
ARTICLE VIII: (i) both the Indemnified Persons and the indemnifying party, as the case may be, shall keep the other party fully informed of the Proceeding at all stages thereof where such party is not represented by its own counsel, and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Proceeding brought by any third party.

     (e) With respect to any Proceeding subject to indemnification under this
ARTICLE VIII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in any Proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client work-product privilege.

     (f) Notwithstanding any provision of this Agreement to the contrary, the Substantial Stockholders shall have no liability for the payment of indemnification under this Section 8.1 for the first $100,000, in the aggregate, of indemnification claims hereunder; provided, however, that in the event that such $100,000 threshold of indemnification claims is exceeded in the aggregate, the Substantial Stockholders shall be liable for the entire amount of such claims with no deduction for such $100,000 threshold (subject to the limitations set forth in SECTION 8.1(A)).

     8.3 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

     8.4 EXCLUSIVE REMEDIES AND APPLICABILITY OF LIABILITY LIMITATIONS. The rights and remedies described in this Agreement shall constitute the exclusive liabilities of the Company, Parent and Merger Sub and the Company's, Parent's and Merger Sub's sole remedies. The waivers and disclaimers of liability, releases from liability, limitation and apportionment of liability, indemnity provisions, and exclusive remedy provisions expressed throughout this Agreement shall apply to the full extent permitted by law, even in the event of the fault, negligence , strict liability or other basis of liability and whether such liability is founded in contract, tort or otherwise.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Company or any
  of the Substantial
  Stockholders, to:               Omega Orthodontics, Inc.
                                  3621 Silver Spur Lane
                                  Acton, California 93510
                                  Attention: Chief Executive
                                  Officer
                                  Fax: (805) 272-9864
with a copy to:                   Robinson & Cole LLP
                                  One Boston Place
                                  Boston, Massachusetts 02108
                                  Attention: David A. Garbus
                                  Fax: (617) 557-5999
If to Parent or Merger Sub, to:   Pentegra Dental Group, Inc.
                                  2999 N. 44th Street, Suite 650
                                  Phoenix, Arizona 85018
                                  Attention: Chief Executive
                                  Officer
                                  Fax: (602) 952-0544

with a copy to:                   Jackson Walker L.L.P.
                                  901 Main Street, Suite 6000
                                  Dallas, Texas 75202
                                  Attention: James S. Ryan, III
                                  Fax: (214) 953-5822

If given personally or by documented courier or delivery service or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

     9.2 INTERPRETATION. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms.

     9.3 ENTIRE AGREEMENT. This Agreement (including the other agreements referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer and shall not confer upon any Person not a party hereof (and their successors and assigns permitted hereby) any rights or remedies hereunder.

     9.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delete its obligations under this Agreement without the express prior written consent of each other party hereto, except that Parent may assign any or all of its right, title and interest under this Agreement to any one or more Affiliates, provided, that in the event of such assignment, Parent shall not be released from any obligations under this Agreement.

     9.5 SEVERABILITY. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of this Agreement; provided that (i) the remaining provisions of this Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

     9.6 EXTENSION; WAIVER. At any time prior to the Consummation of the Merger either party to this Agreement may (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party giving the extension or waiver.

     9.7 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event any party breaches its covenants and agreements contained in this Agreement or fails to consummate the transactions contemplated hereby, and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

     9.8 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to survive the Merger until August 1, 2000, provided, however, that the representations, warranties and agreements contained SECTIONS 3.16 shall survive the Merger for the relevant statute of limitations applicable to the taxable year in which the Closing occurs plus ninety (90) days and the provisions of ARTICLE VIII shall survive the Merger for the same time periods.

     9.9 AMENDMENTS. This Agreement may be amended by action taken by or on behalf of the Board of the Company, Parent and Merger Sub at any time before or, to the extent permitted by applicable law, after adoption of this Agreement by the Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.11 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to its laws or regulations relating to choice of laws.

                           [Intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers as of the date first set forth above.

                                       THE COMPANY:

                                       OMEGA ORTHODONTICS, INC.

                                       By:     /s/ ROBERT J. SCHULHOF
                                       -----------------------------------------
                                                  Robert J. Schulhof

                                       Title: President and Chief Executive
                                       Officer
                                       -----------------------------------------

                                       PARENT:

                                       PENTEGRA DENTAL GROUP, INC.

                                       By:/s/ JAMES M. POWERS, JR., D.D.S
                                       -----------------------------------------
                                             James M. Powers, Jr., D.D.S.

                                       Title: President and Chief Executive
                                       Officer
                                       -----------------------------------------

                                       MERGER SUB:

                                       SPECIAL OMEGA ACQUISITION CORPORATION

                                       By:    /s/ JAMES M. POWERS, JR.
                                       -----------------------------------------
                                                 James M. Powers, Jr.

                                       Title: President
                                       -----------------------------------------

                                          SUBSTANTIAL STOCKHOLDERS

                                          The Orthodontic Management
                                          Effectiveness Group of America, LLC

                                          By:   /s/ ROBERT J. SCHULHOF
                                          --------------------------------------

                                          Robert J. Schulhof, its Managing
                                          Member

                                          /s/ ROBERT J. SCHULHOF
                                          --------------------------------------
                                          Robert J. Schulhof

                                          /s/ C. JOEL GLOVSKY
                                          --------------------------------------
                                          C. Joel Glovsky

                                          /s/ DAVID T. GROVE
                                          --------------------------------------
                                          David T. Grove

                                          /s/ DEAN C. BELLAVIA
                                          --------------------------------------
                                          Dean C. Bellavia

                                          /s/ FLOYD V. ELLIOTT
                                          --------------------------------------
                                          Floyd V. Elliott

                                     [LOGO]

                                                                         ANNEX B

                                                                  March 15, 1999

Board of Directors
Pentegra Dental Group, Inc.
2999 North 44(th) Street, Suite 650
Phoenix, AZ 85018

Gentlemen:

     We understand that Pentegra Dental Group, Inc. ("Pentegra," or the "Company") has agreed to acquire 100% of the outstanding capital stock of Omega Orthodontics, Inc. ("Omega") for 1.8 million shares of Pentegra's common stock plus the assumption of debt (the "Merger"). Using Pentegra's closing stock price of $1.69 per share on March 8, 1999, the aggregate purchase price for Omega on a fully-diluted basis, including the assumption of $874,000 of debt (net of cash), is $3,916,000. Under the terms of the Merger, each share of Omega stock will be exchanged for 0.356 shares of Pentegra stock. On a fully diluted basis, current Pentegra and Omega shareholders will own approximately 83% and 17% of the combined entity, respectively.

     Under the terms of the Merger, Omega's outstanding warrants and options will be converted into warrants and options to purchase Pentegra stock. For the purposes of our analysis, we have assumed that the fully diluted number of Pentegra shares outstanding is 8,817,372 and the fully diluted number of Omega shares outstanding is 5,052,584 (all outstanding Omega warrants and options are out-of-the-money). Post-Merger, Pentegra will have 10,617,372 shares outstanding on a fully diluted basis.

     Pentegra has retained EVEREN Securities, Inc. ("EVEREN") to render an opinion (the "Opinion") to the Board of Directors of Pentegra as to whether the Merger is fair, from a financial point of view, to the Company and its shareholders as of the date hereof. This Opinion does not constitute a recommendation to Pentegra or to any Pentegra shareholder. EVEREN did not participate or advise Pentegra in the negotiations between Omega and Pentegra. The purchase price and the amount and/or type of consideration to be paid to Omega in the Merger was determined through negotiations between Omega and Pentegra.

     In formulating the Opinion, EVEREN has:

       (i) reviewed the Letter of Understanding by and between Pentegra and Omega dated January 12, 1999;
      (ii) reviewed the draft Agreement and Plan of Merger among Pentegra and Omega;
     (iii) reviewed Pentegra's Form 10-Q for the three month period ended December 31, 1998;
      (iv) reviewed certain non-public operating and financial information, including projections relating to Pentegra's business prepared by the management of Pentegra;
       (v) interviewed certain members of Pentegra's management to discuss its operations, financial statements and future prospects;
      (vi)  reviewed Omega's Form 10-K for the year ended December 31,
            1997, Omega's Form 10-Q for the three month period ended
            September 30, 1998 and unaudited draft financial statements for the year ended December 31, 1998;

     (vii) reviewed certain non-public operating and financial information, including internal management reports and projections, relating to Omega's business prepared by the management of Omega and Pentegra;
    (viii) interviewed certain members of Omega's management to discuss its operations, financial statements and future prospects;
      (ix) reviewed publicly available financial data and stock market performance data of other dental practice management companies which we deemed comparable to Pentegra and Omega;
       (x) reviewed the terms of selected recent acquisitions of companies which we deemed generally comparable to Omega;
      (xi) reviewed the historical stock prices and reported traded volumes of Pentegra's and Omega's common shares; and
     (xii) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of Pentegra and Omega. We have further relied upon the assurances of each management team that they are unaware of any factors that would make the information provided to us incomplete or misleading. In arriving at our Opinion, we have not performed any independent valuation or appraisal of the assets of Pentegra or Omega. For purposes of this Opinion, we assumed that the per share value of Pentegra's common stock was equal to its closing market price on March 8, 1999.

     In arriving at our Opinion, we have considered such factors as we have deemed relevant including, but not limited to the following: (i) the historical stock price performance of Omega relative to the purchase price per share to be paid by Pentegra; (ii) the relative financial contributions of Pentegra and Omega, as well as the relative contribution of number of offices and dentists, as compared to the post-Merger ownership interests of Pentegra and Omega shareholders; (iii) the purchase price of Omega as compared to the valuations and multiples of publicly traded dental practice management companies; (iv) the purchase price multiples and premiums of the Merger as compared to the purchase price multiples and premiums of comparable healthcare services and business services merger transactions; and (v) the projected earnings per share of Pentegra on a stand-alone and pro forma combined basis.

     As our Opinion has taken into consideration forward looking valuation techniques such as projected earnings analysis, we have assumed that the financial projections which we reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of each company. Our Opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of this Opinion. As our Opinion is based upon the share prices of Omega and Pentegra as of the date hereof, any material change in the stock prices may cause EVEREN to withdraw its Opinion.

     In connection with this Opinion and pursuant to the terms of an engagement letter dated February 24, 1999, Pentegra has agreed to pay EVEREN an aggregate cash fee of $150,000 plus reimbursement of out-of-pocket expenses. Of such fee,
(i) $25,000 was paid to EVEREN upon execution of the engagement letter; (ii) $50,000 becomes payable upon the delivery of the Opinion to Pentegra's Board of Directors; and (iii) the remaining $75,000 of such fee shall be payable at the closing of the Merger. EVEREN acted as an underwriter for the Company's Initial Public Offering in March 1998 and received compensation for its role therein.

     It is understood that this Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Merger and this constitutes our express written approval for that purpose. However, no summary of, or excerpt from, this Opinion may be used, and no published public reference (other than as provided in the preceding sentence) to this Opinion letter may be made without our prior express written approval, which shall not be unreasonably withheld.

     This Opinion does not constitute a recommendation to any shareholder of Pentegra as to how such shareholder should vote, or as to any other actions which such shareholder should take in conjunction with the Merger. This Opinion relates solely to the question of fairness to Pentegra, from a financial point of view, of the Merger consideration as currently proposed. Further, we express no Opinion herein as to the structure, terms or effect of any other aspect of the Merger, including, without limitation, any effects resulting from the application of any bankruptcy, fraudulent conveyance or other federal or state insolvency law or of any pending or threatened litigation affecting Pentegra or Omega.

     Based on the foregoing, we are of the opinion that the Merger is fair, from a financial point of view, to the Company and its shareholders as of the date hereof.

                                          Very truly yours,

                                          EVEREN Securities, Inc.

                                          By: /s/ KATHRYN BURRER HYER
                                             -----------------------------------
                                              Kathryn Burrer Hyer
                                              Managing Director

                                                                         ANNEX C

                    [SPENCER TRASK SECURITIES INCORPORATED]

                                                                  April 19, 1999

Omega Orthodontics, Inc.
3621 Silver Spur Lane
Acton, CA 93510
Attention: Board of Directors

Gentlemen:

     You have asked for the opinion of Spencer Trask Securities, Inc. ("Spencer Trask") as to the fairness, from a financial point of view, to the stockholders of Omega Orthodontics, Inc. ("Omega" or the "Company") of the proposed acquisition of Omega by Pentegra Dental Group, Inc. ("Pentegra"), pursuant to an Agreement and Plan of Merger dated as of March 15, 1999 among Pentegra, Omega Acquisitions Corporation, Omega and certain stockholders of Omega (the "Merger Agreement"). The Merger Agreement provides for the issuance of 1,800,000 shares of Pentegra common stock to the shareholders of Omega in exchange for 100% of the outstanding shares of Omega, as well as the assumption by Pentegra of approximately $1.4 million of Omega debt.

     In arriving at our opinion, we have reviewed the Merger Agreement, along with certain business records of Omega and Pentegra, including but not limited to the following:

REGARDING OMEGA

      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Annual Report to Stockholders for the year ended December 31, 1997
      2. Quarterly reports on Form 10-QSB for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998
      3.  Financial projections prepared by management
      4.  Internal financial and operational information prepared by management
      5.  Representative copies of dentist affiliation agreements
      6.  Loan agreements
      7.  Press releases and industry-related articles
      8.  Stock issuance and trading history

REGARDING PENTEGRA:

      1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1998
      2. Quarterly reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998
      3.  Initial public offering prospectus dated March 24, 1998
      4.  Prospectus dated October 21, 1998
      5.  Financial projections prepared by management
      6.  Internal financial and operational information prepared by management
      7.  Representative copies of dentist affiliation agreements
      8. Loan agreements

      9. Press releases and industry-related articles

     10. Investment research reports

     11. Stock issuance and trading history

     In addition, we have visited Omega's and Pentegra's corporate facilities and have discussed with the respective managements the current status of and outlook for their company's operating results, assets and liabilities; industry conditions and outlook; material contained in the foregoing documents; and other matters we considered relevant to our inquiry.

     We have considered certain financial and stock market data relating to Omega and Pentegra and compared that data with similar data for certain other publicly held companies in businesses similar to those of Omega and Pentegra. We have also considered the financial terms of certain acquisitions involving publicly held companies engaged in businesses somewhat similar to the Company. We also conducted other financial studies and analyses as we deemed appropriate for purposes of this opinion.

     In our review and in arriving at our opinion we have not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material aspects, and we have not made an independent appraisal of specific properties or other assets of Omega and Pentegra. Our opinion is provided solely for your benefit in connection with the Merger Agreement, according to the terms of our engagement letter dated March 31, 1999.

     Spencer Trask Securities, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Spencer Trask is being paid a fee for rendering this opinion and performing related valuation analyses, which fee is not contingent upon its conclusions.

     Based upon and subject to the foregoing, it is our opinion that, as of March 15, 1999, the terms of the Merger Agreement dated as of March 15, 1999 among Pentegra Dental Group, Inc., Omega Acquisitions Corporation, Omega Orthodontics, Inc. and certain stockholders of Omega Orthodontics, Inc. are fair, from a financial point of view, to the stockholders of Omega Orthodontics, Inc.

                                          Very truly yours,

                                          SPENCER TRASK SECURITIES, INC.

                                          BY: /s/ROGER K. BAUMBERGER, CFA
                                             -----------------------------------
                                                  Roger K. Baumberger, CFA
                                                Managing Director - Corporate
                                                           Finance

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262 -- APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date or the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or execution of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of Pentegra provides that a director of Pentegra shall not be personally liable to Pentegra or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Pentegra, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of Pentegra shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Pentegra existing at the time of such repeal or modification.

Furthermore, Pentegra will, to the fullest extent permitted by the DGCL, as the DGCL currently exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law.

BYLAWS

     The Bylaws of Pentegra provide that Pentegra will indemnify any director or officer of Pentegra to the fullest extent permitted by applicable law, and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

INSURANCE

     Pentegra intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2              -- Agreement and Plan of Merger dated as of March 15, 1999 among Pentegra, Omega, Merger Sub and the stockholders of
                            Omega named therein (included as Annex A to the Proxy
                            Statement/Prospectus)

     The schedules and exhibits to the foregoing agreement have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K, Pentegra Dental Group, Inc. agrees to furnish a copy of such schedules and exhibits to the Commission upon request.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1(1)         -- Restated Certificate of Incorporation of Pentegra Dental
                            Group, Inc.
          3.2(1)         -- Bylaws of Pentegra Dental Group, Inc.
          4.1(1)         -- Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.
          4.2(1)         -- Form of Registration Rights Agreement for Owners of
                            Founding Affiliated Practices
          4.3(1)         -- Registration Rights Agreement dated September 30, 1997
                            between Pentegra Dental Group, Inc. and the stockholders
                            named therein
          4.4            -- Form of Stockholders' Agreement for Owners of Affiliated
                            Practices
          4.5(2)         -- Form of Indenture from Pentegra Dental Group, Inc. to
                            U.S. Trust Company of Texas, N.A., as Trustee relating to
                            the Convertible Debt Securities
          5.1            -- Opinion of Jackson Walker L.L.P.
         10.1(1)         -- Pentegra Dental Group, Inc. 1997 Stock Compensation Plan
         10.2(1)         -- Employment Agreement dated July 31, 1997 between Pentegra
                            Dental Group, Inc. and Omer K. Reed, D.D.S.
         10.3(1)         -- Employment Agreement dated July 1, 1997 between Pentegra
                            Dental Group, Inc. and Gary S. Glatter

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.4(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and John Thayer
         10.5(1)         -- Employment Agreement dated September 1, 1997 between
                            Pentegra Dental Group, Inc. and Sam H. Carr
         10.6(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and James Dunn, Jr.
         10.7(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and Kimberlee K. Rozman
         10.8(1)         -- Form of Service Agreement
         10.9(1)         -- Amendment to Employment Agreement dated July 31, 1997
                            between Pentegra Dental Group, Inc. and Omer K. Reed,
                            D.D.S.
         10.10(1)        -- Second Amendment to Employment Agreement dated July 31,
                            1997 between Pentegra Dental Group, Inc. and Omer K.
                            Reed, D.D.S.
         10.11(1)        -- Amendment to Employment Agreement dated May 1, 1997
                            between Pentegra Dental Group, Inc. and Gary S. Glatter
         10.12(1)        -- Amendment to Employment Agreement dated September 1, 1997 between Pentegra Dental Group, Inc. and Sam H. Carr
         10.13(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and James L. Dunn,
                            Jr.
         10.14(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and John Thayer
         10.15(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and Kimberlee Rozman
         10.16(1)        -- Second Amendment to Asset Contribution Agreement dated
                            August 20, 1997 between Pentegra Dental Group, Inc.,
                            Pentegra, Ltd., Napili International, Inc. and the
                            shareholders of Pentegra, Ltd. and Napili International,
                            Inc.
         10.17(3)        -- Credit Agreement dated June 1, 1998 between Bank One,
                            Texas, N.A. and Pentegra Dental Group, Inc.
         10.18(4)        -- Modification to Credit Agreement between Pentegra Dental
                            Group, Inc. and Bank One, Texas, N.A. dated September 9,
                            1998
         10.19(4)        -- Second Amendment to Employment Agreement between Pentegra
                            Dental Group, Inc. and James L. Dunn, Jr. dated April 22,
                            1998
         10.20(4)        -- Separation and Mutual Release Agreement between Pentegra
                            Dental Group, Inc. and Gary S. Glatter dated November 13,
                            1998
         10.21(4)        -- Agreement and Plan of Merger among Pentegra Dental Group,
                            Inc., Liberty Dental Alliance, Inc., Liberty Acquisition
                            Corporation, James M. Powers, Jr., Sylvia H. McAlister
                            and William Kelly dated as of November 13, 1998
         10.22(4)        -- Employment Agreement between Pentegra Dental Group, Inc.
                            and James M. Powers, Jr. dated November 13, 1998
         10.23           -- First Amendment to Credit Agreement by and among Pentegra
                            Dental Group, Inc. and Bank One, Texas, N.A. dated as of
                            February 9, 1999

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.24           -- First Amendment to the Agreement and Plan of Merger by
                            and among Pentegra Dental Group, Inc., Liberty Dental
                            Alliance, Inc., Liberty Acquisition Corporation, James M.
                            Powers, Jr., Sylvia H. McAlister and William Kelly dated
                            as of January 29, 1999
         21.1            -- Subsidiaries of the Registrant
         23.1            -- Consent of PricewaterhouseCoopers LLP
         23.2            -- Consent of Jackson Walker L.L.P. (contained in Exhibit
                            5.1)
         23.3            -- Consent of Arthur Andersen LLP
         24.1            -- Power of Attorney (contained on the signature page of
                            this Registration Statement)
         99.1            -- Letter to Stockholders of Pentagra and Omega (included as cover page to the Proxy Statement/Prospectus)
         99.2            -- Notice of Special Meeting of Stockholders (included in
                            the Proxy Statement/Prospectus immediately after the
                            cover page thereof)
         99.3            -- Form of Proxy

---------------

(1) Previously filed as an exhibit to Pentegra's Registration Statement on Form S-1 (No. 333-37633), and incorporated herein by reference.

(2) Previously filed as an exhibit to Pentagra's Registration Statement on Form S-4 (No. 333-64665), and incorporated herein by reference.

(3) Previously filed as an exhibit to Pentegra's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(4) Previously filed as an exhibit to Pentegra's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) Pentegra hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pentegra pursuant to the foregoing provisions, or otherwise, Pentegra has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

     Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pentegra of expenses incurred or paid by a director, officer or controlling person of Pentegra in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pentegra will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) To supply by means of a post-effective amendment all information concerning a transaction, and Pentegra being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Pentegra Dental Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 12, 1999.

                                                PENTEGRA DENTAL GROUP, INC

                                                By: /s/ JAMES M. POWERS, JR.,
                                                             D.D.S.
                                                  ------------------------------
                                                   James M. Powers, Jr., D.D.S.
                                                  Chairman, President and Chief
                                                        Executive Officer

     Each person whose signature appears below hereby appoints James M. Powers, Jr., D.D.S. and Sam H. Carr and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant, and to file, any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 12, 1999.

                     SIGNATURES                                      TITLE
                     ----------                                      -----

          /s/ JAMES M. POWERS, JR., D.D.S.              Chairman, President and Chief
-----------------------------------------------------     Executive Officer (Principal
            James M. Powers, Jr., D.D.S.                  Executive Officer)

                   /s/ SAM H. CARR                      Senior Vice President, Chief
-----------------------------------------------------     Financial Officer, Secretary
                     Sam H. Carr                          and Director (Principal
                                                          Financial and Accounting
                                                          Officer)

              /s/ OMER K. REED, D.D.S.                  Clinical Officer and Director
-----------------------------------------------------
                Omer K. Reed, D.D.S.

                /s/ GEORGE M. SIEGEL                    Director
-----------------------------------------------------
                  George M. Siegel

                     SIGNATURES                                      TITLE
                     ----------                                      -----

            /s/ RONNIE L. ANDRESS, D.D.S.               Director
-----------------------------------------------------
              Ronnie L. Andress, D.D.S.

           /s/ JAMES H. CLARKE, JR. D.D.S.              Director
-----------------------------------------------------
             James H. Clarke, Jr. D.D.S.

           /s/ RONALD E. GEISTFELD, D.D.S.              Director
-----------------------------------------------------
             Ronald E. Geistfeld, D.D.S.

             /s/ MACK E. GREDER, D.D.S.                 Director
-----------------------------------------------------
               Mack E. Greder, D.D.S.

             /s/ ROGER ALLEN KAY, D.D.S.                Director
-----------------------------------------------------
               Roger Allen Kay, D.D.S.

                /s/ GERALD F. MAHONEY                   Director
-----------------------------------------------------
                  Gerald F. Mahoney

                /s/ ANTHONY P. MARIS                    Director
-----------------------------------------------------
                  Anthony P. Maris

             /s/ RONALD M. YAROS, D.D.S.                Director
-----------------------------------------------------
               Ronald M. Yaros, D.D.S.

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2              -- Agreement and Plan of Merger dated as of March 15, 1999 among Pentegra, Omega, Merger Sub and the stockholders of
                            Omega named therein (included as Annex A to the Proxy
                            Statement/Prospectus)

     The schedules and exhibits to the foregoing agreement have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K, Pentegra Dental Group, Inc. agrees to furnish a copy of such schedules and exhibits to the Commission upon request.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1(1)         -- Restated Certificate of Incorporation of Pentegra Dental
                            Group, Inc.
          3.2(1)         -- Bylaws of Pentegra Dental Group, Inc.
          4.1(1)         -- Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.
          4.2(1)         -- Form of Registration Rights Agreement for Owners of
                            Founding Affiliated Practices
          4.3(1)         -- Registration Rights Agreement dated September 30, 1997
                            between Pentegra Dental Group, Inc. and the stockholders
                            named therein
          4.4            -- Form of Stockholders' Agreement for Owners of Affiliated
                            Practices
          4.5(2)         -- Form of Indenture from Pentegra Dental Group, Inc. to
                            U.S. Trust Company of Texas, N.A., as Trustee relating to
                            the Convertible Debt Securities
          5.1            -- Opinion of Jackson Walker L.L.P.
         10.1(1)         -- Pentegra Dental Group, Inc. 1997 Stock Compensation Plan
         10.2(1)         -- Employment Agreement dated July 31, 1997 between Pentegra
                            Dental Group, Inc. and Omer K. Reed, D.D.S.
         10.3(1)         -- Employment Agreement dated July 1, 1997 between Pentegra
                            Dental Group, Inc. and Gary S. Glatter
         10.4(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and John Thayer
         10.5(1)         -- Employment Agreement dated September 1, 1997 between
                            Pentegra Dental Group, Inc. and Sam H. Carr
         10.6(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and James Dunn, Jr.
         10.7(1)         -- Employment Agreement dated July 12, 1997 between Pentegra
                            Dental Group, Inc. and Kimberlee K. Rozman
         10.8(1)         -- Form of Service Agreement
         10.9(1)         -- Amendment to Employment Agreement dated July 31, 1997
                            between Pentegra Dental Group, Inc. and Omer K. Reed,
                            D.D.S.
         10.10(1)        -- Second Amendment to Employment Agreement dated July 31,
                            1997 between Pentegra Dental Group, Inc. and Omer K.
                            Reed, D.D.S.
         10.11(1)        -- Amendment to Employment Agreement dated May 1, 1997
                            between Pentegra Dental Group, Inc. and Gary S. Glatter

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.12(1)        -- Amendment to Employment Agreement dated September 1, 1997 between Pentegra Dental Group, Inc. and Sam H. Carr
         10.13(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and James L. Dunn,
                            Jr.
         10.14(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and John Thayer
         10.15(1)        -- Amendment to Employment Agreement dated July 12, 1997
                            between Pentegra Dental Group, Inc. and Kimberlee Rozman
         10.16(1)        -- Second Amendment to Asset Contribution Agreement dated
                            August 20, 1997 between Pentegra Dental Group, Inc.,
                            Pentegra, Ltd., Napili International, Inc. and the
                            shareholders of Pentegra, Ltd. and Napili International,
                            Inc.
         10.17(3)        -- Credit Agreement dated June 1, 1998 between Bank One,
                            Texas, N.A. and Pentegra Dental Group, Inc.
         10.18(4)        -- Modification to Credit Agreement between Pentegra Dental
                            Group, Inc. and Bank One, Texas, N.A. dated September 9,
                            1998
         10.19(4)        -- Second Amendment to Employment Agreement between Pentegra
                            Dental Group, Inc. and James L. Dunn, Jr. dated April 22,
                            1998
         10.20(4)        -- Separation and Mutual Release Agreement between Pentegra
                            Dental Group, Inc. and Gary S. Glatter dated November 13,
                            1998
         10.21(4)        -- Agreement and Plan of Merger among Pentegra Dental Group,
                            Inc., Liberty Dental Alliance, Inc., Liberty Acquisition
                            Corporation, James M. Powers, Jr., Sylvia H. McAlister
                            and William Kelly dated as of November 13, 1998
         10.22(4)        -- Employment Agreement between Pentegra Dental Group, Inc.
                            and James M. Powers, Jr. dated November 13, 1998
         10.23           -- First Amendment to Credit Agreement by and among Pentegra
                            Dental Group, Inc. and Bank One, Texas, N.A. dated as of
                            February 9, 1999
         10.24           -- First Amendment to the Agreement and Plan of Merger by
                            and among Pentegra Dental Group, Inc., Liberty Dental
                            Alliance, Inc., Liberty Acquisition Corporation, James M.
                            Powers, Jr., Sylvia H. McAlister and William Kelly dated
                            as of January 29, 1999
         21.1            -- Subsidiaries of the Registrant
         23.1            -- Consent of PricewaterhouseCoopers LLP
         23.2            -- Consent of Jackson Walker L.L.P. (contained in Exhibit
                            5.1)
         23.3            -- Consent of Arthur Andersen LLP
         24.1            -- Power of Attorney (contained on the signature page of
                            this Registration Statement)
         99.1            -- Letter to Stockholders of Pentagra and Omega (included as cover page to the Proxy Statement/Prospectus)
         99.2            -- Notice of Special Meeting of Stockholders (included in
                            the Proxy Statement/Prospectus immediately after the
                            cover page thereof)
         99.3            -- Form of Proxy

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(1) Previously filed as an exhibit to Pentegra's Registration Statement on Form
    S-1 (No. 333-37633), and incorporated herein by reference.

(2) Previously filed as an exhibit to Pentegra's Registration Statement on Form S-4 (No. 333-64665), and incorporated herein by reference.

(3) Previously filed as an exhibit to Pentegra's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(4) Previously filed as an exhibit to Pentegra's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.